EXHIBIT 10(rr)

EXECUTION COPY

Published CUSIP No:

Revolving Credit Loans: 90210EAB2; Deposit L/C Loans: 90210EAC0

Delayed Draw Term Loan: 90210EAD8; Initial Tranche B-1 Term Loan: 90210EAE6

Initial Tranche B-2 Term Loan: 90210EAF3; Initial Tranche B-3 Term Loan: 90210EAG1

Posting Advances: CTB026AH9

$24,500,000,000

CREDIT AGREEMENT

Dated as of October 10, 2007

among

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY,

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

CITIBANK, N.A.,

as Administrative Agent, Collateral Agent, Swingline Lender,

Revolving Letter of Credit Issuer and

Deposit Letter of Credit Issuer,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Posting Agent, Posting Syndication Agent and Posting Documentation Agent,

J. ARON & COMPANY,

as Posting Calculation Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent and Revolving Letter of Credit Issuer,

CREDIT SUISSE,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

LEHMAN COMMERCIAL PAPER INC. and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Documentation Agents,

CITIGROUP GLOBAL MARKETS INC.,

J.P. MORGAN SECURITIES INC.,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

LEHMAN BROTHERS INC.,

MORGAN STANLEY SENIOR FUNDING, INC. and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Bookrunners,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Posting Lead Arranger and Bookrunner

CG&R DRAFT: 11/8/07 5:47 PM #890177 v6 (R5W106_.DOC)

Cahill Gordon & Reindel llp

80 Pine Street

New York, New York 10005

890177

i

v

SCHEDULES
Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.1(c)	Mortgaged Properties
Schedule 1.1(d)	Excluded Subsidiaries
Schedule 1.1(e)	Deemed Transactions
Schedule 1.1(f)	Existing Credit Facilities
Schedule 1.1(g)	Non-Oncor Undertakings
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.15	Property Matters
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.4	Scheduled Dispositions
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

EXHIBITS
Exhibit A	Form of Borrowing Request
Exhibit B	Form of Guarantee
Exhibit C	Form of Mortgage (Real Property)
Exhibit D	Form of Perfection Certificate
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Security Agreement
Exhibit G	Form of Letter of Credit Request
Exhibit H-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit H-2	Form of Legal Opinion of Vinson & Elkins LLP
Exhibit H-3	Form of Legal Opinion of Hunton & Williams LLP
Exhibit H-4	Form of Legal Opinion of Covington & Burling LLP
Exhibit I	Form of Credit Party Closing Certificate
Exhibit J	Form of Assignment and Acceptance
Exhibit K-1	Form of Promissory Note (Revolving Credit and Swingline Loans)
Exhibit K-2-A	Form of Promissory Note (Initial Tranche B-1 Term Loans)
Exhibit K-2-B	Form of Promissory Note (Initial Tranche B-2 Term Loans)
Exhibit K-2-C	Form of Promissory Note (Initial Tranche B-3 Term Loans)
Exhibit K-3	Form of Promissory Note (Delayed Draw Term Loans)
Exhibit K-4	Form of Promissory Note (Deposit L/C Loans)
Exhibit L	Form of Incremental Amendment
Exhibit M	Form of Intercreditor Agreement
Exhibit N	Form of Goldman Posting Facility Guaranty
Exhibit O	Disclaimer for Mark-to-Market Calculations
Exhibit P	Form of Daily Notice
Exhibit Q	Form of Non-U.S. Lender Certification

CREDIT AGREEMENT, dated as of October 10, 2007, among ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY, a Texas corporation (“US Holdings”), TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (“TCEH” or the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders” ), CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer, GOLDMAN SACHS CREDIT PARTNERS L.P., as Posting Agent, Posting Syndication Agent and Posting Documentation Agent, JPMORGAN CHASE BANK, N.A., as Syndication Agent and Revolving Letter of Credit Issuer, CITIGROUP GLOBAL MARKETS INC., J.P. MORGAN SECURITIES INC., GOLDMAN SACHS CREDIT PARTNERS L.P., LEHMAN BROTHERS INC., MORGAN STANLEY SENIOR FUNDING, INC. and CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arrangers and Bookrunners, GOLDMAN SACHS CREDIT PARTNERS L.P., as Posting Lead Arranger and Sole Bookrunner, CREDIT SUISSE, GOLDMAN SACHS CREDIT PARTNERS L.P., LEHMAN COMMERCIAL PAPER INC. and MORGAN STANLEY SENIOR FUNDING, INC., as Co-Documentation Agents, and J. ARON & COMPANY, as Posting Calculation Agent.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, pursuant to the Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance therewith, the “Acquisition Agreement”), dated as of February 25, 2007, by and among the Parent, Holdings and Merger Sub, Merger Sub will merge with and into the Parent (the “Merger”), with the Parent surviving the Merger as a Wholly Owned Subsidiary of Holdings;

WHEREAS, to fund, in part, the Merger Funds, it is intended that the Sponsors and certain other investors (collectively, the “Initial Investors”) will directly or indirectly make cash equity contributions (the “Equity Contribution”) to Holdings and/or a direct or indirect parent thereof in exchange for Stock (which cash will be contributed to Merger Sub in exchange for common stock of Merger Sub) in an aggregate amount equal to, when combined with the fair market value of the Stock of management and existing shareholders of the Parent rolled over or invested in connection with the Transactions, at least 15% (the “Minimum Equity Amount”) of the total sources (including the Existing Notes, the Existing Parent Notes and the Existing Oncor Notes, but excluding any transition bonds) required to consummate the Merger (the “Merger Consideration”), to redeem, refinance or repay certain existing indebtedness or repurchase receivables of the Parent and its Subsidiaries, including the Repaid Indebtedness (the “Refinancing”), and to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, together with the Merger Consideration and the Refinancing payment, the “Merger Funds”);

WHEREAS, in order to fund, in part, the Merger Funds, (a) the Borrower will borrow on the Closing Date $6,750,000,000 in aggregate principal amount of senior unsecured interim loans (the “Borrower Senior Interim Loans”) under the Borrower Senior Interim Loan Agreement and (b) the Parent will borrow on the Closing Date $4,500,000,000 in aggregate principal amount of senior unsecured interim loans (the “Parent Senior Interim Loans”) under the Parent Senior Interim Loan Agreement;

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit to the Borrower in the form of (a) $16,450,000,000 in aggregate principal amount of Initial Term Loans to be borrowed on the Closing Date (the “Initial Term Loan Facility”), (b) up to $4,100,000,000 in aggregate principal amount of Delayed Draw Term Loan Commitments to be made available to the Borrower on the Closing Date and at any time and from time to time prior to the Delayed Draw Term Loan Commitment Termination Date (the “Delayed Draw Term Loan Facility”) with approximately $2,150,000,000 of such amount to be borrowed on the Closing Date, (c) $1,250,000,000 in aggregate principal amount of Deposit L/C Loans to be borrowed on the Closing Date (the “Deposit L/C Loan Facility”) and (d) up to $2,700,000,000 in aggregate principal amount of Revolving Credit Commitments to be made available to the Borrower at any time and from time to time prior to the Revolving Credit Termination Date (the “Revolving Credit Facility”);

WHEREAS, in connection with the foregoing, the Borrower has requested that the Lenders extend credit to the Borrower in the form of a revolving credit facility, the aggregate principal amount of which is capped by the MTM Exposure (the “Posting Facility”);

WHEREAS, the proceeds of (a) the Initial Term Loans less $400,000,000 and (b) up to $250,000,000 of Revolving Credit Loans will be used by the Borrower, together with (i) the net proceeds of the Borrower Senior Interim Loans and (ii) cash on hand at the Borrower, to provide to the Parent a portion of the Merger Funds. Up to $400,000,000 of proceeds of the Initial Term Loans will be used by the Borrower for general corporate purposes. The proceeds of the Delayed Draw Term Loans will be used by the Borrower on and after the Closing Date for the purpose of funding the construction, engineering, design, improvement, testing, start-up, retesting, operation, repair, maintenance and development costs and other Capital Expenditures (including Environmental CapEx), interest during construction and related fees and expenses in connection with the construction of Oak Grove Unit 1, Oak Grove Unit 2 and Sandow Unit 5 and environmental upgrades to the Borrower’s and its Subsidiaries’ existing power generation facilities (collectively, the “New Build Program”). The proceeds of Revolving Credit Loans and Swingline Loans will be used by the Borrower on or after the Closing Date for working capital requirements and other general corporate purposes (including the financing of any acquisitions permitted hereunder and the provision of collateral support in respect of Commodity Hedging Agreements, including for the avoidance of any doubt, any speculative Commodity Hedging Agreements). The proceeds of the Deposit L/C Loans shall be deposited into the Deposit L/C Loan Collateral Account for the purpose of cash collateralizing the Borrower’s obligations to the Deposit Letter of Credit Issuer in respect of Deposit Letters of Credit. The Letters of Credit will be used by the Borrower for general corporate purposes (including the provision of collateral support in respect of Commodity Hedging Agreements, including, for the avoidance of any doubt, speculative Commodity Hedging Agreements). The proceeds of the Posting Advances will be used by the Borrower (a) to fund margin payments on over-the-counter natural gas fixed for floating swap transactions between the Borrower and the Restricted Subsidiaries, on the one hand, and various counterparties, on the other, (b) to fund margin payments on NYMEX futures and swap positions maintained by the Borrower and the Restricted Subsidiaries and (c) for other general corporate purposes of the Borrower and its Subsidiaries (provided that such funds will be applied first to fund margin on Dealer Swaps to the extent such transactions are outstanding and any margin is due thereon and second for any of such other purposes); and

WHEREAS, the Lenders and Letter of Credit Issuers are willing to make available to the Borrower such loans and facilities upon the terms and subject to the conditions set forth herein;

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions.

1.1.	Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“ABR” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. If the Administrative Agent is unable to ascertain the Federal Funds Effective Rate due to its inability to obtain sufficient quotations in accordance with the definition thereof, after notice is provided to the Borrower, the ABR shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR and, in any event, shall include all Swingline Loans.

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of a Prepayment Event.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and the Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Acquisition Agreement” shall have the meaning provided in the recitals to this Agreement.

“Actual MTM Exposure” shall have the meaning provided in Section 14.2(b).

“Additional Lender” shall have the meaning provided in Section 2.14(f).

“Adjusted Available Delayed Draw Term Loan Commitment” shall mean at any time the Available Delayed Draw Term Loan Commitment less the Available Delayed Draw Term Loan Commitments of all Defaulting Lenders.

“Adjusted Total Posting Commitment” shall mean at any time the Total Posting Commitment less the aggregate Posting Commitments of all Defaulting Lenders.

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Citibank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 12.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 13.2 , or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b)(ii)(D).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” shall have meanings correlative thereto.

“Agent Parties” shall have the meaning provided in Section 13.17(d).

“Agents” shall mean the Administrative Agent, the Posting Agent, the Collateral Agent, the Syndication Agent, the Posting Syndication Agent, each Joint Lead Arranger and Bookrunner, the Posting Lead Arranger and Bookrunner, the Co-Documentation Agents, the Posting Documentation Agent and the Posting Calculation Agent.

“Aggregate Posting Advances Outstanding” shall mean, on any date of determination, an amount equal to the aggregate principal amount of all then outstanding Posting Advances made by all Lenders.

“Aggregate Revolving Credit Outstandings” shall have the meaning provided in Section 5.2(b).

“Agreement” shall mean this Credit Agreement.

“Applicable ABR Margin” shall mean, at any date, with respect to each ABR Loan that is an Initial Term Loan, Delayed Draw Term Loan, Deposit L/C Loan, Revolving Credit Loan or a Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

	Applicable ABR Margin for:
Status	Initial Term Loans	Delayed Draw Term Loans	Deposit L/C Loans	Revolving Credit and Swingline Loans
Level I Status	2.50%	2.50%	2.50%	2.50%
Level II Status	2.25%	2.25%	2.25%	2.25%
Level III Status	2.00%	2.00%	2.00%	2.00%

Notwithstanding the foregoing, Level I Status shall apply during the period from and including the Closing Date to but excluding the Initial Financial Statements Delivery Date.

“Applicable Amount” shall mean, at any time (the “Applicable Amount Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i) 50% of Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries for the period from the first day of the first fiscal quarter commencing after the Closing Date until the last day of the then most recent fiscal quarter or fiscal year, as applicable, for which Section 9.1 Financials have been delivered;

(ii) to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries or (B) already reflected as a return of capital or deemed reduction in the amount of such Investment, the aggregate JV Distribution Amount received by the Borrower or any Restricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;

(iii) to the extent not (A) already included in the calculation of Consolidated Net Income or (B) already reflected as a return of capital or deemed reduction in the amount of any such Investment, the aggregate amount of all cash repayments of principal received by the Borrower or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time in respect of loans made by the Borrower or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries;

(iv) to the extent not (A) already included in the calculation of Consolidated Net Income of the Borrower and the Restricted Subsidiaries, (B) already reflected as a return of capital or deemed reduction in the amount of such Investment or (C) applied to prepay the Term Loans in accordance with Section 5.2(a)(i), the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investments or in any Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time; and

(v) other than for purposes of Section 10.6(c), the aggregate amount of Retained Declined Proceeds (other than those used pursuant to Section 10.6(q) ) retained by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Amount Reference Time;

minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(y), 10.5(h)(iii), 10.5(i)(y), 10.5(v)(y) or 10.5(ff)(y) following the Closing Date and prior to the Applicable Amount Reference Time;

(ii) the aggregate amount of dividends pursuant to Section 10.6(c)(z) or Section 10.6(r)(iii)(z) following the Closing Date and prior to the Applicable Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances made pursuant to Section 10.7(a)(i)(B)(II)(3) following the Closing Date and prior to the Applicable Amount Reference Time.

Notwithstanding the foregoing, in making any calculation or other determination under this Agreement involving the Applicable Amount, if the Applicable Amount at such time is less than zero, then the Applicable Amount shall be deemed to be zero for purposes of such calculation or determination.

“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication, (a) the amount of any capital contributions (other than the Equity Contribution, any Cure Amount or the proceeds of any Equity Offering used to repay Term Loans pursuant to Section 5.1(b) ) made in cash to, or any proceeds of an equity issuance received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including the Applicable Equity Amount Reference Time, including proceeds from the issuance of Stock or Stock Equivalents of the Parent or any direct or indirect parent of the Parent (to the extent the proceeds of any such issuance are contributed to the Borrower), but excluding all proceeds from the issuance of Disqualified Stock minus (b) the sum, without duplication, of:

(i) the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(x), 10.5(h)(ii), 10.5(i)(x), 10.5(v)(x) or 10.5(ff)(x) following the Closing Date and prior to the Applicable Equity Amount Reference Time;

(ii) the aggregate amount of dividends pursuant to Section 10.6(c)(y) or Section 10.6(r)(iii)(y) following the Closing Date and prior to the Applicable Equity Amount Reference Time; and

(iii) the aggregate amount of prepayments, repurchases, redemptions and defeasances pursuant to Section 10.7(a)(i)(B)(II)(2) following the Closing Date and prior to the Applicable Equity Amount Reference Time.

“Applicable Laws” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the PUCT and ERCOT), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject. Applicable Laws shall also include commitments, undertakings and stipulations (a) relating to Oncor and its Subsidiaries as set forth in the Joint Report and Application of Oncor Electric Delivery Company and Texas Energy Future Holdings Limited Partnership Pursuant to Public Utility Regulatory Act 14.101 before the PUCT, to the extent such commitments, undertakings and stipulations are embodied in a final order issued by the PUCT and (b) relating to Credit Parties and their Affiliates other than Oncor and its Subsidiaries as set forth on Schedule 1.1(g) hereto.

“Applicable LIBOR Margin” shall mean at any date, with respect to each LIBOR Loan that is an Initial Term Loan, Delayed Draw Term Loan, Deposit L/C Loan or Revolving Credit Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

	Applicable LIBOR Margin for:
Status	Initial Term Loans	Delayed Draw Term Loans	Deposit L/C Loans	Revolving Credit Loans
Level I Status	3.50%	3.50%	3.50%	3.50%
Level II Status	3.25%	3.25%	3.25%	3.25%
Level III Status	3.00%	3.00%	3.00%	3.00%

Notwithstanding the foregoing, Level I Status shall apply during the period from and including the Closing Date to but excluding the Initial Financial Statements Delivery Date.

“Applicable Posting Facility Amount” shall mean, at any date, the greater of (a) $820,000,000 and (b) the Aggregate Posting Advances Outstanding.

“Applicable Premium” shall mean, as of any date upon which a prepayment is payable pursuant to Section 5.1(b) or Section 5.2(a)(i)(B), the present value at such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of all interest that would accrue (assuming the Borrower had selected consecutive three-month Interest Periods) on the applicable Repaid Tranche B-3 Loans or PE Repaid Tranche B-3 Loans, as applicable, from such date to the date which is three years following the Closing Date, computed using the LIBOR Rate for an Interest Period of three months plus the Applicable LIBOR Margin in effect on such date.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Borrower and the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4 (other than transactions permitted by Section 10.4(b), Section 10.4(g), the first proviso to Section 10.4(i), Section 10.4(j), Section 10.4(m), Section 10.4(q), Section 10.4(r), Section 10.4(s) and Section 10.4(t), which shall constitute Asset Sale Prepayment Events).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit J, or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of US Holdings, the Borrower or any other Credit Party designated as such in writing to the Administrative Agent by US Holdings, the Borrower or any other Credit Party, as applicable, and, with respect to any document (other than the solvency certificate) delivered on the Closing Date, the Secretary or the Assistant Secretary of any Credit Party. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of US Holdings, the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Delayed Draw Term Loan Commitment” shall mean, as of any date, an amount equal to the excess, if any, of (a) the amount of the Total Delayed Draw Term Loan Commitment over (b) the sum of the aggregate principal amount of all Delayed Draw Term Loans made hereunder.

“Available Revolving Commitment” shall mean, as of any date, an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans (but not Swingline Loans) then outstanding and (ii) the aggregate Revolving Letters of Credit Outstanding at such time.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Baseload Assets” shall mean (a) any Initial Baseload Assets and (b) any other assets comprising an electric generating facility or unit acquired, constructed or redesignated as such, in each such case after the Closing Date that is certified by an Authorized Officer of the Borrower to be a baseload asset.

“benefited Lender” shall have the meaning provided in Section 13.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrower Senior Documents” shall mean either (a) the Borrower Senior Exchange Notes Documents or (b) the Borrower Senior Interim Loan Documents, as the case may be.

“Borrower Senior Exchange Notes” shall mean senior unsecured exchange notes due 2015 and 2016 to be issued in connection with the refinancing of the Borrower Senior Interim Loans or the exchange of the Borrower Senior Term Loans under the Borrower Senior Exchange Notes Indenture, in aggregate principal amount of up to $6,750,000,000 ( less the amount of any Borrower Senior Interim Loans or Borrower Senior Term Loans that remain outstanding after the issuance of the Borrower Senior Exchange Notes), together with interest (including any PIK Interest Amount), fees and all other amounts payable in connection therewith.

“Borrower Senior Exchange Notes Documents” shall mean the Borrower Senior Exchange Notes Indenture and other credit documents referred to therein.

“Borrower Senior Exchange Notes Indenture” shall mean the indenture to be entered into in connection with the refinancing of the Borrower Senior Interim Loans or the exchange of the Borrower Senior Term Loans, among U.S. Holdings, the Borrower, the Co-Issuer, the guarantors party thereto and a trustee, pursuant to which the Borrower Senior Exchange Notes shall be issued.

“Borrower Senior Facility” shall mean either (a) the Borrower Senior Exchange Notes, (b) the Borrower Senior Interim Loans or (c) the Borrower Senior Term Loans, as the case may be.

“Borrower Senior Interim Loan Agreement” shall mean the senior unsecured interim loan agreement, dated as of the date hereof by and among U.S. Holdings, the Borrower, the Co-Issuer, the lenders from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, and Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, JP Morgan Securities Inc., and Lehman Brothers Inc., as joint lead arrangers and bookrunners.

“Borrower Senior Interim Loan Documents” shall mean the Borrower Senior Interim Loan Agreement and the other credit documents referred to therein.

“Borrower Senior Interim Loans” shall have the meaning provided in the recitals to this Agreement.

“Borrower Senior Term Loans” shall mean the “Senior Term Loans”, as defined in the Borrower Senior Interim Loan Agreement.

“Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period ( provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans) and (c) the incurrence of a Posting Advance on any Posting Advance Date.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan or a Posting Advance, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan or a Posting Advance, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan or a Posting Advance, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Calculation Agent Determination” shall have the meaning set forth in the Commodity Definitions.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower.

“Capital Lease” shall mean, as applied to the Borrower and the Restricted Subsidiaries, any lease of any property (whether real, personal or mixed) by the Borrower or any Restricted Subsidiary as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of the Borrower.

“Capitalized Lease Obligations” shall mean, as applied to the Borrower and the Restricted Subsidiaries at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) of the Borrower in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such Capital Lease prior to the first date upon which such Capital Lease may be prepaid by the lessee without payment of a penalty; provided that any obligations existing on the Closing Date (i) that were not included on the balance sheet of the Borrower as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment shall for all purposes of this Agreement not be treated as Capitalized Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower.

“Cash Collateral Account” shall mean a blocked deposit account in the name of the Collateral Agent and under the sole dominion and control of Collateral Agent, and otherwise established in a manner reasonably satisfactory to Collateral Agent.

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean any Person that either (x) at the time it enters into a Cash Management Agreement or provides Cash Management Services or (y) on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement or a provider of such Cash Management Services.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services or under any Cash Management Agreement.

“Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearing house fund transfer services) and other cash management services.

“Change in Law” shall mean (a) the adoption of any Applicable Law after the date of this Agreement, (b) any change in any Applicable Law or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any party with any guideline, request, directive or order issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Change of Control” shall mean and be deemed to have occurred if (a) at any time prior to a Qualifying IPO, the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of the Borrower; or (b) at any time, any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof, unless, in the case of either clause (a) or (b) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower; or (c) Continuing Directors shall not constitute at least a majority of the board of directors of the Borrower; or (d) at any time, a Change of Control (as defined in the Borrower Senior Documents or in any Refinanced Bridge Indebtedness Documentation) shall have occurred; or (e) at any time, the Parent shall cease to own, directly or indirectly, beneficially and of record, at least a majority of the Voting Stock of the Borrower; or (f) at any time, US Holdings shall cease to own directly 100% of the Stock and Stock Equivalents of the Borrower.

“Class”, when used in reference to any Loan, Posting Advance or Borrowing, shall refer to whether such Loan or Posting Advance, or the Loans or Posting Advances comprising such Borrowing, are Revolving Credit Loans, Initial Term Loans, Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, Initial Tranche B-3 Term Loans, Delayed Draw Term Loans, Incremental Term Loans, Deposit L/C Loans, Incremental Deposit L/C Loans, Swingline Loans or Posting Advances and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Initial Term Loan Commitment, an Initial Tranche B-1 Term Loan Commitment, an Initial Tranche B-2 Term Loan Commitment, an Initial Tranche B-3 Term Loan Commitment, a Delayed Draw Term Loan Commitment, an Incremental Term Loan Commitment, a Deposit L/C Loan Commitment, an Incremental Deposit L/C Loan Commitment, a Swingline Commitment or a Posting Commitment.

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Closing Date Mortgaged Property” shall mean each Mortgaged Property designated as a “Closing Date Mortgaged Property” on Schedule 1.1(c) hereto.

“Closing Date MTM Exposure” shall have the meaning provided in Section 14.3(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefore.

“Co-Documentation Agents” shall mean Credit Suisse, Goldman Sachs Credit Partners L.P., Lehman Commercial Paper Inc. and Morgan Stanley Senior Funding, Inc.

“Co-Issuer” shall mean TCEH Finance, Inc.

“Collateral” shall mean all property pledged, mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents.

“Collateral Agent” shall mean Citibank, N.A., as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 12.

“Commitment Letter” shall mean the amended and restated commitment letter, dated July 20, 2007, as amended, among Texas Energy Future Merger Sub Corp and Citigroup Global Markets Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Brothers Inc., Lehman Brothers Holdings Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank and Morgan Stanley Senior Funding, Inc.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Revolving Credit Commitment, Initial Term Loan Commitment, Initial Tranche B-1 Term Loan Commitment, Initial Tranche B-2 Term Loan Commitment, Initial Tranche B-3 Term Loan Commitment, Delayed Draw Term Loan Commitment, Incremental Term Loan Commitment, Swingline Commitment, Deposit L/C Loan Commitment, Incremental Deposit L/C Loan Commitment, Posting Commitment or Incremental Posting Facility Commitment.

“Commodity Definitions” shall mean the 2005 ISDA Commodity Definitions, as published by the International Swaps and Derivatives Association, Inc., without giving effect to any amendment, supplement, updating or restatement thereof after the Closing Date unless otherwise agreed to by the Borrower and the Posting Agent.

“Commodity Hedging Agreement” shall mean any agreement (including each confirmation pursuant to any Master Agreement) or transaction providing for one or more swaps, caps, collars, floors, futures, options, spots, forwards, derivative, any physical or financial commodity contracts or agreements, power purchase or sale agreements, fuel purchase or sale agreements, environmental credit purchase or sale agreements, power transmission agreements, commodity transportation agreements, fuel storage agreements, netting agreements (including Netting Agreements), capacity agreements or commecial or trading agreements, each with respect to the purchase, sale or exchange of (or the option to purchase, sell or exchange), transmission, transportation, storage, distribution, processing, lease or hedge of, any Covered Commodity, price or price indices for any such Covered Commodity or services or any other similar derivative agreements, and any other similar agreements.

“Communications” shall have the meaning provided in Section 13.17(a).

“Computation Date” shall mean any Weekly Computation Date or Interim Computation Date.

“Confidential Information” shall have the meaning provided in Section 13.16.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to the Borrower and the Restricted Subsidiaries for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, nuclear fuel costs, depletion of coal or lignite reserves, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures, of the Borrower and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus :

(a) without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and the Restricted Subsidiaries for such period:

(i) Consolidated Interest Expense (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities in each case to t he extent included in Consolidated Interest Expense), together with items excluded from Consolidated Interest Expense pursuant to clause (1)(u), (v), (w), (x), (y) and (z) of the definition thereof,

(ii) provision for taxes based on income or profits or capital gains, including federal, foreign, state, franchise, excise, value-added and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations) paid or accrued during such period,

(iii) Consolidated Depreciation and Amortization Expense for such period,

(iv) any fees, expenses or charges (other than depreciation or amortization expense) related to any offering of Stock or Stock Equivalents (including any Equity Offering), Investment, acquisition (including any Permitted Acquisition), Disposition, recapitalization or the issuance or incurrence of Indebtedness permitted to be incurred by the Borrower and the Restricted Subsidiaries pursuant hereto (including any refinancing transaction or amendment or other modification of any debt instrument), including (A) such fees, expenses or charges related to the negotiation, execution and delivery and other transactions contemplated by this Agreement, the other Credit Documents, the Borrower Senior Documents, any Refinanced Bridge Indebtedness Documentation and any Permitted Receivables Financing, (B) any amendment or other modification of this Agreement and the other Credit Documents, (C) any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed and (D) any charges or non-recurring merger costs as a result of any such transaction;

(v) the amount of any restructuring charge or reserve (including any costs incurred in connection with acquisitions after the date hereof and costs related to the closure and/or consolidation of facilities),

(vi) any other non-cash charges, including any write-offs or write-downs for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vii) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,

(viii) the amount of management, monitoring, consulting and advisory fees and related indemnities and expenses paid in such period to (or on behalf of) the Investors to the extent otherwise permitted pursuant to Section 9.9,

(ix) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings shall be added to Consolidated EBITDA until fully realized, shall be subject to certification by management of the Borrower and shall be calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and some portion of the benefit is expected to be realized within 12 months of taking such action, (C) no cost savings shall be added pursuant to this clause (ix) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (v) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (ix) shall not exceed $150,000,000 for any Test Period (which adjustments may be incremental to any Pro Forma Adjustments),

(x) the amount of losses on Dispositions of receivables and related assets in connection with any Permitted Receivables Financing,

(xi) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof) solely to the extent that such net cash proceeds are excluded from the calculation of the Applicable Equity Amount,

(xii) Expenses Relating to a Unit Outage (if positive); provided that the only Expenses Relating to a Unit Outage that may be included as Consolidated EBITDA shall be, without duplication, (A) up to $250,000,000 per fiscal year of Expenses Relating to a Unit Outage incurred within the first 12 months of any planned or unplanned outage of any Unit by reason of any action by any regulatory body or other Governmental Authority or to comply with any Applicable Law, (B) up to $100,000,000 per fiscal year of Expenses Relating to a Unit Outage incurred within the first 12 months of any planned outage of any Unit for purposes of expanding or upgrading such Unit and (C) solely for the purposes of calculating “Consolidated EBITDA” for purposes of Section 10.9, all Expenses Relating to a Unit Outage incurred within the first 12 months of any unplanned outage of any Unit,

(xiii) solely for the purposes of calculating “Consolidated EBITDA” for purposes of Section 10.9, the proceeds of any business interruption insurance and, without duplication of such amounts, all EBITDA Lost as a Result of a Unit Outage and all EBITDA Lost as a Result of a Grid Outage less, in all such cases, the absolute value of Expenses Relating to a Unit Outage (if negative); provided that the amount calculated pursuant to this clause (xiii) shall not be less than zero,

(xiv) solely for the purposes of calculating “Consolidated EBITDA” for purposes of Section 10.9, (i) prior to the earlier of (x) March 31, 2011 and (y) the date that Oak Grove Unit 1 has achieved a capacity factor of 70% for an entire fiscal quarter (such earlier date, the “Oak Grove Unit 1 Deemed Completion Date”), the amount of any loss attributable to Oak Grove Unit 1, (ii) prior to the earlier of (x) September 30, 2011 and (y) the date that Oak Grove Unit 2 has achieved a capacity factor of 70% for an entire fiscal quarter, the amount of any loss attributable to Oak Grove Unit 2 (the “Oak Grove Unit 2 Deemed Completion Date”), and (iii) prior to the earlier of (x) December 31, 2010 and the date that Sandow Unit 5 has achieved a capacity factor of 70% for an entire fiscal quarter (the “Sandow Unit 5 Deemed Completion Date”), the amount of any loss attributable to Sandow Unit 5, in all such cases, in an aggregate amount not to exceed $100,000,000 in any fiscal year,

(xv) unusual or non-recurring charges (including unusual or non-recurring expenses), severance, relocation costs, consolidation and closing costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans for such period,

(xvi) any impairment charge or asset write-off or write-down including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets and Investments in debt and equity securities, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP,

(xvii) cash receipts (or any netting arrangements resulting in increased cash receipts) not added in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent the non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added, and

(xviii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption, less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income for the Borrower and the Restricted Subsidiaries, the sum of the following amounts for such period:

(i) non-cash gains increasing Consolidated Net-Income for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(ii) unusual or non-recurring gains,

(iii) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash losses relating to such expenditures were added in the calculation of Consolidated EBITDA pursuant to paragraph (a) above for any previous period and not deducted, and

(iv) the amount of any minority interest income consisting of Subsidiary losses attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary,

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that

(i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA any gain or loss resulting in such period from currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedging Obligations for currency exchange risk),

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person or business, or attributable to any property or asset, acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, business, property or asset acquired (including pursuant to the Transactions) and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Administrative Agent (for further delivery to the Lenders),

iii) there shall be included in determining Consolidated EBITDA for any Test Period that (A) (i) ends on the Oak Grove Unit 1 Deemed Completion Date, an amount equal to the actual Consolidated EBITDA contributed through the operation of Oak Grove Unit 1 for the last fiscal quarter of such Test Period (as such amount is adjusted for seasonality in a manner determined (in good faith by the management of the Borrower, which determination shall be based on historical seasonality trends in the generation business of the Borrower) multiplied by 4, (ii) ends on the last day of the first fiscal quarter following the Oak Grove Unit 1 Deemed Completion Date, an amount equal to the actual Consolidated EBITDA contributed through the operation of Oak Grove Unit 1 for the final two fiscal quarters of such Test Period (as such amount is adjusted for seasonality in a manner determined in good faith by the management of the Borrower, which determination shall be based on historical seasonality trends in the generation business of the Borrower) multiplied by 2 and (iii) ends on the last day of the second fiscal quarter following the Oak Grove Unit 1 Deemed Completion Date, an amount equal to the actual Consolidated EBITDA contributed through the operation of Oak Grove Unit 1 for the final three fiscal quarters of such Test Period (as such amount is adjusted for seasonality in a manner determined in good faith by the management of the Borrower, which determination shall be based on historical seasonality trends in the generation business of the Borrower) multiplied by 4/3, (B) (i) ends on the Oak Grove Unit 2 Deemed Completion Date, an amount equal to the actual Consolidated EBITDA contributed through the operation of Oak Grove Unit 2 for the last fiscal quarter of such Test Period (as such amount is adjusted for seasonality in a manner determined in good faith by the management of the Borrower, which determination shall be based on historical seasonality trends in the generation business of the Borrower) multiplied by 4, (ii) ends on the last day of the first fiscal quarter following the Oak Grove Unit 2 Deemed Completion Date, an amount equal to the actual Consolidated EBITDA contributed through the operation of Oak Grove Unit 2 for the final two fiscal quarters of such Test Period (as such amount is adjusted for seasonality in a manner determined in good faith by the management of the Borrower, which determination shall be based on historical seasonality trends in the generation business of the Borrower) multiplied by 2 and (iii) ends on the last day of the second fiscal quarter following the Oak Grove Unit 2 Deemed Completion Date, an amount equal to the actual Consolidated EBITDA contributed through the operation of Oak Grove Unit 2 for the final three fiscal quarters of such Test Period (as such amount is adjusted for seasonality in a manner determined in good faith by the management of the Borrower, which determination shall be based on historical seasonality trends in the generation business of the Borrower) multiplied by 4/3, and (C) (i) ends on the Sandow Unit 5 Deemed Completion Date, an amount equal to the actual Consolidated EBITDA contributed through the operation of Sandow Unit 5 for the last fiscal quarter of such Test Period (as such amount is adjusted for seasonality in a manner determined in good faith by the management of the Borrower, which determination shall be based on historical seasonality trends in the generation business of the Borrower) multiplied by 4, (ii) ends on the last day of the first fiscal quarter following the Sandow Unit 5 Deemed Completion Date, an amount equal to the actual Consolidated EBITDA contributed through the operation of Sandow Unit 5 for the final two fiscal quarters of such Test Period (as such amount is adjusted for seasonality in a manner determined in good faith by the management of the Borrower, which determination shall be based on historical seasonality trends in the generation business of the Borrower) multiplied by 2 and (iii) ends on the last day of the second fiscal quarter following the Sandow Unit 5 Deemed Completion Date, an amount equal to the actual Consolidated EBITDA contributed through the operation of Sandow Unit 5 for the final three fiscal quarters of such Test Period (as such amount is adjusted for seasonality in a manner determined in good faith by the management of the Borrower, which determination shall be based on historical seasonality trends in the generation business of the Borrower) multiplied by 4/3,

(iv) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred, abandoned or otherwise disposed of, or closed or so classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition, closure, classification or conversion).

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent Test Period ended on or prior to such date of determination to (b) Consolidated Interest Expense for such Test Period; provided that, for purposes of calculating the Consolidated EBITDA to Consolidated Interest Expense Ratio for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination. In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, repays, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility that has not been permanently repaid) subsequent to the commencement of the period for which the Consolidated EBITDA to Consolidated Interest Coverage Ratio is being calculated, but prior to or simultaneously with the event for which the calculation of the Consolidated EBITDA to Consolidated Interest Coverage Ratio is made (the “Calculation Date”), then the Consolidated EBITDA to Consolidated Interest Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, repayment, redemption, retirement or extinguishing of Indebtedness as if the same had occurred at the beginning of the applicable Test Period.

“Consolidated Interest Expense” shall mean, with respect to any period, without duplication, the sum of:

(1) consolidated interest expense of the Borrower and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances or the Posting Facility or other collateral posting facilities, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations and (e) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (u) accretion of asset retirement obligations and accretion or accrual of discounted liabilities not constituting Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting, (w) all additional interest then owing pursuant to the Registration Rights Agreement and any comparable “additional interest” with respect to other securities, (x) amortization of reacquired Indebtedness, deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing); plus

(2) consolidated capitalized interest of (A) the Borrower and the Restricted Subsidiaries, in each case for such period, whether paid or accrued; less

(3) interest income for such period; plus

(4) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; plus

(5) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) any after-tax effect of extraordinary losses and gains for such period,

(b) Transaction Expenses to the extent incurred on or prior to December 31, 2008,

(c) the cumulative effect of a change in accounting principles during such period,

(d) any after-tax effect of income (or loss) from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations,

(e) any after-tax effect of gains or losses ( less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the Borrower,

(f) any income (or loss) during such period of any Person that is an Unrestricted Subsidiary, and any income (or loss) during such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that the Consolidated Net Income of the Borrower and the Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Borrower or any Restricted Subsidiary during such period,

(g) solely for the purpose of determining the Applicable Amount and Excess Cash Flow, any income (or loss) during such period of any Restricted Subsidiary (other than any Credit Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its Organizational Documents or any agreement, instrument or Applicable Law applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower and the Restricted Subsidiaries will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Borrower or any Restricted Subsidiary during such period, to the extent not already included therein,

(h) effects of all adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the Borrower’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition whether consummated before or after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes,

(i) any net after-tax effect of income (or loss) for such period attributable to the early extinguishment of Indebtedness (other than Hedging Obligations),

(j) any net after-tax effect of any unrealized income (or loss) for such period attributable to Hedging Obligations or other derivative instruments,

(k) any impairment charge or asset write-off or write-down including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets and investments in debt and equity securities to the extent relating to changes in commodity prices, in each case pursuant to GAAP to the extent offset by gains from Hedging Obligations,

(l) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Stock or Stock Equivalents by management of the Borrower or any of its direct or indirect parent companies in connection with the Transactions, and

(m) accruals and reserves established or adjusted within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies during such period.

“Consolidated Secured Debt” shall mean Consolidated Total Debt secured by a Lien on any assets of the Borrower or any Restricted Subsidiary.

“Consolidated Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last date of the most recent Test Period ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption), after intercompany eliminations, on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) all Indebtedness of the types described in clause (a), clause (b), clause (d) (but, in the case of clause (d), only to the extent of any unreimbursed drawings under any letter of credit) and clause (f) of the definition thereof, in each case actually owing by the Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP) minus (b) the aggregate amount of all Unrestricted Cash minus (c) all Deposit L/C Loans and Incremental Deposit L/C Loans outstanding on such date of determination (but not to exceed the amount of funds on deposit in the Deposit L/C Loan Collateral Account on such date of determination) minus (d) all Indebtedness related to any Permitted Receivables Financing minus (e) solely for the purposes of calculating “Consolidated Total Debt” for purposes of Section 10.9, (i) prior to the Oak Grove Unit 1 Deemed Completion Date, the amount of Delayed Draw Term Loans or any other Indebtedness used in lieu of, or to refinance, such Delayed Draw Term Loans (so long as the aggregate amount of all such Delayed Draw Term Loans and other Indebtedness, when combined with the amounts described in clauses (ii) and (iii) below, does not exceed $4,100,000,000), outstanding on the last day of any Test Period that has been used to fund any expenditures at Oak Grove Unit 1, (ii) prior to the Oak Grove Unit 2 Deemed Completion Date, the amount of Delayed Draw Term Loans or any other Indebtedness used in lieu of, or to refinance, such Delayed Draw Term Loans (so long as the aggregate amount of all such Delayed Draw Term Loans and other Indebtedness, when combined with the amounts described in clauses (i) above and (iii) below, does not exceed $4,100,000,000) outstanding on the last day of any Test Period that has been used to fund any expenditures at Oak Grove Unit 2, and (iii) prior to the Sandow Unit 5 Deemed Completion Date, the amount of Delayed Draw Term Loans or any other Indebtedness used in lieu of, or to refinance, such Delayed Draw Term Loans (so long as the aggregate amount of all such Delayed Draw Term Loans and other Indebtedness, when combined with the amounts described in clauses (i) and (ii) above, does not exceed $4,100,000,000) outstanding on the last day of any Test Period that has been used to fund any expenditures at Sandow Unit 5.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date of determination to (b) Consolidated EBITDA for the most recent Test Period ended on or prior to such date of determination.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, Permitted Investments and margin deposits related to commodity positions) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts (other than margin deposits related to commodity positions) that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, Posting Advances and Revolving Letter of Credit Exposure, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes and (v) the effects from applying purchase accounting.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the date hereof, (b) who, as of the date of determination, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contract Consideration” shall have the meaning provided in the definition of “Excess Cash Flow”.

“Contractual Requirement” shall have the meaning provided in Section 8.3.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Covered Commodity” shall mean any energy, electricity, generation capacity, power, heat rate, congestion, natural gas, nuclear fuel (including enrichment and conversion), diesel fuel, fuel oil, other petroleum-based liquids, coal, lignite, weather, emissions and other environmental credits, waste by-products, renewable energy credit, or any other energy related commodity or service (including ancillary services and related risks (such as location basis)).

“Credit Documents” shall mean this Agreement, the Guarantee, the Security Documents, each Letter of Credit, the Posting Facility Fee Letter and any promissory notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan, Posting Advance and the issuance of a Letter of Credit.

“Credit Facility” shall mean any of the Initial Term Loan Facility, the Delayed Draw Term Loan Facility, any Incremental Term Loan Facility, the Revolving Credit Facility, the Deposit L/C Loan Facility, any Incremental Deposit L/C Loan Facility, the Posting Facility and any Incremental Posting Facility.

“Credit Party” shall mean each of US Holdings, the Borrower, each of the Subsidiary Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Cumulative Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period, taken as a single accounting period. Cumulative Consolidated Net Income may be a positive or negative amount.

“Cure Amount” shall have the meaning provided in Section 11.15(a).

“Cure Right” shall have the meaning provided in Section 11.15(a).

“Daily Notice” shall have the meaning provided in Section 14.2(a).

“Dealer” shall mean J. Aron & Company, in such capacity.

“Dealer Swaps” shall mean the over-the-counter financial natural gas fixed for floating swap transactions entered into between the Borrower and the Restricted Subsidiaries, on the one hand, and the Dealer, on the other hand, from time to time during the term of the Posting Facility.

“Declined Proceeds” shall have the meaning provided in Section 5.2(h).

“Deemed Cash” shall have the meaning provided in Section 10.4(b).

“Deemed Transactions” shall have the meaning provided in Section 14.7.

“Default” shall mean, except as limited in Section 11.1(c), any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Default Rate” shall have the meaning provided in Section 2.8(d).

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds”.

“Delayed Draw Commitment Fee” shall have the meaning provided in Section 4.1(b).

“Delayed Draw Commitment Fee Rate” shall mean, with respect to the Available Delayed Draw Term Loan Commitment applicable to Lenders with a Delayed Draw Term Loan Commitment, (a) on any day from and including the Closing Date to but excluding the date of the first anniversary of the Closing Date, 1.25% per annum and (b) on any day from and including the date of the first anniversary of the Closing Date to but excluding the Delayed Draw Term Loan Commitment Termination Date, 1.50% per annum.

“Delayed Draw Term Loan” shall have the meaning provided in Section 2.1(c).

“Delayed Draw Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Delayed Draw Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Delayed Draw Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Delayed Draw Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Delayed Draw Term Loan Commitments as of the date hereof is $4,100,000,000.

“Delayed Draw Term Loan Commitment Termination Date” shall mean the date that is two years after the Closing Date; provided that if such date is not a Business Day, the “Delayed Draw Term Loan Commitment Termination Date” will be the next succeeding Business Day.

“Delayed Draw Term Loan Facility” shall have the meaning provided in the recitals to this Agreement.

“Delayed Draw Term Loan Maturity Date” shall mean the date that is seven years after the Closing Date; provided that if such date is not a Business Day, the “Delayed Draw Term Loan Maturity Date” will be the next succeeding Business Day.

“Delayed Draw Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(ii).

“Delayed Draw Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(ii).

“Depositary Bank” shall have the meaning provided in Section 3.9.

“Deposit L/C Loan” shall have the meaning provided in Section 2.1(b).

“Deposit L/C Loan Collateral Account” shall mean one or more Cash Collateral Accounts or securities accounts established pursuant to, and subject to the terms of, Section 3.9.

“Deposit L/C Loan Collateral Account Balance” shall mean, at any time, the aggregate amount on deposit in the Deposit L/C Loan Collateral Account.

“Deposit L/C Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Deposit L/C Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Deposit L/C Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Deposit L/C Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Deposit L/C Loan Commitments as of the date hereof is $1,250,000,000.

“Deposit L/C Loan Facility” shall have the meaning provided in the recitals to this Agreement.

“Deposit L/C Loan Maturity Date” shall mean the date that is seven years after the Closing Date; provided that if such date is not a Business Day, the “Deposit L/C Loan Maturity Date” will be the next succeeding Business Day.

“Deposit L/C Maturity Date” shall mean the date that is three Business Days prior to the Deposit L/C Loan Maturity Date.

“Deposit L/C Obligations” shall mean, as at any date of determination, the aggregate Stated Amount of all outstanding Deposit Letters of Credit plus the aggregate principal amount of all Unpaid Drawings under all Deposit Letters of Credit. For all purposes of this Agreement, if on any date of determination a Deposit Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Deposit Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Deposit L/C Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof or funds that invest solely in such securities; and

(b) time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances issued by, Citibank, N.A.

“Deposit Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1(b)(i).

“Deposit Letter of Credit Commitment” shall mean $1,250,000,000, as the same may be reduced from time to time pursuant to Section 5.2(d).

“Deposit Letter of Credit Issuer” shall mean (a) Citibank, N.A., any of its Affiliates or any replacement or successor pursuant to Section 3.6 , (b) each issuer of an Existing Letter of Credit denoted as a “Deposit Letter of Credit” on Schedule 1.1(b) and (c) at any time such Person who shall become a Deposit Letter of Credit Issuer pursuant to Section 3.6 (it being understood that if any such Person ceases to be a Lender hereunder, such Person will remain a Deposit Letter of Credit Issuer with respect to any Deposit Letters of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). Any Deposit Letter of Credit Issuer may, in its discretion, arrange for one or more Deposit Letters of Credit to be issued by Affiliates of such Deposit Letter of Credit Issuer, and in each such case the term “Deposit Letter of Credit Issuer” shall include any such Affiliate or Lender with respect to Deposit Letters of Credit issued by such Affiliate or Lender. References herein and in the other Credit Documents to the Deposit Letter of Credit Issuer shall be deemed to refer to the Deposit Letter of Credit Issuer in respect of the applicable Deposit Letter of Credit or to all Deposit Letter of Credit Issuers, as the context requires.

“Deposit Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Deposit Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Deposit Letters of Credit.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) or Section 10.4(m) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disposition” shall have the meaning provided in Section 10.4.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans, Posting Advances and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations for which no claim has been made that are accrued and payable and the termination of the Commitments), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans, Posting Advances and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations for which no claim has been made that are accrued and payable and the termination of the Commitments), in whole or in part, in each case prior to the date that is ninety-one (91) days after the latest Maturity Date of any Credit Facility hereunder; provided that if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or any of its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower (or any direct or indirect parent company thereof) or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any present or former employee, officer, director, manager or consultant, of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or any Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of the Borrower, in each case pursuant to any stockholders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries.

“Disregarded Entity” shall mean any Domestic Subsidiary that is disregarded for U.S. federal income tax purposes.

“Disruption Fallbacks” shall mean, in such order, Fallback Reference Price, Postponement, Negotiated Fallback, Fallback Reference Dealers and Calculation Agent Determination.

“Dividends” or “dividends” shall have the meaning provided in Section 10.6.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EBITDA Lost as a Result of a Grid Outage” shall mean, to the extent that any transmission or distribution lines go out of service, the revenue not actually earned by the Borrower and its Restricted Subsidiaries that would otherwise have been earned with respect to any Unit within the first 12 month period that such transmission or distribution lines were out of service had such transmission or distribution lines not been out of service during such period.

“EBITDA Lost as a Result of a Unit Outage” shall mean, to the extent that any Unit is out of service as a result of any unplanned outage or shut down, the revenue not actually earned by the Borrower and its Restricted Subsidiaries that would otherwise have been earned with respect to any such Unit during the first 12 month period of any such outage or shut down had such Unit not been out of service during such period.

“EPC Contract” shall have the meaning provided in Section 9.14(f).

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Foreign Plan, that is maintained or contributed to by the Parent, US Holdings, Borrower or any Subsidiary (or, with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate).

“Energy Plaza Lease” shall mean that certain Lease Agreement, dated as of February 14, 2002, by and between TXU Properties and U.S. Bank, N.A. and associated documents.

“Environmental CapEx” shall mean Capital Expenditures deemed reasonably necessary by the Borrower or any Restricted Subsidiary or otherwise undertaken voluntarily by the Borrower or any Restricted Subsidiary, to comply with, or in anticipation of having to comply with, applicable Enviro mental Laws or Capital Expenditures otherwise undertaken voluntarily by the Borrower or any Restricted Subsidiary in connection with environmental matters.

“Environmental Claims” shall mean any and all actions, suits, proceedings, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than reports prepared by or on behalf of the Parent, US Holdings, the Borrower or any other Subsidiary of the Parent (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release into the environment of Hazardous Materials or arising from alleged injury or threat of injury to human health or safety (to the extent relating to human exposure to Hazardous Materials), or to the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or, with respect to any post-Closing Date requirements of the Credit Documents, hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or to human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Contribution” shall have the meaning provided in the recitals to this Agreement.

“Equity Offering” shall mean any public or private sale of common stock or Preferred Stock of the Borrower or any of its direct or indirect parent companies (excluding Disqualified Stock), other than: (a) public offerings with respect to the Borrower’s or any direct or indirect parent company’s common stock registered on Form S-8, (b) issuances to any Subsidiary of the Borrower or any such parent and (c) any Cure Amount.

“ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or any Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Estimated MTM Exposure” shall have the meaning provided in Section 14.2(b).

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts included in clauses (a) through (m) of the definition of Consolidated Net Income and excluded in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital and long-term accounts receivable for such period (other than any such decreases arising from acquisitions or Disposition by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v) an amount equal to the amount, if any, by which the booked lease expense of the Borrower and its Restricted Subsidiaries exceeds the actual cash lease payments of the Borrower and its Restricted Subsidiaries for such period, and

(vi) Commodity Amounts received back by the Borrower or any of its Restricted Subsidiaries during such period (and which do not then constitute Commodity Amounts) to the extent such amounts served to decrease Excess Cash Flow in a prior period;

over (b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (m) of the definition of Consolidated Net Income and included in arriving at such Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property made in cash during such period, to the extent that such Capital Expenditures or acquisitions were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) the amount of any repayment of Term Loans pursuant to Section 2.5 and (C) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a)(i) to the extent required due to a Prepayment Event that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase, but excluding (v) all prepayments of Posting Advances, (w) all other prepayments of Term Loans, (x) all prepayments of Deposit L/C Loans, (y) all prepayments of Revolving Credit Loans and Swingline Loans and (z) all prepayments in respect of any other revolving credit facility, except in the case of clauses (v), (y) and (z) to the extent there is an equivalent permanent reduction in commitments thereunder), to the extent financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital and long-term accounts receivable for such period (other than any such increases arising from acquisitions or Dispositions by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(vi) without duplication of amounts deducted pursuant to clauses (xii) and (xiii) below in prior fiscal years, payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities (including long-term non-current tax accounts) of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period pursuant to Section 10.5 (other than Section 10.5(b)) to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries (other than with the proceeds of clause (a)(i) of the Applicable Amount),

(viii) the amount of dividends paid during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries pursuant to Section 10.6 to the extent such dividends were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries (other than with the proceeds of clause (a)(i) of the Applicable Amount),

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any Restricted Subsidiary pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions and other Investments, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions and other Investments, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) without duplication of amounts deducted pursuant to clauses (vi) above and (xiii) below in prior fiscal years, the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable in cash (without duplication) by the Borrower or any Restricted Subsidiary in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) without duplication of amounts deducted from Excess Cash Flow in prior periods (except to the extent any amounts are added to Excess Cash Flow pursuant to the operation of the proviso set forth below in this clause (xiii) in any in such period or in any prior periods), an amount equal to the aggregate amount of tax liabilities incurred and reserved in periods prior to the Closing Date (“Reserved Taxes”) and expected to be paid in cash by the Borrower or any Restricted Subsidiary during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent that the aggregate amount of cash utilized to finance such tax liabilities during such period of four consecutive fiscal quarters is less than the Reserved Taxes, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xiv) an amount equal to the amount, if any, by which actual cash lease payments exceed booked lease expense for the Borrower or any Restricted Subsidiary for such period,

(xv) to the extent not included in the determination of Consolidation Net Income, the aggregate amount of expenditures actually made in cash by the Borrower or any Restricted Subsidiary relating to the acquisition of nuclear fuel, and

(xvi) Commodity Amounts in excess of the Base Amount pledged, deposited or prepaid and not returned during such period to the extent financed with internally generated cash flow.

For purposes of clause (b)(xvi) above, (I) “Base Amount” shall mean, with respect to determining Excess Cash Flow for any Fiscal Year, the aggregate amount of the Commodity Amounts as of the last day of the immediately preceding Fiscal Year (but in no event less than the aggregate amount of the Commodity Amounts as of December 31, 2007) as determined by the Borrower and certified in writing to the Administrative Agent in connection with the delivery of financial statements for the Fiscal Year ending on such date pursuant to Section 9.1(a), (II) “Commodity Amounts” shall mean, at any time, collectively, the Commodity Collateral Amounts and Prepaid Commodity Amounts, (III) “Commodity Collateral Amounts” shall mean, at any time, cash and Permitted Investments pledged or deposited as collateral or in margin accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, customers, trading counterparties, or any other parties or issuers of surety bonds by the Borrower or any Restricted Subsidiary as security under Commodity Hedging Agreements, and (IV) “Prepaid Commodity Amounts” shall mean, at any time, the cash amounts prepaid by the Borrower or any Restricted Subsidiary in respect of purchases of any fuel-related or power-related commodity.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency, the rate at which such currency may be exchanged into any other currency, as set forth at approximately 11:00 a.m. (Lodon time) on such day on the Reuters World Currency Page for such currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Borrower and the Administrative Agent), the cost or other consequences (including any adverse tax or accounting consequences) of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (ii) solely in the case of any pledge of Voting Stock of any Foreign Subsidiary to secure the Obligations, any Stock or Stock Equivalents of any class of such Foreign Subsidiary in excess of 65% of the outstanding Voting Stock of such class (such percentage to be adjusted upon any Change in Law as may be required to avoid adverse U.S. federal income tax consequences to US Holdings, the Borrower or any Subsidiary of the Borrower), (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any Applicable Law, (iv) in the case of any Stock or Stock Equivalents of any Subsidiary of the Borrower that is not Wholly Owned by the Borrower or any Subsidiary Guarantor at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other Applicable Law or any Organizational Document), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (x) such other party is a Credit Party or Wholly Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary of the Borrower to obtain any such consent)) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly Owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law), (v) the Stock or Stock Equivalents of any Subsidiary of a Foreign Subsidiary, (vi) any Stock or Stock Equivalents of any Subsidiary to the extent that (A) the pledge of such Stock or Stock Equivalents would result in adverse tax or accounting consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (B) such Stock or Stock Equivalents have been identified in writing to the Collateral Agent by an Authorized Officer of the Borrower, (vii) the Stock or Stock Equivalents of any Unrestricted Subsidiary, or Immaterial Subsidiary and (viii) the Stock or Stock Equivalents of any Receivables Entity if, after using commercially reasonable efforts, the Borrower is unable to obtain the consent of the funding sources under the applicable Permitted Receivables Financing to the pledge of such Stock or Stock Equivalents.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(d) hereto and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a Wholly Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Subsidiary Guarantor pursuant to the requirements of Section 9.11 (for so long as such Subsidiary remains a non-Wholly Owned Restricted Subsidiary), (c) any Disregarded Entity substantially all the assets of which consist of Stock and Stock Equivalents of Foreign Subsidiaries, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement, Applicable Law or Organizational Document from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), (e) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (f) any other Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax or accounting consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (g) each Unrestricted Subsidiary, (h) any Foreign Subsidiary, (i) any Receivables Entity and (j) any Subsidiary to the extent that (A) the guarantee of the Obligations by would result in adverse tax or accounting consequences and (B) such Subsidiaries have been identified in writing to the Collateral Agent by an Authorized Officer of the Borrower.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on such Agent or Lender, (b) any Taxes imposed on any Agent or any Lender as a result of any current or former connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Credit Document), (c) any U.S. federal withholding tax that is imposed on amounts payable to any Lender under the law in effect at the time such Lender becomes a party to this Agreement; provided that this subclause (c) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this subclause (c)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender would have been entitled to receive in the absence of such assignment or (y) any Tax is imposed on a Lender in connection with an interest in any Loan, Posting Advance or other obligation that such Lender was required to acquire pursuant to Section 13.8(a) or that such Lender acquired pursuant to Section 13.7 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax) and (d) any Tax to the extent attributable to such Lender’s failure to comply with Sections 5.4(d) and (e) (in the case of any Non-U.S. Lender) or Section 5.4(h) (in the case of a U.S. Lender).

“Existing Letters of Credit” shall mean the Letters of Credit listed on Schedule 1.1(b).

“Existing Letter of Credit Issuer” shall mean a Letter of Credit Issuer solely in its capacity as an issuer of one or more Existing Letters of Credit.

“Existing Notes” shall mean:

•	the portion of the Borrower’s 6.125% Senior Notes due 2008 not tendered;

•	the portion of the Borrower’s 7.000% Senior Notes due 2013 not tendered;

•	Pollution Control Revenue Bonds—Brazos River Authority:

•	5.400% Fixed Series 1994A due May 1, 2029;

•	7.700% Fixed Series 1999A due April 1, 2033;

•	6.750% Fixed Series 1999B due September 1, 2034 (remarketing date April 1, 2013);

•	7.700% Fixed Series 1999C due March 1, 2032;

•	Floating Rate Series 2001A due October 1, 2030;

•	5.750% Fixed Series 2001C due May 1, 2036 (remarketing date November 1, 2011);

•	Floating Rate Series 2001D due May 1, 2033;

•	Floating Rate Taxable Series 2001I due December 1, 2036;

•	Floating Rate Series 2002A due May 1, 2037;

•	6.750% Fixed Series 2003A due April 1, 2038 (remarketing date April 1, 2013);

•	6.300% Fixed Series 2003B due July 1, 2032;

•	6.750% Fixed Series 2003C due October 1, 2038;

•	5.400% Fixed Series 2003D due October 1, 2029 (remarketing date October 1, 2014);

•	5.000% Fixed Series 2006 due March 1, 2041;

•	Pollution Control Revenue Bonds—Sabine River Authority of Texas:

•	6.450% Fixed Series 2000A due June 1, 2021;

•	5.500% Fixed Series 2001A due May 1, 2022 (remarketing date November 1, 2011);

•	5.750% Fixed Series 2001B due May 1, 2030 (remarketing date November 1, 2011);

•	5.200% Fixed Series 2001C due May 1, 2028;

•	5.800% Fixed Series 2003A due July 1, 2022;

•	6.150% Fixed Series 2003B due August 1, 2022; and

•	Pollution Control Revenue Bonds—Trinity River Authority of Texas:

•	6.250% Fixed Series 2000A due May 1, 2028.

“Existing Notes Indentures” shall mean each of the indentures or other documents containing the terms of the Existing Notes.

“Existing Oncor Notes” shall mean:

•	Oncor Electric Delivery’s 6.375% Fixed Senior Notes, due 2012;

•	Oncor Electric Delivery’s 7.000% Fixed Senior Notes, due 2032;

•	Oncor Electric Delivery’s 6.375% Fixed Senior Notes, due 2015;

•	Oncor Electric Delivery’s 7.250% Fixed Senior Notes, due 2033; and

•	Oncor Electric Delivery’s 7.000% Fixed Debentures due 2022.

“Existing Parent Notes” shall mean:

•	US Holdings’ Floating Rate Junior Subordinated Debentures, Series D, due 2037;

•	US Holdings’ 8.175% Fixed Junior Subordinated Debentures, Series E, due 2037;

•	US Holdings’ 7.460% Fixed Secured Bonds with amortizing payments to 2015;

•	US Holdings’ 7.480% Fixed Secured Bonds with amortizing payments to 2017;

•	US Holdings’ 9.580% Fixed Notes due in semi-annual installments to 2019;

•	US Holdings’ 8.254% Fixed Notes due in quarterly installments to 2021;

•	the Parent’s 5.550% Fixed Senior Notes, Series P, due 2014;

•	the Parent’s 6.500% Fixed Senior Notes, Series Q, due 2024;

•	the Parent’s 6.550% Fixed Senior Notes, Series R, due 2034;

•	the Parent’s Floating Convertible Senior Notes, due 2033;

•	the Parent’s 6.375% Senior Notes, Series C, due 2008; and

•	the portion of the Parent’s 4.800% Senior Notes, Series O, due 2009 not tendered.

“Existing Parent Notes Indentures” shall mean each of the indentures or other documents containing the terms of the Existing Parent Notes.

“Existing Tender Offer Notes” shall mean:

•	the portion of the Borrower’s 6.125% Senior Notes due 2008 not tendered; and

•	the portion of the Borrower’s 7.000% Senior Notes due 2013 not tendered.

“Expenses Relating to a Unit Outage” shall mean an amount (which may be negative) equal to (x) any expenses or other charges as a result of any outage or shut-down of any Unit, including any expenses or charges relating to (a) restarting any such Unit so that it may be placed back in service after such outage or shut-down, (b) purchases of power, natural gas or heat rate to meet commitments to sell, or offset a short position in, power, natural gas or heat rate that would otherwise have been met or offset from production generated by such Unit during the period of such outage or shut-down and (c) starting up, operating, maintaining and shutting down any other Unit that would not otherwise have been operating absent such outage or shut-down, including the fuel and other operating expenses, incurred to start-up, operate, maintain and shut-down such Unit and that are required during the period of time that the shut-down or outaged Unit is out of service in order to meet the commitments of such shut-down or outaged Unit to sell, or offset a short position in, power, natural gas or heat rate less (y) any expenses or charges not in fact incurred (including fuel and other operating expenses) that would have been incurred absent such outage or shut-down.

“Fallback Reference Dealers” shall have the meaning provided in the Commodity Definitions.

“Fallback Reference Price” shall have the meaning provided in the Commodity Definitions.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean the amended and restated fee letter, dated July 20, 2007, as amended, among Texas Energy Future Merger Sub Corp and Citigroup Global Markets Inc., Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc., Lehman Brothers Inc., Lehman Brothers Holdings Inc., Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank and Morgan Stanley Senior Funding, Inc.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Sections 4.1, 14.7(b), 14.9(c) and 14.9(d).

“Financial Officer” shall mean the Chief Financial Officer, the Treasurer, Assistant Treasurer or any other senior financial officer of the Borrower.

“Fiscal Year” shall have the meaning provided in Section 9.10.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(i).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Recovery Event” shall have the meaning provided in Section 5.2(i).

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans and the Posting Advances.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Goldman Guarantor” shall mean The Goldman Sachs Group, Inc.

“Goldman Posting Facility Guaranty” shall mean the guaranty dated as of the date hereof made by the Goldman Guarantor in favor of the Borrower, substantially in the form of Exhibit N.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank, stock exchange, PUCT or ERCOT.

“Granting Lender” shall have the meaning provided in Section 13.6(g).

“Guarantee” shall mean the Guarantee made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) US Holdings, (b) each Domestic Subsidiary (other than an Excluded Subsidiary) on the Closing Date and (c) each Domestic Subsidiary that becomes a party to the Guarantee on or after the Closing Date pursuant to Section 9.11 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products spilled or released into the environment, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, for which a release into the environment is prohibited, limited or regulated by any Environmental Law.

“Hedge Bank” shall mean any Person (other than US Holdings, the Borrower or any other Subsidiary of the Borrower) that either (i) is a party to a Commodity Hedging Agreement and a signatory to the Intercreditor Agreement or (ii) with respect to any other Hedging Agreement (other than a Commodity Hedging Agreement) either (x) at the time it enters into a Secured Hedging Agreement or (y) on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedging Agreement.

“Hedging Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement and (c) physical or financial commodity contracts or agreements, power purchase or sale agreements, fuel purchase or sale agreements, environmental credit purchase or sale agreements, power transmission agreements, commodity transportation agreements, fuel storage agreements, netting agreements (including Netting Agreements), capacity agreements and commercial or trading agreements, each with respect to the purchase, sale or exchange of (or the option to purchase, sell or exchange), transmission, transportation, storage, distribution, processing, sale, lease or hedge of, any Covered Commodity, price or price indices for any such Covered Commodity or services or any other similar derivative agreements, and any other similar agreements.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Historical Financial Statements” shall mean, as of the Closing Date, (a) the audited consolidated balance sheets of the Borrower as of December 31, 2004, December 31, 2005 and December 31, 2006 and the audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for each of the fiscal years in the three year period ending on December 31, 2006 and (b) the unaudited consolidated balance sheets of the Borrower for each subsequent fiscal quarter ended at least 45 days before the Closing Date and the unaudited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for each such fiscal quarter.

“Holdings” shall mean Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership, and its successors.

“Immaterial Subsidiary” shall mean each Subsidiary of the Borrower that is not a Material Subsidiary.

“Incremental Amendment” shall have the meaning set forth in Section 2.14(g).

“Incremental Deposit L/C Loan Commitment” shall mean, the commitment of any lender to make Incremental Deposit L/C Loans of a particular tranche pursuant to Section 2.14(a).

“Incremental Deposit L/C Loan Facility” shall mean each tranche of Incremental Deposit L/C Loans made pursuant to Section 2.14.

“Incremental Deposit L/C Loan Maturity Date” shall mean, with respect to any tranche of Incremental Deposit L/C Loans made pursuant to Section 2.14, the final maturity date thereof.

“Incremental Deposit L/C Loans” shall have the meaning provided in Section 2.14(a).

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.14(g).

“Incremental Posting Facility” shall have the meaning provided in Section 2.14(a).

“Incremental Posting Facility Commitment” shall mean the commitment of any lender to provide posting advances under any Incremental Posting Facility.

“Incremental Posting Facility Maturity Date” shall mean, with respect to any Incremental Posting Facility, the final maturity date thereof.

“Incremental Revolving Commitment Increase” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Commitment Increase Lender” shall have the meaning provided in Section 2.14(h).

“Incremental Term Loan Commitment” shall mean the commitment of any lender to make Incremental Term Loans of a particular tranche pursuant to Section 2.14(a).

“Incremental Term Loan Facility” shall mean each tranche of Incremental Term Loans made pursuant to Section 2.14.

“Incremental Term Loan Maturity Date” shall mean, with respect to any tranche of Incremental Term Loans made pursuant to Section 2.14, the final maturity date thereof.

“Incremental Term Loans” shall have the meaning provided in Section 2.14(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) net Hedging Obligations of such Person, (h) without duplication, all Guarantee Obligations of such Person and (i) Disqualified Stock of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) amounts payable by and between the Parent, US Holdings, the Borrower and any other Subsidiary of the Parent in connection with retail clawback or other regulatory transition issues and (v) any Indebtedness defeased by such Person or by any Subsidiary of such Person. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“indemnified liabilities” shall have the meaning provided in Section 13.5.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than (i) Excluded Taxes and (ii) any interest, penalties or expenses caused by an Agent’s or Lender’s gross negligence or willful misconduct.

“Initial Baseload Assets” shall mean the assets comprising the following generation facilities, each owned by the Borrower and its Restricted Subsidiaries on the Closing Date:

•

Comanche Peak Unit 1 shall mean the approximately 1,150 megawatt (net load) nuclear fueled power generation facility known as “Comanche Peak Unit 1” being operated and owned by Luminant Generation Company LLC in Somervell County and Hood County, Texas;

•

Comanche Peak Unit 2 shall mean the approximately 1,150 megawatt (net load) nuclear fueled power generation facility known as “Comanche Peak Unit 2” being operated and owned by Luminant Generation Company LLC in Somervell County and Hood County, Texas;

•

Big Brown Unit 1 shall mean the approximately 575 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Big Brown Unit1” being operated and owned by Big Brown Power Company LLC in Freestone County, Texas;

•

Big Brown Unit 2 shall mean the approximately 575 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Big Brown Unit 2” being operated and owned by Big Brown Power Company LLC in Freestone County, Texas;

•

Monticello Unit 1 shall mean the approximately 565 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Monticello Unit 1” being operated and owned by Luminant Generation Company LLC in Titus County, Franklin County and Hopkins County, Texas;

•

Monticello Unit 2 shall mean the approximately 565 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Monticello Unit 2” being operated and owned by Luminant Generation Company LLC in Titus County, Franklin County and Hopkins County, Texas;

•

Monticello Unit 3 shall mean the approximately 750 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Monticello Unit 3” being operated and owned by Luminant Generation Company LLC in Titus County, Franklin County and Hopkins County, Texas;

•

Martin Lake Unit 1 shall mean the approximately 750 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Martin Lake Unit 1” being operated and owned by Luminant Generation Company LLC in Panola County and Rusk County, Texas;

•

Martin Lake Unit 2 shall mean the approximately 750 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Martin Lake Unit 2” being operated and owned by Luminant Generation Company LLC in Panola County and Rusk County, Texas;

•

Martin Lake Unit 3 shall mean the approximately 750 megawatt (net load) lignite/coal fired power generation facility, excluding mining properties, known as “Martin Lake Unit 3” being operated and owned by Luminant Generation Company LLC in Panola County and Rusk County, Texas;

•	Oak Grove Unit 1;

•	Oak Grove Unit 2;

•	Sandow Unit 4; and

•	Sandow Unit 5.

“Initial Financial Statements Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Administrative Agent for the first full fiscal quarter commencing after the Closing Date.

“Initial Investors” shall have the meaning provided in the recitals to the Agreement.

“Initial Posting Advance Amount” shall have the meaning provided in Section 14.3(a).

“Initial Term Loan” shall mean any Initial Tranche B-1 Term Loan, Initial Tranche B-2 Term Loan or Initial Tranche B-3 Term Loan.

“Initial Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Tranche B-1 Term Loan Commitment, Initial Tranche B-2 Term Loan Commitment or Initial Tranche B-3 Term Loan Commitment.

“Initial Term Loan Facility” shall have the meaning provided in the recitals to this Agreement.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean the date that is seven years after the Closing Date; provided that if such date is not a Business Day, the “Initial Term Loan Maturity Date” will be the next succeeding Business Day.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(i).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(i).

“Initial Tranche B-1 Term Loan” shall have the meaning provided in Section 2.1(a)(i).

“Initial Tranche B-1 Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Initial Tranche B-1 Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Initial Tranche B-1 Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial B-1 Term Loan Commitments as of the Closing Date is $3,450,000,000.

“Initial Tranche B-1 Term Loan Lender” shall mean a Lender with an Initial Tranche B-1 Term Loan Commitment or an outstanding Initial Tranche B-1 Term Loan.

“Initial Tranche B-2 Term Loan” shall have the meaning provided in Section 2.1(a)(ii).

“Initial Tranche B-2 Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Initial Tranche B-2 Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Initial Tranche B-2 Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial B-2 Term Loan Commitments as of the Closing Date is $7,000,000,000.

“Initial Tranche B-2 Term Loan Lender” shall mean a Lender with an Initial Tranche B-2 Term Loan Commitment or an outstanding Initial Tranche B-2 Term Loan.

“Initial Tranche B-3 Term Loan” shall have the meaning provided in Section 2.1(a)(iii).

“Initial Tranche B-3 Term Loan Commitment” shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Initial Tranche B-3 Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Initial Tranche B-3 Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial B-3 Term Loan Commitments as of the Closing Date is $6,000,000,000.

“Initial Tranche B-3 Term Loan Lender” shall mean a Lender with an Initial Tranche B-3 Term Loan Commitment or an outstanding Initial Tranche B-3 Term Loan.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, among the Collateral Agent, the Borrower and each Hedge Bank party to a Commodity Hedging Agreement, whether on the Closing Date or at any time thereafter, substantially in the form of Exhibit M

“Interest Period” shall mean, with respect to any Term Loan, Deposit L/C Loan, Incremental Deposit L/C Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Computation Date” shall mean any Business Day, as of which the relevant MTM Exposure (based on the Actual MTM Exposure) has increased or decreased by $25,000,000 or more as compared to the MTM Exposure for the Relevant Prior Computation Date.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership, limited liability company membership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 10.5.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by a Letter of Credit Issuer and the Parent, US Holdings, the Borrower or any Subsidiary of the Parent (other than the Oncor Subsidiaries) or in favor of a Letter of Credit Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers and Bookrunners” shall mean Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc., Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC.

“JV Distribution Amount” shall mean, at any time, the aggregate amount of cash dividends and other cash distributions received by the Borrower or any Restricted Subsidiary from any Mi nority Investments or any Unrestricted Subsidiary since the Closing Date and prior to such time and only to the extent that neither the Borrower nor any Restricted Subsidiary is under any obligation to repay such amount to such Minority Investments or such Unrestricted Subsidiary.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“L/C Obligations” shall mean the Revolving L/C Obligations and the Deposit L/C Obligations.

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any Unpaid Drawing under Section 3.4 that it is required to make hereunder or (b) a Lender having notified the Administrative Agent (or, with respect to the Posting Facility, the Posting Agent) and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a), 2.1(b), 2.1(c), 2.1(d), 2.1(e)(ii), 3.4 or 14.4, as the case may be, or (c) a Lender being deemed insolvent or becoming the subject of a bankruptcy or insolvency proceeding.

“Letter of Credit” shall mean each Deposit Letter of Credit and each Revolving Letter of Credit.

“Letter of Credit Issuer” shall mean, with respect to any Deposit Letter of Credit, each Deposit Letter of Credit Issuer, and with respect to any Revolving Letter of Credit, any Revolving Letter of Credit Issuer.

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“Level I Status” shall mean, on any date, the circumstance that the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 6.0 to 1.00 as of such date.

“Level II Status” shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 5.0 to 1.00 as of such date.

“Level III Status” shall mean, on any date, the circumstance that neither Level I Status nor Level II Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 5.0 to 1.00 as of such date.

“LIBOR Loan” shall mean any Term Loan, Deposit L/C Loan, Incremental Deposit L/C Loan or Revolving Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period with respect to a LIBOR Loan or for any Posting Interest Period with respect to a Posting Advance, as applicable, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent (or, with respect to the Posting Facility, the Posting Agent) from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period or such Posting Interest Period, as applicable, for deposits in dollars (for delivery on the first day of such Interest Period or such Posting Interest Period, as applicable) with a term equivalent to such Interest Period or such Posting Interest Period, as the case may be. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period or such Posting Interest Period, as applicable, shall be a rate per annum as may be agreed upon by the Borrower and the Administrative Agent (or, with respect to the Posting Facility, the Posting Agent) to be a rate at which deposits in dollars for delivery on the first day of such Interest Period or such Posting Interest Period, as the case may be, in same day funds in the approximate amount of the LIBOR Loan or the Posting Advance, as applicable, being made, continued or converted by the Administrative Agent (or, with respect to the Posting Facility, the Posting Agent) and with a term equivalent to such Interest Period or Posting Interest Period, as applicable, would be offered by the Administrative Agent’s London Branch (or, with respect to the Posting Facility, the Posting Agent) to major banks in the applicable London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease or license in the nature thereof); provided that in no event shall an operating lease be deemed to be a Lien.

“Limited Notes” shall have the meaning provided in Section 10.7(a).

“Loan” shall mean any Revolving Credit Loan, Swingline Loan, Term Loan, Deposit L/C Loan or Incremental Deposit L/C Loan made by any Lender hereunder.

“Maintenance Fee” shall have the meaning provided in the Posting Facility Fee Letter.

“Management Investors” shall mean the directors, management, officers and employees of Parent and its Subsidiaries who are or become investors in Holdings, any of its direct or indirect parent entities or in the Parent at any time prior to the first anniversary of Closing Date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(e)(ii).

“Market Disruption Event” shall have the meaning provided in Section 7.4(d)(i) of the Commodity Definitions without giving effect to Section 7.5(e) thereof.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement”.

“Material Adverse Effect” shall mean any circumstances or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent, the Posting Agent or the Collateral Agent and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidi ary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the most recent Test Period for which Section 9.1 Financials have been delivered were equal to or greater than 2.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 2.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (x) total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of such Test Period equal to or greater than 10.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (y) total revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period equal to or greater than 10.0% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” so that such condition no longer exists. It is agreed and understood that no Receivables Entity shall be a Material Subsidiary.

“Maturity Date” shall mean the Initial Term Loan Maturity Date, the Delayed Draw Term Loan Maturity Date, the Deposit L/C Loan Maturity Date, the Revolving Credit Maturity Date, any Incremental Term Loan Maturity Date, any Incremental Deposit L/C Loan Maturity Date, the Posting Facility Maturity Date and any Incremental Posting Facility Maturity Date.

“Merger” shall have the meaning provided in the recitals to this Agreement.

“Merger Consideration” shall have the meaning provided in the recitals to this Agreement.

“Merger Funds” shall have the meaning provided in the recitals to this Agreement.

“Merger Sub” shall mean Texas Energy Future Merger Sub Corp., a Texas corporation.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $5,000,000 (or, if less, the entire remaining Commitments of any applicable Credit Facility at the time of such Borrowing), (b) with respect to a Borrowing of ABR Loans, $5,000,000 (or, if less, the entire remaining Commitments of any applicable Credit Facility at the time of such Borrowing), and (c) with respect to a Borrowing of Swingline Loans, $500,000 (or, if less, the entire remaining Swingline Commitment at the time of such Borrowing). It is understood that there shall be no Minimum Borrowing Amount with respect to any Borrowing of a Posting Advance.

“Minimum Equity Amount” shall have the meaning provided in the recitals to this Agreement.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Stock or Stock Equivalents, including any joint venture (regardless of form of legal entity).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit C (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent or, in the case of any Mortgaged Property located outside the United States of America, in such form as agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean (a) each Closing Date Mortgaged Property and each Post-Closing Mortgaged Property and (b) all Real Estate with respect to which a Mortgage is required to be granted pursuant to Section 9.14.

“MTM Exposure” shall mean, for each Computation Date, an amount calculated by the Posting Calculation Agent equal to the mark-to-market exposure (i.e., the unrealized gain or loss) that a single counterparty in the position of the “fixed price” payor (or an equivalent position) would have on a combined basis for all of the Deemed Transactions (inclusive of unpaid settlement amounts, but not termination amounts) as of such Calculation Date; provided that if such single counterparty would be “out-of-the-money” (i.e., would have an unrealized loss) on the Deemed Transactions, then the MTM Exposure shall equal zero.

“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA (i) to which any of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is then making or has an obligation to make contributions or (ii) with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate could incur liability pursuant to Title IV of ERISA.

“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a management’s discussion and analysis of the financial condition and results of operations of the Borrower and its consolidated Subsidiaries for the applicable period to which such financial statements relate.

“Necessary CapEx” shall mean Capital Expenditures that are required by Applicable Law (other than Environmental Law) or otherwise undertaken voluntarily for health and safety reasons (other than as required by Environmental Law). The term “Necessary CapEx” does not include any Capital Expenditure undertaken primarily to increase the efficiency of, expand or re-power any power generation facility.

“Negotiated Fallback” shall have the meaning set forth in Section 7.5(c)(iii) of the Commodity Definitions; provided that the word “fifth” shall be replaced with the word “third”.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any Restricted Subsidiary in respect of such Prepayment Event, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated by the Borrower in good faith to be payable by the Borrower or any Restricted Subsidiary in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or a ny Restricted Subsidiary (including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction); provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event occurring on the date of such reduction,

(iii) the amount of any Indebtedness (other than Indebtedness hereunder) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Prepayment Event (other than any Asset Sale Prepayment Event pursuant to Section 10.4(m) or Recovery Prepayment Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period, has entered into an Acceptable Reinvestment Commitment prior to the last day of the Reinvestment Period to reinvest or, with respect to any Recovery Prepayment Event, provided an Acceptable Reinvestment Commitment or a Restoration Certification prior to the last day of the Reinvestment Period) in the business of the Borrower or any Restricted Subsidiary (subject to Section 9.15), including for the repair, restoration or replacement of an asset or assets subject to a Recovery Prepayment Event; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or any Restricted Subsidiary has entered into an Acceptable Reinvestment Commitment or provided a Restoration Certification prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such Acceptable Reinvestment Commitment or provided such Restoration Certification, as applicable (such last day or 180 th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i),

(v) in the case of any Asset Sale Prepayment Event with respect to Baseload Assets pursuant to Section 10.4(m), the amount of any proceeds of such Asset Sale Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into an Acceptable Reinvestment Commitment prior to the last day of the Reinvestment Period to reinvest) in other Baseload Assets; provided that any Deferred Net Cash Proceeds with respect to such Asset Sale Prepayment Event shall, unless the Borrower or any Restricted Subsidiary has entered into an Acceptable Reinvestment Commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the Deferred Net Cash Proceeds Payment Date and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i),

(vi) in the case of any Asset Sale Prepayment Event or Recovery Prepayment Event by a non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof, and

(vii) reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, discounts and other costs paid by the Borrower or any Restricted Subsidiary, as applicable, in connection with such Prepayment Event, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Netting Agreement” shall mean a netting agreement, master netting agreement or other similar document having the same effect as a netting agreement or master netting agreement and, as applicable, any collateral annex, security agreement or other similar document related to any master netting agreement or Permitted Contract.

“New Build Program” shall have the meaning provided in the recitals to this Agreement.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“NYMEX” shall mean the New York Mercantile Exchange or any successor by merger or consolidation to its business.

“Oak Grove Unit 1” shall mean the approximately 817 megawatt (net load), lignite coal-fired, power generation facility, known as “Oak Grove Unit 1”, being developed by Oak Grove Management Company LLC in Robertson County, Texas.

“Oak Grove Unit 2” shall mean the approximately 837 megawatt (net load), lignite coal-fired, power generation facility, known as “Oak Grove Unit 2”, being developed by Oak Grove Management Company LLC in Robertson County, Texas.

“Oak Grove Unit 1 Deemed Completion Date” shall have the meaning provided in the definition of Consolidated EBITDA.

“Oak Grove Unit 2 Deemed Completion Date” shall have the meaning provided in the definition of Consolidated EBITDA.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan, Posting Advance or Letter of Credit or under any Secured Cash Management Agreement, Secured Commodity Hedging Agreement or Secured Hedging Agreement, in each case, entered into with US Holdings, the Borrower or any Restricted Subsidiary, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.

“Oncor Credit Facility” shall mean the revolving credit agreement, dated as of the date hereof, among Oncor, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., as syndication agent, and J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., Lehman Brothers Inc. and Morgan Stanley Senior Funding, Inc., as joint lead arrangers and bookrunners.

“Oncor” shall mean Oncor Electric Delivery Company LLC, a Delaware limited liability company.

“Oncor Subsidiaries” shall mean the Subsidiaries of Energy Future Intermediate Holding Company LLC, a Delaware limited liability company.

“Organizational Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent, the Revolving Letter of Credit Issuer, the Deposit Letter of Credit Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” shall mean TXU Corp., a Texas corporation.

“Parent Senior Documents” shall mean either (a) the Parent Senior Exchange Notes Documents or (b) the Parent Senior Interim Loan Documents, as the case may be.

“Parent Senior Exchange Notes” shall mean senior unsecured exchange notes due 2017, to be issued in connection with the refinancing of the Parent Senior Interim Loans or the exchange of the Parent Senior Term Loans under the Parent Senior Exchange Notes Indenture, in aggregate principal amount of up to $4,500,000,000 ( less the amount of any Parent Senior Interim Loans or Borrower Senior Term Loans that remain outstanding after the issuance of the Parent Senior Exchange Notes), together with interest (including any “PIK” interest amount), fees and all other amounts payable in connection therewith.

“Parent Senior Exchange Notes Documents” shall mean the Parent Senior Exchange Notes Indenture and other credit documents referred to therein.

“Parent Senior Exchange Notes Indenture” shall mean the indenture to be entered into in connection with the refinancing of the Parent Senior Interim Loans or the exchange of the Parent Senior Term Loans, among the Parent, the guarantors party thereto and a trustee, pursuant to which the Parent Senior Exchange Notes shall be issued.

“Parent Senior Facility” shall mean either (a) the Parent Senior Exchange Notes, (b) the Parent Senior Interim Loans or (c) the Parent Senior Term Loans, as the case may be.

“Parent Senior Interim Loan Agreement” shall mean the senior unsecured interim loan agreement, dated as of the date hereof by and among the Parent, the lenders from time to time parties thereto, Morgan Stanley Senior Funding, Inc., as administrative agent, Goldman Sachs Credit Partners L.P., as syndication agent, and Goldman Sachs Credit Partners L.P., Morgan Stanley Senior Funding, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, JP Morgan Securities Inc., and Lehman Brothers Inc., as joint lead arrangers and bookrunners.

“Parent Senior Interim Loan Documents” shall mean the Parent Senior Interim Loan Agreement and the other credit documents referred to therein.

“Parent Senior Interim Loans” shall have the meaning provided in the recitals to this Agreement.

“Parent Senior Term Loans” shall mean the “Senior Term Loans”, as defined in the Parent Senior Interim Loan Agreement.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Participant Register” shall have the meaning provided in Section 13.6(c)(iii).

“Participating Receivables Grantor” shall mean the Borrower or any Restricted Subsidiary that is or that becomes a participant or originator in a Permitted Receivables Financing.

“Patriot Act” shall have the meaning provided in Section 13.18.

“Payment Instructions” shall mean standing instructions or ad hoc instructions provided by the Borrower to the Posting Agent and approved by the Posting Agent (such approval not to be unreasonably withheld, conditioned or delayed).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“PE Repaid Tranche B-3 Loans” shall have the meaning provided in Section 5.2(a)(i)(B).

“Pension Act” shall mean the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit D or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of assets (including assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with Applicable Law, (b) if such acquisition involves any Stock or Stock Equivalents, such acquisition shall result in the issuer of such Stock or Stock Equivalents and its Subsidiaries becoming a Restricted Subsidiary and a Subsidiary Guarantor, to the extent required by Section 9.11, (c) such acquisition shall result in the Collateral Agent, for the benefit of the applicable Secured Parties, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.14, (d) after giving effect to such acquisition, the Borrower and the Restricted Subsidiaries shall be in compliance with Section 9.15, (e) both before and after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing and (f) the Borrower shall be in compliance, on a Pro Forma Basis, after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Section 10.1, and any related Pro Forma Adjustment), with the covenant set forth in Section 10.9.

“Permitted Additional Debt” shall mean unsecured Indebtedness issued by the Borrower or any other Guarantor, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the latest Maturity Date hereunder (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default) and (ii) to the extent the same are subordinated, provide for customary subordination to the Obligations under the Credit Documents, (b) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Restricted Subsidiaries than those herein (or to the extent such Permitted Additional Debt constitutes refinancing Indebtedness of the Borrower Senior Facility, those applicable to the Borrower Senior Facility being so refinanced); provided that a certificate of an Authorized Officer of the Borrower is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (c) of which no Subsidiary of the Borrower (other than a Guarantor or any guarantor of the Indebtedness being refinanced by such Permitted Additional Debt, if applicable) is an obligor.

“Permitted Contract” shall have the meaning provided in Section 10.2(bb).

“Permitted Holders” shall mean the Sponsors and the Management Investors

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper or variable or fixed rate notes maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d) time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by, any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks;

(e) repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f) marketable short-term money market and similar funds (x) either having assets in excess of $500,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above; and

(h) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP;

(b) Liens in respect of property or assets of the Borrower or any Subsidiary of the Borrower imposed by Applicable Law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, arising in the ordinary course of business or in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of tenders, statutory obligations, trade contracts (other than for payment of money), leases, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations, in each case incurred in the ordinary course of business (including in connection with the construction or restoration of facilities for the generation, transmission or distribution of electricity) or otherwise constituting Investments permitted by Section 10.5;

(e) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of the Subsidiaries of the Borrower are located;

(f) easements, rights-of-way, licenses, reservations, servitudes, permits, conditions, covenants, rights of others, restrictions (including zoning restrictions), oil, gas and other mineral interests, royalty interests and leases, minor defects, exceptions or irregularities in title or survey, encroachments, protrusions and other similar charges or encumbrances (including those to secure health, safety and environmental obligations), which do not interfere in any material respect with the business of the Borrower and the Subsidiaries of the Borrower, taken as a whole;

(g) any exception on the title policies issued in connection with any Mortgaged Property;

(h) any interest or title of a lessor, sublessor, licensor, sublicensor or grantor of an easement or secured by a lessor’s, sublessor’s, licensor’s, sublicensor’s interest or grantor of an easement under any lease, sublease, license, sublicense or easement to be entered into by the Borrower or any Restricted Subsidiary of the Borrower as lessee, sublessee, licensee, grantee or sublicensee to the extent permitted by this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of the Borrower or any Subsidiary of the Borrower; provided that such Lien secures only the obligations of the Borrower or such Subsidiary in respect of such letter of credit or banker’s acceptance to the extent permitted under Section 10.1;

(k) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and the Subsidiaries of the Borrower, taken as a whole;

(l) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any Subsidiary of the Borrower;

(m) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(n) Liens arising under Section 9.343 of the Texas Uniform Commercial Code or similar statutes of states other than Texas;

(o) Liens on accounts receivable, other Receivables Facility Assets, or accounts into which collections or proceeds of Receivables Facility Assets are deposited, in each case arising in connection with a Permitted Receivables Financing;

(p) any zoning, land use, environmental or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries of the Borrower, taken as a whole;

(q) any Lien arising by reason of deposits with or giving of any form of security to any Governmental Authority for any purpose at any time as required by Applicable Law as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Borrower or any Subsidiary to maintain self-insurance or to participate in any fund for liability on any insurance risks;

(r) Liens, restrictions, regulations, easements, exceptions or reservations of any Governmental Authority applying to nuclear fuel;

(s) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of Applicable Law, to terminate or modify such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such person;

(t) Liens arising under any obligations or duties affecting any of the property, the Borrower or any Restricted Subsidiary to any Governmental Authority with respect to any franchise, grant, license or permit which do not materially impair the use of such property for the purposes for which it is held;

(u) rights reserved to or vested in any Governmental Authority to use, control or regulate any property of such person, which do not materially impair the use of such property for the purposes for which it is held;

(v) any obligations or duties, affecting the property of US Holdings, the Borrower or any Restricted Subsidiary, to any Governmental Authority with respect to any franchise, grant, license or permit; and

(w) a set-off or netting rights granted by the Borrower or any Subsidiary of the Borrower pursuant to any Hedging Agreements, Netting Agreements or Permitted Contracts solely in respect of amounts owing under such agreements.

“Permitted Receivables Financing” shall mean any of one or more receivables financing programs as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities and other customary forms of support, in each case made in connection with such facilities) to the Borrower and the Restricted Subsidiaries (other than a Receivables Entity) providing for the sale, conveyance, or contribution to capital of Receivables Facility Assets by Participating Receivables Grantors in transactions purporting to be sales of Receivables Facility Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Entity that in turn funds such purchase by the direct or indirect sale, transfer, conveyance, pledge, or grant of participation or other interest in such Receivables Facility Assets to a Person that is not a Restricted Subsidiary. The transactions contemplated by the Existing Securitization Documentation (as defined in the Security Agreement) shall be deemed to be a Permitted Receivables Financing.

“Permitted Sale Leaseback” shall mean any Sale Leaseback existing on the Closing Date or consummated by the Borrower or any Restricted Subsidiary after the Closing Date; provided that any such Sale Leaseback consummated after the Closing Date not between (a) a Credit Party and another Credit Party or (b) a Restricted Subsidiary that is not a Credit Party and another Restricted Subsidiary that is not a Credit Party is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Restricted Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $100,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“PIK Interest Amount” shall mean the aggregate principal amount of all increases in outstanding principal amount of any Borrower Senior Facility (or any Refinanced Bridge Indebtedness), including any issuances of PIK Notes (as defined in each of the Senior Exchange Note Indenture or any similar document, including any Refinanced Bridge Indebtedness Documentation) in connection with an election by the Borrower to pay interest on any Borrower Senior Facility (or any Refinanced Bridge Indebtedness) in kind.

“Plan” shall mean an employee pension benefit plan (other than a Multiemployer Plan) -which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is maintained or contributed to by the Borrower, any Subsidiary or ERISA Affiliate or with respect to which the Borrower or any Subsidiary could incur liability pursuant to Title IV of ERISA.

“Platform” shall have the meaning provided in Section 13.17(c).

“Pledge Agreement” shall mean (a) the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E on the Closing Date, and (b) any other Pledge Agreement with respect to any or all of the Obligations delivered pursuant to Section 9.12.

“Post-Acquisition Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Post-Closing Mortgaged Property” shall mean each Mortgaged Property designated as a “Post-Closing Mortgaged Property” on Schedule 1.1(c).

“Posting Advance” shall mean each advance under the Posting Facility made by each Posting Lender pursuant to Section 14.4.

“Posting Advance Amount” shall have the meaning provided in Section 14.3(b).

“Posting Advance Date” shall mean (a) the Closing Date and (b) the first Business Day following each Computation Date as to which a Posting Advance Amount is determined pursuant to Section 14.3(b).

“Posting Advances Outstanding” shall mean, with respect to any Posting Lender, on any date of determination, an amount equal to the aggregate principal amount of all outstanding Posting Advances made by such Posting Lender.

“Posting Agent” shall mean Goldman Sachs Credit Partners, L.P., as the administrative agent with respect to the Posting Facility for the Posting Lenders under this Agreement and the other Credit Documents, or any successor posting agent pursuant to Section 12.

“Posting Calculation Agent” shall mean J. Aron & Company, as the calculation agent with respect to the Posting Facility for the Borrower and the Posting Lenders under this Agreement and the other Credit Documents, or any successor calculation agent pursuant to Section 12.

“Posting Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the percentage of the Actual MTM Exposure (the “Posting Percentage”) set forth opposite such Lender’s name on Schedule 1.1 (a) as such Lender’s “Posting Commitment”, and (b) in the case of any Lender that becomes a Lender after the date hereof, the percentage of the Actual MTM Exposure specified as such Lender’s “Posting Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Posting Commitment.

“Posting Documentation Agent” shall mean Goldman Sachs Credit Partners L.P., in such capacity.

“Posting Facility” shall have the meaning provided in the recitals to this Agreement.

“Posting Facility Fee Letter” shall mean the fee letter with respect to the Posting Facility, dated as of the date hereof, among the Borrower, Goldman Sachs Credit Partners, L.P. and J. Aron & Company.

“Posting Facility Maturity Date” shall mean December 31, 2012.

“Posting Facility Termination Date” shall mean the earlier to occur of (a) the Posting Facility Maturity Date and (b) the date on which the Posting Commitments shall have terminated and no Posting Advances shall be outstanding.

“Posting Interest Period” shall mean (a) initially, the period commencing on (and including) the Closing Date to (but excluding) the first Weekly Interest Payment Date following the Closing Date and (b) thereafter, each period commencing on (and including) a Weekly Interest Payment Date to (but excluding) the next Weekly Interest Payment Date.

“Posting Lead Arranger and Bookrunner” shall mean Goldman Sachs Credit Partners L.P., in such capacity.

“Posting Lender” shall mean each Lender with a Posting Commitment at such time.

“Posting Percentage” shall have the meaning provided in the definition of “Posting Commitment”.

“Posting Repayment Amount” shall have the meaning provided in Section 14.3(b).

“Posting Repayment Date” shall mean the second Business Day following each Computation Date as to which a Posting Repayment Amount is determined pursuant to Section 14.3(b); provided that, with respect to any such Computation Date, if the Borrower requests in writing (which may be via email at the address of the Posting Agent set forth on Schedule 13.2) to pay any such Posting Repayment Amount on the first Business Day following such Computation Date and such request is given to the Posting Agent by 11:00 a.m. (New York time) on such first Business Day, then the Posting Repayment Date shall be such first Business Day following such Computation Date.

“Posting Syndication Agent” shall mean Goldman Sachs Credit Partners L.P., in such capacity.

“Postponement” shall have the meaning set forth in the Commodity Definitions with two Commodity Business Days as the Maximum Days of Disruption (as each such term is defined in the Commodity Definitions).

“Preferred Stock” shall mean any Stock or Stock Equivalents with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Prepayment Event” shall mean any Asset Sale Prepayment Event or Recovery Prepayment Event.

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken or to be taken, prior to or during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred prior to or during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and the Restricted Subsidiaries; provided that (A) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Pro Forma Entity to the extent the aggregate consideration paid in connection with such acquisition was less than $50,000,000 and (ii) so long as such actions are taken, or to be taken, prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(g) or setting forth the information described in clause (iii) to Section 9.1(c).

“Pro Forma Balance Sheet” shall have the meaning provided in Section 8.9.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any Subsidiary of the Borrower, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any Restricted Subsidiary in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Entity” shall have the meaning provided in the definition of the term “Acquired EBITDA”.

“Pro Forma Financial Statements” shall have the meaning provided in Section 8.9.

“Project” shall have the meaning provided in Section 9.14(f).

“Projections” shall have the meaning provided in Section 9.1(h).

“PUCT” shall mean the Public Utility Commission of Texas or any successor.

“Qualifying IPO” shall mean the issuance by Parent, Holdings or any direct or indirect parent of Holdings of its common Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Real Estate” shall have the meaning provided in Section 9.1(e).

“Receivables Entity” shall mean any Person formed solely for the purpose of (i) facilitating or entering into one or more Permitted Receivables Financings, and (ii) in each case, engaging in activities reasonably related or incidental thereto. TXU Receivables Company, a Delaware corporation, shall be deemed to be a Receivables Entity.

“Receivables Facility Assets” shall mean presently existing and hereafter arising or originated Accounts, Payment Intangibles and Chattel Paper (as each such term is defined in the UCC) owed or payable to any Participating Receivables Grantor, and to the extent related to or supporting any Accounts, Chattel Paper or Payment Intangibles, or constituting a receivable, all General Intangibles and other forms of obligations and receivables owed or payable to any Participating Receivables Grantor, including the right to payment of any interest, finance charges, late payment fees or other charges with respect thereto (the foregoing, collectively, being “receivables”), all of such Participating Receivables Grantor’s rights as an unpaid vendor (including rights in any goods the sale of which gave rise to any receivables), all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any receivables or other items described in this definition, all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any receivables or other items described in this definition, and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) relating to any receivables or other items described in this definition or to any obligor with respect thereto, and all proceeds of the foregoing. Receivables Facility Assets shall be deemed to include the “Receivable Assets” as defined in the Existing Securitization Documentation (as defined in the Security Agreement) as in effect on the Closing Date.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with any Permitted Receivables Financing.

“Recovery Event” shall mean (a) any damage to, destruction of or other casualty or loss involving any property or asset or (b) any seizure, condemnation, confiscation or taking (or transfer under threat of condemnation) under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Restricted Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event.

“Refinanced Deposit L/C Loans” shall have the meaning provided in Section 13.1.

“Refinanced Term Loans” shall have the meaning provided in Section 13.1.

“Refinancing” shall have the meaning provided in the recitals to this Agreement.

“Refinanced Bridge Indebtedness” shall have the meaning provided in Section 10.1(i).

“Refinanced Bridge Indebtedness Documentation” shall mean any notes, indentures, loan agreements and/or other documentation or instruments governing any Refinanced Bridge Indebtedness.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Registration Rights Agreement” shall mean the registration rights agreement related to the Borrower Senior Exchange Notes or any Refinanced Bridge Indebtedness and, with respect to any additional notes issued pursuant to the Borrower Senior Exchange Notes Indenture or any Refinanced Bridge Indebtedness Documentation, one or more registration rights agreements between the Borrower and the other parties thereto, relating to rights given by the Borrower to the purchasers of such additional notes to register such additional notes under the Securities Act.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reinvestment Period” shall mean 15 months following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event.

“Rejection Notice” shall have the meaning provided in Section 5.2(h).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant Prior Computation Date” shall mean, with respect to any Business Day, whichever of the following has more closely preceded such Business Day: (a) the immediately preceding Weekly Computation Date or (b) the immediately preceding Interim Computation Date.

“Repaid Indebtedness” shall mean:

•	the portion of the Parent’s 4.800% Fixed Senior Notes Series O due 2009 tendered;

•	the portion of the Borrower’s 6.125% Fixed Senior Notes due 2008 tendered;

•	the portion of the Borrower’s 7.000% Fixed Senior Notes due 2013 tendered;

•	the Borrower’s Floating Rate Senior Notes due 2008;

•	Oncor Electric Delivery’s Floating Senior Notes due 2008; and

•	the credit facilities listed on Schedule 1.1(f).

“Repaid Tranche B-3 Loans” shall have the meaning provided in Section 5.1(b).

“Repayment Amount” shall mean an Initial Term Loan Repayment Amount, a Delayed Draw Term Loan Repayment Amount and the amount of any installment of Incremental Term Loans scheduled to be repaid on any date.

“Replacement Deposit L/C Loans” shall have the meaning provided in Section 13.1.

“Replacement Term Loans” shall have the meaning provided in Section 13.1.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required Delayed Draw Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the aggregate outstanding principal amount of the Delayed Draw Term Loans (excluding Delayed Draw Term Loans held by Defaulting Lenders) at such date and (b) the Adjusted Available Delayed Draw Term Loan Commitment at such date.

“Required Deposit L/C Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the sum of the aggregate outstanding principal amount of the Initial Deposit L/C Loans at such date.

“Required Initial Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the aggregate outstanding principal amount of the Initial Term Loans at such date.

“Required Initial Tranche B-1 Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the aggregate outstanding principal amount of the Initial Tranche B-1 Term Loans at such date.

“Required Initial Tranche B-2 Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of aggregate outstanding principal amount of the Initial Tranche B-2 Term Loans at such date.

“Required Initial Tranche B-3 Term Loan Lenders” shall mean, at any date, Lenders having or holding a majority of the aggregate outstanding principal amount of the Initial Tranche B-3 Term Loans at such date.

“Required Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the outstanding amount of the Term Loans in the aggregate at such date, (b) the outstanding amount of the Deposit L/C Loans and Incremental Deposit L/C Loans in the aggregate at such date, (c) the Adjusted Available Delayed Draw Term Loan Commitment at such date, (d)(i) the Adjusted Total Revolving Credit Commitment at such date or (ii) if the Total Revolving Credit Commitment has been terminated or for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Revolving Credit Loans and Revolving Letter of Credit Exposure (excluding the Revolving Credit Loans and Revolving Letter of Credit Exposures of Defaulting Lenders) in the aggregate at such date and (e) the Applicable Posting Facility Amount (it being understood that, for purposes of determin ing the vote of any Posting Lender hereunder, the portion of the Applicable Posting Facility Amount that such Posting Lender holds at any time shall equal such Posting Lender’s Posting Percentage of the Applicable Posting Facility Amount and any calculation of the Applicable Posting Facility Amount shall exclude the Posting Percentage of any Defaulting Lender).

“Required Posting Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Adjusted Total Posting Commitment at such date or, if the Total Posting Commitment has been terminated, Aggregate Posting Advances Outstanding at such time (excluding Posting Advances Outstanding of Defaulting Lenders).

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or any Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such Restricted Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event to repair, restore or replace the property or assets in respect of which such Recovery Prepayment Event occurred, (b) the approximate costs of completion of such repair, restoration or replacement and (c) that such repair, restoration or replacement will be completed within the later of (x) fifteen months after the date on which cash proceeds with respect to such Recovery Prepayment Event were received and (y) 180 days after delivery of such Restoration Certification.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(h).

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Revolving Credit Commitment”, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof, (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof and (c) in the case of any Lender that increases its Revolving Credit Commitment or becomes an Incremental Revolving Commitment Increase Lender, in each case pursuant to Section 2.14, the amount specified in the applicable Incremental Amendment, as such Revolving Credit Commitment may be reduced from time to time pursuant to the terms hereof. The aggregate amount of Revolving Credit Commitments as of the date hereof is $2,700,000,000.

“Revolving Credit Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Revolving Credit Commitment Fee Rate” shall mean, with respect to the Available Revolving Commitment applicable to the Revolving Credit Lenders, on any date, the rate per annum set forth below based upon the Status in effect on such day:

Status	Revolving Credit Commitment Fee Rate
Level I Status	0.50%
Level II Status	0.50%
Level III Status	0.375%

Notwithstanding the foregoing, the term “Revolving Credit Commitment Fee Rate” shall mean 0.50% during the period from and including the Closing Date to but excluding the Initial Financial Statements Delivery Date.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment at such time by (b) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Revolving Letter of Credit Exposure at such time and (c) such Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans.

“Revolving Credit Facility” shall have the meaning provided in the recitals to this Agreement.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loans” shall have the meaning provided in Section 2.1(d).

“Revolving Credit Maturity Date” shall mean the date that is six years after the Closing Date, or if such date is not a Business Day, the next succeeding Business Day.

“Revolving Credit Termination Date” shall mean the earlier to occur of (a) the Revolving Credit Maturity Date and (b) the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Revolving Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.

“Revolving L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Revolving Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“Revolving L/C Maturity Date” shall mean the date that is three Business Days prior to the Maturity Date.

“Revolving L/C Obligations” shall mean, as at any date of determination, the aggregate Stated Amount of all outstanding Revolving Letters of Credit plus the aggregate principal amount of all Unpaid Drawings under all Revolving Letters of Credit, including all Revolving L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Revolving Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Revolving Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Revolving L/C Participant” shall have the meaning provided in Section 3.3(a).

“Revolving L/C Participation” shall have the meaning provided in Section 3.3(a).

“Revolving Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1(a)(i).

“Revolving Letter of Credit Commitment” shall mean $1,500,000,000, as the same may be reduced from time to time pursuant to Section 4.2(c).

“Revolving Letter of Credit Exposure” shall mean, with respect to any Revolving Credit Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings under Revolving Letters of Credit in respect of which such Lender has made (or is required to have made) payments to the Revolving Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Revolving Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings under Revolving Letters of Credit in respect of which the Lenders have made (or are required to have made) payments to the Revolving Letter of Credit Issuer pursuant to Section 3.4(a)).

“Revolving Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“Revolving Letter of Credit Issuer” shall mean (a) Citibank, N.A., any of its Affiliates or any replacement or successor pursuant to Section 3.6, (b) JPMorgan Chase Bank, N.A., any of its Affiliates or any replacement or successor pursuant to Section 3.6, (c) each issuer of an Existing Letter of Credit denoted as a “Revolving Letter of Credit” on Schedule 1.1(b) and (d) at any time such Person who shall become a Revolving Letter of Credit Issuer pursuant to Section 3.6 (it being understood that if any such Person ceases to be a Revolving Lender hereunder, such Person will remain a Revolving Letter of Credit Issuer with respect to any Revolving Letters of Credit issued by such Person that remained outstanding as of the date such Person ceased to be a Lender). Any Revolving Letter of Credit Issuer may, in its discretion, arrange for one or more Revolving Letters of Credit to be issued by Affiliates of such Revolving Letter of Credit Issuer, and in each such case the term “Revolving Letter of Credit Issuer” shall include any such Affiliate or Lender with respect to Revolving Letters of Credit issued by such Affiliate or Lender. References herein and in the other Credit Documents to the Revolving Letter of Credit Issuer shall be deemed to refer to the Revolving Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Revolving Letter of Credit Issuers, as the context requires.

“Revolving Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Revolving Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Revolving Letters of Credit.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sandow Unit 4” shall mean the approximately 557 megawatt (net load) lignite fired power generation facility, excluding mining properties, known as “Sandow Unit 4” being operated and owned by Luminant Generation Company LLC in Milam County, Texas.

“Sandow Unit 5” shall mean the approximately 565 megawatt (net load), lignite coal-fired, circulating fluidized bed powder generation facility known as “Sandow Unit 5” being developed by Sandow Power Company LLC in Milam County, Texas.

“Sandow Unit 5 Deemed Completion Date” shall have the meaning provided in the definition of Consolidated EBITDA.

“Scheduled Dispositions” shall have the meaning provided in Section 10.4(j).

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(c).

“Secured Cash Management Agreement” shall mean any agreement relating to Cash Management Services that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank.

“Secured Commodity Hedging Agreement” shall mean any Commodity Hedging Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” shall mean the Administrative Agent, the Posting Agent, the Collateral Agent, the Letter of Credit Issuers, each Lender, each Hedge Bank that is party to any Secured Hedging Agreement or a Secured Commodity Hedging Agreement, as applicable, each Cash Management Bank that is a party to a Secured Cash Management Agreement and each sub-agent pursuant to Section 12 appointed by the Administrative Agent or the Posting Agent with respect to matters relating to the Credit Facilities or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans, Posting Advances and the Lender’s rights under the Credit Documents.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F.

“Security Documents” shall mean, collectively, (a) the Security Agreement, (b) the Pledge Agreement, (c) the Mortgages, (d) the Intercreditor Agreement and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.14 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Shell Wind” shall mean a joint venture with Shell Wind Energy Inc. in which the Borrower and the Restricted Subsidiaries have up to a 50% ownership interest relating to the joint development of a 3000 megawatt wind project in Texas, which project is being undertaken in light of governmental actions promoting the use and construction of renewable energy project.

“Shortfall Amount” shall mean an amount (which amount may be less than zero), as of any date of determination, equal to (a) an amount of interest that would have accrued on the funds on deposit in the Deposit L/C Loan Collateral Account from the Closing Date through the date of determination if such funds had earned a return equal to the one-month LIBOR Rate (assuming successive one month Interest Periods for the applicable period) less 0.12% per annum less (b) the actual aggregate amount of interest, dividends, distributions and other earnings on the funds on deposit in the Deposit L/C Loan Collateral Account from the Closing Date through the date of determination, less (c) the aggregate amount of Shortfall Payments made by the Administrative Agent on or prior to such date, plus (d) the aggregate amount of Shortfall Payments made by the Borrower on or prior to such date.

“Shortfall Payment” shall have the meaning provided in Section 2.8(j).

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.

“Solvent” shall mean, with respect to any Person, that as of the Closing Date, (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise) and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Revolving Letter of Credit Commitment” shall mean, with respect to any Revolving Letter of Credit Issuer, (i) in the case of Citibank, N.A. (or any of its Affiliates), 50% of the Revolving Letter of Credit Commitment, (ii) in the case of JPMorgan Chase Bank, N.A. (or any of its Affiliates), 50% of the Revolving Letter of Credit Commitment, (iii) in the case of each Existing Letter of Credit Issuer, in its capacity as such, 0% (exclusive of Existing Letters of Credit) of the Revolving Letter of Credit Commitment and (iv) in the case of any other Revolving Letter of Credit Issuer, 100% of the Revolving Letter of Credit Commitment or such lower percentage as is specified in the agreement pursu ant to which such Person becomes a Revolving Letter of Credit Issuer entered into pursuant to Section 3.6(a) hereof.

“Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary, in either case (i) whose total assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the Consolidated Total Assets of the Borrower and the Subsidiaries of the Borrower at such date, or (ii) whose total revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) during such Test Period were equal to or greater than 10% of the consolidated revenues of the Borrower and the Subsidiaries of the Borrower for such period, in each case determined in accordance with GAAP, and (c) each other Unrestricted Subsidiary that is the subject of an Event of Default under Section 11.5 and that, when such Subsidiary’s total assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) or total revenues (when combined with the revenues of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) are aggregated with the total combined assets or total combined revenues, as applicable, of each other Unrestricted Subsidiary that is the subject of an Event of Default under Section 11.5, would constitute a Specified Subsidiary under clause (b) above.

“Specified Transaction” shall mean, with respect to any period, any Investment, any Disposition of assets, Permitted Sale Leaseback, incurrence or repayment of Indebtedness, dividend, Subsidiary designation, Incremental Term Loan, Incremental Deposit L/C Loan, Incremental Revolving Commitment Increase or other event that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsors” shall mean any of KKR, TPG, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Lehman Brothers Inc., and each of their respective Affiliates, but excluding portfolio companies of any of the foregoing.

“SPV” shall have the meaning provided in Section 13.6(g).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof; provided that, with respect to any pollution control revenue bonds or similar instruments, the Stated Maturity of any series thereof shall be deemed to be the date set forth in any instrument governing such Indebtedness for the remarketing of such Indebtedness.

“Status” shall mean, as to the Borrower as of any date, the existence of Level I Status, Level II Status or Level III Status, as the case may be, on such date. Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective as of the first day following each date that (a) Section 9.1 Financials are delivered to the Administrative Agent under Section 9.1 and (b) an officer’s certificate is delivered by the Borrower to the Administrative Agent setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition; provided that each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made as of the end of the Test Period ending at the end of the fiscal period covered by the relevant Section 9.1 Financials.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time or is a controlling general partner. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) based on aerial photography that is (a) (i) prepared by a licensed surveyor or engineer, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof, (iii) certified by the surveyor (in a manner reasonable in light of the size, type and location of the Real Estate covered thereby) to the Administrative Agent, the Collateral Agent and the title insurance company issuing the corresponding Mortgage, (iv) complying in all material respects with the applicable detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey, taking into account the size, type and location of the Real Estate covered thereby and (v) sufficient for the title insurance company to remove (to the extent permitted by Applicable Law) all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue such endorsements, to the extent available in the applicable jurisdiction, as the Collateral Agent may reasonably request or (b) otherwise reasonably acceptable to the Collateral Agent, taking into account the size, type and location of the Real Estate covered thereby.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” shall mean $700,000,000.

“Swingline Lender” shall mean Citibank, N.A., in its capacity as lender of Swingline Loans hereunder, or any replacement or successor thereto.

“Swingline Loans” shall have the meaning provided in Section 2.1(e).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is three Business Days prior to the Revolving Credit Maturity Date.

“Syndication Agent” shall mean JPMorgan Chase Bank, N.A., together with its affiliates, as syndication agent for the Lenders under this Agreement and the other Credit Documents.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“TCEH” shall have the meaning provided in the preamble to this Agreement.

“Term Loan” shall mean an Initial Term Loan, a Delayed Draw Term Loan or an Incremental Term Loan, as applicable.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 9.1 Financials have been or were required to have been delivered.

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Total Commitment” shall mean the sum of the Total Initial Term Loan Commitment, the Total Delayed Draw Term Loan Commitment, the Total Incremental Term Loan Commitment, the Total Deposit L/C Loan Commitment, the Total Incremental Deposit L/C Loan Commitment, the Total Revolving Credit Commitment, the Total Posting Commitment and the Total Incremental Posting Facility Commitment.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Revolving Credit Commitment at such date (or if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders at such date), (b) the Available Delayed Draw Term Loan Commitment at such date, (c) the aggregate outstanding principal amount of all Term Loans at such date, (d) the aggregate outstanding principal amount of all Deposit L/C Loans and all Incremental Deposit L/C Loans at such date and (e) the Aggregate Posting Advances Outstanding.

“Total Delayed Draw Term Loan Commitment” shall mean the sum of the Delayed Draw Term Loan Commitments of all the Lenders.

“Total Deposit L/C Loan Commitment” shall mean the sum of the Deposit L/C Loan Commitments of all the Lenders.

“Total Incremental Deposit L/C Loan Commitment” shall mean the sum of the Incremental Deposit L/C Loan Commitments of any tranche of Incremental Deposit L/C Loans of all Lenders providing such tranche of Incremental Deposit L/C Loans.

“Total Incremental Posting Facility Commitment” shall mean the sum of the Incremental Posting Facility Commitments of each Incremental Posting Facility of all the Lenders providing such Incremental Posting Facility.

“Total Incremental Term Loan Commitment” shall mean the sum of the Incremental Term Loan Commitments of any tranche of Incremental Term Loans of all the Lenders providing such tranche of Incremental Term Loans.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.

“Total Initial Tranche B-2 Term Loan Commitment” shall mean the sum of the Initial Tranche B-2 Term Loan Commitments of all Lenders.

“Total Initial Tranche B-3 Term Loan Commitment” shall mean the sum of the Initial Tranche B-3 Term Loan Commitments of all Lenders.

“Total Posting Commitment” shall mean, at any date, the Actual MTM Exposure.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“TPG” shall mean TPG Capital, L.P.

“Trading Affiliates” shall have the meaning provided in Section 14.11.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings, Merger Sub, the Parent or any of their respective Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement (including the entering into and funding hereunder), the Permitted Receivables Financing entered into on the Closing Date, the Parent Senior Interim Loan Documents, the Borrower Senior Interim Loan Documents, the Merger, the Equity Contribution, the Oncor Credit Facility, the Refinancing, the payment of fees and expenses in connection therewith and the consummation of any other transaction connected with the foregoing.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Treasury Rate” shall mean at any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the date which is three years following the Closing Date; provided, however, that if the period from such date to the date which is three years following the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“TXU Properties” shall mean TXU Properties Company, a Texas corporation.

“Type” shall mean, (a) as to any Term Loan, its nature as an ABR Loan or a LIBOR Loan, (b) as to any Deposit L/C Loan or Incremental Deposit L/C Loan, its nature as an ABR Loan or a LIBOR Loan, and (c) as to Revolving Credit Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code of the State of New York or the State of Texas, as applicable, or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, exceeds the fair market value of the assets allocable thereto.

“Unit” shall mean an individual power plant generation system comprised of all necessary physically connected generators, reactors, boilers, combustion turbines and other prime movers operated together to independently generate electricity.

“Upside Amount” shall mean an amount, as of any date of determination, equal to (a) the actual aggregate amount of interest, dividends, distributions and other earnings on the funds on deposit in the Deposit L/C Loan Collateral Account from the Closing Date through the date of determination (but only for the portion of such period during which amounts on deposit in the Deposit L/C Loan Collateral Account are not invested in Deposit L/C Permitted Investments), less (b) an amount of interest that would have accrued on the funds on deposit in the Deposit L/C Loan Collateral Account from the Closing Date through the date of determination (but only for the portion of such period during which amounts on deposit in the Deposit L/C Loan Collateral Account are not invested in Deposit L/C Permitted Investments) if such funds had earned a return equal to on the one-month LIBOR Rate (assuming successive one month Interest Periods for the applicable period) less 0.12% per annum, less (c) the aggregate amount of Upside Amount Payments made by the Borrower on or prior to such date.

“Upside Amount Payment” shall have the meaning provided in Section 3.9.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Cash” shall mean, without duplication, (a) all cash and cash equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.2 and Liens permitted by Sections 10.2(j) and (bb) and clauses (i) and (ii) of Section 10.2(o) ) included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date and (b) all margin deposits related to commodity positions listed as assets on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of (a) and (b), (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary) on the date of such designation in an amount equal to the net book value of the investment therein and such designation shall be permitted only to the extent permitted under Section 10.5 on the date of such designation and (y) no Default or Event of Default would result from such designation after giving Pro Forma Effect thereto and (c) each Subsidiary of an Unrestricted Subsidiary. No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Borrower Senior Documents or any Refinanced Bridge Indebtedness Documentation. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (x) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, after giving effect to the incurrence of such Indebtedness, with the covenant set forth in Section 10.9 and (y) no Default or Event of Default would result from such re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“US Holdings” shall have the meaning provided in the preamble to this Agreement.

“U.S. Lender” shall have the meaning provided in Section 5.4(h).

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors or other governing body of such Person under ordinary circumstances.

“Weekly Computation Date” shall mean each Tuesday or, if such Tuesday is not a Business Day, the next succeeding Business Day.

“Weekly Interest Payment Date” shall mean each Wednesday or, if such Wednesday is not a Business Day, the next succeeding Business Day.

“Wholly Owned” shall mean, with respect to the ownership by a Person of a Subsidiary, that all of the Stock of such Subsidiary (other than directors’ qualifying shares or nominee or other similar shares required pursuant to Applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person.

1.2.	Other Interpretive Provisions.

With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.3.	Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio, the Consolidated EBITDA to Consolidated Interest Expense Ratio and the Consolidated Secured Debt to Consolidated EBITDA Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.4.	Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5.	References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6.	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.7.	Timing of Payment of Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

1.8.	Currency Equivalents Generally.

For purposes of determining compliance under Sections 10.4, 10.5 and 10.6 with respect to any amount denominated in any currency other than Dollars (other than with respect to (a) any amount derived from the financial statements of the Borrower and the Subsidiaries of the Borrower or (b) any Indebtedness denominated in a currency other than Dollars), such amount shall be deemed to equal the Dollar equivalent thereof based on the average Exchange Rate for such other currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness in a currency other than Dollars, compliance will be determined at the time of incurrence or advancing thereof using the Dollar equivalent thereof at the Exchange Rate in effect at the time of such incurrence or advancement.

1.9.	Classification of Loans, Posting Advances and Borrowings.

For purposes of this Agreement, Loans and Posting Advances may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Credit Borrowing”).

1.10.	Hedging Agreements.

For the avoidance of doubt, it is understood that the following Hedging Agreements and/or Commodity Hedging Agreements shall not be deemed speculative or entered into for speculative purposes for any purpose of this Agreement: (a) any Commodity Hedging Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and/or forecasted power generation or load of the Borrower or the Restricted Subsidiaries (whether owned or contracted) and (b) any Hedging Agreement intended, at inception of execution, (i) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or the Restricted Subsidiaries, (ii) for foreign exchange or currency exchange management, (iii) to manage commodity portfolio exposure associated with changes in interest rates or (iv) to hedge any exposure that the Borrower or the Restricted Subsidiaries may have to counterparties under other Hedging Agreements such that the combination of such Hedging Agreements is not speculative taken as a whole.

SECTION 2. Amount and Terms of Credit.

2.1.	Commitments.

(a) Subject to and upon the terms and conditions herein set forth,

(i) each Lender having an Initial Tranche B-1 Term Loan Commitment severally, but not jointly, agrees to make a loan or loans (each, an “Initial Tranche B-1 Term Loan” and, collectively, the “Initial Tranche B-1 Term Loans”) in Dollars on the Closing Date to the Borrower, which Initial Tranche B-1 Term Loans shall not exceed (A) for any such Lender the Initial Tranche B-1 Term Loan Commitment of such Lender and (B) in the aggregate, the Total Initial Tranche B-1 Term Loan Commitment;

(ii) each Lender having an Initial Tranche B-2 Term Loan Commitment severally, but not jointly, agrees to make a loan or loans (each, an “Initial Tranche B-2 Term Loan” and, collectively, the “ Initial Tranche B-2 Term Loans”) in Dollars on the Closing Date to the Borrower, which Initial Tranche B-2 Term Loans shall not exceed (A) for any such Lender the Initial Tranche B-2 Term Loan Commitment of such Lender and (B) in the aggregate, the Total Initial Tranche B-2 Term Loan Commitment;

(iii) each Lender having an Initial Tranche B-3 Term Loan Commitment severally agrees, but not jointly, to make a loan or loans (each, an “Initial Tranche B-3 Term Loan” and, collectively, the “Initial Tranche B-3 Term Loans”) in Dollars on the Closing Date to the Borrower, which Initial Tranche B-3 Term Loans shall not exceed (A) for any such Lender the Initial Tranche B-3 Term Loan Commitment of such Lender and (B) in the aggregate, the Total Initial Tranche B-3 Term Loan Commitment.

Such Initial Term Loans (i) shall be made on the Closing Date, (ii) may, at the option of the Borrower, be incurred and maintained as and/or converted into, ABR Loans or LIBOR Loans; provided that all such Initial Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Initial Term Loans of the same Type, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed, (iv) shall not exceed for any such Lender, the Initial Term Loan Commitment of such Lender and (v) shall not exceed, in the aggregate, the Total Initial Term Loan Commitments.

(b) Subject to and upon the terms and conditions herein set forth, each Lender having a Deposit L/C Loan Commitment severally, but not jointly, agrees to make a loan or loans (each, a “Deposit L/C Loan” and, collectively, the “Deposit L/C Loans”) in Dollars on the Closing Date to the Borrower, which Deposit L/C Loans (i) shall not exceed, for any such Lender, the Deposit L/C Loan Commitment of such Lender, (ii) shall not exceed, in the aggregate, the Total Deposit L/C Loan Commitment, (iii) shall be made on the Closing Date, (iv) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all such Deposit L/C Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Deposit L/C Loans of the same Type and (v) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

(c) Subject to and upon the terms and conditions herein set forth, each Lender having a Delayed Draw Term Loan Commitment severally, but not jointly, agrees to make a loan or loans (each, a “Delayed Draw Term Loan” and, collectively, the “Delayed Draw Term Loans”) in Dollars to the Borrower from time to time on and after the Closing Date until, but not including, the Delayed Draw Term Loan Commitment Termination Date, which Delayed Draw Term Loans (i) shall not exceed, for any such Lender, the Available Delayed Draw Term Loan Commitment of such Lender, (ii) shall not exceed, in the aggregate, the Total Delayed Draw Term Loan Commitment, (iii) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all such Delayed Draw Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Delayed Draw Term Loans of the same Type and (iv) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed.

(d) Subject to and upon the terms and conditions herein set forth, each Lender having a Revolving Credit Commitment severally, but not jointly, agrees to make a loan or loans (each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) in Dollars to the Borrower, which Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Termination Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at suchtime, (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect, and (F) shall not exceed $250,000,000 in Revolving Credit Loans in the aggregate on the Closing Date to fund the Merger Funds.

(e) (1) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) in Dollars to the Borrower, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(e)(ii), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrower or the Required Lenders stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (i) of rescission of all such notices from the party or parties originally delivering such notice or (ii) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (iii) that such Default or Event of Default is no longer continuing.

(ii) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Credit Lenders, with a copy to the Borrower and the Administrative Agent, that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Credit Lenders pro rata based on each such Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing same from and after such date of purchase.

(iii) Resignation of Swingline Lender. The Swingline Lender may resign as Swingline Lender upon 60 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. If the Swingline Lender shall resign, then the Borrower may appoint from among the Lenders a successor Swingline Lender, whereupon such successor Swingline Lender shall succeed to the rights, powers and duties of the replaced or resigning Swingline Lender under this Agreement and the otherCredit Documents, and the term “Swingline Lender” shall mean such successor or such new Swingline Lender effective upon such appointment. The acceptance of any appointment as a Swingline Lender hereunder shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent. If the Swingline Lender resigns as Swingline Lender, it shall retain all rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans and fund risk participations in outstanding Swingline Loans.

(f) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2.	Minimum Amount of Each Borrowing; Maximum Number of Borrowings.

The aggregate principal amount of (i) each Borrowing of Loans (other than Swingline Loans and Posting Advances) shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Term Loans and in a multiple of $1,000,000 in excess thereof (except borrowings to repay Unpaid Drawings under Revolving Letters of Credit) and (ii) Swingline Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for Swingline Loans and in a multiple of $100,000 in excess thereof (except Mandatory Borrowings). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than (i) 25, in the case of Revolving Loans, (ii) five, in the case of Initial Term Loans, (iii) five, in the case of Delayed Draw Term Loans, and (iv) five, in the case of Deposit L/C Loans, Borrowings of LIBOR Loans under this Agreement.

2.3.	Notice of Borrowing; Determination of Class of Loans.

(a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Initial Term Loans if all or any of such Initial Term Loans are to be initially LIBOR Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York City time) on the date of the Borrowing of Initial Term Loans if all or any of such Initial Term Loans are to be ABR Loans. Such notice (together with each notice of a Borrowing of Deposit L/C Loans pursuant to Section 2.3(b), each notice of Borrowing of Delayed Draw Term Loans pursuant to Section 2.3(c), each notice of Borrowing of Revolving Credit Loans pursuant to Section 2.3(d) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(e), each a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of the Initial Term Loans to be made, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Initial Term Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Initial Term Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Initial Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Deposit L/C Loans if all or any of such Deposit L/C Loans are to be initially LIBOR Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) prior to 10:00 a.m. (New York City time) on the date of the Borrowing of Deposit L/C Loans if all or any of such Deposit L/C Loans are to be ABR Loans. Such Notice of Borrowing shall specify (i) the aggregate principal amount of the Deposit L/C Loans to be made, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Deposit L/C Loans shall consist of ABR Loans and/or LIBOR Loans and, if the Deposit L/C Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Deposit L/C Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c) Whenever the Borrower desires to borrow Delayed Draw Term Loans hereunder, it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Delayed Draw Term Loans if all or any of such Delayed Draw Term Loans are to be initially LIBOR Loans, and (ii) prior to 1:00 p.m. (New York City time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Delayed Draw Term Loans if all or any of such Delayed Draw Term Loans are to be ABR Loans (or prior to 10:00 a.m. (New York City time) on the date of Borrowing in the case of a Borrowing of Delayed Draw Term Loans to be made on the Closing Date initially as ABR Loans). Each such Notice of Borrowing shall specify (i) the aggregate principal amount of the Delayed Draw Term Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the Borrowing shall consist of ABR Loans or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each applicable Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Delayed Draw Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(d) Whenever the Borrower desires to incur Revolving Credit Loans (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings under Revolving Letters of Credit), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans if all or any of such Revolving Credit Loans are to be initially LIBOR Loans and (ii) prior to 1:00 p.m. (New York City time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Revolving Credit Loans if all or any of such Revolving Credit Loans are to be ABR Loans. Each such Notice of Borrowing shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of the Borrowing (which shall be a Business Day) and (iii) whether the Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Revolving Credit Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof and of the other matters covered by the related Notice of Borrowing.

(e) Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Swingline Lender and the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 3:00 p.m. (New York City time) or such later time as may be agreed by the Swingline Lender on the date of such Borrowing. Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). If necessary, the Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(f) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(e)(ii), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(g) Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Revolving Letters of Credit shall be made upon the notice specified in Section 3.4(a).

(h) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4.	Disbursement of Funds.

(a) No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings and Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Revolving Letters of Credit), each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lender no later than 3:30 p.m. (New York City time) on the date requested; provided, further, that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Revolving Letters of Credit) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5.	Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the applicable Lenders, (i) on the Initial Term Loan Maturity Date, the then-outstanding Initial Term Loans, (ii) on the Delayed Draw Term Loan Maturity Date, the then-outstanding Delayed Draw Term Loans, (iii) on the Deposit L/C Loan Maturity Date, the then-outstanding Deposit L/C Loans, (iv) on the relevant maturity date for any tranche of Incremental Term Loans, any then outstanding Incremental Term Loans of such tranche, (v) on the relevant maturity date for any tranche of Incremental Deposit L/C Loans, any then outstanding Incremental Deposit L/C Loans of such tranche, (vi) on the Revolving Credit Maturity Date, all then outstanding Revolving Credit Loans and (vii) on the Swingline Maturity Date, all then outstanding Swingline Loans.

(b) The Borrower shall repay to the Administrative Agent, in Dollars, (i) for the benefit of the Lenders of Initial Term Loans, on the last Business Day of each March, June, September and December commencing December 31, 2007 (each, an “Initial Term Loan Repayment Date”), an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (each, an “Initial Term Loan Repayment Amount”) (which payments shall be reduced as a result of prepayments to Initial Term Loans in accordance with Section 5.2(c)) and (ii) for the benefit of the Lenders of Delayed Draw Term Loans, on the last Business Day of each March, June, September and December commencing with the first such date to occur following the Delayed Draw Term Loan Commitment Termination Date (each, a “Delayed Draw Term Loan Repayment Date”), an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Delayed Draw Term Loans outstanding on the Delayed Draw Term Loan Commitment Termination Date (each, a “Delayed Draw Term Loan Repayment Amount”) (which payments shall be reduced as a result of prepayments to Delayed Draw Term Loans in accordance with Section 5.2(c)).

(c) In the event any Incremental Term Loans or Incremental Deposit L/C Loans are made, such Incremental Term Loans or Incremental Deposit L/C Loans, as applicable, shall be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans or Incremental Deposit L/C Loans, subject to the requirements set forth in Section 2.14.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, a Delayed Draw Term Loan, an Incremental Term Loan (and the relevant tranche thereof), a Deposit L/C Loan, an Incremental Deposit L/C Loan (and the relevant tranche thereof), a Revolving Credit Loan or Swingline Loan, as applicable, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6.	Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause 1, (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Initial Term Loans, Delayed Draw Term Loans, Deposit L/C Loans, Incremental Term Loans, Incremental Deposit L/C Loans or Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (v) Swingline Loans may not be converted to LIBOR Loans. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’, in the case of a continuation of, or conversion to, LIBOR Loans or (ii) one Business Day’s in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into, or continued as, LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration). The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c) Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Term Loans subject to an interest rate Hedging Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedging Agreement.

2.7.	Pro Rata Borrowings.

Each Borrowing of Initial Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments. Each Borrowing of Delayed Draw Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Delayed Draw Term Loan Commitments. Each Borrowing of Deposit L/C Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Deposit L/C Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then applicable Revolving Credit Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8.	Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the relevant LIBOR Rate, in each case in effect from time to time.

(c) The unpaid average amount of the Aggregate Posting Advances Outstanding during each Posting Interest Period shall bear interest from and including the first date of such period to but excluding the first date of the next succeeding Weekly Interest Period at a rate per annum that shall at all times be the relevant LIBOR Rate for such Posting Interest Period.

(d) If all or a portion of (i) the principal amount of any Loan or Posting Advance or (ii) any interest payable thereon or any other amount hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a) (or, in the case of the Posting Facility, the rate described in Section 2.8(c)) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(e) Interest on each Loan and on each Posting Advance shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall (including Posting Advances) be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the tenth Business Day following the end of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment; provided that interest on ABR Loans shall only become due pursuant to this subclause (A) if the aggregate principal amount of the ABR Loans then outstanding is repaid in full, (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand, and (iv) in respect of each Posting Advance, on each Weekly Interest Payment Date to the Posting Agent, for the account of the relevant Posting Lenders, the amount of interest applicable to the Posting Interest Period ending on such Weekly Interest Payment Date as computed pursuant to Section 2.8(c) of this Agreement; provided that, to the extent any such interest payment on any Posting Advance is subject to a netting and/or settlement agreement, such interest payment shall be applied, paid or otherwise netted and/or settled, on behalf of the Borrower, as required thereunder.

(f) All computations of interest hereunder shall be made in accordance with Section 5.5.

(g) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(h) The Posting Agent, upon determining the LIBOR Rate for each Posting Interest Period, shall promptly notify the Borrower and the Posting Calculation Agent of such determination by no later than 10:00 a.m. (New York City time) on the relevant Weekly Interest Payment Date. Notice of such amount may be provided by email at the address set forth on Schedule 13.2.

(i) In the event that the Administrative Agent or the Borrower determine that any Section 9.1 Financials previously delivered were incorrect or inaccurate and such inaccuracy, if corrected, would have led to the application of a higher Applicable ABR Margin or Applicable LIBOR Margin for any period (an “Applicable Period”) than the Applicable ABR Margin or Applicable LIBOR Margin applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 9.1 Financials for such Applicable Period, (ii) the Applicable ABR Margin or Applicable LIBOR Margin, as the case may be, shall be determined as if the pricing level for such higher Applicable ABR Margin or Applicable LIBOR Margin, as the case may be, were applicable for such Applicable Period, and (iii) the Borrower shall within 15 days after delivery of such financial statements pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable ABR Margin or Applicable LIBOR Margin, as the case may be, for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This Section 2.8(i) shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.8(d) and Section 11.

(j) Within 20 Business Days following the end of each March, June, September and December (commencing with December 31, 2007), (i) if the Shortfall Amount at the end of such month is positive, the Administrative Agent shall pay to the Borrower an amount equal to such Shortfall Amount and (ii) if the Shortfall Amount at the end of such month is negative, the Administrative Agent shall deliver notice to the Borrower of such Shortfall Amount and, within 10 Business Days of receipt of such notice, the Borrower shall pay to the Administrative Agent an amount equal to such Shortfall Amount (each such payment under clause (i) or (ii), a “Shortfall Payment”); provided that in no event shall the Borrower be obligated to make Shortfall Payments to the Administrative Agent that, in the aggregate, exceed the greater of (x) the aggregate amount of Shortfall Payments made by the Administrative Agent to the Borrower from the Closing Date through any such date of determination and (y) the Upside Amount as of the date of such determination (each such payment made pursuant to this clause (y) in excess of the amount in clause (x), an “Upside Amount Payment”).

2.9.	Interest Periods.

At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six or (if available to all relevant Lenders participating in the relevant Credit Facility) a nine or twelve month period or a period of less than one month; provided that, notwithstanding the foregoing, the initial Interest Period beginning on the Closing Date may be for a period of less than one month if agreed upon by the Borrower and the Administrative Agent.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan; and

(e) Posting Interest Periods shall be governed by Section 14.

2.10.	Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent) or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period or on the date for determining the LIBOR Rate for any Posting Interest Period that (x) deposits in the principal amounts and currencies of the Loans or Posting Advances, as applicable, comprising such LIBOR Borrowing or Posting Advance, as the case may be, are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans or with respect to any Posting Advances (other than any increase or reduction attributable to (i) Taxes indemnifiable under Section 5.4, (ii) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender or (iii) Taxes included under clauses (c) and (d) of the definition of “Excluded Taxes”) because of (x) any change since the date hereof in any Applicable Law (or in the interpretation or administration thereof and including the introduction of any new Applicable Law), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii) at any time, that the making or continuance of any LIBOR Loan or the making of any Posting Advance has become unlawful as a result of compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent), in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent) of such determination (which notice the Administrative Agent (or the Posting Agent, as applicable) shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans or Posting Advances, as applicable, shall no longer be available until such time as the Administrative Agent (or the Posting Agent, as applicable) notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent (or the Posting Agent, as applicable) no longer exist (which notice the Administrative Agent (or the Posting Agent, as applicable) agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans or any notice given by the Posting Calculation Agent with respect to any Posting Advances, that have not yet been incurred shall be deemed rescinded by the Borrower or the Posting Calculation Agent, as applicable, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of or a different method of calculating, interest or otherwise, as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Law.

(b) At any time that any LIBOR Loan or any Posting Advance is affected by the circumstances described in Section 2.10(a) (ii) or (iii), the Borrower may (and in the case of a LIBOR Loan or a Posting Advance, as the case may be, affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan or the affected Posting Advance, as the case may be, is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent (or the Posting Agent, as applicable) telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan or the affected Posting Advance, as the case may be, is then outstanding, upon at least three Business Days’ notice to the Administrative Agent (or the Posting Agent, as applicable) require the affected Lender to convert each such LIBOR Loan or such Posting Advance, as the case may be, into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the date hereof, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the date hereof, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent (or with respect to the Posting Facility, the Posting Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any Applicable Law as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11.	Compensation.

If (i) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (ii) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (iii) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (iv) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (v) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan. It is agreed and understood that the provisions of this Section 2.11 shall not apply to any Posting Advances.

2.12.	Change of Lending Office.

Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or any Posting Advances affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13.	Notice of Certain Costs.

Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

2.14.	Incremental Facilities.

(a) The Borrower may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term loans (the “Incremental Term Loans”), (ii) one or more additional tranches of deposit l/c loans (the “Incremental Deposit L/C Loans”), (iii) one or more increases in the amount of the Revolving Credit Commitments (each such increase, an “Incremental Revolving Commitment Increase”) or (iv) one or more incremental commodity cash collateral posting facilities (each, an “Incremental Posting Facility”); provided that (A) both at the time of any such request and after giving effect to the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan, Incremental Deposit L/C Loan, Incremental Revolving Commitment Increase or Incremental Posting Facility is made or effected (and after giving effect thereto), no Default or Event of Default shall exist and the conditions in Section 7.1 shall be satisfied and (B) the Borrower shall be in compliance with the covenant set forth in Section 10.9 determined on a Pro Forma Basis as of the date of the making of such Incremental Term Loan, Incremental Deposit L/C Loans, Incremental Revolving Commitment Increase or the entering into such Incremental Posting Facility, as the case may be, and as of the last day of the most recent Test Period, in each case as if such Incremental Term Loans, Incremental Deposit L/C Loans, Incremental Revolving Credit Commitment Increase or Incremental Posting Facility, as applicable, had been outstanding on the last day of such Test Period for testing compliance therewith.

(b) Each tranche of Incremental Term Loans, each tranche of Incremental Deposit L/C Loans and each Incremental Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $50,000,000 (provided that such amount may be less than $50,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of all Incremental Term Loans, Incremental Deposit L/C Loans and the Incremental Revolving Commitment Increases shall not exceed $2,000,000,000.

(c) The Incremental Term Loans (i) shall rank pari passu in right of payment and of security with the Revolving Credit Loans, the Initial Term Loans, the Delayed Draw Term Loans, the Posting Advances and the Deposit L/C Loans, (ii) shall not mature earlier than the Initial Term Loan Maturity Date, (iii) shall have interest rates and amortization schedules determined by the Borrower and the lenders thereof and (iv) may have terms and conditions different from those of the Initial Term Loans and the Delayed Draw Term Loans; provided that, except with respect to the differences set forth in clauses (ii) and (iii) above, any differences must be reasonably acceptable to the Administrative Agent.

(d) The Incremental Deposit L/C Loans (i) shall rank pari passu in right of payment and of security with the Revolving Credit Loans, the Initial Term Loans, the Delayed Draw Term Loans, the Posting Advances and the Deposit L/C Loans, (ii) shall not mature earlier than the Deposit L/C Loan Maturity Date, (iii) shall have interest rates and amortization schedules determined by the Borrower and the lenders thereof and (iv) may have terms and conditions different from those of the Deposit L/C Loans; provided that, except with respect to the differences set forth in clauses (ii) and (iii) above, any differences must be reasonably acceptable to the Administrative Agent.

(e) Each Incremental Posting Facility shall rank pari passu in right of payment and of security with the Revolving Credit Loans, the Initial Term Loans, the Delayed Draw Term Loans, the Posting Advances and the Deposit L/C Loans.

(f) Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans, Incremental Deposit L/C Loans, Incremental Revolving Commitment Increases or Incremental Posting Facilities. Incremental Term Loans and Incremental Deposit L/C Loans may be made, and Incremental Revolving Commitment Increases and Incremental Posting Facilities may be provided, by any existing Lender (it being understood that (i) no existing Lender will have an obligation to make a portion of any Incremental Term Loan, Incremental Deposit L/C Loan or any Incremental Posting Facility, (ii) no existing Lender with a Revolving Credit Commitment will have any obligation to provide a portion of any Incremental Revolving Commitment Increase and (iii) the Borrower shall have no obligation to offer any existing Lender the opportunity to provide any such Incremental Term Loans, Incremental Deposit L/C Loans, Incremental Revolving Credit Increases or Incremental Posting Facilities) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans, Incremental Deposit L/C Loans or providing such Incremental Revolving Commitment Increases if such consent would be required under Section 13.6(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(g) Commitments in respect of Incremental Term Loans, Incremental Deposit L/C Loans, Incremental Revolving Commitment Increases and Incremental Posting Facilities shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be provided by an existing Lender with a Revolving Credit Commitment, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement (which shall be substantially in the form of Exhibit L to this Agreement) and, as appropriate, the other Credit Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, except with respect to any Incremental Posting Facility, the Administrative Agent and, with respect to any Incremental Posting Facility, the relevant posting and calculation agents. The Incremental Amendment may, subject to Section 2.14(c), (d) or (e) as the case may be, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date hereof (each an “Incremental Facility Closing Date”) of the conditions in Section 7.1 and such other conditions as the parties thereto shall agree. The Borrower may use the proceeds of the Incremental Term Loans, Incremental Deposit L/C Loans, Incremental Revolving Commitment Increases and Incremental Posting Facilities for any purpose not prohibited by this Agreement.

(h) No Lender shall be obligated to provide any Incremental Term Loans, Incremental Deposit L/C Loans, Incremental Revolving Commitment Increases or Incremental Posting Facilities, unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans, Incremental Deposit L/C Loans, Incremental Revolving Credit Increases or Incremental Posting Facilities. Upon each increase in the Revolving Credit Commitments pursuant to this Section, each Lender with a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment Increase (each an “Incremental Revolving Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Revolving Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Revolving Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Lender with a Revolving Credit Commitment (including each such Incremental Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment. If, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Incremental Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.11. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 3. Letters of Credit.

3.1.	Issuance of Letters of Credit.

(a) Revolving Letters of Credit. (2) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the Revolving L/C Maturity Date, each Revolving Letter of Credit Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries and for the direct or indirect benefit of the Parent and its other Subsidiaries (excluding the Oncor Subsidiaries) so long as the aggregate Stated Amount of all Letters of Credit issued for the Parent and its other Subsidiaries’ benefit does not exceed $250,000,000, a letter of credit or letters of credit (the “Revolving Letters of Credit” and each, a “Revolving Letter of Credit”) in such form and with such Issuer Documents as may be approved by the Revolving Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and jointly and severally liable with respect to each Revolving Letter of Credit issued for the account of the Parent and its other Subsidiaries, US Holdings or a Restricted Subsidiary.

(ii) Notwithstanding the foregoing, (A) no Revolving Letter of Credit shall be issued the Stated Amount of which, when added to the Revolving Letters of Credit Outstanding at such time, would exceed the Revolving Letter of Credit Commitment then in effect; (B) no Revolving Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Revolving Credit Exposures at such time to exceed the Total Revolving Credit Commitment then in effect; (C) each Revolving Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Revolving Letter of Credit Issuer, or as provided under Section 3.2(b) and (y) the Revolving L/C Maturity Date; (D) each Revolving Letter of Credit shall be denominated in Dollars; (E) no Revolving Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the Revolving Letter of Credit to have a Revolving Letter of Credit issued in its favor; (F) no Revolving Letter of Credit shall be issued after the Revolving Letter of Credit Issuer has received a written notice from the Borrower or the Administrative Agent or the Required Lenders stating that a Default or an Event of Default has occurred and is continuing until such time as the Revolving Letter of Credit Issuer shall have received a written notice (x) of rescission of such notice from the party or parties originally delivering such notice, (y) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (z) that such Default or Event of Default is no longer continuing; and (G) other than in the case of Existing Letters of Credit, no Revolving Letter of Credit shall be issued by a Revolving Letter of Credit Issuer the Stated Amount of which, when added to the Revolving Letters of Credit Outstandings with respect to such Revolving Letter of Credit Issuer, would exceed the Specified Revolving Letter of Credit Commitment of such Revolving Letter of Credit Issuer then in effect.

(b) Deposit Letters of Credit. (3) Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the Deposit L/C Maturity Date, the Deposit Letter of Credit Issuer agrees to issue upon the request of and for the account of the Borrower and the Restricted Subsidiaries and for the direct or indirect benefit of the Parent and its other Subsidiaries (excluding the Oncor Subsidiaries) so long as the aggregate Stated Amount of all Letters of Credit issued for the Parent and its other Subsidiaries’ (excluding the Oncor Subsidiaries) benefit does not exceed $250,000,000, a letter of credit or letters of credit (the “Deposit Letters of Credit” and each a “Deposit Letter of Credit”) in such form and with such Issuer Documents as may be approved by the Deposit Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Deposit Letter of Credit issued for the account of the Parent and its other Subsidiaries, US Holdings or a Restricted Subsidiary.

(ii) Notwithstanding the foregoing, (A) no Deposit Letter of Credit shall be issued the Stated Amount of which, when added to the Deposit Letters of Credit Outstanding at such time, would exceed the Deposit L/C Loan Collateral Account Balance, (B) each Deposit Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Deposit Letter of Credit Issuer or as provided under Section 3.2(b) and (y) the Deposit L/C Maturity Date, (C) each Deposit Letter of Credit shall be denominated in Dollars, (D) no Deposit Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the Deposit Letter of Credit to have a Deposit Letter of Credit issued in its favor, and (E) no Deposit Letter of Credit shall be issued after the Deposit Letter of Credit Issuer has received a written notice from the Borrower or the Administrative Agent or the Required Lenders stating that a Default or an Event of Default has occurred and is continuing until such time as the Deposit Letter of Credit Issuer shall have received a written notice (x) of rescission of such notice from the party or parties originally delivering such notice, (y) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (z) that such Default or Event of Default is no longer continuing.

3.2.	Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the applicable Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least two (or such lesser number as may be agreed upon by the Administrative Agent and such Letter of Credit Issuer) Business Days prior to the proposed date of issuance. Each notice shall be executed by the Borrower, shall specify whether such Letter of Credit is to be a Revolving Letter of Credit or Deposit Letter of Credit and shall be in the form of Exhibit G, or such other form (including by electronic or fax transmission) as agreed between the Borrower, the Administrative Agent and the applicable Letter of Credit Issuer (each a “Letter of Credit Request”).

(b) If the Borrower so requests in any applicable Letter of Credit Request, any Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by a Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Borrower and, in the case of Revolving Letters of Credit, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) such Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than, in the case of any Revolving Letter of Credit, the Revolving L/C Maturity Date, and in the case of any Deposit Letter of Credit, the Deposit L/C Maturity Date; provided, however, that such Letter of Credit Issuer shall not permit any such extension if (A) such Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) of either Sections 3.1(a) or (b), as applicable, or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.

(c) Each Letter of Credit Issuer shall, at least once each week, provide the Administrative Agent a list of all Letters of Credit (including any Existing Letter of Credit) issued by it that are outstanding at such time and specifying whether such Letters of Credit are Revolving Letters of Credit or Deposit Letters of Credit; provided that upon written request from the Administrative Agent, such Letter of Credit Issuer shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Letter of Credit Issuer and specifying whether such Letters of Credit are Revolving Letters of Credit or Deposit Letters of Credit.

(d) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(a)(ii) or Section 3.1(b)(ii), as applicable.

3.3.	Revolving Letter of Credit Participations.

(a) Immediately upon the issuance by the Revolving Letter of Credit Issuer of any Revolving Letter of Credit (and on the Closing Date in respect of Existing Letters of Credit denoted as “Revolving Letters of Credit” on Schedule 1.1(b) ), the Revolving Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, a “Revolving L/C Participant”), and each such Revolving L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Revolving Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each a “Revolving L/C Participation”), to the extent of such Revolving L/C Participant’s Revolving Credit Commitment Percentage, in each Revolving Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b) In determining whether to pay under any Revolving Letter of Credit, the Revolving Letter of Credit Issuer shall have no obligation relative to the Revolving L/C Participants other than to confirm that (i) any documents required to be delivered under such Revolving Letter of Credit have been delivered, (ii) the Revolving Letter of Credit Issuer has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Revolving Letter of Credit. Any action taken or omitted to be taken by the Revolving Letter of Credit Issuer under or in connection with any Revolving Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Revolving Letter of Credit Issuer any resulting liability.

(c) Whenever the Revolving Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Revolving Letter of Credit Issuer any payments from the Revolving L/C Participants, the Revolving Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Revolving L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such Revolving L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such Revolving L/C Participant to the aggregate amount funded by all Revolving L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective Revolving L/C Participations at the Overnight Rate.

(d) The obligations of the Revolving L/C Participants to make payments to the Administrative Agent for the account of the Revolving Letter of Credit Issuer with respect to Revolving Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Revolving Letter of Credit, any transferee of any Revolving Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Revolving Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Revolving Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Revolving Letter of Credit);

(iii) any draft, certificate or any other document presented under any Revolving Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided, however, that no Revolving L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Revolving Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Revolving Letter of Credit Issuer under a Revolving Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Revolving Letter of Credit Issuer.

3.4.	Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the applicable Letter of Credit Issuer, by making payment in Dollars to the Administrative Agent in immediately available funds, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within two Business Days of the date of such payment or disbursement, if such Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 10:00 a.m. (New York City time) on such next succeeding Business Day from the date of such payment or disbursement or (ii) if such notice is received after such time, on the second Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, the “Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the Overnight Rate; provided that, notwithstanding anything contained in this Agreement to the contrary, (i) in the case of any Unpaid Drawings under any Revolving Letters of Credit, (A) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 10:00 a.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Revolving Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Revolving Letters of Credit, the Lenders with Revolving Credit Commitments make Revolving Credit Loans (which shall be ABR Loans) on the Reimbursement Date in the amount of such Unpaid Drawing and (B) the Administrative Agent shall promptly notify each Revolving Credit Lender of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof (without regard to the Minimum Borrowing Amount), and each Revolving L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent and the Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the relevant Letter of Credit Issuer for the related Unpaid Drawing or (ii), in the case of any Unpaid Drawing under any Deposit Letter of Credit, unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 10:00 a.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with its own funds, the Collateral Agent shall promptly cause the amounts on deposit in the Deposit L/C Loan Collateral Account to be applied to repay in full the amount of such Unpaid Drawing.

In the event that the Borrower fails to Cash Collateralize any Revolving Letter of Credit that is outstanding on the Revolving Credit Termination Date, the full amount of the Revolving Letters of Credit Outstanding in respect of such Revolving Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Revolving Letter of Credit Issuer shall hold the proceeds received from the Lenders as contemplated above as cash collateral for such Revolving Letter of Credit to reimburse any Drawing under such Revolving Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Revolving Letter of Credit following the Revolving L/C Maturity Date, second, to the extent such Revolving Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuers with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against any Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as a Revolving L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

3.5.	Increased Costs.

If after the date hereof, the adoption of any Applicable Law, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by a Letter of Credit Issuer or any Revolving L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any Revolving L/C Participant’s Revolving L/C Participation therein, or (b) impose on any Letter of Credit Issuer or any Revolving L/C Participant any other conditions or liabilities affecting its obligations under this Agreement in respect of Letters of Credit or Revolving L/C Participations therein or any Letter of Credit or such Revolving L/C Participant’s Revolving L/C Participation therein, and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Revolving L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Revolving L/C Participant hereunder (other than any such increase or reduction attributable to (i) taxes indemnifiable under Section 5.4, (ii) net income taxes and franchise and excise taxes (imposed in lieu of net income taxes) imposed on any Agent or Lender or (iii) Taxes described in clauses (c) and (d) of the definition of “Excluded Taxes”) in respect of Letters of Credit or Revolving L/C Participations therein, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such Revolving L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such Revolving L/C Participant to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Revolving L/C Participant such additional amount or amounts as will compensate such Letter of Credit Issuer or such Revolving L/C Participant for such increased cost or reduction, it being understood and agreed, however, that any Letter of Credit Issuer or a Revolving L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the date hereof. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or a Revolving L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Revolving L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate such Letter of Credit Issuer or such Revolving L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6.	New or Successor Letter of Credit Issuer.

(a) Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower. The Borrower may add Revolving Letter of Credit Issuers and/or Deposit Letter of Credit Issuers at any time upon notice to the Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit under the applicable Credit Facility or a new Letter of Credit Issuer under the applicable Credit Facility, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld), another successor or new issuer of Letters of Credit under the applicable Credit Facility, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Revolving Letter of Credit Issuer or Deposit Letter of Credit Issuer, as applicable, hereunder, and the term “Revolving Letter of Credit Issuer” or “Deposit Letter of Credit Issuer”, as applicable, shall mean such successor or include such new issuer of Letters of Credit under the applicable Credit Facility effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees owing to such Letter of Credit Issuer pursuant to Section 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Revolving Letter of Credit Issuer” or “Deposit Letter of Credit Issuer”, as applicable, hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) in the case of Revolving Letters of Credit, the Borrower shall cause the successor issuer of Revolving Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Revolving Letter of Credit Issuer, to issue “back-stop” Revolving Letters of Credit naming the resigning or replaced Revolving Letter of Credit Issuer as beneficiary for each outstanding Revolving Letter of Credit issued by the resigning or replaced Revolving Letter of Credit Issuer, which new Revolving Letters of Credit shall have a face amount equal to the Revolving Letters of Credit being back-stopped and the sole requirement for drawing on such new Revolving Letters of Credit shall be a drawing on the corresponding back-stopped Revolving Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7.	Role of Letter of Credit Issuer.

Each Lender and the Borrower agree that, in paying any Drawing under a Letter of Credit, the relevant Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall beliable or responsible for any of the matters described in Section 3.3(d) ; provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8.	Cash Collateral.

(a) Upon the request of the Required Lenders or the Administrative Agent if, as of the Revolving L/C Maturity Date, there are any Revolving Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Revolving Letters of Credit Outstanding.

(b) If any Event of Default shall occur and be continuing, the Revolving Credit Lenders with Revolving Letter of Credit Exposure representing greater than 50% of the total Revolving Letter of Credit Exposure or the Administrative Agent may require that the Revolving L/C Obligations be Cash Collateralized.

(c) For purposes of this Section 3.8, Section 5.2(b) and Section 11, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Revolving Letter of Credit Issuer and the Revolving Credit Lenders, as collateral for the Revolving L/C Obligations, cash or deposit account balances in an amount equal to 100% of the amount of the Revolving Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Revolving Letter of Credit Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such terms have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Revolving Letter of Credit Issuer and the Revolving L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the documentation in form and substance reasonably satisfactory to the Administrative Agent and the Revolving Letters of Credit Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Such cash collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Administrative Agent.

3.9.	Deposit L/C Loan Collateral Account.

On the Closing Date, the Borrower shall establish the Deposit L/C Loan Collateral Account for the purpose of cash collateralizing the Borrower’s obligations to the Deposit Letter of Credit Issuer in respect of the Deposit Letters of Credit. On the Closing Date, the proceeds of the Deposit L/C Loans, together with other funds (if any) provided by the Borrower, shall be deposited into the Deposit L/C Loan Collateral Account such that, and the Borrower agrees that at all times thereafter, and shall immediately cause additional funds to be deposited and held in the Deposit L/C Loan Collateral Account from time to time in order that, the Deposit L/C Loan Collateral Account Balance shall at least equal the Deposit Letters of Credit Outstanding. The Borrower hereby grants to the Collateral Agent, for the benefit of the Deposit Letter of Credit Issuer, a security interest in the Deposit L/C Loan Collateral Account and all cash and balances therein and all proceeds of the foregoing, as security for the Deposit L/C Obligations (and, in addition, grants a security interest therein, for the benefit of the Secured Parties as collateral security for the Obligations; provided that amounts on deposit in the Deposit L/C Loan Collateral Account shall be applied, first, to repay the Deposit L/C Obligations and, then, all other Obligations). Except as expressly provided herein or in any other Credit Document, no Person shall have the right to make any withdrawal from the Deposit L/C Loan Collateral Account or to exercise any right or power with respect thereto; provided that at any time the Borrower shall fail to reimburse any Deposit Letter of Credit Issuer for any Unpaid Drawing in accordance with Section 3.4(a), the Borrower hereby absolutely, unconditionally and irrevocably agrees that the Collateral Agent shall be entitled to instruct the depositary bank (the “Depositary Bank”) of the Deposit L/C Loan Collateral Account to withdraw therefrom and pay to the Administrative Agent for account of such Deposit Letter of Credit Issuer amounts equal to such Unpaid Drawings. Amounts in the Deposit L/C Loan Collateral Account shall be invested by the Depositary Bank in the manner as instructed by the Administrative Agent (and agreed to by the Depositary Bank). To the extent amounts are invested in Deposit L/C Permitted Investments, the Borrower shall bear the risk of loss of principal with respect to any such investments. To the extent amounts are invested in anything other than Deposit L/C Permitted Investments, the Administrative Agent shall bear the risk of loss of principal with respect to any such investments. So long as no Event of Default shall have occurred and be continuing, upon at least three Business Days’ prior written notice to the Collateral Agent and the Administrative Agent, the Borrower may, at any time and from time to time, request release of and payment to the Borrower of (and the Collateral Agent hereby agrees to instruct the Depositary Bank to release and pay to the Borrower) any amounts on deposit in the Deposit L/C Loan Collateral Account in excess of the Deposit Letter of Credit Commitment (reduced by the aggregate amounts withdrawn by the Deposit Letter of Credit Issuer and not subsequently deposited by the Borrower), (provided that the Collateral Agent shall have received prior confirmation of the amount of such excess from the Administrative Agent). In addition, the Collateral Agent hereby agrees to instruct the Depositary Bank to release and pay to the Borrower amounts (if any) remaining on deposit in the Deposit L/C Loan Collateral Account after the termination or cancellation of all Deposit Letters of Credit and the repayment in full of all outstanding Deposit L/C Loans and Deposit L/C Obligations.

3.10.	Existing Letters of Credit.

Subject to the terms and conditions hereof, (a) each Existing Letter of Credit that is outstanding on the Closing Date, listed on Schedule 1.1(b) and denoted thereon as a “Deposit Letter of Credit” shall, effective as of the Closing Date and without any further action by the Borrower, be continued as a Deposit Letter of Credit hereunder and from and after the Closing Date shall be deemed a Deposit Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof and (b) each Existing Letter of Credit that is outstanding on the Closing Date, listed on Schedule 1.1(b) and denoted thereon as a “Revolving Letter of Credit” shall, effective as of the Closing Date and without any further action by the Borrower, be continued as a Revolving Letter of Credit hereunder and from and after the Closing Date shall be deemed a Revolving Letter of Credit for all purposes hereof and shall be subject to and governed by the terms and conditions hereof.

3.11.	Applicability of ISP and UCP.

Unless otherwise expressly agreed by the relevant Letter of Credit Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Commercial Letter of Credit, and in each case to the extent not inconsistent with the above referred rules, the laws of the State of New York shall apply to each Letter of Credit.

3.12.	Conflict with Issuer Documents.

In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.13.	Letters of Credit Issued for Others.

Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Parent or its other Subsidiaries, US Holdings or a Restricted Subsidiary, the Borrower shall be obligated to reimburse the relevant Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Parent or its other Subsidiaries, US Holdings or such Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the Parent and its other Subsidiaries, US Holdings or such Restricted Subsidiaries.

SECTION 4. Fees; Commitments.

4.1.	Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee (the “Revolving Credit Commitment Fee”) for each day from the Closing Date to the Revolving Credit Termination Date. Each Revolving Credit Commitment Fee shall be payable by the Borrower (x) quarterly in arrears on the tenth Business Day following the end of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the applicable Revolving Credit Commitment Fee Rate in effect on such day on the applicable portion of the Available Revolving Commitment in effect on such day.

(b) The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Lender with an Available Delayed Draw Term Loan Commitment, a commitment fee (the “Delayed Draw Commitment Fee”) for each day from the Closing Date to the Delayed Draw Term Loan Commitment Termination Date. Each Delayed Draw Commitment Fee shall be payable (x) quarterly in arrears on the tenth Business Day following the end of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Delayed Draw Term Loan Commitment Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Delayed Draw Commitment Fee Rate in effect on such day on the Available Delayed Draw Term Loan Commitment in effect on such day.

(c) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Revolving Credit Lender pro rata on the basis of their respective Revolving Letter of Credit Exposure, a fee in respect of each Revolving Letter of Credit (the “Revolving Letter of Credit Fee”), for the period from the date of issuance of such Revolving Letter of Credit to the termination date of such Revolving Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for Revolving Credit Loans minus the Fronting Fee on the average daily Stated Amount of such Revolving Letter of Credit. Such Revolving Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the tenth Business Day following the end of each March, June, September and December and (y) on the date upon which the Total Revolving Credit Commitment terminates and the Revolving Letters of Credit Outstanding shall have been reduced to zero.

(d) The Borrower agrees to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum on the average daily Stated Amount of such Letter of Credit (or at such other rate perannum as agreed in writing between the Borrower and such Letter of Credit Issuer). Such Fronting Fees shall be due and payable by the Borrower (x) quarterly in arrears on the tenth Business Day following the end of each March, June, September and December and (y) (1) in the case of Revolving Letters of Credit, on the date upon which the Total Revolving Credit Commitment terminates and the Revolving Letters of Credit Outstanding shall have been reduced to zero and (2) in the case of Deposit Letters of Credit, the Deposit L/C Loan Maturity Date or, if earlier, the date upon which the Deposit Letters of Credit Commitment terminates and the Deposit Letter of Credit Outstanding shall have been reduced to zero.

(e) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(f) The Borrower agrees to pay to the Posting Lead Arranger and Bookrunner in Dollars, the Maintenance Fee (as provided in, and at the times set forth in, the Posting Facility Fee Letter and this Agreement) for the period from and including the Closing Date to the Posting Facility Termination Date.

(g) The Borrower agrees to pay directly to the Administrative Agent for its own account the administrative agent fees as set forth in the Fee Letter.

(h) Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2. Voluntary Reduction of Revolving Credit Commitments; Delayed Draw Term Loan Commitments; and Revolving Letter of Credit Commitments.

(a) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Revolving Credit Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitments, as applicable, of each of the Revolving Credit Lenders, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least the Minimum Borrowing Amount and (c) after giving effect to such termination or reduction and to any prepayments of the Revolving Credit Loans or cancellation or Cash Collateralization of Revolving Letters of Credit made on the date thereof in accordance with this Agreement (including pursuant to Section 5.2(b) ), the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment.

(b) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders holding Delayed Draw Term Loan Commitments), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Delayed Draw Term Loan Commitments in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Delayed Draw Term Loan Commitment of each of the Lenders and (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least the Minimum Borrowing Amount.

(c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Revolving Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Revolving Credit Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, (i) the Revolving Letters of Credit Outstanding shall not exceed the Revolving Letter of Credit Commitment and (ii) the Revolving Letters of Credit Outstanding (other than with respect to Existing Letters of Credit) with respect to each Revolving Letter of Credit Issuer shall not exceed the Revolving Letter of Credit Commitment of such Revolving Letter of Credit Issuer.

4.3.	Mandatory Termination of Commitments.

(a) The Total Initial Term Loan Commitment shall terminate on the earlier of (i) 5:00 p.m. (New York City time) on July 10, 2008 and (ii) 5:00 p.m. (New York time) upon the making of the Initial Term Loans on the Closing Date.

(b) The Total Deposit L/C Loan Commitment shall terminate on the earlier of (i) 5:00 p.m. (New York City time) on July 10, 2008 and (ii) 5:00 p.m. (New York time) upon the making of the Deposit L/C Loans on the Closing Date.

(c) The Total Delayed Draw Term Loan Commitment shall terminate at 5:00 p.m. (New York time) on the Delayed Draw Term Loan Commitment Termination Date.

(d) The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York time) on the Revolving Credit Maturity Date.

(e) The Swingline Commitment shall terminate at 5:00 p.m. (New York time) on the Swingline Maturity Date.

(f) The Incremental Term Loan Commitment for any tranche shall, unless otherwise provided in the documentation governing such Incremental Term Loan Commitment, terminate at 5:00 p.m. (New York City time) upon the making of the Incremental Term Loans for such tranche on the Incremental Facility Closing Date for such tranche.

(g) The Incremental Deposit L/C Loan Commitment for any tranche shall, unless otherwise provided in the documentation governing such Incremental Deposit L/C Loan Commitment, terminate at 5:00 p.m. (New York City time) upon the making of the Incremental Deposit L/C Loans for such tranche on the Incremental Facility Closing Date for such tranche.

SECTION 5. Payments.

5.1.	Voluntary Prepayments.

ii) The Borrower shall have the right to prepay Term Loans, Deposit L/C Loans, Incremental Deposit L/C Loans, Revolving Credit Loans and Swingline Loans, without premium or penalty, subject to Sections 5.1(b) and 5.1(c), in whole or in part, from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and, in the case of LIBOR Loans, the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Term Loans, Deposit L/C Loans, Incremental Deposit L/C Loans or Revolving Credit Loans, 1:00 p.m. (New York City time) (x) one Business Day prior to (in the case of ABR Loans) or (y) three Business Days prior to (in the case of LIBOR Loans), or (ii) in the case of Swingline Loans, 1:00 p.m. (New York City time), the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the relevant Lenders or the Swingline Lender, as the case may be, (b) each partial prepayment of any Borrowing of Term Loans, Deposit L/C Loans, Incremental Deposit L/C Loans or Revolving Credit Loans shall be in a multiple of $1,000,000 and in an aggregate principal amount of at least $5,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $500,000; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans and (c) any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any tranche of Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans in such manner as the Borrower may determine and (b) applied to reduce Initial Term Loan Repayment Amounts, Delayed Draw Term Loan Repayment Amounts and/or Incremental Term Loan Repayment Amounts, as the case may be, in each case in such order as the Borrower may determine. All prepayments under this Section 5.1 shall also be subject to the provisions of Section 5.2(d) or (e), as applicable. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

(b) In the event that the Initial Tranche B-3 Term Loans are repaid (the “Repaid Tranche B-3 Loans”) prior to the date which is 3 years following the Closing Date in whole or in part (other than pursuant to Section 5.2(a)(ii)), the Borrower shall pay to Term Lenders having such Repaid Tranche B-3 Loans, the Applicable Premium as of the date of such prepayment; provided that prior to the date which is 3 years following the Closing Date, the Borrower may, at its option, on one or more occasions repay up to 35% of the aggregate principal amount of the Initial Tranche B-3 Term Loans subject to a prepayment premium on the principal amount of Initial Tranche B-3 Term Loans being prepaid equal to the LIBOR Rate for an interest period of three months plus the Applicable LIBOR Margin in effect on such date, plus accrued and unpaid interest thereon to the date of such repayment, with the net cash proceeds of one or more Equity Offerings; provided that (i) that at least 50% of the sum of the original aggregate principal amount of Initial Tranche B-3 Term Loans remains outstanding immediately after the occurrence of each such repayment and (ii) that each such repayment occurs within 90 days of the date of closing of each such Equity Offering.

(c) In the event that, prior to the date which is 3 years following the Closing Date, there shall occur any amendment, amendment and restatement or other modification of this Agreement which reduces the Applicable ABR Margin or the Applicable LIBOR Margin with respect to the Initial Tranche B-2 Term Loans or any prepayment or refinancing of the Initial Tranche B-2 Term Loans with proceeds of new term loans having lower applicable margins or applicable yield (after giving effect to any premiums paid on such new term loans) than the Applicable ABR Margin or the Applicable LIBOR Margin for the Initial Tranche B-2 Term Loans as of the Closing Date, each such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, shall be accompanied by a fee or prepayment premium, as applicable, equal to (i) 3%, if such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, occurs after the Closing Date but prior to the first anniversary of the Closing Date, (ii) 2%, if such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, occurs on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date and (iii) 1%, if such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, occurs on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date. As a condition to effectiveness of any assignment pursuant to Section 13.7(b) in respect of any amendment, amendment and restatement or modification to this Agreement effective prior to the third anniversary of the ClosingDate that has the effect of reducing the Applicable ABR Margin or Applicable LIBOR Margin for the Initial Tranche B-2 Term Loans from the Applicable ABR Margin or Applicable LIBOR Margin in effect on the Closing Date, the Borrower shall pay to such Non-Consenting Lender of Initial Tranche B-2 Term Loans a premium equal to the premium that would apply if such Non-Consenting Lender’s Initial Tranche B-2 Term Loans being assigned were being prepaid and subject to the premium set forth in the immediately preceding sentence.

5.2.	Mandatory Prepayments.

(a) Term Loan Prepayments. (1) (A) On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after the occurrence of such Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within three Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clauses (c) and (d) below, Term Loans in a principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event. (B) In the event that any Initial Tranche B-3 Term Loans are repaid (the “PE Repaid Tranche B-3 Loans”) prior to the third anniversary of the Closing Date pursuant to this Section 5.2(a)(i), the Borrower shall pay to Term Lenders having such PE Repaid Tranche B-3 Loans, the Applicable Premium as of the date of such prepayment.

(ii) Not later than the date that is ninety days after the last day of any fiscal year (commencing with and including the fiscal year ending on or about December 31, 2008), the Borrower shall prepay, in accordance with clauses (c) and (d) below, Term Loans in a principal amount equal to (x) 50% of Excess Cash Flow for such fiscal year; provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if, on the date that such prepayment is required to be made, the Consolidated Total Debt to Consolidated EBITDA Ratio is less than or equal to 6.00 to 1.0 but greater than 4.75 to 1.0 and (B) no prepayment of any Term Loans shall be required under this Section 5.2(a)(ii) if, on the date that such prepayment is required to be made, the Consolidated Total Debt to Consolidated EBITDA Ratio is less than or equal to 4.75 to 1.00, minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year.

(b) Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures (collectively, the “Aggregate Revolving Credit Outstandings”) for any reason exceeds 100% of the Total Revolving Credit Commitment then in effect, the Borrower shall forthwith repay on such date the principal amount of any Swingline Loans and, after all Swingline Loans have been paid in full, the Revolving Credit Loans in an amount necessary to eliminate such deficiency. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans, the Aggregate Revolving Credit Outstandings exceed the Total Revolving Credit Commitment then in effect, the Borrower shall Cash Collateralize the Revolving L/C Obligations to the extent of such excess.

(c) Application to Repayment Amounts. Subject to Section 5.2(h), each prepayment of Term Loans required by Sections 5.2(a)(i) and (ii) shall be allocated pro rata among the Initial Term Loans, the Delayed Draw Term Loans and the Incremental Term Loans based upon the applicable remaining Repayment Amounts due in respect thereof and be applied to reduce the scheduled Repayment Amounts in direct order of maturity; provided that, subject to the pro rata application to Repayment Amounts within any Class of Term Loans, the Borrower may allocate such prepayment in its sole discretion among the Class or Classes of Term Loans as the Borrower may specify. Subject to Section 5.2(h), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing and which shall include a calculation of the amount of such prepayment to be applied to eachClass of Term Loans) requesting that the Administrative Agent provide notice of such prepayment to each Lender of Term Loans.

(d) Application to Term Loans, Deposit L/C Loans and Incremental Deposit L/C Loans. With respect to each prepayment of Term Loans, Deposit L/C Loans and Incremental Deposit L/C Loans elected to be made by the Borrower pursuant to Section 5.1 or, in the case of the Term Loans only, required by Sections 5.2(a)(i) and (ii), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that (x) the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of LIBOR Loans made on any date other than the last day of the applicable Interest Period and (y) no prepayment made pursuant to Section 5.1 or Section 5.2(a)(i) and (a)(ii) of Delayed Draw Term Loans shall be applied to the Delayed Draw Term Loans of any Defaulting Lender. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11. Upon any prepayment of Deposit L/C Loans, the Deposit Letter of Credit Commitment shall be reduced by an amount equal to such prepayment and the Borrower shall be permitted to withdraw an amount up to the amount of such prepayment from the Deposit L/C Loan Collateral Account to complete such prepayment; provided that after giving effect to such withdrawal, the Deposit Letters of Credit Outstanding at such time would not exceed the Deposit L/C Loan Collateral Account Balance.

(e) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans elected to be made by the Borrower pursuant to Section 5.1 or required by Section 5.2(b), the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Credit Loans to be prepaid; provided that (x) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (y) notwithstanding the provisions of the preceding clause (x), no prepayment made pursuant to Section 5.1 or Section 5.2(b) of Revolving Credit Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(f) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g) Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) in the case of any Prepayment Event yielding Net Cash Proceeds of less than $5,000,000 in the aggregate and (ii) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds (x) $25,000,000 for a single Prepayment Event or (y) $100,000,000 in the aggregate for all Prepayment Events (other than those that are either under the threshold specified in subclause (i) or over the threshold specified in subclause (ii)(x) ) in any one fiscal year, at which time all such Net Cash Proceeds referred to in this subclause (ii) with respect to such fiscal year shall be applied as a prepayment in accordance with this Section 5.2.

(h) Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a), in each case at least three Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Lender may reject all or a portion of its pro rata share of any such prepayment of Term Loans required to be made pursuant to Section 5.2(a) (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice shall specify the principal amount of the mandatory prepayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such prepayment of Term Loans. Any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”).

(i) Foreign Net Cash Proceeds and Excess Cash Flow. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any or all of the Net Cash Proceeds from a Recovery Prepayment Event (a “Foreign Recovery Event”) of, or any Disposition by, a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or any amount included in Excess Cash Flow and attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, such portion of the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans as required pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Recovery Event, any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.

5.3.	Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4.	Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower or any Guarantor or the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent) shall be required by Applicable Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable by the Borrower or any Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent, the Posting Agent or any Lender (which term shall include each Letter of Credit Issuer and the Swingline Lender for purposes of Section 5.4 and for the purposes of the definition of Excluded Taxes), as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Guarantor or the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent) shall make such deductions or withholdings and (iii) the Borrower or such Guarantor or the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent) shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with Applicable Law. Whenever any Indemnified Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent) for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.

(b) The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, the Posting Agent, the Collateral Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Posting Agent, the Collateral Agent and each Lender within fifteen Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Posting Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent, the Posting Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, to the extent it is legally able to do so, deliver to the Borrower (with a copy to the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent)), at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent), such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. A Lender’s obligation under the prior sentence shall apply only if the Borrower or the Administrative Agent has made a request for such documentation. In addition, any Lender, if requested by the Borrower or the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent), shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent) as will enable the Borrower or the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent) to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(e) Each Non-U.S. Lender with respect to any Loan or Posting Advance made to the Borrower shall, to the extent it is legally entitled to do so :

(i) deliver to the Borrower and the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent), prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate substantially in the form of Exhibit Q representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, any interest payment received by such non-U.S. Lender under this Agreement or any other Credit Document is not effectively connected with the conduct of a trade or business in the United States and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement or (z) if a Non-U.S. Lender does not act or ceases to act for its own account with respect to any portion of anysums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation or where Non-U.S. Lender is a pass through entity) Internal Revenue Service Form W-8IMY and all necessary attachments (including the forms described in clauses (x) and (y) above, as required); and

(ii) deliver to the Borrower and the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent) two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower.

If in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it, such Non-U.S. Lender shall promptly so advise the Borrower and the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent).

(f) If any Lender, the Administrative Agent, the Posting Agent or the Collateral Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax (including an Other Tax) for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent, the Posting Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent, the Posting Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (net of all out-of-pocket expenses of such Lender, the Administrative Agent, the Posting Agent or the Collateral Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender, Administrative Agent, the Posting Agent or the Collateral Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower, upon the request of the Lender, the Administrative Agent, the Posting Agent or the Collateral Agent, agrees to repay the amount paid over to the Borrower ( plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent, the Posting Agent or the Collateral Agent in the event the Lender, the Administrative Agent, the Posting Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. A Lender, the Administrative Agent, the Posting Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. Neither the Lender, the Administrative Agent, the Posting Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g) If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax. Subject to the provisions of Section 2.12, each Lender and Agent agrees to use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request to minimize any amount payable by the Borrower or any Guarantor pursuant to this Section 5.4. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g). Nothing in this Section 5.4(g) shall obligate any Lender or Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h) Each Lender and Agent with respect to any Loan or Posting Advance made to the Borrower that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent) two United States Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding (i) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete, (iii) after the occurrence of a change in the Agent’s or Lender’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent) and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent (or, in the case of the Posting Facility, the Posting Agent).

(i) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans, Posting Advances and all other amounts payable hereunder.

5.5.	Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, interest on LIBOR Loans, Posting Advances and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees (other than the Maintenance Fee) and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

(c) The Maintenance Fee shall be calculated by the Posting Calculation Agent in the manner set forth in the Posting Facility Fee Letter.

(d) Whenever the Posting Calculation Agent makes a determination or calculation under this Agreement or in respect of the transactions contemplated hereby, the Posting Calculation Agent shall make such determination or calculation (i) in good faith, (ii) in a commercially reasonable manner, (iii) with respect to calculations or determinations involving transaction valuations, consistent with its practices and procedures for valuing similar transactions and (iv) in consultation with the Borrower. The Borrower may, acting in good faith, dispute a calculation or determination by the Posting Calculation Agent which it believes is inaccurate (provided that the Borrower shall make any determination or calculation relating to such dispute in a commercially reasonable manner). In the event of such a dispute, the Borrower and the Posting Calculation Agent shall first endeavor to resolve such dispute. If the Borrower and the Posting Calculation Agent are unable to resolve such dispute within five Business Days, the Borrower and Posting Calculation Agent shall mutually select a dealer (with respect to commodity related calculations) or a financial institution (with respect to financial calculations) that customarily acts as a calculation agent for similar transactions to act as Posting Calculation Agent with respect to the issue in dispute. If the Borrower and the Posting Calculation Agent cannot agree on a dealer or financial institution within one Business Day, then each shall appoint a dealer or financial institution and the appointed dealers or financial institutions shall together appoint a third dealer or financial institution as Posting Calculation Agent for making the relevant determination, and the decision of such Person shall be final and binding upon the parties. The dealers or financial institutions selected by a party shall not be parties to this Agreement or Affiliates of a party to this Agreement. It is understood and agreed that, for the avoidance of doubt, the Disclaimer for Mark-to-Market Calculation (set forth in Exhibit O hereto) does not limit the Borrower’s rights under this Section 5.5(d).

5.6.	Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d) Spreading. In determining whether the interest hereunder is in excess of the amount or rate permitted under or consistent with any Applicable Law, the total amount of interest shall be spread throughout the entire term of this Agreement until its payment in full.

(e) Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Conditions Precedent to Initial Borrowing.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Administrative Agent.

6.1. Credit Documents.

The Administrative Agent (or, in the case of clause (f), the Posting Agent) shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of US Holdings, the Borrower, each Agent, each Lender and each Letter of Credit Issuer;

(b) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor as of the Closing Date;

(c) the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto as of the Closing Date;

(d) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto as of the Closing Date;

(e) the Intercreditor Agreement, executed and delivered by a duly authorized officer of the Borrower, the Collateral Agent and any Hedge Bank party to a Secured Commodity Hedging Agreement as of the Closing Date; and

(f) the Posting Facility Fee Letter, executed and delivered by a duly authorized officer of the Borrower, Goldman Sachs Credit Partners L.P. and J. Aron & Company.

6.2. Collateral.

(a) All outstanding Stock of the Borrower directly owned by US Holdings and all Stock of each Subsidiary of the Borrower directly owned by the Borrower or any Subsidiary Guarantor, in each case, as of the Closing Date, shall have been pledged pursuant to the Pledge Agreement (except that such Credit Parties shall not be required to pledge any Excluded Stock and Stock Equivalents) and the Collateral Agent shall have received all certificates, if any, representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b) All Indebtedness of the Borrower and each Subsidiary of the Borrower that is owing to the Borrower or a Subsidiary Guarantor shall, to the extent exceeding $10,000,000 in aggregate principal amount, be evidenced by one or more global promissory notes and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c) All documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document to be executed on the Closing Date and perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent in proper form for filing, registration or recording and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted hereunder.

(d) US Holdings and the Borrower shall deliver to the Collateral Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of US Holdings and the Borrower, together with all attachments contemplated thereby.

(e) The Guarantee shall be in full force and effect.

(f) (2) With respect to each Closing Date Mortgaged Property, a Mortgage, executed and delivered by a duly authorized officer of each mortgagor party thereto as of the Closing Date;

(ii) All documents and instruments, including Uniform Commercial Code or other applicable fixture security financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any such Mortgage and perfect such Liens to the extent required by, and with the priority required by, such Mortgage shall have been delivered to the Collateral Agent in proper form for filing, registration or recording and none of Closing Date Mortgaged Property shall be subject to any other pledges, secured interests or mortgages, except Liens expressly permitted by Section 10.2 or otherwise consented to by the Collateral Agent;

(iii) The Collateral Agent shall have received (A) a policy or policies of title insurance (or a marked up commitment for title insurance having the same effect), issued by the Title Company insuring the Lien of each such Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 10.2 or consented to by the Collateral Agent, together with such endorsements and reinsurance as the Collateral Agent may reasonably request having the effect of a valid, issued and binding title insurance policy, and (B) evidence reasonably acceptable to the Collateral Agent of payment of all title insurance premiums, search and examination charges, escrow charges and related charges, fees, costs and expenses required for the issuance of the title insurance policies referred to above;

(iv) Written opinions of legal counsel in the states in which each such Closing Date Mortgaged Property is located in form and substance reasonably acceptable to the Collateral Agent; and

(v) With respect to each Closing Date Mortgaged Property, a completed Federal Emergency Management Agency Standard Flood Hazard Determination, subject, however, to the provisions of Section 9.14(d).

Notwithstanding anything to the contrary herein, with respect to any Collateral (other than Collateral consisting of the Stock of the Borrower and the Stock of any Domestic Subsidiary required to be pledged pursuant to Section 6.2(a)), the security interest in which may not be perfected by the filing of a Uniform Commercial Code financing statement, if the granting and/or perfection of the Collateral Agent’s security interest in such Collateral may not be accomplished on or prior to the Closing Date without undue burden or expense and without the taking of any action that goes beyond commercial reasonableness, then the delivery of documents and instruments for granting and/or perfection of such security interest shall not constitute a condition precedent to the initial Credit Event to occur on the Closing Date. To the extent that any such security interest is not so granted and/or perfected on or prior to the Closing Date, then US Holdings and the Borrower each agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to grant and perfect such security interests, on or prior to the date that is 120 days (or 180 days in the case of Collateral consisting of mining properties) after the Closing Date or such longer period of time as may be agreed to by the Collateral Agent in its sole discretion.

6.3. Legal Opinions.

The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, special New York counsel to US Holdings and the Borrower, substantially in the form of Exhibit H-1, (b) Vinson & Elkins LLP, special Texas counsel to US Holdings and the Borrower, substantially in the form of Exhibit H-2, (c) Hunton & Williams LLP, special Texas regulatory counsel to US Holdings and the Borrower, substantially in the form of Exhibit H-3 and (d) Covington & Burling LLP, special FERC and NRC counsel regulatory counsel to US Holdings and the Borrower, substantially in the form of Exhibit H-4. US Holdings, the Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4. Refinancing.

Concurrently with the initial Borrowing hereunder, the Refinancing shall have been consummated.

6.5. Equity Investments.

The Equity Contribution, which, to the extent constituting Stock or Stock Equivalents of the Parent other than common Stock, shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers and Bookrunners to the extent material to the interests of the Lenders, in an amount not less than the Minimum Equity Amount shall have been made, or substantially simultaneously with the initial Credit Event hereunder, shall be made.

6.6. Closing Certificates.

The Administrative Agent shall have received a certificate of the Credit Parties, dated the Closing Date, substantially in the form of Exhibit I, with appropriate insertions, executed by an Authorized Officer of each Credit Party, and attaching the documents referred to in Section 6.7.

6.7. Authorization of Proceedings of Each Credit Party.

The Administrative Agent shall have received (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors, other managers or general partner of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder and (b) true and complete copies of the Organizational Documents of each Credit Party as of the Closing Date.

6.8.	Fees.

The Agents shall have received the fees in the amounts previously agreed in writing by the Agents to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) payable by the Credit Parties for which invoices have been presented prior to the Closing Date shall have been paid.

6.9.	Representations and Warranties.

On the Closing Date, (a) there shall be no breach of any representation made by the Parent in the Acquisition Agreement that is (i) material to the interests of the Lenders and (ii) the breach of which would give Holdings and/or Merger Sub the right to terminate their respective obligations thereunder, and (b) the representations and warranties made by the Credit Parties in Section 8.1(a), Section 8.2, Section 8.5 and Section 8.7, as they relate to the Credit Parties at such time, shall be true and correct in all material respects.

6.10.	Acquisition Agreement.

The Administrative Agent shall have received a fully executed or conformed copy of the Acquisition Agreement which shall be in full force and effect.

6.11.	Solvency Certificate.

On the Closing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower to the effect that after giving effect to the consummation of the Transactions, the Borrower on a consolidated basis with its Subsidiaries is Solvent.

6.12.	Merger.

Concurrently with the initial Credit Event hereunder, the Merger shall have been consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers thereto that are materially adverse to the Lenders (including, without limitation, the definition of, and representations, warranties and conditions relating to, the absence of any “Company Material Adverse Effect” therein) without the reasonable consent of the Joint Lead Arrangers and Bookrunners.

6.13.	Pro Forma Financial Statements.

The Administrative Agent shall have received to Pro Forma Financial Statements.

6.14.	Patriot Act.

The Joint Lead Arrangers and Bookrunners and the Posting Lead Arranger and Bookrunner shall have received such documentation and information as is reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent about US Holdings, the Borrower and the Subsidiary Guarantors mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

6.15.	Insurance.

The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 9.3 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to name the Collateral Agent, on behalf of the Secured Partners, as “loss payee” and “mortgagee” under any casualty insurance policies, and the Secured Parties, as “additional insureds”, under any liability insurance policies.

SECTION	7. Conditions Precedent to All Credit Events.

The agreement of each Lender to make any Loan or Posting Advance requested to be made by it on any date (excluding Mandatory Borrowings and Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Section 3.4), and the obligation of any Letter of Credit Issuer to issue Letters of Credit on any date, is subject to the satisfaction of the following conditions precedent:

7.1.	No Default; Representations and Warranties

At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2.	Notice of Borrowing.

(a) Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3, which Notice of Borrowing, in the case of any borrowing of Delayed Draw Term Loans (other than the Borrowing on the Closing Date) shall contain a description setting forth the categories and the amounts of expenditures under such categories under the New Build Program that are to be funded with the proceeds of such Delayed Draw Term Loans.

(b) Prior to the making of each Deposit L/C Loan or Incremental Deposit L/C Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(c) Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan (excluding Mandatory Borrowings), the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

(d) Prior to the issuance of each Revolving Letter of Credit, the Administrative Agent and the Revolving Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

(e) Prior to the issuance of each Deposit Letter of Credit, the Administrative Agent and the Deposit Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(b).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Section 7 above have been satisfied as of that time.

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders and the Letter of Credit Issuers to enter into this Agreement, to make the Loans, to make Posting Advances and issue or participate in Letters of Credit as provided for herein, each of US Holdings and the Borrower makes (on the Closing Date and on each other date as required or otherwise set forth in this Agreement) the following representations and warranties to, and agreements with, the Lenders and the Letter of Credit Issuers, all of which shall survive the execution and delivery of this Agreement, the making of the Loans, the making of the Posting Advances and the issuance of the Letters of Credit:

8.1.	Corporate Status; Compliance with Laws.

Each of US Holdings, the Borrower and each Material Subsidiary of the Borrower that is a Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing (as applicable) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect and (c) is in compliance with all Applicable Laws, except to the extent that the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.

8.2.	Corporate Power and Authority.

Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

8.3.	No Violation.

Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor the compliance with the terms and provisions thereof nor the consummation of the Merger and the other transactions contemplated hereby and thereby will (a) contravene any applicable provision of any material Applicable Law (including material Environmental Laws), (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of US Holdings, the Borrower or any Restricted Subsidiary (other than Liens created under the Credit Documents or Liens subject to the Intercreditor Agreement) pursuant to the terms of any material indenture (including the Existing Notes Indentures), loan agreement, lease agreement, mortgage, deed of trust or other material agreement or instrument to which US Holdings, the Borrower or any Restricted Subsidiary is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that could not reasonably be expected to result in a Material Adverse Effect, or (c) violate any provision of the Organizational Documents of US Holdings, the Borrower or any Restricted Subsidiary.

8.4.	Litigation.

Except as set forth on Schedule 8.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to US Holdings, the Borrower or any of the Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

8.5.	Margin Regulations.

Neither the making of any Loan or Posting Advance hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6.	Governmental Approvals.

The execution, delivery and performance of the Merger Agreement or any Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect and (iv) the PUCT filing reporting the Merger and actions regarding the commitments made to the PUCT and state legislature of the State of Texas relating to the Merger.

8.7.	Investment Company Act.

None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8.	True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of US Holdings, the Borrower, any of the Subsidiaries of the Borrower or any of their respective authorized representatives to the Administrative Agent, the Posting Agent, any Joint Lead Arranger and Bookrunner, the Posting Lead Arranger and Bookrunner and/or any Lender on or before the Closing Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 8.8(a) were prepared in good faith based upon estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Agents and Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9.	Financial Condition; Financial Statements.

The Historical Financial Statements present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries at the respective dates of said information, statements and results of operations for the respective periods covered thereby subject, in the case of the unaudited financial information, to changes resulting from audit, normal year-end audit adjustments and the absence of footnotes. The unaudited pro forma consolidated balance sheet of US Holdings and its consolidated Subsidiaries as at June 30, 2007 (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of US Holdings and its consolidated Subsidiaries for the 12-month period ending on such date (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the historical financial statements of US Holdings and have been prepared in good faith, based on assumptions believed by US Holdings to be reasonable as of the date of delivery thereof, and, subject to the qualifications and limitations contained in the notes attached thereto, present fairly in all material respects on a Pro Forma Basis the estimated financial position of US Holdings and its consolidated Subsidiaries as at June 30, 2007 and their estimated results of operations for the period covered thereby. The financial statements referred to in this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. There has been no Material Adverse Effect since the Closing Date.

8.10.	Tax Matters.

Except where the failure of which could not be reasonably expected to have a Material Adverse Effect, (a) each of US Holdings, the Borrower and each of the Restricted Subsidiaries has filed all federal income Tax returns and all other Tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due (whether or not shown on such Tax return), other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of US Holdings, the Borrower and each of the Restricted Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of, all federal, state, provincial and foreign Taxes not yet due and payable and (c) each of US Holdings, the Borrower and each of the Restricted Subsidiaries has satisfied all of its Tax withholding obligations.

8.11.	Compliance with ERISA.

(a) Each Employee Benefit Plan is in compliance with ERISA, the Code and any Applicable Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower or any ERISA Affiliate; no Plan has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); on and after the effectiveness of the Pension Act, each Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no Lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a Lien will be imposed on the assets of the Parent, US Holdings, the Borrower or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11(a), be reasonably likely to have a Material Adverse Effect. With respect to Plans that are Multiemployer Plans, the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Multiemployer Plans under ERISA, are made to the best knowledge of the Borrower.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and Applicable Law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12.	Subsidiaries.

Schedule 8.12 lists each Subsidiary of US Holdings (and the direct and indirect ownership interest of US Holdings therein), in each case existing on the Closing Date (after giving effect to the Transactions). Each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13.	Intellectual Property.

Each of US Holdings, the Borrower and the Restricted Subsidiaries has good and marketable title to, or a valid license or right to use, all patents, trademarks, servicemarks, trade names, copyrights and all applications therefor and licenses thereof, and all other intellectual property rights, free and clear of all Liens (other than Liens permitted by Section 10.2), that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have any such title, license or rights could not reasonably be expected to have a Material Adverse Effect.

8.14.	Environmental Laws.

Except as could not reasonably be expected to have a Material Adverse Effect: (a) US Holdings, the Borrower and the Restricted Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (b) US Holdings, the Borrower and the Restricted Subsidiaries have, and have timely applied for renewal of, all permits under Environmental Law to construct and operate their facilities as currently constructed; (c) except as set forth on Schedule 8.4, neither US Holdings, the Borrower nor any Restricted Subsidiary is subject to any pending or, to the knowledge of the Borrower, threatened Environmental Claim or any other liability under any Environmental Law including any such Environmental Claim or, to the knowledge of the Borrower, any other liability under Environmental Law related to, or resulting from the business or operations of any predecessor in interest of any of them; (d); neither US Holdings, the Borrower nor any Restricted Subsidiary is conducting or financing or is required to conduct or finance, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; (e) to the knowledge of the Borrower, no Hazardous Materials have been released into the environment at, on or under any Real Estate currently owned or leased by US Holdings, the Borrower or any Restricted Subsidiary, (f) neither the US Holdings, the Borrower nor any Restricted Subsidiary has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate and (g) neither US Holdings, the Borrower nor any Restricted Subsidiary has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or, to the knowledge of the Borrower, formerly owned or leased Real Estate or facility.

8.15.	Properties.

Except as set forth on Schedule 8.15, US Holdings, the Borrower and the Restricted Subsidiaries have good and indefeasible title to or valid leasehold or easement interests in all properties that are necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.

8.16.	Solvency.

On the Closing Date, after giving effect to the Transactions, immediately following the making of each Loan and Posting Advance on such date and after giving effect to the application of the proceeds of such Loans and Posting Advances, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.

SECTION 9. Affirmative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date (immediately after giving effect to the Merger) and thereafter, until the Total Commitments and all Letters of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the applicable Letter of Credit Issuer following the termination of the Revolving Credit Commitments or the repayment of the Deposit L/C Loans, as the case may be) and the Loans, Posting Advances and Unpaid Drawings, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations for which no claim has been made), are paid in full:

9.1.	Information Covenants.

The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Posting Agent and the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year (or, in the case of financial statements for the fiscal year ended December 31, 2007, on or before the date that is 120 days after the end of such fiscal year)), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, and, in each case, (i) except with respect to any such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower and its consolidated Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the Borrower and its consolidated Subsidiaries, such accounting firm has obtained no knowledge of any Event of Default relating to Section 10.9 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof, (ii) certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries (or the Borrower and the Restricted Subsidiaries, as the case may be) in accordance with GAAP and (iii) accompanied by a Narrative Report with regard thereto.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period (or, in the case of financial statements for the fiscal quarters ended September 30, 2007 and March 31, 2008, on or before the date that is 60 days after the end of such fiscal quarter)), the consolidated balance sheets of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand), all of which shall be (i) certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries (or the Borrower and the Restricted Subsidiaries, as the case may be) in accordance with GAAP, subject to changes resulting from audit, normal year-end audit adjustments and absence of footnotes and (ii) accompanied by a Narrative Report with respect thereto.

(c) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Section 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 10.9 as at the end of such fiscal year or period, as the case may be (including calculations in reasonable detail of any amount added back to Consolidated EBITDA pursuant to clause (a)(xii), clause (a)(xiii) or clause (iii) of the final proviso of the definition thereof and any amount excluded from Consolidated Net Income pursuant to clause (k) of the definition thereof), (ii) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), (A) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Applicable Amount and the Applicable Equity Amount as at the end of the fiscal year to which such financial statements relate and (B) a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to Section 1 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (c)(B), as the case may be.

(d) Notice of Default; Litigation. Promptly after an Authorized Officer of the Borrower or any Restricted Subsidiary obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation, regulatory or governmental proceeding pending against the Borrower or any Restricted Subsidiary that could reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(e) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters known to the Borrower and the Restricted Subsidiaries would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Real Estate or any Credit Party or any predecessor in interest of the Borrower or any Restricted Subsidiary or any other Person for which any Credit Party is alleged to be liable by contract or operation of law;

(ii) any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of any Environmental Claim against any Credit Party or any Real Estate;

(iii) any condition or occurrence on any Real Estate or any circumstance that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law that would be inconsistent with the present use or operation of such Real Estate; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release into the environment of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence, removal or remedial or other corrective action and the response thereto. The term “Real Estate” shall mean any interest in land, buildings and improvements owned, leased or otherwise held by any Credit Party, but excluding all operating fixtures and equipment.

(f) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by US Holdings, the Borrower or any Restricted Subsidiary (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that US Holdings, the Borrower or any Restricted Subsidiary shall send to the holders of any publicly issued debt of US Holdings, the Borrower and/or any Restricted Subsidiary (including the Borrower Senior Exchange Notes (whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

(g) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(h) Projections. Within ninety days after the commencement of each fiscal year of the Borrower (or, in the case of the budget for the fiscal year beginning January 1, 2008, within 120 days after the commencement of such fiscal year), a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower for its internal use (including a projected consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of an Authorized Officer of the Borrower stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from such Projections.

(i) Completion Date. The Borrower shall provide notice to the Administrative Agent within 30 days after each of Oak Grove Unit 1, Oak Grove Unit 2 and Sandow Unit 5 achieves a 70% capacity factor for one full fiscal quarter.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (f) of this Section 9.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of US Holdings, the Parent or any direct or indirect parent of the Parent or (B) the Borrower’s (or US Holdings’, the Parent’s or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to US Holdings, the Parent or a parent of the Parent, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to US Holdings, the Parent or such parent, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand.

9.2.	Books, Records and Inspections.

The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Required Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower or such Restricted Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or Required Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Administrative Agent, whether on its own or in conjunction with the Required Lenders, may exercise rights of the Administrative Agent and the Lenders under this Section 9.2, (b) the Administrative Agent shall not exercise such rights more than two times in any calendar year and (c) only one such visit shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

9.3.	Maintenance of Insurance.

The Borrower will, and will cause each Material Subsidiary that is a Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written reasonable request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

9.4.	Payment of Taxes.

The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any Restricted Subsidiary of the Borrower; provided that neither the Borrower nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP or the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.5.	Consolidated Corporate Franchises.

The Borrower will do, and will cause each Material Subsidiary that is a Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6.	Compliance with Statutes, Regulations, Etc.

The Borrower will, and will cause each Restricted Subsidiary to, comply with all Applicable Laws applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.7.	ERISA.

iii) Promptly after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b) Promptly following any request therefor, on and after the effectiveness of the Pension Act, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of the Restricted Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of the Restricted Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any of such Restricted Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, the applicable Restricted Subsidiary(ies) or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

(c) Upon the reasonable request of the Administrative Agent, the Borrower shall deliver to the Administrative Agent copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan, (ii) the most recent actuarial valuation report for each Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency and (iv) such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Administrative Agent shall reasonably request.

9.8.	Maintenance of Properties.

The Borrower will, and will cause the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

9.9.	Transactions with Affiliates.

The Borrower will conduct, and cause the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than transactions between or among the Borrower and the Restricted Subsidiaries and, between or among the Borrower, the Restricted Subsidiaries and to the extent in the ordinary course or consistent with past practice the Parent and any of its other Subsidiaries, including the Oncor Subsidiaries) on terms that are, taken as a whole, substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to

(a) the payment of customary fees to the Sponsors for management, monitoring, consulting, advisory, underwriting, placement and financial services rendered to the Parent, US Holdings, the Borrower and the other Subsidiaries of the Parent and customary investment banking fees paid to the Sponsors for services rendered to the Parent, US Holdings, the Borrower and the other Subsidiaries of the Parent in connection with divestitures, acquisitions, financings and other transactions, whether or not consummated,

(b) transactions permitted by Section 10.6,

(c) the Transactions and the payment of the Transaction Expenses,

(d) the issuance of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) to the management of the Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Borrower in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 9.9,

(e) loans, advances and other transactions between or among the Borrower, any Subsidiary of the Borrower or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary of the Borrower has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or such Subsidiary’s Subsidiary ownership of Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 10,

(f) payments, advances or loans (or cancellation of loans), employment and severance arrangements and health and benefit plans or agreements between the Parent, US Holdings, the Borrower and the other Subsidiaries of the Parent and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business,

(g) payments by the Borrower (and any direct or indirect parent thereof), and the Subsidiaries of the Parent pursuant to tax sharing agreements among the Borrower (and any such parent), and the Subsidiaries of the Borrower on customary terms to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries of the Parent,

(h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or, to the extent attributable to the ownership of the Borrower by such parent, any direct or indirect parent thereof) and the Subsidiaries of the Borrower in the ordinary course of business,

(i) the payment of indemnities and reasonable expenses incurred by the Sponsors and their Affiliates in connection with services provided to the Borrower (or any direct or indirect parent thereof), or any of the Subsidiaries of the Borrower,

(j) the issuance of Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof) to Holdings, any Permitted Holder or to any director, officer, employee or consultant,

(k) sales of Receivables Facility Assets in connection with any Permitted Receivables Financing and

(l) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment (together with any other amendment or supplemental agreements) is not adverse, taken as a whole, to the Lenders in any material respect.

9.10.	End of Fiscal Years; Fiscal Quarters.

The Borrower will, for financial reporting purposes, cause (a) each of its, and the Restricted Subsidiaries’ fiscal years to end on December 31 of each year (each a “Fiscal Year”) and (b) each of its, and the Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to the Administrative Agent change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11.	Additional Guarantors and Grantors.

Subject to any applicable limitations set forth in the Guarantee and the Security Documents, the Borrower will cause each direct or indirect Domestic Subsidiary of the Borrower (excluding any Excluded Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) and each other Domestic Subsidiary of the Borrower that ceases to constitute an Excluded Subsidiary to, within 30 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under such Guarantee, a pledgor under the Pledge Agreement and a grantor under such Security Agreement.

9.12.	Pledge of Additional Stock and Evidence of Indebtedness.

(a) Subject to any applicable limitations set forth in the Pledge Agreement, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11), to pledge to the Collateral Agent for the benefit of the Secured Parties, (i) all the Stock and Stock Equivalents (other than any Excluded Stock and Stock Equivalents) of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11), in each case formed or otherwise purchased or acquired after the Closing Date, pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto, (ii) all evidences of Indebtedness in excess of $10,000,000 received by the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11), in each case pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto, and (iii) any global promissory notes executed after the Closing Date evidencing Indebtedness in excess of $10,000,000 of the Borrower and the Subsidiaries of the Borrower that is owing to the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.11), in each case pursuant to a supplement to the Pledge Agreement in the form of Annex A thereto.

(b) The Borrower agrees that all Indebtedness in excess of $10,000,000 of the Borrower and the Subsidiaries of the Borrower and is owing to the Borrower or to any Subsidiary Guarantor shall be evidenced by one or more global promissory notes.

9.13.	Use of Proceeds.

The Borrower will use the proceeds of the Letters of Credit and the proceeds of the Loans and Posting Advances for the purposes set forth in the recitals to this Agreement.

9.14.	Further Assurances.

(a) The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any Applicable Law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of US Holdings, the Borrower and the Restricted Subsidiaries.

(b) Subject to any applicable limitations set forth in the Security Documents (including in any Mortgage) and in Section 6.2, if any assets (including any owned Real Estate or improvements thereto (but not any leased Real Estate or any Stock of Stock Equivalents of any Subsidiary) or any interest therein) with a book value in excess of $20,000,000 (in the case of Real Estate) or $10,000,000 (in the case of all other assets) are acquired by the Borrower or any Subsidiary Guarantor after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the Lien of any Security Document upon acquisition thereof or assets subject to a Lien granted pursuant to Section 10.2(d) or 10.2(g)) that are of the nature secured by any Security Document, the Borrower will notify the Collateral Agent (who shall thereafter notify the Lenders) thereof and, if requested by the Collateral Agent, will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent, as soon as commercially reasonable but in no event later than 120 days (or 180 days in the case of Collateral consisting of mining properties), unless extended by the Collateral Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section, all at the expense of the Credit Parties.

(c) Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall be accompanied by those items set forth in Section 6.2(f) hereof to the extent that the items in Section 6.2(f) are customary for the type of assets covered by such Mortgage. Any items that are customary for the type of assets covered by such Mortgage may be delivered within a commercially reasonable period of time after the delivery of a Mortgage if they are not reasonably available at the time the Mortgage is delivered.

(d) With respect to any Post-Closing Mortgaged Property, within 120 days (or 180 days in the case of Collateral consisting of mining properties), unless extended by the Collateral Agent in its sole discretion, the Borrower will deliver, or cause to be delivered, to the Collateral Agent (i) a Mortgage with respect to each Post-Closing Mortgaged Property, executed by a duly authorized officer of each obligor party thereto, (ii) title insurance of the type described in Section 6.2(f)(iii) with respect to each such Mortgaged Property and (iii) for each Post-Closing Mortgaged Property consisting of a nuclear or coal-fired power plant, a Survey; provided that, notwithstanding the foregoing, with respect to the oil, gas and other mineral interests described in item 4 under part B of Schedule 1.1(c), the Post-Closing Mortgages will describe the mortgaged mineral interests in the manner customary for the mortgaging of similar mineral interests in similar transactions and there will be no title insurance or Surveys in connection with such Post-Closing Mortgaged Properties. Within 180 days after the granting of each Mortgage with respect to a Closing Date Mortgaged Property, the Borrower shall deliver to the Collateral Agent a Survey with respect to such Closing Date Mortgaged Property constituting a nuclear or coal fired power generation station. The Borrower, within 30 days of the Closing Date, will deliver, or cause to be delivered, (i) to the extent not delivered pursuant to Section 6.2(f)(v), a completed Federal Emergency Management Agency Standard Flood Determination with respect to each Closing Date Mortgaged Property, in each case in form and substance reasonably satisfactory to the Collateral Agent, (ii) evidence of flood insurance with respect to each Closing Date Mortgaged Property, to the extent and in amounts required by Applicable Laws, in each case in form and substance reasonably satisfactory to the Collateral Agent and (iii) revised insurance certificates of the type required to be delivered pursuant to Section 6.15 to reflect that such insurance covers all Mortgaged Property and designating the amount of insurance applicable to each such Mortgaged Property, in each case in form and substance reasonably acceptable to the Collateral Agent.

(e) Notwithstanding anything herein to the contrary, if the Collateral Agent determines in its reasonable judgment (confirmed in writing to the Borrower and the Administrative Agent) that the cost or other consequences (including adverse tax and accounting consequences) of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Secured Party thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(f) Within 140 days after Final Completion of construction (as defined in the applicable engineering, procurement and constructions contract, “EPC Contract”) of each of the Oak Grove (which, for the purposes of this Section 9.14(f), shall include Oak Grove Unit 1 and Oak Grove Unit 2) and Sandow Unit 5 construction projects (each, a “Project”), the Borrower shall, or shall cause the applicable Credit Party to deliver to the Collateral Agent (i) a title insurance bring down and endorsements to the title insurance policy insuring the Mortgaged Property upon which such Project was constructed amending such title insurance policy to update the policy to a then current date and reflect that such policy shall be free and clear of all mechanics, material-men or other similar liens, except to the extent the same constitute Liens expressly permitted pursuant to Section 10.2, (ii) all lien waivers from the contractors and subcontractors relating to such Project as shall be required to be delivered pursuant to the applicable EPC Contract and shall use commercially reasonable efforts to deliver to the Collateral Agent such other lien waivers from such contractors and subcontractors as shall be reasonably requested by the Collateral Agent and (iii) a Survey of such Mortgaged Property to the extent necessary for the title insurance company to omit any survey exceptions to the title insurance policy (including any bring-downs or endorsements required pursuant to clause (i) of this Section 9.14(f)) with respect to such Mortgaged Property.

9.15.	Changes in Business.

The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or reasonably related to any of the foregoing.

9.16.	Independent Review of New Build Program.

The Borrower will take all commercially reasonable actions to permit the Administrative Agent to conduct, prior to the initial Borrowing under the Delayed Draw Term Loan Facility, expert independent review (subject to compliance with Section 13.16 and at the sole cost and expense of the Administrative Agent) of the compliance of the New Build Program with all Applicable Laws (including state and federal Environmental Laws and regulatory laws and regulations). It is understood that the foregoing covenant shall not constitute a condition to any Borrowing under the Delayed Draw Term Loan Facility.

SECTION	10. Negative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Merger) and thereafter, until the Total Commitments and all Letters of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the applicable Letter of Credit Issuer following the termination of the Revolving Credit Commitments or the repayment of the Deposit L/C Loans, as the case may be) and the Loans, Posting Advances and Unpaid Drawings, together with interest, fees and all other Obligations (other than Hedging Obligations under Secured Hedging Agreements and/or Secured Commodity Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreement or contingent indemnification obligations for which no claim has been made), are paid in full:

10.1.	Limitation on Indebtedness.

The Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness; provided that the Borrower and any Restricted Subsidiary may incur Indebtedness (and all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest with regard to such Indebtedness), (x) if immediately before and after giving effect to such incurrence, no Default shall have occurred and be continuing and (y) on a Pro Forma Basis, after giving effect to such incurrence, the Consolidated EBITDA to Consolidated Interest Expense Ratio shall be at least 2.0 to 1.0; provided, further, that Restricted Subsidiaries that are not Subsidiary Guarantors may not incur Indebtedness under this provision in an aggregate principal amount outstanding at any time, when combined with the total amount of outstanding Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Sections 10.1(d), 10.1(j), 10.1 (k) and 10.1(n), exceeding $1,250,000,000.

Notwithstanding the foregoing, the limitations set forth in the immediately preceding paragraph shall not apply to any of the following items:

(a) Indebtedness arising under the Credit Documents;

(b) subject to compliance with Section 10.5, Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided that all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of construction and restoration activities and in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 10.1(d) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 10.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness, (B) no guarantee by any Restricted Subsidiary of the Borrower Senior Facility, any Refinanced Bridge Indebtedness or any Permitted Additional Debt shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee and (C) the aggregate amount of Guarantee Obligations incurred by Restricted Subsidiaries that are not Subsidiary Guarantors under this clause (d), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Sections 10.1(j), 10.1(k) and 10.1(n) and the first paragraph of Section 10.1, shall not exceed $1,250,000,000 at any time outstanding;

(e) Guarantee Obligations (i) incurred in the ordinary course of business (including in respect of construction or restoration activities) in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Sections 10.5(d), 10.5(g), 10.5(i), 10.5(q), 10.5(t) and 10.5(v);

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred to finance the purchase price, cost of design, acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of fixed or capital assets or otherwise in respect of Capital Expenditures, so long as such Indebtedness, except in the case of Environmental CapEx or Necessary CapEx, is incurred within 270 days of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement of such fixed or capital assets or incurrence of such Capital Expenditure, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (i) and (ii) above; provided, that the aggregate amount of Indebtedness incurred pursuant to this clause (iii) at any time outstanding shall not exceed $400,000,000 and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above; provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(g) Indebtedness outstanding on the date hereof listed on Schedule 10.1 and the Existing Notes and any modification, replacement, refinancing, refunding, renewal or extension thereof; provided that except to the extent otherwise expressly permitted hereunder, in the case of any such modification, replacement, refinancing, refunding, renewal or extension, (w) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (x) the direct and contingent obligors with respect to such Indebtedness are not changed (y)(1) except in the case of Existing Notes with a Stated Maturity (as of the Closing Date) prior to the latest Maturity Date of any Credit Facility hereunder, no portion of such Indebtedness matures prior to the latest Maturity Date of any Credit Facility hereunder and (2) in the case of the Existing Notes with a Stated Maturity (as of the Closing Date) prior to the latest Maturity Date of any Credit Facility, no portion of such Indebtedness matures prior to the Stated Maturity of such Existing Notes as of the Closing Date and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent;

(h) Indebtedness in respect of Hedging Agreements; provided that (i) other than in the case of Commodity Hedging Agreements, such Hedging Agreements are not entered into for speculative purposes (as determined by the Borrower in its reasonable discretion acting in good faith) and (ii) any speculative Commodity Hedging Agreements must be entered into in the ordinary course of business and shall be consistent with past practice;

(i) Indebtedness and Guarantee Obligations in respect of any Borrower Senior Facility in an aggregate principal amount not to exceed $6,750,000,000 plus the PIK Interest Amount and (ii) any modification, replacement, refinancing, refunding, renewal or extension thereof (including Permitted Additional Notes, the Borrower Senior Term Loans and/or Borrower Senior Exchange Notes); provided that, except to the extent otherwise expressly permitted hereunder, (A) the principal amount of any Indebtedness modified, replaced, refinanced, refunded, renewed or extended pursuant to this clause (ii) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon and any PIK Interest Amounts plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (B) the direct and contingent obligor with respect to such Indebtedness is not changed, (C) such Indebtedness shall have a final maturity date equal to or later than six months after the latest Maturity Date of any Credit Facility and (D) the terms and conditions (including, if applicable, as to collateral but excluding as to interest rate and prepayment premium) of any such modified, replaced, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of this Agreement; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) (such modified, replacement, refinanced, refunded, renewed or extended Indebtedness, “Refinanced Bridge Indebtedness”);

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that

(x) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(y) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and

(z) (A) the Stock and Stock Equivalents of such Person are pledged to the Collateral Agent to the extent required under Section 9.12, (B) such Person executes a supplement to each of the Guarantee and the Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11, 9.12 or 9.14, as applicable; and (C) to the extent that the assets of such Person that are required to become Collateral under Section 9.11, 9.12 or 9.14 are subject to a Lien securing such Indebtedness, such Lien shall be subject to an intercreditor arrangement in relation to the Obligations on terms and conditions reasonably satisfactory to the Collateral Agent providing that such Lien shall rank junior to the Lien securing the Obligations; provided, further, that the requirements of this subclause (z) shall not apply to any Indebtedness of the type that could have been incurred under Section 10.1(f);

(ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to substantially the same extent; and

(iii) the aggregate amount of Indebtedness incurred under this Section 10.1(j) (A) shall not exceed $400,000,000 at any time outstanding and (B) by Restricted Subsidiaries that are not Subsidiary Guarantors, when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Sections 10.1(d), 10.1(k) and 10.1(n) and the first paragraph of Section 10.2, shall not exceed $1,250,000,000 at any time outstanding;

(k) (ii) Permitted Additional Debt and Indebtedness of Restricted Subsidiaries that otherwise meets the requirements of the definition of Permitted Additional Debt except for the fact that it is incurred by a non-Credit Party incurred to finance a Permitted Acquisition; provided that

(x) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Credit Party, such Indebtedness is not guaranteed in any respect by the Borrower or any other Guarantor except as permitted under Section 10.5, and

(y) (A) the Borrower or such other relevant Credit Party pledges the Stock and Stock Equivalents of any Person acquired in such Permitted Acquisition (the “acquired Person”) to the Collateral Agent to the extent required under Section 9.12 and (B) such acquired Person executes a supplement to the Guarantee and the Security Documents (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Sections 9.11, 9.12 or 9.14, as applicable;

(ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise expressly permitted hereunder, (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed; and

(iii) the aggregate amount of Indebtedness incurred under this Section 10.1(k) (A) shall not exceed $750,000,000 at any time outstanding, unless, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and the application of proceeds thereof, the Consolidated Total Debt to Consolidated EBITDA Ratio is no greater than 7.0 to 1.0 and (B) by Restricted Subsidiaries that are not Subsidiary Guarantors, when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Sections 10.1(d), 10.1(j) and 10.1(n) and the first paragraph of Section 10.1, shall not exceed $1,250,000,000 at any time outstanding;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice or in respect of coal mine reclamation, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including in respect of construction or restoration activities) or consistent with past practice;

(m) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus the reasonable amounts paid in respect of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n) (i) additional Indebtedness and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed $1,000,000,000; provided that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors under this Section 10.1(n), when combined with the total amount of Indebtedness incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to Section 10.1(d), 10.1(j) and 10.1(k) and the first paragraph of Section 10.1, shall not exceed $1,250,000,000 at any time outstanding;

(o) Indebtedness in respect of Permitted Additional Debt to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in the manner set forth in Section 5.2(c) (including any modification, replacement, refinancing, refunding, renewal or extension of any such Indebtedness that, itself, constitutes Permitted Additional Debt);

(p) Cash Management Obligations and other Indebtedness in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(q) (i) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, including turbines, transformers and similar equipment and (ii) Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary with the Borrower or any Restricted Subsidiary of the Borrower in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(r) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock or Stock Equivalents permitted hereunder;

(s) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business (including in respect of construction or restoration activities);

(t) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(u) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6(b);

(v) Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment permitted hereunder;

(w) Indebtedness in respect of Permitted Receivables Financings;

(x) Indebtedness of the Borrower or any Restricted Subsidiary to the Parent or any of its other Subsidiaries in the aggregate amount at any time outstanding not in excess of $25,000,000; and

(y) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (x) above.

For purposes of determining compliance with this Section 10.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in the proviso to the first paragraph of this Section 10.1 and clauses (a) through (y) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above paragraph or clauses; provided that (i) all Indebtedness outstanding under the Credit Documents will be deemed at all times to have been incurred in reliance only on the exception in clause (a) of Section 10.1 and (ii) all Indebtedness outstanding under the Borrower Senior Facility or any Refinanced Bridge Indebtedness will be deemed at all times to have been incurred in reliance only on the exception of clause (i) of Section 10.1.

10.2.	Limitation on Liens.

The Borrower will not, and will not permit the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or such Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens securing the Obligations arising under the Credit Documents;

(b) Liens on the Collateral securing obligations under Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements; provided that (i) such obligations shall be secured by the Liens granted in favor of the Collateral Agent in the manner set forth in, and be otherwise subject to (and in compliance with), the Intercreditor Agreement and governed by the applicable Security Documents and (ii) such agreements were not entered into for speculative purposes (as determined by the Borrower in its reasonable discretion acting in good faith) and, in the case of any Secured Commodity Hedging Agreement or any Secured Hedging Agreement of the type described in clause (c) of the definition of “Hedging Agreement”, entered into in order to hedge against or manage fluctuations in the price or availability of any Covered Commodity);

(c) Permitted Liens;

(d) Liens securing Indebtedness permitted pursuant to Section 10.1(f); provided that (x) except with respect to any Indebtedness incurred in connection with Environmental CapEx or Necessary CapEx, such Liens attach concurrently with or within two hundred and seventy (270) days after completion of the acquisition, construction, repair, restoration, replacement, expansion, installation or improvement (as applicable) of the property subject to such Liens and (y) such Liens attach at all times only to the assets so financed except (1) for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (2) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(e) Liens existing on the date hereof; provided that any Lien securing Indebtedness or other obligations in excess of (x) $20,000,000 individually or (y) $100,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (e) that are not set forth on Schedule 10.2) shall only be permitted to the extent such Lien is listed on Schedule 10.2;

(f) the modification, replacement, extension or renewal of any Lien permitted by clauses (a) through (e) and clauses (g) and (t) of this Section 10.2 upon or in the same assets theretoforesubject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien or any proceeds or products thereof) or the modification, refunding, refinancing, replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness or other obligations secured thereby, to the extent such modification, refunding, refinancing, replacement, extension or renewal is permitted by Section 10.1;

(g) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) pursuant to a Permitted Acquisition or other permitted Investment, or existing on assets acquired after the Closing Date, to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided that such Liens (i) are not created or incurred in connection with, or in contemplation of, such Person becoming such a Restricted Subsidiary or such assets being acquired and (ii) attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 10.1(j);

(h) [Reserved];

(i) Liens securing Indebtedness or other obligations (i) of the Borrower or any Restricted Subsidiary in favor of a Credit Party and (ii) of any other Restricted Subsidiary that is not a Credit Party in favor of any other Restricted Subsidiary that is not a Credit Party;

(j) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(k) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business (including in respect of construction or restoration activities) permitted by this Agreement;

(m) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;

(n) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Restricted Subsidiary;

(o) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(p) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(q) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business or consistent with past practice;

(s) additional Liens so long as the aggregate principal amount of the obligations secured thereby at any time outstanding does not exceed $1,000,000,000 (as determined at the date of incurrence); provided that to the extent such Liens are contemplated to be on assets that are Collateral, the holders of such secured Indebtedness (or a representative thereof on behalf of such holders) shall have entered into an intercreditor agreement providing that the Liens securing such Indebtedness shall rank junior to the Liens securing the Obligations.

(t) additional Liens securing Indebtedness permitted under the first paragraph of Section 10.1; provided that (i) immediately before and after giving effect to such incurrence, no Default or Event of Default shall have occurred and be continuing, (ii) on a Pro Forma Basis, after giving effect to such incurrence, the Consolidated Secured Debt to Consolidated EBITDA Ratio would be no greater than 5.0 to 1.0 and (iii) to the extent such Liens are contemplated to be on assets that are Collateral, the holders of such secured Indebtedness (or a representative thereof on behalf of such holders) shall have entered into an intercreditor agreement providing that the Liens securing such Indebtedness shall rank junior to the Liens securing the Obligations;

(u) Liens in respect of Permitted Sale Leasebacks;

(v) Liens on Receivables Facility Assets in respect of any Permitted Receivable Financings;

(w) rights reserved to or vested in others to take or receive any part of, or royalties related to, the power, gas, oil, coal, lignite or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of the Borrower and the Restricted Subsidiaries and Liens upon the production from property of power, gas, oil, coal, lignite or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;

(x) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any property of the Borrower and the Restricted Subsidiaries; provided that such agreements are entered into in the ordinary course of business (including in respect of construction or restoration activities);

(y) any restrictions on any Stock or Stock Equivalents or other joint venture interests of the Borrower or any Restricted Subsidiary providing for a breach, termination or default under any owners, participation, shared facility, joint venture, stockholder, membership, limited liability company or partnership agreement between such Person and one or more other holders of such Stock or Stock Equivalents or interest of such Person, if a security interest or other Lien is created on such Stock or Stock Equivalents or interest as a result thereof and other similar Liens;

(z) Rights of first refusal and purchase options in favor of Aluminum Company of America (“Alcoa“) to purchase Sandow Unit 4 and/or the real property related thereto, as described in (i) Sandow Unit 4 Agreement dated August 13, 1976, as amended, between Alcoa and Texas Power & Light Company (“TPL“) and in (ii) Deeds dated March 14, 1978 and July 21, 1980, as amended, executed by Alcoa conveying to TPL the Sandow Four real property;

(aa) Lien and other exceptions to title, in either case on or in respect of any facilities of the Borrower or any Restricted Subsidiary, arising as a result of any shared facility agreement entered into with respect to such facility, except to the extent that any such Liens or exceptions, individually or in the aggregate, materially adversely affect the value of the relevant property or materially impair the use of the relevant property in the operation of business the Borrower and the Restricted Subsidiaries, taken as a whole; and

(bb) Liens on cash and Permitted Investments (i) deposited by the Borrower or any Restricted Subsidiary in margin accounts with or on behalf of brokers, credit clearing organizations, independent system operators, regional transmission organizations, pipelines, state agencies, federal agencies, futures contract brokers, customers, trading counterparties, or any other parties or issuers of surety bonds or (ii) pledged or deposited as collateral by the Borrower or any Restricted Subsidiary with any of the entities described in clause (i) above to secure their respective obligations, in the case of each of clauses (i) and (ii) above, with respect to: (A) any contracts and transactions for the purchase, sale, exchange of, or the option (whether physical or financial) to purchase, sell or exchange (1) natural gas, (2) electricity, (3) coal, (4) petroleum-based liquids, (5) oil, (6) nuclear fuel (including enrichment and conversion), (7) emissions or other environmental credits, (8) waste byproducts, (9) weather, (10) power and other generation capacity, (11) heat rate, (12) congestion, (13) renewal energy credit or (14) any other energy-related commodity or services or derivative (including ancillary services and related risk (such as location basis)); (B) any contracts or transactions for the purchase, processing, transmission, transportation, distribution, sale, lease, hedge or storage of, or any other services related to any commodity or service identified in subparts (1) - (14) above, including any capacity agreement; (C) any financial derivative agreement (including but not limited to swaps, options or swaptions) related to any commodity identified in subparts (1) - (14) above, or to any interest rate or currency rate management activities; (D) any agreement for membership or participation in an organization that facilitates or permits the entering into or clearing of any Netting Agreement or any agreement described in this Section 10.2(bb); (E) any agreement combining part or all of a Netting Agreement or part or all of any of the agreements described in this Section 10.2(bb); (F) any document relating to any agreement described in this Section 10.2(bb) that is filed with a Governmental Authority and any related service agreements; or (G) any commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements (such agreements described in clauses (A) through (G) of this Section 10.2(bb) being collectively, “Permitted Contracts”), Netting Agreements, Hedging Agreements and letters of credit supporting Permitted Contracts, Netting Agreements and Hedging Agreements.

10.3.	Limitation on Fundamental Changes.

Except as permitted by Section 10.4 or 10.5, the Borrower will not, and will not permit the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) so long as (i) both before and after giving effect to such transaction, no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect to such transaction the Borrower shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 10.9, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving company or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each grantor and each pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of this Agreement and the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection and priority of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

(b) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, (iii) no Default or Event of Default has occurred and is continuing or would result from the consummation of such merger, amalgamation or consolidation and (iv) Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and any such supplements to the Guarantee and any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents;

(c) the Merger and the other Transactions may be consummated;

(d) any Restricted Subsidiary that is not a Credit Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary;

(e) the Borrower or any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any Credit Party; provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(f) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(g) to the extent that no Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4.

10.4.	Limitation on Sale of Assets.

The Borrower will not, and will not permit the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (ii) sell to any Person (other than to the Borrower or a Subsidiary Guarantor) any shares owned by it of the Borrower’s or any Restricted Subsidiary’s Stock and Stock Equivalents (each of the foregoing a “Disposition”), except that:

(a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) obsolete, worn-out, scrap, used, or surplus or mothballed equipment (including any such equipment that has been refurbished in contemplation of such disposition), vehicles and other assets to the extent such assets are not necessary for the operation of the Borrower’s and the Restricted Subsidiaries’ business, (ii) inventory or goods (or other assets) held for sale in the ordinary course of business, (iii) cash and Permitted Investments and (iv) assets for the purposes of charitable contributions or similar gifts to the extent such assets are not material to the ability of the Borrower and the Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(b) the Borrower and the Restricted Subsidiaries may make Dispositions of assets, excluding any Disposition of accounts receivable except in connection with the Disposition of any business to which such accounts receivable relate, for fair value; provided that (i) to the extent required, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment of Term Loans as provided for in Section 5.2(a)(i), (ii) after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing, (iii) the aggregate consideration for all Dispositions made in reliance on this Section 10.4(b), when aggregated with the amount of Permitted Sale Leaseback transactions consummated pursuant to Section 10.4(g), shall not exceed at any time 10% of Consolidated Total Assets (determined at the time of each Disposition) for all such transactions consummated after the Closing Date, (iv) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $50,000,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (iv) the following shall be deemed to be cash (“Deemed Cash”): (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) not secured by the assets that are the subject of such Disposition, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Person making such Disposition from the purchaser that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, (C) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) that is at that time outstanding, not in excess of 1.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value and (v) any non-cash proceeds received in the form of Real Estate, Indebtedness or Stock and Stock Equivalents are pledged to the Collateral Agent to the extent required under Section 9.12 or 9.14;

(c) (i) the Borrower and the Restricted Subsidiaries may make Dispositions to the Borrower or any other Credit Party and (ii) any Restricted Subsidiary that is not a Credit Party may make Dispositions to the Borrower or any other Subsidiary of the Borrower; provided that with respect to any such Dispositions, such sale, transfer or disposition shall be for fair value;

(d) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6;

(e) the Borrower and any Restricted Subsidiary may lease, sublease, license (only on a non-exclusive basis with respect to any intellectual property) or sublicense (only on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) Dispositions pursuant to Permitted Sale Leaseback transactions in an aggregate amount pursuant to this Section 10.4(g), when aggregated with the amount of Dispositions made pursuant to Section 10.4(b), not to exceed the limitations set forth in Section 10.4(b);

(h) Dispositions of (i) Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements or (ii) to joint ventures in connection with the dissolution or termination of a joint venture to the extent required pursuant to joint venture and similar arrangements;

(i) Dispositions of Receivables Facility Assets in connection with any Permitted Receivables Financing; provided that to the extent that any new Participating Receivables Grantor is added to any Permitted Receivables Financing after the Closing Date, the Net Cash Proceeds of any Dispositions of Receivables Facility Assets by such new Participating Receivables Grantor must be promptly applied to the prepayment of the Term Loans as provided for in Section 5.2(a)(i) without giving effect to any reinvestment rights under the definition of “Net Cash Proceeds”; provided, further, that no Net Cash Proceeds shall be required to be used to prepay the Term Loans pursuant to Section 5.2(a)(i) to the extent that any new Participating Receivables Grantor replaces (by merger or otherwise) any existing Participating Receivables Grantor and at the time of such replacement, the volume of Receivables Facility Assets sold into any Permitted Receivables Financing does not increase as a result of such replacement;

(j) Dispositions listed on Schedule 10.4 (“Scheduled Dispositions”);

(k) transfers of property subject to a Recovery Event or in connection with any condemnation proceeding upon receipt of the Net Cash Proceeds of such Recovery Event or condemnation proceeding;

(l) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(m) the Borrower and the Restricted Subsidiaries may make Dispositions (excluding any Disposition of accounts receivable except in connection with the Disposition of any business to which such accounts receivable relate), for fair value to the extent that (i) the aggregate consideration for all such Dispositions consummated after the Closing Date, when combined with all Dispositions made pursuant to Section 10.4(b), does not exceed 15% of Consolidated Total Assets (determined at the time of each Disposition), (ii) the Net Cash Proceeds of any such Disposition are promptly applied to the prepayment of Term Loans as provided in Section 5.2(a)(i) without giving effect to any reinvestment rights under the definition of “Net Cash Proceeds”; provided that, in the case of a Disposition of a Baseload As set pursuant to this Section 10.4(m), the Borrower shall be permitted to reinvest the Net Cash Proceeds received in such Disposition in other Baseload Assets within the reinvestment periods set forth in the definition of “Net Cash Proceeds”, (iii) after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing, (iv) with respect to any Disposition pursuant to this Section 10.4(m) for a purchase price in excess of $50,000,000, the Person making such Disposition shall, subject to the parenthetical below, receive not less than 75% of such consideration in the form of cash or Permitted Investments (or, to the extent that less than 75% of such consideration is in the form of cash or Permitted Investments, the Borrower shall apply the amount of such difference to the prepayment of Term Loans as provided in clause (ii) above); provided that for the purposes of this subclause (iv), Deemed Cash shall be deemed to be cash and (v) any non-cash proceeds received in the form of Real Estate, Indebtedness or Stock and Stock Equivalents are pledged to the Collateral Agent to the extent required under Section 9.12 or 9.14;

(n) [Reserved];

(o) Dispositions of power, capacity, heat rate, renewable energy credits, waste by-products, energy, electricity, coal and lignite, oil and other petroleum-based liquids, emissions and other environmental credits, ancillary services, fuel (including all forms of nuclear fuel and natural gas) and other related assets or products of services, including assets related to trading activities or the sale of inventory or contracts related to any of the foregoing, in each case in the ordinary course of business;

(p) the execution of (or amendment to), settlement of or unwinding of any Hedging Agreement;

(q) any Disposition of mineral rights, other than mineral rights in respect of coal or lignite;

(r) any Disposition of any real property that is (i) primarily used or intended to be used for mining which has either been reclaimed, or has not been used for mining in a manner which requires reclamation, and in either case has been determined by the Borrower not to be necessary for use for mining, (ii) used as buffer land, but no longer serves such purpose, or its use is restricted such that it will continue to be buffer land, or (iii) was acquired in connection with power generation facilities, but has been determined by the Borrower to no longer be commercially suitable for such purpose;

(s) any Disposition of any assets required by any Government Authority;

(t) any Disposition of assets in connection with salvage activities; and

(u) Dispositions of any asset between or among the Borrower and/or any Restricted Subsidiary as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (t) above; provided that after giving effect to any such Disposition, to the extent the assets subject to such Dispositions constituted Collateral, such assets shall remain subject to, or be rejoined to, the Lien of the Security Documents.

10.5.	Limitation on Investments.

The Borrower will not, and will not permit the Restricted Subsidiaries, to make any Investment except:

(a) extensions of trade credit, asset purchases (including purchases of inventory, fuel (including all forms of nuclear fuel), supplies, materials and equipment) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements or development agreements with other Persons, in each case in the ordinary course of business (including in respect of construction or restoration activities);

(b) Investments that were Permitted Investments when such Investments were made;

(c) loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any Subsidiary of the Borrower (g) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (h) in connection with such Person’s purchase of Stock or Stock Equivalents of the Parent (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (i) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $25,000,000 at any one time outstanding;

(d) Investments (i) existing on, or made pursuant to legally binding written commitments in existence on, the date hereof as set forth on Schedule 10.5 and any modifications, extensions, renewals or reinvestments thereof and (ii) existing on the date hereof of the Borrower or any Restricted Subsidiary in the Borrower or any Subsidiary of the Borrower and any modification, extension, renewal or reinvestment thereof, only to the extent that the amount of any Investment made pursuant to this clause d does not at any time exceed the amount of such Investment set forth on Schedule 10.5;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock) of the Borrower (or any direct or indirect parent thereof);

(g) Investments (i) (A) by the Borrower or any Restricted Subsidiary in any Credit Party, (B) between or among Restricted Subsidiaries that are not Credit Parties, and (C) consisting of intercompany Investments incurred in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) among the Borrower and the Restricted Subsidiaries (provided that any such intercompany Investment in connection with cash management arrangements by a Credit Party in a Subsidiary of the Borrower that is not a Credit Party is in the form of an intercompany loan or advance and the Borrower or such Restricted Subsidiary complies with Section 9.12 to the extent applicable); (ii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party, to the extent that the aggregate amount of all Investments made on or after the Closing Date pursuant to this subclause (ii), when valued at the fair market value (determined by the Borrower acting in good faith) of each such Investment at the time each such Investment was made, is not in excess of, when combined with, and without duplication of, the aggregate amount of Investments made pursuant to the proviso to Section 10.5(h), an amount equal to the sum of (w) $1,000,000,000 plus (x) the Applicable Equity Amount at such time plus (y) to the extent that the Consolidated Secured Debt to Consolidated EBITDA Ratio is not greater than 5.0 to 1.00 after giving effect, on a Pro Forma Basis, to the making of such Investment, the Applicable Amount at such time plus (z) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made); and (iii) by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Credit Parties;

(h) Investments constituting Permitted Acquisitions; provided that the aggregate amount of any such Investment, as valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, made by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary that, after giving effect to such Investment, shall not be a Guarantor, shall not cause the aggregate amount of all such Investments made pursuant to this clause (h) (as so valued at the time each such investment is made) to exceed, when combined with, and without duplication of, the aggregate amount of Investments made pursuant to clause (ii) of Section 10.5(g), an amount equal to the sum of (i) $1,000,000,000, plus (ii) the Applicable Equity Amount at such time plus (iii) to the extent the Consolidated Secured Debt to Consolidated EBITDA Ratio is not greater than 5.0 to 1.0 after giving effect, on a Pro Forma Basis, to the making of such Investment, the Applicable Amount at such time plus (iv) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this clause (iv) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(i) Investments (including but not limited to (i) Minority Investments and Investments in Unrestricted Subsidiaries, (ii) Investments in joint ventures (regardless of the form of legal entity) or similar Persons that do not constitute Restricted Subsidiaries and (iii) Investments in Subsidiaries that are not Credit Parties), in each case valued at the fair market value (determined the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this clause (i) that, at the time each such Investment is made, would not exceed the sum of (w) $1,000,000,000 plus (x) the Applicable Equity Amount at such time plus (y) to the extent the Consolidated Secured Debt to Consolidated EBITDA Ratio is not greater than 5.0 to 1.00 after giving effect, on a Pro Forma Basis, to the making of such Investment, the Applicable Amount at such time plus (z) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(j) Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by Section 10.4;

(k) Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof) in an aggregate amount, when combined with distributions made pursuant to Section 10.6(b), not to exceed the limitations set forth in such Section;

(l) Investments consisting of dividends permitted under Section 10.6;

(m) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, dividends to the extent permitted to be made to such parent in accordance with Section 10.6; provided that the aggregate amount of such loans and advances shall reduce the ability of the Borrower and the Restricted Subsidiaries to make dividends under the applicable clauses of Section 10.6 by such amount;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(o) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(p) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(q) Guarantee Obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) Investments held by a Person acquired (including by way of merger, amalgamation or consolidation) after the Closing Date otherwise in accordance with this Section 10.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s) Investments in Hedging Agreements permitted by Section 10.1;

(t) Investments arising out of, or in connection with, any Permitted Receivables Financing;

(u) Investments consisting of deposits of cash and Permitted Investments as collateral support permitted under Section 10.2;

(v) other Investments, which, when aggregated with (i) all aggregate principal amounts paid pursuant to Section 10.7(a)(i) from the Closing Date and (ii) all loans and advances made to any direct or indirect parent of the Borrower pursuant to Section 10.5(m) in lieu of dividends permitted by Section 10.6(c) and (iii) all dividends paid pursuant to Section 10.6(c), shall not exceed an amount equal to (w) $500,000,000 plus (x) the Applicable Equity Amount at the time such Investments are made plus (y) to the extent the Consolidated Secured Debt to Consolidated EBITDA Ratio is not greater than 5.0 to 1.0 after giving effect, on a Pro Forma Basis, to the making of such Investment, the Applicable Amount at such time plus (z) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);

(w) [Reserved];

(x) Investments consisting of purchases and acquisitions of assets and services in the ordinary course of business (including in respect of construction or restoration activities);

(y) Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practice;

(z) Investments made as a part of or in connection with the Transactions, including any payments to be made in connection with the Parent’s and its Subsidiaries’ long-term incentive plan or in respect of tax gross-ups and other deferred compensation;

(aa) Investments consisting of Indebtedness permitted by Section 10.1 (but only to the extent such Indebtedness was permitted without reference to Section 10.5) or fundamental changes permitted by Section 10.3;

(bb) Investments relating to pension trusts;

(cc) Investments by Credit Parties in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by the Borrower and the Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the intercompany Investment being invested in one or more Credit Parties;

(dd) Investments relating to nuclear decommission trusts;

(ee) Investments in the form of, or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling agreements, area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case, made or entered into in the ordinary course of business; and

(ff) Investments in Shell Wind valued at the fair market value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this clause (ff) that, at the time each such Investment is made, would not exceed the sum of (w) $1,000,000,000 in the aggregate (of which no portion may be used in fiscal 2007, up to $250,000,000 may be used in fiscal 2008 and up to $300,000,000 may be used in each subsequent fiscal year) plus (x) the Applicable Equity Amount at such time plus (y) to the extent the Consolidated Secured Debt to Consolidated EBITDA Ratio is not greater than 5.0 to 1.0 after giving effect, on a Pro Forma Basis, to the making of such Investment, the Applicable Amount at such time plus (z) to the extent not otherwise included in the determination of the Applicable Equity Amount or the Applicable Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount referred to in this subclause (z) shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made).

10.6.	Limitation on Dividends.

The Borrower will not declare or pay any dividends (other than dividends payable solely in its Stock or Stock Equivalents (other than Disqualified Stock)) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any Restricted Subsidiary to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower now or hereafter outstanding (all of the foregoing, “dividends”), provided:

(a) the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that (i) such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders, taken as a whole, in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby and (ii) the cash proceeds from any such contribution or issuance have not otherwise been applied pursuant to the Applicable Equity Amount;

(b) so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem, acquire, retire or repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any direct or indirect parent thereof) and any Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, any stock option or stock appreciation rights plan, any management, director and/or employee benefit, stock ownership or option plan, stock subscription plan or agreement, employment termination agreement or any employment agreements or stockholders’ or shareholders’ agreement; provided, however, that the aggregate amount of payments made under this Section 10.6(b) do not exceed in any calendar year $25,000,000 (which shall increase to $50,000,000 subsequent to the consummation of an underwritten public offering of Stock by the Borrower (or any direct or indirect parent thereof) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $75,000,000 in any calendar year (which shall increase to $150,000,000 subsequent to the consummation of an underwritten public offering of Stock by the Borrower or any direct or indirect parent corporation of the Borrower)); provided, further that such amount in any calendar year may be increased by an amount not to exceed:

(i) the cash proceeds from the sale of Stock (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, Stock of any of the Borrower’s direct or indirect parent companies, in each case to present or former officers, managers, consultants, directors or employees (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any of its direct or indirect parent companies) or any Subsidiary of the Borrower that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Stock have not otherwise been applied pursuant to the Applicable Equity Amount; plus

(ii) the cash proceeds of key man life insurance policies received the Borrower or any Restricted Subsidiary after the Closing Date; less

(iii) the amount of any dividends or distributions previously made with the cash proceeds described in clauses (i) and (ii) above;

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from present or former officers, managers, consultants, directors or employees (or their respective Affiliates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees, estates or immediate family members) of the Borrower (or any of its direct or indirect parent companies), or any Subsidiary of the Borrower in connection with a repurchase of Stock or Stock Equivalents of the Borrower or any of its direct or indirect parent companies will not be deemed to constitute a dividend for purposes of this covenant or any other provision of this Agreement;

(c) so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may pay dividends on its Stock or Stock Equivalents; provided that the amount of all such dividends paid from the Closing Date pursuant to this clause (c), when aggregated with (i) all aggregate principal amounts paid pursuant to Section 10.7(a)(i) from the Closing Date and (ii) (A) all loans and advances made to any direct or indirect parent of the Borrower pursuant to Section 10.5(m) in lieu of dividends permitted by this clause (c) and (B) all Investments made pursuant to Section 10.5(v), shall not exceed an amount equal to (x) $500,000,000 plus (y) the Applicable Equity Amount at the time such dividends are paid plus (z) to the extent the Consolidated Secured Debt to Consolidated EBITDA Ratio is not greater than 5.0 to 1.0 after giving effect, on a Pro Forma Basis, to the making of such dividend, the Applicable Amount at such time;

(d) the Borrower may pay dividends to, or make loans to, any direct or indirect parent company of the Borrower in amount required for any such direct or indirect parent to pay, in each case without duplication:

(i) foreign, federal, state and local income taxes (including any amounts reimbursable to the Oncor Subsidiaries in respect of such taxes pursuant to a tax sharing agreement), to the extent such income taxes are attributable to the income of (A) the Parent and its Subsidiaries (other than the Oncor Subsidiaries) and (B) the Oncor Subsidiaries, to the extent that the Oncor Subsidiaries have not reimbursed the Parent or such direct or indirect parent company of the Borrower for such payments in amounts required to pay such taxes; provided that the amount of such payments in any fiscal year does not exceed the amount that the Parent and its Subsidiaries are required to pay (including any amounts reimbursable to the Oncor Subsidiaries in respect of such taxes pursuant to a tax sharing agreement) in respect of foreign, federal, state and local income taxes for such fiscal year.

(ii) (A) such parents’ and their respective Subsidiaries’ (other than the Oncor Subsidiaries) general operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business and to the extent such costs and expenses are attributable to (1) the ownership or operation of the Parent and its Subsidiaries (other than the Oncor Subsidiaries) or (2) the ownership and operation of the Oncor Subsidiaries, to the extent that the Oncor Subsidiaries have not reimbursed the Parent or such direct or indirect parent company of the Borrower for such costs and expenses, (B) any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof) and such parent’s Subsidiaries, the Borrower or any Restricted Subsidiary or (C) fees and expenses otherwise due and payable by the Borrower (or any parent thereof and such parent’s Subsidiaries) or any Restricted Subsidiary and not prohibited to be paid by the Borrower and its Restricted Subsidiaries hereunder;

(iii) franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of any direct or indirect parent of the Borrower;

(iv) to any direct or indirect parent of the Borrower to finance any Investment permitted to be made by the Borrower or any Restricted Subsidiary pursuant to Section 10.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Borrower or such Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.5) of the Person formed or acquired into the Borrower or any Restricted Subsidiary, (C) the Borrower shall com ply with Section 9.11 and Section 9.12 to the extent applicable and (D) the aggregate amount of such dividends shall reduce the ability of the Borrower and the Restricted Subsidiary to make Investments under the applicable clauses of Section 10.5 by such amount;

(v) customary costs, fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering or acquisition or disposition transaction payable by the Borrower or the Restricted Subsidiaries; and

(vi) customary salary, bonus and other benefits payable to officers, employees or consultants of any direct or indirect parent company (and such parent’s Subsidiaries (other than the Oncor Subsidiaries)) of the Borrower to the extent such salaries, bonuses and other benefits are attributable to (A) the ownership or operation of the Parent and its Subsidiaries (other than the Oncor Subsidiaries) or (B) the ownership and operation of the Oncor Subsidiaries, to the extent that the Oncor Subsidiaries have not reimbursed the Parent or such direct or indirect parent company of the Borrower for such payments;

provided that any payments made pursuant to clauses (i), (ii) or (vi) above, to the extent relating to the ownership, operation or income of the Oncor Subsidiaries, shall be made in the form of loans, the terms of which shall require repayment upon receipt by the Parent of funds from the Oncor Subsidiaries as reimbursement for such amounts;

(e)	[Reserved];

(f) to the extent constituting dividends, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 10.3;

(g) the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) deemed to occur upon exercise of stock options or warrants if such Stock or Stock Equivalents represents a portion of the exercise price of such options or warrants, and the Borrower may pay dividends to any direct or indirect parent thereof as and when necessary to enable such parent to effect such repurchases;

(h) the Borrower may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted Acquisition and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i) the Borrower may pay any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(j) so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may declare and pay dividends on the Borrower’s (or any direct or indirect parent’s thereof) common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering to the extent such net proceeds are not utilized in connection with other transactions permitted by Section 10.5, 10.6 or 10.7;

(k) the Borrower may pay dividends in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(l) [Reserved];

(m) the Borrower may make payments described in Sections 9.9(a), 9.9(c), 9.9(f), 9.9(g), 9.9(h), 9.9(i), 9.9(k) and 9.9(l);

(n) the Borrower may pay dividends or make distributions in connection with the Transactions, including payments in respect of the Parent’s and its Subsidiaries’ long term incentive plan or in respect of tax gross-ups and other deferred compensation;

(o) so long as no Default or Event of Default shall have occurred and is continuing or would result therefrom, the Borrower may pay declare and pay dividends to, or make loans to, any direct or indirect parent company of the Borrower in amounts up to $750,000,000; provided that such amount may only be used for Investments by any direct or indirect parent entity of the Borrower in any unrestricted Subsidiary of such parent to the extent permitted by the Parent Senior Documents or any documents governing any refinanced, renewed, refunded, modified, replaced or extended Parent Senior Facility; and provided, further, that no more than $250,000,000 of such amount may be in a form other than a loan to such parent;

(p) the Borrower may make distributions or payments of Receivables Fees;

(q) the Borrower may pay declare and pay dividends out of Retained Declined Proceeds remaining after any Prepayment Event and not included in the Available Amount in an amount not to exceed $100,000,000;

(r) so long as no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing or would occur as a consequence thereof, the Borrower may make loans to the Parent and its other Subsidiaries (other than the Oncor Subsidiaries) in amounts required for the Parent or such Subsidiaries to pay, in each case without duplication, principal, premium and interest when due on (i) the Parent Senior Facility and any Indebtedness incurred in connection with the modification, replacement, refinancing, refunding, renewal or extension thereof; provided that, in connection with any such modification, replacement, refinancing, refunding, renewal or extension, the aggregate principal amount of such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension (except by an amount equal to accrued interest and premium thereon (including any PIK interest amount)) plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (ii) Indebtedness of the Parent and its other Subsidiaries (other than the Oncor Subsidiaries) in existence prior to the Closing Date, including the Existing Parent Notes and any Indebtedness incurred in connection with the modification, replacement, refinancing, refunding, renewal or extension thereof; provided that, in connection with any such modification, replacement, refinancing, refunding, renewal or extension, the aggregate principal amount of such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension (except by an amount equal to accrued interest and premium thereon (including any PIK interest amount)) plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension and (iii) any Indebtedness incurred by the Parent after the Closing Date; provided that in the case of this clause (iii), such payments shall not to exceed the sum of (x) $250,000,000 plus (y) the Available Equity Amount at the time of the making of such payment plus (z) to the extent the Consolidated Debt to Consolidated EBITDA Ratio is not greater than 5.0 to 1.0 after giving effect, on a Pro Forma Basis, to the making of each such payment, the Applicable Amount at such time;

(s) the Borrower may make distributions of, or Investments in, Receivables Facility Assets for purposes of inclusion in any Permitted Receivables Financing, in each case made in the ordinary course of business or consistent with past practices;

(t) the Borrower may declare and pay dividends to, or make loans to, the Parent (or any other direct or indirect parent company of the Borrower) in amounts sufficient to permit the Parent to make any “Optional Interest Repayment” permitted by the terms of the Parent Senior Documents or any Indebtedness incurred in connection with the modification, replacement, refinancing, refunding, renewal or extension thereof; provided that, in connection with any such modification, replacement, refinancing, refunding, renewal or extension, the aggregate principal amount of such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension (except by an amount equal to accrued interest and premium thereon (including any PIK Interest Amount) plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;

(u) the Borrower may make loans to, or permit letters of credit (including Letters of Credit) to be issued on behalf of, any of its direct or indirect parent companies or such parents’ Subsidiaries for working capital purposes or for payments under the Energy Plaza Lease or the cost of maintaining the headquarters building at Energy Plaza, in each case so long as made in the ordinary course of business and consistent with past practices and in an amount not to exceed $350,000,000 of which no more than $250,000,000 may be in the form of Letters of Credit; and

(v) during the period from the Closing Date until the date that is five months following the Closing Date, the Borrower may (or may pay dividends to permit any direct or indirect parent thereof to) redeem, or repurchase shares of its (or such Parent’s) Stock or Stock Equivalents held by any Management Investor so long as such redemption or repurchase is only of Stock contributed or “rolled over” to the Borrower (or such Parent) in connection with the Transactions and the aggregate amount of payments made under this Section 10.6(v) does not exceed $5,000,000.

Notwithstanding anything to the contrary contained in Section 10 (including Section 10.5 and this Section 10.6), the Borrower will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on or in respect of the Borrower’s Stock or Stock Equivalents or purchase or otherwise acquire for cash any Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower, for the purpose of paying any cash dividend or making any cash distribution to, or acquiring any Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower for cash from the Sponsors, or guarantee any Indebtedness of any Affiliate of the Borrower for the purpose of paying such dividend, making such distribution or so acquiring such Stock or Stock Equivalents to or from the Sponsors, in each case by means of utilization of the cumulative dividend and investment credit provided by the use of the Applicable Amount or the exceptions provided by Sections 10.5(i), (m) and (v), Sections 10.6(c) and (i) and Section 10.7(a), unless at the time and after giving effect to such payment, the Consolidated Total Debt to Consolidated EBITDA Ratio would be equal to or less than 6.5 to 1.0.

Any loan made pursuant to Section 10.6(d), Section 10.6(o), Section 10.6(r) or Section 10.6(u) by the Borrower or any of the Restricted Subsidiaries to the Parent or any of the Parent’s other Subsidiaries (each, a “Parent Loan”) shall be made on arm’s-length basis and shall contain a repayment provision such that each Parent Loan shall be repaid with the proceeds from the Disposition of all or any portion of the Stock or Indebtedness of, or all or substantially all of the assets (in one transaction or a series of related transactions) of any of the Oncor Subsidiaries (in each case to the extent such proceeds are received (initially or subsequently) by the Parent or any of its Subsidiaries other than the Oncor Subsidiaries) prior to the use of any such proceeds to prepay (other than at maturity) any Indebtedness of the Parent or to make any dividend or distribution to the Sponsors.

10.7.	Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit the Restricted Subsidiaries to, prepay, repurchase or redeem or otherwise defease any Permitted Additional Debt that is subordinated to the Obligations or any Existing Notes with Stated Maturities beyond the latest Maturity Date of any Credit Facility under the Agreement (the “Limited Notes”), but in any event, in all cases, excluding any Existing Tender Offer Notes; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing on the date of such prepayment, repurchase, redemption or other defeasance or would result therefrom, the Borrower and the Restricted Subsidiaries may prepay, repurchase or redeem or otherwise defease such Permitted Additional Debt or such Limited Notes (i) in an aggregate amount from the Closing Date, when aggregated with (A) the aggregate amount of dividends paid pursuant to Section 10.6(c) from the Closing Date and (B) all (I) Investments made pursuant to Section 10.5(v) and (II) loans and advances to any direct or indirect parent of the Borrower made pursuant to Section 10.5(m), not in excess of the sum of (1) $500,000,000 plus (2) the Applicable Equity Amount at the time of such prepayment, repurchase, redemption or other defeasance plus (3) to the extent the Consolidated Secured Debt to Consolidated EBITDA Ratio is not greater than 5.0 to 1.0 on a Pro Forma Basis, to the making of such prepayment, repurchase, redemption or defeasance, the Applicable Amount at the time of such prepayment, repurchase, redemption or other defeasance; (ii) in the case of Permitted Additional Debt, with the proceeds of other Permitted Additional Debt and (iii) in the case of the Limited Notes, in compliance with Section 10.1(g). Notwithstanding the foregoing, nothing in this Section 10.7 shall prohibit (A) the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless a Default or an Event of Default has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit any such repayment or prepayment or (B) transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving effect to such transfer. For the avoidance of doubt, nothing in this Section 10.7 shall restrict the making of any prepayment of accrued but unpaid interest and/or original issue discount in respect of either the Borrower Senior Facility or any Refinanced Bridge Indebtedness Documentation in accordance with “Optional Interest Repayment” provisions thereof at the end of any accrued period ending after the fifth anniversary of the Closing Date.

(b) The Borrower will not, and will not permit to the Restricted Subsidiaries to waive, amend, modify, terminate or release any Permitted Additional Debt that is subordinated to the Obligations, any Limited Notes or the Borrower Senior Interim Loan Agreement, in each case, that to the extent that any such waiver, amendment, modification, termination or release, taken as a whole, would be adverse to the Lenders in any material respect.

10.8.	Limitations on Sale Leasebacks.

The Borrower will not, and will not permit the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks after the Closing Date, other than Permitted Sale Leasebacks.

10.9.	Consolidated Secured Debt to Consolidated EBITDA Ratio.

The Borrower will not permit the Consolidated Secured Debt to Consolidated EBITDA Ratio for any Test Period set forth below to be greater than the ratio set forth below opposite such period:

TEST PERIOD ENDING	RATIO
September 30, 2008	7.25 to 1.00
December 31, 2008	7.25 to 1.00
March 31, 2009	7.25 to 1.00
June 30, 2009	7.25 to 1.00
September 30, 2009	7.25 to 1.00
December 31, 2009	7.25 to 1.00
March 31, 2010	7.00 to 1.00
June 30, 2010	7.00 to 1.00
September 30, 2010	7.00 to 1.00
December 31, 2010	6.75 to 1.00
March 31, 2011	6.75 to 1.00
June 30, 2011	6.75 to 1.00
September 30, 2011	6.75 to 1.00
December 31, 2011	6.50 to 1.00
March 31, 2012	6.50 to 1.00
June 30, 2012	6.50 to 1.00
September 30, 2012	6.50 to 1.00
December 31, 2012	6.25 to 1.00
March 31, 2013	6.25 to 1.00
June 30, 2013	6.25 to 1.00
September 30, 2013	6.25 to 1.00
December 31, 2013	6.00 to 1.00
March 31, 2014	5.75 to 1.00
June 30, 2014	5.75 to 1.00
September 30, 2014	5.75 to 1.00

Any provision of this Agreement that contains a requirement for the Borrower to be in compliance with the covenant contained in this Section 10.9 prior to the time that this covenant is otherwise applicable shall be deemed to require that the Consolidated Secured Debt to Consolidated EBITDA Ratio for the applicable Test Period not be greater than 7.25 to 1.00.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1.	Payments.

The Borrower shall (a) default in the payment when due of any principal of the Loans (but not Posting Advances), (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans, Posting Advances or any Fees or any Unpaid Drawings or any other amounts owing hereunder or under any other Credit Document or (c) fail to pay when due any principal amount of the Posting Advances; provided that, if at the time of such failure the Posting Lender and the Dealer are not Affiliates, then, to the extent that such failure is due to, or caused by, the failure of the Dealer to comply with its payment obligations under any Dealer Swaps, the Borrower shall have a period of seven Business Days to cure any such failure and during such cure period, such failure shall not constitute a Default or Event of Default hereunder, and provided, further, that to the extent that any such failure to pay is caused by the Posting Lender or the Dealer (to the extent such entities are Affiliates of each other) to comply with their respective obligations under any netting and/or settlement agreement with the Borrower or any Restricted Subsidiary, such failure to pay shall not (to the extent it is and continues to be caused by such failure) constitute a Default or Event of Default hereunder; or

11.2.	Representations, Etc.

Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3.	Covenants.

Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(d), Section 9.5 (solely with respect to the Borrower) or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4.	Default Under Other Agreements.

(a) The Borrower or any Restricted Subsidiary shall (i) default in any payment with respect to any Indebtedness (other than any Indebtedness described in Section 11.1, Hedging Obligations or Indebtedness under any Permitted Receivables Financing) in excess of $200,000,000 in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than any agreement or condition relating to, or provided in any instrument or agreement, under which such Hedging Obligations or such Permitted Receivables Financing was created), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment (other than any Hedging Obligations or Indebtedness under any Permitted Receivables Financing) or as a mandatory prepayment, prior to the stated maturity thereof; provided that this clause (b) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

11.5.	Bankruptcy, Etc.

The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or the Borrower or any Specified Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6.	ERISA.

(a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (c) such Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7.	Guarantee.

Any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

11.8.	Pledge Agreement.

Any Pledge Agreement pursuant to which the Stock or Stock Equivalents of the Borrower or any Subsidiary of the Borrower is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or any perfection defect arising solely as a result of the failure of the Collateral Agent to maintain any possessory collateral) or any pledgor thereunder or any other Credit Party shall deny or disaffirm in writing such pledgor’s obligations under any Pledge Agreement; or

11.9.	Security Agreement.

The Security Agreement or any other Security Document pursuant to which the assets of any Credit Party are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing such grantor’s obligations under the Security Agreement or any other Security Document; or

11.10.	Mortgages.

Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, including a release by the Collateral Agent of all or a portion of the property covered thereby in accordance with the terms hereof and thereof) or any mortgagor thereunder or any other Credit Party shall deny or disaffirm in writing such mortgagor’s obligations under any Mortgage; or

11.11.	Judgments.

One or more judgments or decrees shall be entered against the Borrower or any Restricted Subsidiary involving a liability of $200,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

11.12.	Hedging Agreements.

The Borrower or any of the Restricted Subsidiaries shall default (and have knowledge of such default) in any required payment obligation that is not being contested in good faith and by appropriate proceedings by the Borrower or any Restricted Subsidiary under any one or more Hedging Agreements and involving liabilities in the aggregate in excess of $200,000,000 and payable by the Borrower and the Restricted Subsidiaries, after giving effect to any grace periods, dispute resolution provisions or similar provisions contained in such Hedging Agreements; and such default shall not have been cured within 60 days after the date on which the date on which the counterparty under such Hedging Agreement is permitted to cause the obligation to become due and payable; or

11.13.	Change of Control.

A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Required Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii), (iii) and (v) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment and Swingline Commitment terminated, whereupon the Revolving Credit Commitment and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the Delayed Draw Term Loan Commitment terminated, whereupon the Delayed Draw Term Loan Commitment, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable; (iii) declare the principal of and any accrued interest and Fees in respect of any or all Loans, Posting Advances and any or all Obligations owing hereunder and under any other Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iv) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (v) direct the Borrower to Cash Collateralize (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower, it will Cash Collateralize) all Revolving Letters of Credit issued and then outstanding; and in any such event; and at any time thereafter, if any Event of Default shall then be continuing, the Posting Agent may and, upon the written request of the Required Posting Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Posting Agent or any Lender under the Posting Facility to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Posting Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Posting Commitment terminated, whereupon the Posting Commitment, if any, of each Lender shall forthwith terminate immediately and any Fees theretofore accrued (including any Partial Termination Maintenance Fees and Final Termination Maintenance Fee) shall forthwith become due and payable without any other notice of any kind; and (ii) declare the principal of and any accrued interest and Fees (including, without limitation, any Partial Termination Maintenance Fees and Final Termination Maintenance Fee) in respect of any or all Posting Advances and any or all Obligations with respect to the Posting Facility owing hereunder and under any other Credit Document to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding the foregoing, no action may be taken by the Administrative Agent, the Posting Agent or any Lender with respect to an Event of Default under Section 11.1 relating solely to payments due in respect of the Posting Facility, unless directed to do so upon the written request of the Required Posting Lenders and, to the extent waived by the Required Posting Lenders or each Posting Lender directly and adversely affected thereby, as applicable, in accordance with the provisions of Section 13.1, such Event of Default shall cease to be a Default or Event or Default hereunder.

11.14.	Application of Proceeds.

Any amount received by the Administrative Agent, Posting Agent or the Collateral Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 11.5 shall be applied in accordance with Section 4.1 of the Intercreditor Agreement.

11.15.	Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 11.3(a), in the event that the Borrower fails to comply with the requirement of the covenant set forth in Section 10.9, until the expiration of the tenth day after the date on which Section 9.1 Financials with respect to the Test Period in which the covenant set forth in such Section is being measured are required to be delivered pursuant to Section 9.1, the Parent, US Holdings or any other Person shall have the right to make a direct or indirect equity investment (other than in the form of Disqualified Stock) in the Borrower in cash (the “Cure Right”), and upon receipt by the Borrower of the net cash proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such net cash proceeds to the Borrower, the “Cure Amount”), the covenant set forth in such Section shall be recalculated, giving effect to the pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Cure Amount; provided that (i) such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or Event of Default under the covenant set forth in such Section with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Credit Document and (ii) no other adjustment under any other financial definition shall be made as a result of the exercise of any Cure Right (including no netting of cash constituting any Cure Amount in the definition of Consolidated Total Debt (either directly or indirectly through the definition of Unrestricted Cash)).

(b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the covenant set forth in Section 10.9 during such Test Period (including for the purposes of Section 7 ), the Borrower shall be deemed to have satisfied the requirements of such covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 11.3 that had occurred shall be deemed cured for purposes of this Agreement; provided that (i) in each Test Period there shall be at least one fiscal quarter for which no Cure Right is exercised and (ii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the covenant set forth in Section 10.9.

SECTION 12. The Agents.

12.1.	Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Posting Lender hereby irrevocably designates and appoints the Posting Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Posting Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Posting Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Posting Lender and the Borrower hereby irrevocably designates and appoints the Posting Calculation Agent as the agent of such Lender and the Borrower under this Agreement and the other Credit Documents and irrevocably authorizes the Posting Calculation Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Posting Calculation Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 12 (other than the third sentence of this Section 12.1 and Sections 12.9 and 12.13 with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any Lender or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against such Agent.

(b) The Administrative Agent, the Posting Agent, each Lender, the Swingline Lender and the Letter of Credit Issuers hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, the Posting Agent, each Lender, the Swingline Lender and each Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Credit Document, any fiduciary relationship with any of the Administrative Agent, the Posting Agent, the Lenders, the Swingline Lender or the Letter of Credit Issuers or any agency or trust obligations with respect to any Credit Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) Each of the Syndication Agent, the Posting Syndication Agent, the Joint Lead Arrangers and Bookrunners, the Posting Lead Arranger and Bookrunner, the Posting Documentation Agent and the Co-Documentation Agents, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2.	Delegation of Duties.

The Administrative Agent, the Posting Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent, the Posting Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

12.3.	Exculpatory Provisions.

(a) No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of US Holdings, the Borrower, any other Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of US Holdings, the Borrower, any other Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent, the Posting Agent, any Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

(b) Each Lender confirms to the Administrative Agent, the Posting Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, the Posting Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans, making Posting Advances and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans, making Posting Advances and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.

(c) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, the Posting Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, the Posting Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrower and each other Credit Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan or Posting Advance, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, the Posting Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.

12.4.	Reliance by Agents.

The Administrative Agent, the Posting Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail, or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to US Holdings and/or the Borrower), independent accountants and other experts selected by the Administrative Agent, the Posting Agent or the Collateral Agent. The Administrative Agent and the Posting Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent and the Posting Agent. The Administrative Agent, the Posting Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or the Required Posting Lenders, as applicable) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent, the Posting Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or the Required Posting Lenders, as applicable), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans and/or Posting Advances; provided that the Administrative Agent, the Posting Agent and Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or Applicable Law. For purposes of determining compliance with the conditions specified in Sections 6 and 7 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

12.5.	Notice of Default.

Neither the Administrative Agent, the Posting Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent, the Posting Agent or Collateral Agent, as applicable, has received notice from a Lender, US Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent or the Posting Agent receives such a notice, it shall give notice thereof to the Lenders, the Administrative Agent, the Posting Agent and the Collateral Agent. The Administrative Agent and the Posting Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or Required Posting Lenders, as applicable); provided that unless and until the Administrative Agent or the Posting Agent shall have received such directions, the Administrative Agent and the Posting Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as is within its authority to take under this Agreement and otherwise as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders (or the Required Posting Lenders, as applicable) or each of the Lenders, as applicable.

12.6.	Non-Reliance on Administrative Agent, the Posting Agent, Collateral Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent, the Posting Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent, the Posting Agent or Collateral Agent hereinafter taken, including any review of the affairs of US Holdings, the Borrower, any other Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Posting Agent or Collateral Agent to any Lender or the Letter of Credit Issuer. Each Lender and the Letter of Credit Issuer represents to the Administrative Agent, the Posting Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent, the Posting Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of US Holdings, the Borrower, each other Guarantor and each other Credit Party and made its own decision to make its Loans and/or Posting Advances hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent, the Posting Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of US Holdings, the Borrower, each other Guarantor and each other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Posting Agent hereunder, neither the Administrative Agent, the Posting Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of US Holdings, the Borrower, any other Guarantor or any other Credit Party that may come into the possession of the Administrative Agent, the Posting Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7.	Indemnification.

The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans and Posting Advances shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans and the Posting Advances) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PARTY); provided that no Lender shall be liable to any Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction; provided, further, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.7. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, be imposed upon, incurred by or asserted against the Administrative Agent, the Posting Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing (including at any time following the payment of the Loans and Posting Advances), this Section 12.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse such Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from such Agent’s gross negligence or willful misconduct (as determined by a final judgment of court of competent jurisdiction). The agreements in this Section 12.7 shall survive the payment of the Loans, the Posting Advances and all other amounts payable hereunder.

12.8.	Agents in its Individual Capacities.

Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with US Holdings, the Borrower, any other Guarantor, and any other Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans or Posting Advances made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

12.9.	Successor Agents.

(b) Each of the Administrative Agent and Collateral Agent may resign at any time by notifying the other Agent, the Lenders, the Letter of Credit Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Letter of Credit Issuers, appoint a successor Agent meeting the qualifications set forth above; provided that if such Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (y) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the Letter of Credit Issuer directly, until such time as the Required Lenders with (except after the occurrence and during the continuation of a Default or Event of Default) the consent of the Borrower (not to be unreasonably withheld) appoint successor Agents as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 (including 12.7 ) and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

(b) Without limitation to Section 3.6(a) or 13.9, any resignation by Citibank, N.A. as Administrative Agent pursuant to this Section 12.9 shall also constitute its resignation as a Letter of Credit Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender, (b) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

(c) The Posting Agent may resign at any time by giving 30 days’ prior written notice to the Posting Lenders and the Borrower. Upon any such resignation, the Required Posting Lenders shall have the right to appoint a successor Posting Agent acceptable to the Borrower. If no successor shall have been so appointed by the Required Posting Lenders and shall have accepted such appointments within 30 days after the Posting Agent gives notice of its resignation, then the Posting Agent may, on behalf of the Posting Lenders, appoint a successor Posting Agent, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank and in any case, the Posting Agent’s resignation shall become effective on the 30th day after such notice of resignation. If neither the Required Posting Lenders nor the Posting Agent shall have appointed a successor Posting Agent within 30 days of the date of such notice of resignation, the Required Posting Lenders shall be deemed to succeed to and become vested with all the rights, powers, privileges and duties of the retiring Posting Agent until such time as the Required Posting Lenders appoint a successor Posting Agent in accordance with this paragraph and such successor Posting Agent accepts such appointment. Upon the acceptance of any appointment as Posting Agent hereunder by a successor bank (or the Required Posting Lenders have been deemed to succeed the retiring Posting Agent pursuant to the immediately preceding sentence), such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Posting Agent and the Posting Agent shall be discharged from its duties and obligations hereunder. After the Posting Agent’s resignation hereunder, the provisions of this paragraph and Sections 12.7, 13.5 and 14.11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Posting Agent. The Posting Calculation Agent and the Posting Lenders agree that unless the Borrower otherwise consents in writing, the Posting Calculation Agent may not resign as the Posting Calculation Agent.

12.10.	Withholding Tax.

To the extent required by any Applicable Law, the Administrative Agent (or, with respect to the Posting Facility, the Posting Agent) may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent (or, with respect to the Posting Facility, the Posting Agent) did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent or (or, with respect to the Posting Facility, the Posting Agent) of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (or, with respect to the Posting Facility, the Posting Agent) (to the extent that the Administrative Agent (or, with respect to the Posting Facility, the Posting Agent) has not already been reimbursed by the Borrower (solely to the extent required by this Agreement) and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent (or, with respect to the Posting Facility, the Posting Agent) as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

12.11.	Trust Indenture Act.

In the event that Citibank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of Citibank, N.A., in its capacity as the Administrative Agent or the Collateral Agent for the benefit of any Lender or Secured Party under any Credit Document (other than Citibank, N.A. or an Affiliate of Citibank, N.A.) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

12.12.	Intercreditor Agreement.

The Collateral Agent is hereby authorized to enter into the Intercreditor Agreement, and the parties hereto acknowledge that the Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (b) hereby authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Collateral Agent to enter into (i) any amendments to the Intercreditor Agreement and (ii) any other intercreditor arrangements, in the case of clauses (i) and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 10.2 of this Agreement.

12.13.	Security Documents and Guarantee.

iv) Agents under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 13.1, without further written consent or authorization from any Secured Party, the Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, (i) release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented or (ii) release any Guarantor from the Guarantee, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 13.1) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Credit Documents to the contrary notwithstanding, US Holdings, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents and Guarantee may be exercised solely by the Collateral Agent, on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

SECTION 13. Miscellaneous.

13.1.	Amendments, Waivers and Releases.

Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that (i) to the extent that any such amendment, supplement, modification or waiver relates specifically to the terms or provisions of the Posting Facility (including Schedule 1.1(e)) and does not affect the Security Documents or otherwise alter any other terms or provisions of this Agreement, such amendment, supplement, modification or waiver shall require the action or consent only of the Required Posting Lenders rather than the Required Lenders and (ii) each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall

(i) forgive or reduce any portion of any Loan or Posting Advance or extend the final scheduled maturity date of any Loan or Posting Advance or reduce the stated rate (it being understood that any change to the definition of Consolidated Total Debt to Consolidated EBITDA Ratio, or Consolidated Secured Debt to Consolidated EBITDA Ratio or Consolidated EBITDA to Consolidated Interest Expense or in the component definitions thereof shall not constitute a reduction in the rate and only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest or principal at the “default rate” or amend Section 2.8(d)), or forgive any portion, or extend the date for the payment, of any interest or Fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates (provided that to the extent such post-default interest relates to the interest rates applicable under the Posting Facility, the waiver thereof shall require the consent of the Required Posting Lenders rather than the Required Lenders)), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Revolving Letter of Credit beyond the Revolving L/C Maturity Date or extend the final expiration date of any Deposit Letter of Credit beyond the Deposit L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only) and 13.8(a) and 13.19 or make any Loan, Posting Advance, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; or

(ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definition of the term “Required Lenders”, “Required Revolving Credit Lenders”, “Required Deposit L/C Loan Lenders”, “Required Initial Term Loan Lenders”, “Required Initial Tranches B-1 Term Loan Lenders”, “Required Initial Tranche B-2 Term Loan Lenders, “Required Initial Tranche B-3 Term Lenders” or “Required Delayed Draw Term Loan Lenders” or “Required Posting Lenders”, consent to the assignment or transfer by U.S. Holdings or the Borrower of their respective rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3) or alter the order of application set forth in Section 5.2(c) or in the Intercreditor Agreement, in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, Posting Agent and Collateral Agent or any other former or current Agent to whom Section 12 then applies in a manner that directly and adversely affects such Person, or

(iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the applicable Letter of Credit Issuer, or

(v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or

(vi) change any Revolving Credit Commitment to a Term Loan Commitment, or Change any Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or

(vii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) or, subject to the Intercreditor Agreement, release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement), in either case without the prior written consent of each Lender, or

(viii) amend Section 2.9 (or any related definitions) so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or

(ix) affect the rights or duties of, or any Fees or other amounts payable to, any Agent under this Agreement or any other Credit Document without the prior written consent of such Agent, or

(x) decrease the amount or allocation of any mandatory prepayment to be received by any Initial Term Loan Lender without the written consent of the Required Initial Term Loan Lenders, or

(xi) (A) decrease the Initial Term Loan Repayment Amount applicable to Initial Tranche B-1 Term Loans, extend any scheduled Initial Term Loan Repayment Date applicable to Initial Tranche B-1 Term Loans, except as set forth in Section 5.1(a) or Section 5.2(c), decrease the amount or allocation of any mandatory prepayment to be received by any Initial Tranche B-1 Term Loan Lender in a manner disproportionately adverse to the interests of the Initial Tranche B-1 Term Loan Lenders in relation to the Initial Term Loan Lenders of any other Class of Initial Term Loans, in each case without the written consent of the Required Initial Tranche B-1 Term Loan Lenders, (B) decrease the Initial Term Loan Repayment Amount applicable to Initial Tranche B-2 Term Loans, extend any scheduled Initial Term Loan Repayment Date applicable to Initial Tranche B-2 Term Loans, except as set forth in Section 5.1(a) or Section 5.2(c), decrease the amount or allocation of any mandatory prepayment or any prepayment premium to be received by any Initial Tranche B-2 Term Loan Lender in a manner disproportionately adverse to the interests of the Initial Tranche B-2 Term Loan Lenders in relation to the Initial Term Loan Lenders of any other Class of Initial Term Loans, in each case without the written consent of the Required Initial Tranche B-2 Term Loan Lenders or (C) decrease the Initial Term Loan Repayment Amount applicable to Initial Tranche B-3 Term Loans, extend any scheduled Initial Term Loan Repayment Date applicable to Initial Tranche B-3 Term Loans, except as set forth in Section 5.1(a) or Section 5.2(c), decrease the amount or allocation of any mandatory prepayment or any prepayment premium to be received by any Initial Tranche B-3 Term Loan Lender in a manner disproportionately adverse to the interests of the Initial Tranche B-3 Term Loan Lenders in relation to the Initial Term Loan Lenders of any other Class of Initial Term Loans, in each case without the written consent of the Required Initial Tranche B-3 Term Loan Lenders,

(xii) decrease any Delayed Draw Term Loan Repayment Amount, extend any scheduled Delayed Draw Term Loan Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender with a Delayed Draw Term Loan Commitment or an outstanding Delayed Draw Term Loan, in each case without the written consent of the Required Delayed Draw Term Loan Lenders,

(xiii) amend any provision in Section 5.1(b) (or any related definition) or Section 5.2(a)(i)(B) in any manner adverse to the Initial Tranche B-3 Term Loan Lenders without the written consent of each Initial Tranche B-3 Term Loan Lender,

(xiv) amend any provision in Section 5.1(c) in any manner adverse to the Initial Tranche B-2 Term Loan Lenders without the written consent of each Initial Tranche B-2 Term Loan Lender; or

(xv) amend, modify or waive any provision of the Posting Facility Fee Letter without the written consent of the Posting Lead Arranger and the Borrower.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon US Holdings, the Borrower, the applicable Credit Parties, such Lenders, the Administrative Agent, the Posting Agent and all future holders of the affected Loans or Posting Advances.

In the case of any waiver, US Holdings, the Borrower, the applicable Credit Parties, the Lenders, the Administrative Agent and the Posting Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent and, if applicable, the Posting Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments, Loans or Posting Advances held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders, except as expressly provided for by this Agreement).

Notwithstanding the foregoing, in addition to any credit extensions and related Incremental Amendment(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Posting Agent, US Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Loans, Posting Advances and Commitments and the accrued interest and Fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans, Posting Advances and Commitments.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, US Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans, or all Initial Term Loans, Delayed Draw Term Loans or Incremental Term Loans of a given tranche (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable ABR Margin and Applicable LIBOR Margin for such Replacement Term Loans shall not be higher than the Applicable ABR Margin and Applicable LIBOR Margin for such Refinanced Term Loans immediately prior to such refinancing, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, US Holdings, the Borrower and the Lenders providing the relevant Replacement Deposit L/C Loans (as defined below) to permit the refinancing of all outstanding Deposit L/C Loans (“Refinanced Deposit L/C Loans”) with a replacement term loan tranche (“Replacement Deposit L/C Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Deposit L/C Loans shall not exceed the aggregate principal amount of such Refinanced Deposit L/C Loans, (b) the Applicable ABR Margin and Applicable LIBOR Margin for such Replacement Deposit L/C Loans shall not be higher than the Applicable ABR Margin and Applicable LIBOR Margin for such Refinanced Deposit L/C Loans immediately prior to such refinancing, (c) the weighted average life to maturity of such Replacement Deposit L/C Loans shall not be shorter than the weighted average life to maturity of such Refinanced Deposit L/C Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Deposit L/C Loans) and (d) all other terms applicable to such Replacement Deposit L/C Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Deposit L/C Loans than those applicable to such Refinanced Deposit L/C Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Deposit L/C Loans in effect immediately prior to such refinancing.

In addition notwithstanding the foregoing, this Agreement and the other Credit Documents may be amended with the written consent of the Administrative Agent, US Holdings, the Borrower, the Deposit Letter of Credit Issuers and the Lenders providing the relevant Replacement Facility (as defined below) to permit the replacement of all outstanding Deposit L/C Loans (“Replaced Deposit L/C Loans”) with a replacement revolving credit loan facility (the sole purpose of which would be to support the issuance of letters of credit), an off-balance sheet synthetic letter of credit facility or another facility designed to provide the Borrower with access to letters of credit (“Replacement Facility”) hereunder; provided that (a) the aggregate amount of such Replacement Facility shall not exceed the aggregate principal amount of such Replaced Deposit L/C Loans, (b) the Applicable ABR Margin and Applicable LIBOR Margin for such Replacement Facility shall not be higher than the Applicable ABR Margin and Applicable LIBOR Margin for such Replaced Deposit L/C Loans immediately prior to such refinancing and (c) all other terms applicable to such Replacement Facility shall be substantially identical to, or less favorable to the Lenders providing such Replacement Facility than those applicable to the Replaced Deposit L/C Loans or the Revolving Credit Facility.

In addition, notwithstanding the foregoing, the Administrative Agent, US Holdings, the Borrower and the Deposit Letter of Credit Issuers may amend Section 2.8(j), Section 3.9 and the related definitions without the consent of any Lender so long as such amendments do not adversely affect the Lenders.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released, subject to the Intercreditor Agreement, (i) in full, upon the termination of this Agreement and the payment of all Obligations hereunder (except for Hedging Obligations in respect of any Secured Hedging Agreement and/or any Secured Commodity Hedging Agreement, Cash Management Obligations in respect of Secured Cash Management Agreements and contingent indemnification obligations in respect of which a claim has not yet been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination (in accordance with the terms of this Agreement) or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its obligations under the Guarantee (in accordance with the following sentence) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents. Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Subsidiary Guarantors shall be released from the Guarantee upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

13.2.	Notices.

Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to US Holdings, the Borrower, the Administrative Agent, the Posting Agent, the Posting Calculation Agent, the Collateral Agent, the Revolving Letter of Credit Issuer, the Deposit Letter of Credit Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to US Holdings, the Borrower, the Administrative Agent, the Posting Agent, the Collateral Agent, the Revolving Letter of Credit Issuer, the Deposit Letter of Credit Issuer and the Swingline Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent, the Posting Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3.	No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Posting Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4.	Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans or Posting Advances hereunder.

13.5.	Payment of Expenses; Indemnification.

The Borrower agrees (a) to pay or reimburse the Agents and the Letter of Credit Issuers for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of Cahill Gordon & Reindel llp, Haynes and Boone, LLP, and Morrison & Foerster LLP and one counsel in each relevant local jurisdiction, (b) to pay or reimburse each Agent and the Letter of Credit Issuers for all their respective reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable and documented fees, disbursements and other charges of one firm of counsel, and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case to the Agents and the Letter of Credit Issuers (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person), (c) to pay, indemnify, and hold harmless each Lender, the Letter of Credit Issuers and each Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, the Letter of Credit Issuers and each Agent and their respective Affiliates, directors, officers, partners, employees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one firm of primary counsel and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case, to all indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter, after receipt of the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person), related to the Transactions (including the Merger) or, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties (other than trustees and advisors)) or to any actual or alleged presence, release or threatened release into the environment of Hazardous Materials attributable to the operations of US Holdings, the Borrower, any of the Borrower’s Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”) (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PARTY) ; provided that the Borrower shall have no obligation hereunder to any Agent, any Letter of Credit Issuer or any Lender or any of their respective Related Parties with respect to indemnified liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Parties (other than trustees and advisors), (B) a breach of the obligations of such Indemnified Party or any of its Related Parties (other than trustees and advisors) under the Credit Documents or (C) disputes not involving an act or omission of US Holdings, the Borrower or any other Credit Party or any of their respective Affiliates and that is brought by an Indemnified Party against any other Indemnified Party. All amounts payable under this Section 13.5 shall be paid within ten Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans, Posting Advances and all other amounts payable hereunder.

No Credit Party nor any Indemnified Party shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (except, in the case of the Borrower’s obligation hereunder to indemnify and hold harmless the Indemnified Parties, to the extent any Indemnified Party is found liable for special, punitive, indirect or consequential damages to a third party). No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party or any of its Related Parties (as determined by a final non-appealable judgment of a court of competent jurisdiction).

13.6.	Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 10.3, neither US Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Posting Agent and each Lender (and any attempted assignment or transfer by US Holdings or the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6), to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Posting Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders and each other Person entitled to indemnification under Section 13.5 and, to the extent expressly contemplated by Section 13.20, the Oncor Subsidiaries) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (1) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Posting Advances and the Loans (including participations in Revolving L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if in order for such assignment to comply with Applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority and, in the case of any assignment under the Posting Facility, the Assignee shall have, at the date of assignment, a corporate credit rating of less than A- from S&P) of:

(A) the Borrower (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment (1) to a Lender, an Affiliate of a Lender (provided, that, in the case of such an assignment to an Affiliate by any Posting Lender, the assignee Affiliate shall have the same or greater credit rating as the assignor, unless such assignor shall have benefited from a guarantee or other credit support, in which case (x) such assignee Affiliate shall have the same or greater credit rating as such guarantor or credit support party or (y) such guarantee or other credit support shall continue in effect with respect to the obligations and liabilities of such assignee Affiliate) or an Approved Fund or (2) if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing with respect to the Borrower, any other assignee; and

(B) other than in the case of the Posting Facility, the Administrative Agent (which consent shall not be unreasonably withheld or delayed), and in the case of Revolving Credit Commitments or Revolving Credit Loans, the Swingline Lender or the applicable Revolving Letter of Credit Issuer; provided that no consent of the Administrative Agent shall be required for any assignment of any Term Loan, Deposit L/C Loan, Incremental Deposit L/C Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(C) in the case of the Posting Facility, the Posting Agent (which consent shall not be unreasonably withheld or delayed); provided that no consent of the Posting Agent shall be required for any assignment of any Posting Advance or Posting Commitment to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to a natural person.

(ii) Assignments shall be subject to the following additional conditions:

(A) except (i) in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, Posting Advances or Loans of any Class, (ii) an assignment to a Federal Reserve Bank or (iii) in connection with the initial syndication of the Commitments, Loans or Posting Advances, the amount of the Commitment, Posting Advances or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or the Posting Agent, as applicable), shall not be less than, in the case of Loans and Commitments other than under the Posting Facility, $5,000,000 and increments of $1,000,000 in excess thereof and, in the case of Posting Commitments, 0.05% of the Posting Commitments or, if the amount of the Posting Commitment of the assigning Lender is less than 0.05% of the Posting Commitments, the aggregate amount of such Lender’s Posting Commitment (provided that any assignment of a Posting Commitment shall be of a constant, and not a varying percentage of all the assigning Lender’s rights and obligations under this Agreement) unless each of the Borrower and the Administrative Agent, other than in connection with the Posting Facility, and the Posting Agent, in connection with the Posting Facility, in each case otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing with respect to US Holdings or the Borrower; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments, Posting Advances or Loans;

(C) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent or the Posting Agent, as applicable. may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent or the Posting Agent, as applicable, an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans, Posting Advances and any payment made by any Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Posting Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by US Holdings, the Borrower, the Collateral Agent, the Posting Agent, the Letter of Credit Issuers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (2) Any Lender may, without the consent of US Holdings, the Borrower, the Administrative Agent, the Posting Agent, any Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments, Posting Advances and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) US Holdings, the Borrower, the Administrative Agent, the Posting Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any consent, amendment, modification, supplement or waiver described in clauses (i) or (vii) of the second proviso of the first paragraph of Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender, and provided that such Participant agrees to be subject to the requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6 To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(iii) Each Lender that sells a participation shall, acting for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans or Posting Advances (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan, Posting Advance or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent, the Posting Agent and the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may, without the consent of US Holdings, the Borrower, the Administrative Agent or the Posting Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after any Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit K-1, K-2-A, K-2-B, K-2-C, K-3 or K-4, evidencing the Revolving Credit Loans and Swingline Loans, Initial Tranche B-1 Term Loans, Initial Tranche B-2 Term Loans, Initial Tranche B-3 Term Loans, Delayed Draw Term Loans and Deposit L/C Loans, respectively, owing to such Lender.

(e) Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”), any prospective Transferee and any prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Loans or Posting Advances made hereunder any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 13.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with out paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 13.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement, (x) no SPV shall be entitled to any greater rights under Sections 2.10, 2.11, and 5.4 than its Granting Lender would have been entitled to absent the use of such SPV and (y) each SPV agrees to be subject to the requirements of Sections 2.10, 2.11, and 5.4 as though it were a Lender and has acquired its interest by assignment pursuant to clause (b) of this Section 13.6.

13.7.	Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Applicable Law, (ii) no Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans, Posting Advances and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (or, in the case of any Posting Lender, the Posting Agent), (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent, the Posting Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination that pursuant to the terms of Section 13.1 requires the consent of all of the Lenders or all Lenders affected and with respect to which the Required Lenders (or the Required Posting Lenders, as applicable) shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, Posting Advances and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent or, with respect to the Posting Facility, the Posting Agent; provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, Administrative Agent, the Posting Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8.	Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans or Posting Advances, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or Posting Advances, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan or Posting Advance, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Applicable Law, each Lender shall have the right, without prior notice to US Holdings, the Borrower, any such notice being expressly waived by US Holdings, the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9.	Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11.	INTEGRATION.

THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF PARENT, US HOLDINGS, THE BORROWER, THE COLLATERAL AGENT, THE ADMINISTRATIVE AGENT, THE POSTING AGENT, THE LETTER OF CREDIT ISSUERS AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY US HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT, THE POSTING AGENT, THE COLLATERAL AGENT, THE LETTER OF CREDIT ISSUERS OR ANY LENDER RELATIVE TO SUBJECT MATTER HEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR IN THE OTHER CREDIT DOCUMENTS, (2) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES; PROVIDED THAT THE SYNDICATION PROVISIONS AND THE BORROWER’S AND PARENT’S CONFIDENTIALITY OBLIGATIONS IN THE COMMITMENT LETTER SHALL REMAIN IN FULL FORCE AND EFFECT. IT IS SPECIFICALLY AGREED THAT THE PROVISION OF THE CREDIT FACILITIES HEREUNDER BY THE LENDERS SUPERSEDES AND IS IN SATISFACTION OF THE OBLIGATIONS OF THE AGENTS (AS DEFINED IN THE COMMITMENT LETTER) TO PROVIDE THE COMMITMENTS SET FORTH IN EXHIBIT B OF THE COMMITMENT LETTER.

13.12.	GOVERNING LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13.	Submission to Jurisdiction; Waivers.

Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 13.2 at such other address of which the Administrative Agent and the Posting Agent shall have been notified pursuant to Section 13.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) subject to the last paragraph of Section 13.5, waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

13.14.	Acknowledgments.

Each of US Holdings and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between US Holdings and the Borrower, on the one hand, and the Administrative Agent, the Posting Agent, the Letter of Credit Issuer, the Lenders and the other Agents on the other hand, and US Holdings, the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Posting Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of US Holdings, the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, the Posting Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of US Holdings, the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, the Posting Agent or any other Agent has advised or is currently advising US Holdings, the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent, the Posting Agent or other Agent has any obligation to US Holdings, the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, the Posting Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of US Holdings, the Borrower and their respective Affiliates, and neither the Administrative Agent, the Posting Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent, the Posting Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and US Holdings and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. US Holdings and the Borrower agree not to claim that the Administrative Agent, the Posting Agent or any other Agent has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to US Holdings, the Borrower or any other Affiliates, in connection with the transactions contemplated hereby or the process leading hereto.

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among US Holdings and the Borrower, on the one hand, and any Lender, on the other hand.

13.15.	WAIVERS OF JURY TRIAL.

US HOLDINGS, THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16.	Confidentiality.

The Administrative Agent, the Posting Agent, each Letter of Credit Issuer, each other Agent and each Lender shall hold all non-public information furnished by or on behalf of US Holdings, the Borrower or any Subsidiary of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Administrative Agent, the Posting Agent, Letter of Credit Issuer or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or Applicable Law or (a) to such Lender’s or the Administrative Agent’s or such Posting Agent’s or such Letter of Credit Issuer’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Credit Parties, the Loans, Posting Advances and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential and (d) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans, Posting Advances and Credit Documents in connection with ratings issued with respect to a Securitization; provided that unless specifically prohibited by Applicable Law or court order, each Lender, the Administrative Agent, the Posting Agent, each Letter of Credit Issuer and each other Agent shall use commercially reasonable efforts to notify the Borrower of any request made to such Lender, the Administrative Agent, the Posting Agent, such Letter of Credit Issuer or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with a routine examination of such Lender by such governmental regulatory or self-regulatory agency) for disclosure of any such non-public information prior to disclosure of such information; and provided further that in no event shall any Lender, the Administrative Agent, the Posting Agent, any Letter of Credit Issuer or any other Agent be obligated or required to return any materials furnished by US Holdings, the Borrower or any Subsidiary of the Borrower. Each Lender, the Administrative Agent, the Posting Agent, each other Letter of Credit Issuer and each other Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 13.6 or to prospective direct or indirect contractual counterparties to any swap or derivative transactions to be entered into in connection with or relating to Loans or Posting Advances made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16 or confidentiality provisions at least as restrictive as those set forth in this Section 13.16.

13.17.	Direct Website Communications.

(a) US Holdings and the Borrower may, at their option, provide to the Administrative Agent any information, documents and other materials that they are obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at oploanswebadmin@citigroup.com; provided that: (i) upon written request by the Administrative Agent, US Holdings or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) US Holdings or the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 13.17 shall prejudice the right of US Holdings, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(c) US Holdings and the Borrower further agree that the Agents may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents, the Letter of Credit Issuers, the Lenders or any bonafide potential Transferee and (ii) remains subject the confidentiality requirements set forth in Section 13.16.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. In no event shall any Agent or their Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to US Holdings, the Borrower, any Lender, any Letter of Credit Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of US Holdings’, the Borrower’s or any Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than trustees or advisors)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents (as determined in a final non-appealable judgment of a court of competent jurisdiction).

(e) The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to US Holdings, the Borrower, the Subsidiaries of the Borrower or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that US Holdings or the Borrower has indicated contains only publicly available information with respect to US Holdings, the Borrower and the Subsidiaries of the Borrower and their securities may be posted on that portion of the Platform designated for such public-side Lenders. If US Holdings or the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to US Holdings, the Borrower, the Subsidiaries of the Borrower and their securities. Notwithstanding the foregoing, US Holdings and the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information.

13.18.	USA PATRIOT Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

13.19.	Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.20.	Separateness.

v) The Secured Parties hereby acknowledge (i) the legal separateness of US Holdings, the Borrower and the Subsidiaries of the Borrower from the Oncor Subsidiaries, (ii) that the lenders under the Oncor Credit Facility and the noteholders under the Existing Oncor Notes and under the transition bonds have likely advanced funds thereunder in reliance upon the separateness of the Oncor Subsidiaries from US Holdings, the Borrower and the Subsidiaries of the Borrower, (iii) that the Oncor Subsidiaries have assets and liabilities that are separate from those of US Holdings, the Borrower and the Subsidiaries of the Borrower, (iv) that the Obligations are obligations and liabilities of the Borrower and the other Credit Parties only, and are not the obligations or liabilities of any of the Oncor Subsidiaries, (v) that the Secured Parties shall look solely to the Borrower and the Guarantors and such Persons’ assets, and not to any assets, or to the pledge of any assets, owned by any of the Oncor Subsidiaries, for the repayment of any amounts payable pursuant to this Agreement and for satisfaction of any other Obligations and (vi) that none of the Oncor Subsidiaries shall be personally liable to the Secured Parties for any amounts payable, or any other Obligation, under the Credit Documents.

(b) The Secured Parties hereby acknowledge and agree that the Secured Parties shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver, or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against any of the Oncor Subsidiaries, or against any of the Oncor Subsidiaries’ assets. The Secured Parties further acknowledge and agree that each of the Oncor Subsidiaries is a third party beneficiary of the forgoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity.

SECTION	14. Posting Facility.

14.1.	[Reserved].

14.2.	Computation of MTM Exposure.

(a) By no later than 9:00 p.m. (New York time) on each Business Day (unless it has been prevented from doing so due to a technical delay or failure (which shall not include a delay or failure that could have been reasonably avoided or for which alternative provision could reasonably have been made) or as a result of a Market Disruption Event), the Posting Calculation Agent shall determine the MTM Exposure as of the close of business on such Business Day. Promptly after making such determination, it shall advise the Posting Agent and the Borrower of that determination in a form substantially similar to Exhibit P (each, a “Daily Notice”) (which Daily Notice shall be provided via email to the addresses of the Borrower and the Posting Agent set forth on Schedule 13.2). If a Market Disruption Event has occurred, then the Posting Calculation Agent shall, as promptly as reasonably practicable, determine the MTM Exposure in accordance with the Disruption Fallbacks and any other relevant provisions of the Commodity Definitions. If such determination is prevented due to a technical delay or failure described above, the Posting Calculation Agent shall make such determination as promptly as reasonably practicable after such matter is remedied.

(b) After 5:00 p.m. (New York time), on any Business Day, the Posting Calculation Agent shall endeavor, in a commercially reasonable manner, to estimate (based on such factors and information as it deems reasonably relevant and are then available to it) the MTM Exposure for such Business Day (the “Estimated MTM Exposure”) and provide the same to the Borrower and the Posting Agent (via email to the addresses of the Borrower and the Posting Agent set forth on Schedule 13.2); provided that (i) the Posting Calculation Agent shall not be required to provide such Estimated MTM Exposure within any specified time period, (ii) the Borrower acknowledges that the Estimated MTM Exposure for any Business Day may differ significantly from the actual MTM Exposure determined by the Posting Calculation Agent for that Business Day pursuant to clause (a) above (the “Actual MTM Exposure”), (iii) that any difference between the Estimated MTM Exposure and the Actual MTM Exposure for any Business Day shall in no way limit or diminish the obligations of the Borrower, the Posting Agent, the Posting Lenders or the Posting Calculation Agent hereunder, which shall be based on the Actual MTM Exposure, (iv) the Borrower shall be solely responsible for whether and the extent to which it makes use of any Estimated MTM Exposure it receives and shall have no claim of any nature against the Posting Calculation Agent, the Posting Agent or any Lender as a result of or based on its use of such Estimated MTM Exposure or any difference between the Estimated MTM Exposure and the Actual MTM Exposure for any Business Day and (v) that the Posting Calculation Agent shall not be required, and shall have no obligation, to provide any backup data or other information supporting or reconciling any differences between an Estimate MTM Exposure and an Actual MTM Exposure.

(c) Without limiting clauses (a) and (b) above, the Borrower acknowledges that each Daily Notice and each Estimated MTM Exposure provided by the Posting Calculation Agent shall include, and be subject to, the Posting Calculation Agent’s standard disclaimer relating to mark-to-market calculations, a copy of which is set forth in Exhibit O hereto.

14.3.	Computation of Posting Advance Amounts or Posting Repayment Amounts.

(a) The Posting Calculation Agent shall calculate the MTM Exposure as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Date MTM Exposure”) and shall provide the same to the Borrower in writing no later than 9:00 p.m. (New York time) on the day preceding the Closing Date. The amount of the Posting Advance to be made on the Closing Date shall equal the Closing Date MTM Exposure (the “Initial Posting Advance Amount”).

(b) On each Computation Date, the Posting Calculation Agent shall determine the amount by which the MTM Exposure for that Computation Date is greater than or less than the Aggregate Posting Advances Outstanding as of that Computation Date. If such MTM Exposure exceeds such Aggregate Posting Advances Outstanding, then such excess (rounded up or down to the nearest integral multiple of $100,000) shall be the “Posting Advance Amount” for that Computation Date and the related Posting Advance Date. If such Aggregate Posting Advances Outstanding exceed such MTM Exposure, then such excess (rounded up or down to the nearest integral multiple of $100,000) shall be the “Posting Repayment Amount” for that Computation Date and the related Posting Repayment Date.

(c) By no later than 9:00 p.m. (New York time), on each Computation Date (unless it has been prevented from doing so due to a technical delay or failure (which shall not include a delay or failure that could have been reasonably avoided or for which alternative provision could reasonably have been made) or as a result of a Market Disruption Event), the Posting Calculation Agent shall notify the Posting Agent and the Borrower of the Posting Advance Amount or Posting Repayment Amount (as applicable) for such Computation Date, which shall be included in, if applicable, the Daily Notice for that date (and may be provided via email to the addresses of the Borrower and the Posting Agent set forth on Schedule 13.2 ).

(d) If the Daily Notice for any Computation Date specifies a Posting Repayment Amount, then by no later than 10:00 a.m. (New York time) on the first Business Day after such Daily Notice has been given, the Borrower may advise the Posting Agent that it has elected to repay such Posting Repayment Amount on the first Business Day following such Computation Date and such Posting Repayment Amount shall be due on such date.

14.4.	Posting Advances Amounts.

(a) Subject to the terms and conditions herein set forth, each Posting Lender, severally, and not jointly, agrees to make a Posting Advance in Dollars on the Closing Date to the Borrower in an amount equal to such Posting Lender’s Posting Percentage (based on its Posting Commitment) of the Initial Posting Advance Amount.

(b) Subject to the terms and conditions herein set forth, each Posting Lender, severally, and not jointly, agrees to make a Posting Advance in Dollars on each Posting Advance Date (other than the Closing Date) to the Borrower in an amount equal to such Posting Lender’s Posting Percentage of the Posting Advance Amount for that Posting Advance Date.

(c) No later than 2:00 p.m. (New York time) on each Posting Advance Date, each Posting Lender will make available its Posting Percentage of each Borrowing of Posting Advances to be made on such date in the manner provided below; provided, further, that on the Closing Date, such funds may be made available at such earlier time as may be agreed among the Posting Lenders, the Borrower and the Posting Agent.

(d) Each Posting Lender shall make available all amounts it is to make available to the Borrower under any Borrowing of Posting Advances for its applicable Commitments in immediately available funds pursuant to the Payment Instructions (subject to any alternative Payment Instructions or netting and/or settlement agreements as in effect from time to time), to the Posting Agent, and the Posting Agent will apply such amounts in accordance with the Payment Instructions. Unless the Posting Agent shall have been notified by any Posting Lender prior to the date of any such Borrowing of such Posting Advances that such Lender does not intend to make available to the Posting Agent such Lender’s portion of the Borrowing of such Posting Advances to be made on such date, the Posting Agent may assume that such Lender has made such amount available to the Posting Agent on such date of such Borrowing, and the Posting Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Posting Agent by such Lender and the Posting Agent has made available such amount to the Borrower, the Posting Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Posting Agent’s demand therefor the Posting Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Posting Agent in Dollars. The Posting Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Posting Agent to the Borrower to the date such corresponding amount is recovered by the Posting Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Posting Advances. If such Lender shall repay to the Posting Agent such corresponding amount, such amount shall constitute such Lender’s portion of such Posting Advance for purposes of this Agreement.

(e) Nothing in this Section 14.4 shall be deemed to relieve any Posting Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

(f) Each Posting Advance shall be made by the Posting Lenders pro rata in accordance with their then-applicable Posting Commitments; provided, however, that the failure of any Lender to make any Posting Advance shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Posting Advance required to be made by such other Lender).

14.5.	Posting Repayment Amounts by the Borrower.

(a) On each Posting Repayment Date, the Borrower shall repay to the Posting Agent, for the benefit of the Posting Lenders an amount equal to the Posting Repayment Amount for that Posting Repayment Date; provided, however, that at any time that the Posting Lender and the Dealer are not Affiliates, the Borrower shall not be required to repay any Posting Repayment Amount to any Posting Lender while such Posting Lender is a Defaulting Lender until the earlier of (i) the 60th day following the date such Posting Repayment Amount is due and (ii) two Business Days following the date upon which such Posting Lender ceases to be a Defaulting Lender.

(b) On the Posting Facility Maturity Date, the Borrower shall repay to the Lenders the Aggregate Posting Advances Outstanding.

14.6.	Payment Instructions; Netting and/or Settlement Agreements.

(a) From time to time, the Borrower may establish with the Posting Agent Payment Instructions regarding the making of Posting Advances hereunder. So long as any such Payment Instruction remains in effect, the terms thereof shall supersede any conflicting terms set forth herein.

(b) From time to time, the Borrower may request that the Posting Agent, on behalf of the Posting Lenders, enter into netting and/or settlement agreements with the Dealer in order to facilitate the timely payment of amounts payable to or from the Lenders hereunder and to or from the Dealer. So long as any such payment netting and/or settlement arrangement remains in effect, the terms thereof shall supersede any conflicting terms set forth herein.

14.7. Deemed Transactions.

(a) The “Deemed Transactions” shall consist of a portfolio of hypothetical over-the-counter fixed-for-floating swap transactions under which the Borrower (and its Restricted Subsidiaries) are, on a net volume basis, the “floating price” payor (or has an equivalent position) and which have the net volumes and fixed prices and relate to the delivery periods in Columns I, II, III and IV of Schedule 1.1(e).

(b) The volumes subject to the Deemed Transactions may, from time to time, be subject to adjustment as follows:

(i) with respect to the monthly volumes referenced in Column III of Schedule 1.1(e) hereto, the Borrower may:

(A) without any additional fee, (x) increase the volumes in earlier periods if it simultaneously and permanently decreases by the same amount the volumes in later periods or (y) decrease the volume in any period without increasing the volume in any other period, and

(B) decrease volumes in earlier periods and simultaneously and permanently increases by the same amount the volumes in the later periods; provided that, prior to the effectiveness of any such simultaneous decrease in earlier volumes and increases in later volumes, the Borrower shall have paid to the Posting Lead Arranger and Bookrunner the Ad Hoc Adjustment Maintenance Fee (as defined in the Posting Facility Fee Letter) in respect of such change; and

(ii) with respect to the monthly volumes referenced in Column II of Schedule 1.1(e) , the Borrower may reduce such volumes on a pro rata basis across all periods, so long as the Borrower pays to the Posting Lead Arranger and Bookrunner, the Partial Termination Maintenance Fee (as defined in the Posting Facility Fee Letter) for the volumes so reduced accrued through the date of such reduction; provided that, the Borrower may make no more than six volume adjustments in any consecutive 12 month period and no more than one volume adjustment during any period of 30 consecutive days.

14.8.	Evidence of Indebtedness.

(a) Each Posting Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness to such Lender resulting from each Posting Advance made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Posting Agent shall maintain accounts in which it will record (i) the amount and date of each Posting Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Posting Lender hereunder and (iii) the amount of any sum received by the Posting Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to clauses (a) and (b) above shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Posting Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Posting Advances Outstanding in accordance with their terms.

14.9.	Termination and Reduction of Posting Commitments.

(a) The Posting Commitments shall terminate automatically at 5:00 p.m. (New York time) on the Posting Facility Maturity Date.

(b) Subject to clause (c) below, upon at least ten Business Days’ prior irrevocable written notice to the Posting Agent, the Borrower may at the end of any calendar month, in whole permanently terminate the Posting Commitments. The Posting Agent shall advise the Posting Lenders of any notice given pursuant to this clause (b).

(c) If the Posting Commitments terminate in whole prior to December 31, 2012 for any reason other than as a result of a Lender Default, the Borrower shall pay to the Posting Lead Arranger and Bookrunner, the Final Termination Maintenance Fee (as defined in the Posting Facility Fee Letter).

(d) The Borrower shall pay to the Facility Lead Arranger and Bookrunner on the date of the termination of the Posting Commitments, any Maintenance Fees accrued through the date of such termination.

14.10.	Pro Rata Treatment.

Each Posting Advance shall be allocated pro rata among the Lenders in accordance with their respective Posting Commitments (or, if such Posting Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their Posting Advances Outstanding). Each repayment of any Posting Advance and each payment of interest on the Posting Advances shall be allocated pro rata among the Lenders in accordance with their respective Posting Commitments (or, if such Posting Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their Posting Advances Outstanding). Each Lender agrees that in computing such Lender’s portion of any Posting Advance to be made hereunder, the Posting Agent may, in its discretion, round each Lender’s percentage of such Posting Advance to the next higher or lower whole dollar amount.

14.11.	Trading Acknowledgment.

The Borrower hereby acknowledges that, with respect to Goldman Sachs Credit Partners L.P., (i) one or more of its affiliates (“Trading Affiliates”) are merchants of crude oil, petroleum products, natural gas, electricity and other commodities and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of such Trading Affiliates’ business that are unrelated to the Posting Facility and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by, for, or in connection with, the Posting Facility or by or for any Credit Party or such Person’s account, (ii) nothing herein or in the Credit Documents shall be construed to prevent any such Trading Affiliate, or any of its partners, officers, employees or affiliates, in any way from purchasing, selling or otherwise trading in crude oil, petroleum products, natural gas or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to the term of the Posting Facility and (iii) such trading and hedging activities may be in conflict with or have an adverse effect on the trading or hedging activities of a Credit Party or transactions to which any Credit Party is a party (including transactions that may be referenced in the Posting Facility).

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

By:	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Authorized Signatory

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY, as the Borrower

By:	/s/ Anthony R. Horton
Name: Anthony R. Horton
Title: Authorized Signatory

CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Lender, Letter of Credit Issuer, Deposit Letter of Credit Issuer and a Lender

By:	/s/ Aaron Dannenberg
Name: Aaron Dannenberg
Title: Vice-President

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Bookrunner

By:	/s/ Aaron Dannenberg
Name: Aaron Dannenberg
Title: Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Posting Agent, Posting Syndication Agent, Posting Documentation Agent, Co-Documentation Agent, Joint Lead Arranger and Bookrunner, Posting Facility Lead Arranger and Bookrunner and a Lender

By:	/s/ Bruce H. Mendelsohn
Name: Bruce H. Mendelsohn
Title: Authorized Signatory

J. ARON & COMPANY, its Posting Calculation Agent

By:	/s/ Greg Agram
Name: Greg Agram
Title: Managing Director

JPMORGAN CHASE BANK, N.A., as Syndication Agent, a Revolving Letter of Credit Issuer and a Lender

By:	/s/ Robert Trabard
Name: Robert Trabard
Title: Executive Director

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Bookrunner

By:	/s/ Robert Anastasio
Name: Robert Anastasio
Title: Vice-President

CREDIT SUISSE CAYMAN ISLANDS BRANCH, as Co-Documentation Agent and a Lender

By:	/s/ James Moran
Name: James Moran
Title: Managing Director

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Associate

CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arranger and Bookrunner

By:	/s/ James S. Finch
Name: James S. Finch
Title: Managing Director

LEHMAN BROTHERS COMMERCIAL BANK, as a Lender

By:	/s/ George Janes
Name: George Janes
Title: Chief Credit Officer

LEHMAN LOAN FUNDING, LLC as a Lender

By:	/s/ Laurie Perper
Name: Laurie Perper
Title: Senior Vice President

LEHMAN COMMERCIAL PAPER INC., as Co-Documentation Agent and a Lender

By:	/s/ Laurie Perper
Name: Laurie Perper
Title: Senior Vice President

LEHMAN BROTHERS INC., as a Joint Lead Arranger and Bookrunner

By:	/s/ Laurie Perper
Name: Laurie Perper
Title: Senior Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Co-Documentation Agent, Joint Lead Arranger and Bookrunner and a Lender

By:	/s/ Henry F. D’Alessandro
Name: Henry F. D’Alessandro
Title: Vice President

MORGAN STANLEY BANK, as a Lender

By:	/s/ Henry F. D’Alessandro
Name: Henry F. D’Alessandro
Title: Authorized Signatory

SCHEDULES TO

CREDIT AGREEMENT

Dated as of October 10, 2007

among

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY,

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

CITIBANK, N.A.,

as Administrative Agent, Collateral Agent, Swingline Lender,

Revolving Letter of Credit Issuer and

Deposit Letter of Credit Issuer,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Posting Agent, Posting Syndication Agent and Posting Documentation Agent,

J. ARON & COMPANY,

as Posting Calculation Agent,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent and Revolving Letter of Credit Issuer

CREDIT SUISSE,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

LEHMAN COMMERCIAL PAPER INC. and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Co-Documentation Agents,

CITIGROUP GLOBAL MARKETS INC.,

J.P. MORGAN SECURITIES INC.,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

LEHMAN BROTHERS INC.,

MORGAN STANLEY SENIOR FUNDING, INC. and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Bookrunners,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Posting Lead Arranger and Bookrunner

Schedule Index

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.1(c)	Mortgaged Properties
Schedule 1.1(d)	Excluded Subsidiaries
Schedule 1.1(e)	Deemed Transactions
Schedule 1.1(f)	Existing Credit Facilities
Schedule 1.1(g)	Non-Oncor Undertakings
Schedule 8.4	Litigation
Schedule 8.12	Subsidiaries
Schedule 8.15	Property Matters
Schedule 9.9	Closing Date Affiliate Transactions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.4	Scheduled Dispositions
Schedule 10.5	Closing Date Investments
Schedule 13.2	Notice Addresses

Schedule Index

SCHEDULE 1.1(a)

Commitments

Lender	Initial Tranche B-1 Term Loan Commitment	Initial Tranche B-2 Term Loan Commitment	Initial Tranche B-3 Term Loan Commitment	Delayed Draw Term Loan Commitment	Revolving Credit Commitment	Deposit L/C Loan Commitment	Posting Commitment
Citibank, N.A.	$646,875,000.00	$1,312,500,000.00	$1,125,000,000.00	$768,750,000.00	$468,750,000.00	$234,375,000.00	0%
JPMorgan Chase Bank, N.A.	$646,875,000.00	$1,312,500,000.00	$1,125,000,000.00	$768,750,000.00	$468,750,000.00	$234,375,000.00	0%
Credit Suisse Cayman Islands Branch	$431,250,000.00	$875,000,000.00	$750,000,000.00	$512,500,000.00	$412,500,000.00	$156,250,000.00	0%
Goldman Sachs Credit Partners L.P.	$646,875,000.00	$1,312,500,000.00	$1,125,000,000.00	$768,750,000.00	$468,750,000.00	$234,375,000.00	100%
Lehman Brothers Commercial Bank	$28,313,069.91	$57,446,808.51	$49,240,121.58	$0	$0	$0	0%
Lehman Loan Funding, LLC	$124,493,617.02	$252,595,744.68	$216,510,638.30	$0	$0	$0	0%
Lehman Commercial Paper Inc.	$278,443,313.07	$564,957,446.81	$484,249,240.12	$512,500,000.00	$412,500,000.00	$156,250,000.00	0%
Morgan Stanley Senior Funding, Inc.	$646,875,000.00	$1,312,500,000.00	$25,000,000.00	$768,750,000.00	$468,750,000.00	$234,375,000.00	0%
Morgan Stanley Bank	$0	$0	$1,100,000,000.00	$0	$0	$0	0%
Total	$3,450,000,000.00	$7,000,000,000.00	$6,000,000,000.00	$4,100,000,000.00	$2,700,000,000.00	$1,250,000,000.00	100%

Schedule 1.1(a) – Page 2

SCHEDULE 1.1(b)

Existing Letters of Credit

Revolving Letters of Credit

1.	Letter of Credit No. TPTS-316322, in the amount of $3,500,000.00, issued 3/16/07 by JP Morgan Chase Bank on the account of TXU Energy Company LLC/ TXU Energy Retail Company LP and TXU ET Services Company for the benefit of Deutsche Bank Trust Company Americas; expires 03/31/09

2.	Letter of Credit No. TPTS-268588, in the amount of $15,000,000.00, issued 6/28/06 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Portfolio Management Company LP for the benefit of North American Energy Credit and Clearing – Finance LLC; expires 09/30/08

3.	Letter of Credit No. TPTS-206079, in the amount of $3,000,000.00, issued 10/6/05 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Portfolio Management Company LP for the benefit of ONEOK Energy Services Company, L.P.; expires 10/31/07

4.	Letter of Credit No. TPTS-217952, in the amount of $59,568,403.00, issued 12/2/05 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Portfolio Management Company LP for the benefit of UBS Securities LLC, Astro Division and New York Mercantile Exchange, Inc.. (Joint Beneficiaries); expires 04/15/08

5.	Letter of Credit No. TPTS-310747, in the amount of $90,000,000.00, issued 2/13/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Portfolio Management Company LP for the benefit of Electric Reliability Council of Texas, Inc. (ERCOT); expires 6/30/08

6.	Letter of Credit No. TPTS-272663, in the amount of $40,000,000.00, issued 7/21/06 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Portfolio Management Company LP for the benefit of Devon Gas Services L.P. and/or Devon Energy Production Company, L.P.; expires 10/31/07

7.	Letter of Credit No. TPTS-330682, in the amount of $3,247,858.00, issued 5/18/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Portfolio Management Company LP for the benefit of Sweetwater Wind Power LLC; expires 03/31/08

8.	Letter of Credit No. TPTS-329105, in the amount of $24,250,000.00, issued 5/10/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Portfolio Management Company LP for the benefit of Airtricity Roscoe Wind Farm, LLC; expires 12/31/07

Schedule 1.1(b) – Page 3

9.	Letter of Credit No. TPTS-321449, in the amount of $2,100,000.00, issued 4/3/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Portfolio Management Company LP for the benefit of Texas Eastern Transmission, LP and/or Algonquin Gas Transmission, LLC and/or Egan Hub Storage, LLC and/or Moss Bluff Hub Partners, L.P.; expires 04/03/08

10.	Letter of Credit No. TPTS-316311, in the amount of $1,500,000.00, issued 3/16/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Energy Retail Company LP, TXU ET Services Company for the benefit of Deutsche Bank Trust Company Americas; expires 03/31/09

11.	Letter of Credit No. TPTS-316312, in the amount of $2,035,000.00, issued 3/16/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Energy Retail Company LP for the benefit of The Bank of New York, as Indenture Trustee under the Indenture dated as of 10/11/06 between the Indenture Trustee and AEP Texas Central Transition Funding II LLC; expires 03/31/09

12.	Letter of Credit No. TPTS-316314, in the amount of $15,957,950.00, issued 3/16/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Energy Retail Company LP and TXU Energy Retail Company LP DBA Assurance Energy for the benefit of The Bank of New York, Indenture Trustee for TXU Electric Delivery Transition Bond Company LLC; expires 03/31/09

13.	Letter of Credit No. TPTS-401440, in the amount of $19,900,000.00, issued 9/27/07 by JPMorgan Chase Bank on the account of Texas Competitive Electric Holdings Company LLC/TXU Portfolio Management Company LP for the benefit of Merrill Lynch Commodities Inc.; expires 09/26/08

14.	Letter of Credit No. TPTS-400996, in the amount of $11,000,000.00, issued 9/25/07 by JPMorgan Chase Bank on the account of Texas Competitive Electric Holdings Company LLC/TXU Portfolio Management Company LP for the benefit of American Electric Power Service Corporation, as Agent for the AEP Operating Companies; expires 09/25/08

15.	Letter of Credit No. TPTS-400784, in the amount of $5,000,000.00, issued 9/25/07 by JPMorgan Chase Bank on the account of Texas Competitive Electric Holdings Company LLC/TXU Portfolio Management Company LP for the benefit of FPL Energy Power Marketing, Inc.; expires 09/25/08

16.	Letter of Credit No. TPTS-202328, in the amount of $5,250,000.00, issued 10/02/07 by JPMorgan Chase Bank on the account of Texas Competitive Electric Holdings Company LLC/TXU Portfolio Management Company LP for the benefit of UBS AG; expires 09/28/08

Schedule 1.1(b) – Page 4

17.	Letter of Credit No. TPTS-202329, in the amount of $2,500,000.00, issued 10/01/07 by JPMorgan Chase Bank on the account of Texas Competitive Electric Holdings Company LLC/TXU Portfolio Management Company LP for the benefit of UBS AG; expires 09/28/08

18.	Letter of Credit No. TPTS-202696, in the amount of $4,200,000.00, issued 10/01/07 by JPMorgan Chase Bank on the account of Texas Competitive Electric Holdings Company LLC/TXU Portfolio Management Company LP for the benefit of Coral Energy Holding, L.P.; expires 10/01/08

19.	Letter of Credit No. TPTS-316318, in the amount of $478,269.00, issued 3/16/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU ET Services Company for the benefit of The Bank of New York, Indenture Trustee for TXU Electric Delivery Transition Bond Company LLC Corporate Trust Office; expires 3/31/09

20.	Letter of Credit No. P-619799, in the amount of $1,453,902.00, issued 1/21/05 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Vermont Insurance Company for the benefit of Reliance Insurance Company; expires 03/01/08 (automatic annual renewal of expiry date)

Deposit Letters of Credit

1.	Letter of Credit No. TPTS-316319, in the amount of $1,105,000.00, issued 3/16/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Energy Retail Company LP for the benefit of U.S. Bank, National Association, as Indenture Trustee under the Indenture dated as of 02/07/02 between the Indenture Trustee and AEP Texas Central Transition Funding LLC and US Bank National Association; expires 3/31/09

2.	Letter of Credit No. TPTS-316320, in the amount of $38,000.00, issued 3/16/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU ET Services Company for the benefit of U.S. Bank, National Association, as Indenture Trustee under the Indenture dated as of 02/07/02 between the Indenture Trustee and AEP Texas Central Transition Funding LLC and US Bank National Association; expires 3/31/09

3.	Letter of Credit No. TPTS-316321, in the amount of $74,000.00, issued 3/16/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU ET Services Company to The Bank of New York, as Indenture Trustee under the Indenture dated as of 10/11/06 between the Indenture Trustee and AEP Texas Central Transition Funding II LLC and The Bank of New York; expires 03/31/09

4.	Letter of Credit No. TPTS-335281, in the amount of $10,000.00, issued 6/11/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Portfolio Management Company LP for the benefit of ISO New England Inc; expires 08/08/08

Schedule 1.1(b) – Page 5

5.	Letter of Credit No. P-616160, in the amount of $7,786,128.00, issued 11/30/04 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Gas Company for the benefit of Reliance Insurance Co.; expires 12/15/07 (automatic annual renewal of expiry date)

6.	Letter of Credit No. P-206741, in the amount of $8,800,000.00, issued 10/18/00 by JPMorgan Chase Bank on the account of TXU US Holdings Company for the benefit of Chase Manhattan AG, Frankfurt, Germany (Nuclear Fuel); expires 10/18/07 (automatic annual renewal of expiry date)

7.	Letter of Credit No. P-221097, in the amount of $5,362,935.00, issued 1/9/02 by JPMorgan Chase Bank on the account of TXU US Holdings Company for the benefit of Old Republic Insurance Company; expires 12/31/07 (automatic annual renewal of expiry date)

8.	Letter of Credit No. P-226425, in the amount of $728,000.00, issued 6/6/03 by JPMorgan Chase Bank on the account of TXU US Holdings Company for the benefit of Reliance Insurance Company; expires 06/06/08 (automatic annual renewal of expiry date)

9.	Letter of Credit No. P-617611, in the amount of $10,100,000.00, issued 12/21/04 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Corp. for the benefit of Liberty Mutual Insurance Company; expires 01/01/08 (automatic annual renewal of expiry date)

10.	Letter of Credit No. P-618766, in the amount of $250,000.00, issued 1/5/05 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Gas Company for the benefit of Director of Rhode Island Workers’ Compensation Department of Labor and Training; expires 01/15/08 (automatic annual renewal of expiry date)

11.	Letter of Credit No. P-621740, in the amount of $3,090,000.00, issued 2/23/05 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Corp for the benefit of Lumbermens Mutual Casualty Company…and American Protection Insurance Company (Kemper); expires 03/18/08 (automatic annual renewal of expiry date)

12.	Letter of Credit No. TPTS-243227, in the amount of $50,000,000.00, issued 3/7/06 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Portfolio Management Company LP for the benefit of Barclays Bank PLC NY Collateral; expires 03/07/08

13.	Letter of Credit No. TPTS-200480, in the amount of $106,625,000.00, issued 9/21/07 by JPMorgan Chase Bank on the account of Texas Competitive Electric Holdings Company LLC/ TXU Portfolio Management Company LP for the benefit of HSBC Securities (USA) Inc. and New York Mercantile Exchange, Inc. (NYMEX); expires 09/21/08

Schedule 1.1(b) – Page 6

14.	Letter of Credit No. TPTS-333459, in the amount of $135,281,133.00, issued 6/1/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC for the benefit of Wachovia Bank, National Association as Servicer, acting on behalf of LaSalle Bank National Association, as Indenture Trustee, as Assignee of Lessor’s rights under that certain lease Agreement dated as of February 14, 2002 between ZSF/Dallas Tower Trust, as Lessor, and TXU Properties Company, as Lessee; expires 06/01/08 (automatic annual renewal of expiry date)

15.	Letter of Credit No. TPTS-330138, in the amount of $100,000.00, issued 5/23/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Energy Retail Company LP for the benefit of Equitable Gas Co., A Division of Equitable Resources; expires 07/31/08

16.	Letter of Credit No. TPTS-269936, in the amount of $5,307,680.00, issued 7/10/06 by JPMorgan Chase Bank on the account of TXU Energy Company LLC for the benefit of National Union Fire Insurance Co. of Pittsburgh, PA and Starr Excess Liability Insurance Company Limited (AIG); expires 03/10/10 (automatic annual renewal of expiry date)

17.	Letter of Credit No. TPTS-312552, in the amount of $52,000,000.00, issued 2/23/07 by JPMorgan Chase Bank on the account of TXU Energy Company LLC/ TXU Mining Company LP for the benefit of Railroad Commission of Texas; expires 02/25/08 (automatic annual renewal of expiry date)

18.	Letter of Credit No. TPTS-401555, in the amount of $1,200,000.00, issued 9/28/07 by JPMorgan Chase Bank on the account of Texas Competitive Electric Holdings Company LLC/TXU Portfolio Management Company LP for the benefit of Louis Dreyfus Energy Services, LP; expires 09/27/08

19.	Letter of Credit No. TPTS-202697, in the amount of $15,400,000.00, issued 10/01/07 by JPMorgan Chase Bank on the account of Texas Competitive Electric Holdings Company LLC/TXU Portfolio Management Company LP for the benefit of Coral Power, L.L.C.; expires 10/01/08

20.	Letter of Credit No. TPTS-204790 in the amount of $928,120.00, issued 10/04/07 by JPMorgan Chase Bank on the account of Texas Competitive Electric Holdings Company LLC/TXU Generation Company LP for the benefit of Pacific Gas and Electric Company; expires 10/31/08

21.	Letter of Credit No. 61670408, in the amount of $9,500,000.00, issued 10/05/07 by Citibank, N.A. on the account of Texas Competitive Electric Holdings Company LLC/TXU Energy Trading Canada Limited for the benefit of Natural Gas Exchange Inc.; expires 10/05/08

Schedule 1.1(b) – Page 7

22.	Letter of Credit No. 61670409, in the amount of $7,700,000.00, issued 10/05/07 by Citibank, N.A. on the account of Texas Competitive Electric Holdings Company LLC/TXU Portfolio Management Company LP for the benefit of Constellation Energy Commodities Group, Inc.; expires 10/05/08

23.

Letter of Credit No. P-751333, in the amount of $3,500,000.00, issued 6/4/92 by JPMorgan Chase Bank on the account of ENSERCH Corporation for the benefit of Reliance National Indemnity Company; expires 12/15/07[1] (automatic annual renewal of expiry date)

24.	Letter of Credit No. 61670405 in the amount of $180,000,000.00, issued 10/05/07 by Citibank, N.A. on the account of TXU Energy Company LLC/ Luminant Energy Company LLC for the benefit of JPMorgan Futures and New York Mercantile Exchange, Inc. (Joint Beneficiaries); expires 04/15/08

[1]	This item 43 is a standalone LOC and, unlike the remaining items, was not issued under the $3.5B facility.

Schedule 1.1(b) – Page 8

SCHEDULE 1.1(c)

Mortgaged Property

PART A — CLOSING DATE MORTGAGED PROPERTY

1.	Comanche Peak nuclear facility, Somervell County and Hood County, Texas, owned by Luminant Generation Company LLC (“Luminant”).

2.	Big Brown coal fired facility, Freestone County, Texas, excluding mining properties, owned by Big Brown Power Company LLC and Big Brown 3 Power Company LLC.

3.	Martin Lake coal fired facility, Panola County and Rusk County, Texas, excluding mining properties, owned by Luminant and Martin Lake 4 Power Company LLC.

4.	Monticello coal fired facility, Titus County and Camp County, Texas, excluding mining properties, owned by Luminant and Monticello 4 Power Company LLC.

5.	Oak Grove coal fired facility, Robertson County and Limestone County, Texas, excluding mining properties, owned by Oak Grove Management Company LLC and Oak Grove Mining Company LLC.

6.	Sandow 4 coal fired facility, Milam County, Texas, excluding mining properties, owned by Luminant.

7.	DeCordova gas fired facility, Hood County, Texas, excluding the combustion turbines, the rights of the lessee under the combustion turbine leveraged leases and a portion of the land as to which the leveraged leases prohibit the granting of a lien, owned by DeCordova Power Company LLC and Luminant Generation Company LLC

8.	Graham gas fired facility, Young County, Texas, owned by Luminant.

9.	Lake Creek gas fired facility (including diesel generators) McLennan County, Texas, owned by Luminant and Lake Creek 3 Power Company LLC.

10.	Lake Hubbard gas fired facility, Dallas County, Texas, owned by Luminant.

11.	Northlake gas fired facility, Dallas County, Texas, owned by Luminant.

12.	Permian Basin gas fired facility, Ward County, Texas, excluding the combustion turbines, the rights of the lessee under the combustion turbine leveraged leases and a portion of the land as to which the leveraged leases prohibit the granting of a lien, owned by Luminant.

Schedule 1.1(c) – Page 9

13.	Stryker Creek gas fired facility (including diesel generators), Cherokee County, Texas, owned by Luminant.

14.	Sweetwater gas fired facility, Nolan County, Texas, owned by Luminant (leasehold mortgage, not a fee mortgage).

15.	Tradinghouse gas fired facility, McLennan County, Texas, owned by Tradinghouse Power Company LLC and Tradinghouse 3 & 4 Power Company LLC.

16.	Trinidad gas fired facility (including diesel generators), Henderson County, Texas, owned by Luminant.

17.	Valley gas fired facility, Grayson County and Fannin County, Texas, owned by Valley NG Power Company LLC and Valley Power Company LLC.

Schedule 1.1(c) – Page 10

PART B — POST-CLOSING MORTGAGED PROPERTY

1.	Sandow 5 coal fired facility, and all owned mineral interests which are located on the ground lease tract, Milam County, Texas, excluding mining properties, owned by Sandow Power Company LLC (leasehold mortgage, not a fee mortgage) (under construction).

2.	Owned mining properties (including all owned coal and lignite) in connection with Big Brown, Martin Lake, Monticello, Oak Grove and Sandow 5 facilities, excluding lands that have been previously mined.

3.	Forest Grove, a 13,680 acre tract of land in Henderson County, Texas originally purchased for a plant site but never developed as such, owned by Luminant.

4.	Each oil, gas, hydrocarbon or other similar mineral interest (excluding coal and lignite other than that described in paragraph 2 above) now owned by the Borrower or any Subsidiary of the Borrower, including without limitation Luminant Mineral Development Company LLC, in each case having a book value in excess of $20,000,000, but in any event the four most valuable mineral interests, being (a) mineral and/or royalty interests located on real property owned by Luminant Generation Company LLC near the Mountain Creek gas fired facility (which gas fired facility was formerly owned by Luminant Generation Company LLC), Dallas County, Texas; (b) mineral and/or royalty interests located at the Northlake gas fired facility, Dallas County, Texas, owned by Luminant Generation Company LLC; (c) mineral and/or royalty interests located at the Comanche Peak nuclear facility, Somervell County and Hood County, Texas, owned by Luminant Generation Company LLC; and (d) mineral and/or royalty interests located at the Eagle Mountain gas fired facility, Tarrant County, Texas, owned by Luminant Generation Company LLC.

Schedule 1.1(c) – Page 11

SCHEDULE 1.1(d)

Excluded Subsidiaries

None1

[1]

TXU Corp. or one or more of its Subsidiaries owns two Delaware business trusts, TXU Statutory Trust II and TXU Statutory Trust IV. The direct owner of each such trust has not yet been determined; however, no further Investments will be made into either such trust and, to the best of the Borrower’s knowledge, each such trust owns de minimus assets. These trusts will be dissolved as soon as reasonably practical. If these trusts are Subsidiaries of US Holdings, then they are deemed Excluded Subsidiaries and the Stock and Stock Equivalents of such trusts are deemed Excluded Stock and Stock Equivalents, in each case for all purposes under the Credit Documents.

Schedule 1.1(d) – Page 12

SCHEDULE 1.1(e)

Deemed Transactions

COLUMN I	COLUMN II	COLUMN III	COLUMN IV

Delivery Period (month)	Maximum Over-the- Counter Swaps Volumes for all Deemed Transactions with the Dealer (‘000 MMBtu with positive numbers equaling the short position)	Maximum Over-the- Counter Swaps Volumes for all Deemed Transactions with other counterparties (‘000 MMBtu with positive numbers equaling the short position)	Strikes for Deemed Transactions

Nov-2007	1,873.24	1,425.00	7.933
Dec-2007	1,934.348	1,587.50	8.563
Jan-2008	6,983.222	2,372.00	8.888
Feb-2008	6,632.961	2,222.00	8.903
Mar-2008	7,042.274	2,372.00	8.698
Apr-2008	6,876.946	2,297.00	7.558
May-2008	7,098.702	2,372.00	7.453
Jun-2008	6,932.904	2,297.00	7.508
Jul-2008	7,153.449	2,372.00	7.593
Aug-2008	7,183.350	2,372.00	7.653
Sep-2008	7,014.385	2,297.00	7.718
Oct-2008	8,286.632	2,372.00	7.803
Nov-2008	9,177.034	4,297.00	8.238
Dec-2008	10,463.821	2,372.00	8.673
Jan-2009	9,911.636	4,679.75	8.888
Feb-2009	9,147.547	4,245.50	8.893
Mar-2009	9,981.536	4,679.75	8.668
Apr-2009	9,750.261	4,535.00	7.338
May-2009	10,058.715	4,679.75	7.208
Jun-2009	9,824.681	4,535.00	7.278
Jul-2009	10,133.271	4,679.75	7.338
Aug-2009	10,175.899	4,679.75	7.383

Schedule 1.1(e) – Page 13

COLUMN I	COLUMN II	COLUMN III	COLUMN IV

Delivery Period (month)	Maximum Over-the- Counter Swaps Volumes for all Deemed Transactions with the Dealer (‘000 MMBtu with positive numbers equaling the short position)	Maximum Over-the- Counter Swaps Volumes for all Deemed Transactions with other counterparties (‘000 MMBtu with positive numbers equaling the short position)	Strikes for Deemed Transactions
Sep-2009	9,939.774	4,535.00	7.433
Oct-2009	10,255.726	4,679.75	7.513
Nov-2009	10,019.808	4,535.00	7.878
Dec-2009	10,333.281	4,679.75	8.233
Jan-2010	15,259.779	1,937.50	8.443
Feb-2010	14,043.341	1,750.00	8.448
Mar-2010	15,373.519	1,937.50	8.228
Apr-2010	15,013.514	1,875.00	6.928
May-2010	15,503.842	1,937.50	6.798
Jun-2010	15,132.933	1,875.00	6.868
Jul-2010	15,633.922	1,937.50	6.938
Aug-2010	15,695.813	1,937.50	6.988
Sep-2010	15,323.450	1,875.00	7.028
Oct-2010	15,829.233	1,937.50	7.108
Nov-2010	15,452.402	1,875.00	7.483
Dec-2010	15,956.372	1,937.50	7.848
Jan-2011	23,039.475	3,532.50	8.043
Feb-2011	21,266.919	3,255.00	8.043
Mar-2011	23,223.693	3,532.50	7.823
Apr-2011	22,703.868	3,440.00	6.533
May-2011	23,426.802	3,532.50	6.403
Jun-2011	22,893.223	3,440.00	6.468
Jul-2011	23,636.225	3,532.50	6.543
Aug-2011	23,730.133	3,532.50	6.588
Sep-2011	23,203.958	3,440.00	6.633
Oct-2011	23,944.247	3,532.50	6.708
Nov-2011	23,397.348	3,440.00	7.103
Dec-2011	24,154.529	3,532.50	7.443
Jan-2012	5,259.318	3,022.50	7.638
Feb-2012	4,990.958	2,827.50	7.638
Mar-2012	5,305.135	3,022.50	7.398
Apr-2012	5,181.777	2,925.00	6.128
May-2012	5,350.868	3,022.50	6.003

Schedule 1.1(e) – Page 14

COLUMN I	COLUMN II	COLUMN III	COLUMN IV

Delivery Period (month)	Maximum Over-the- Counter Swaps Volumes for all Deemed Transactions with the Dealer (‘000 MMBtu with positive numbers equaling the short position)	Maximum Over-the- Counter Swaps Volumes for all Deemed Transactions with other counterparties (‘000 MMBtu with positive numbers equaling the short position)	Strikes for Deemed Transactions
Jun-2012	5,228.816	2,925.00	6.063
Jul-2012	5,400.325	3,022.50	6.128
Aug-2012	5,423.326	3,022.50	6.178
Sep-2012	5,300.547	2,925.00	6.228
Oct-2012	5,472.186	3,022.50	6.293
Nov-2012	5,347.662	2,925.00	6.663
Dec-2012	5,523.285	3,022.50	7.003
Total	740,808.146	188,410.25

Schedule 1.1(e) – Page 15

SCHEDULE 1.1(f)

Existing Credit Facilities

1.	$1 billion Revolving Credit Agreement dated August 12, 2005, which will be paid off and terminated on the Closing Date.

2.	$1.5 billion Revolving Credit Agreement dated March 1, 2007, which will be paid off and terminated on the Closing Date.

3.	$3.5 billion Amended and Restated Credit Agreement dated March 31, 2005, which will be paid off and terminated on the Closing Date.

4.	$500 million Credit Agreement dated November 4, 2004, which will be paid off and terminated on the Closing Date.

Schedule 1.1(f) – Page 16

SCHEDULE 1.1(g)

Non-Oncor Undertakings

1.	15 Percent Price Cut – Upon closing the Transactions, US Holdings and its subsidiaries (“TXU Energy”) will provide a 15 percent price reduction (applicable to certain residential prices that were in effect on December 31, 2006) for residential customers in its traditional service area who have not already selected one of TXU Energy’s competitive retail offers. Additionally, TXU Energy customers entitled to receive the $100 customer appreciation bonus payments will receive the final $25 installment of that bonus.

2.	Increased Low Income Support Commitment – Texas Energy Future Holdings Limited Partnership (“TEF”) and TXU Energy have made an unparalleled commitment of more than $30 million per year to providing relief for low-income residents. In addition to the $150 million commitment, the TXU Energy Access program will include new demand side management initiatives in conservation, energy efficiency and weatherization.

3.	Five Year Parent Investment Commitment – In the current regulatory system, the Sponsors will commit to hold a majority of its ownership in Parent for more than five years after the transaction closes.

4.	Coal Unit Commitment – The planned coal-fueled generation units will be reduced from 11 to three. Plans to build the other eight coal-fueled units have been suspended and will be cancelled when the transaction is closed.

5.	Emerging Technologies Commitment – Significant resources will be invested in emerging energy technologies, such as integrated gasification combined cycle coal plants, including an increased commitment to renewable energy.

Schedule 1.1(g) – Page 17

SCHEDULE 8.4

Litigation

1.	An administrative appeal challenging the order of the Texas Commission on Environmental Quality (TCEQ) issuing the air permit for construction and operation of the Oak Grove Steam Electric Station in Robertson County, Texas to Oak Grove Management Company LLC (Oak Grove), an indirect wholly owned subsidiary of TXU Corp. (TXU), was filed on September 7, 2007 in the State District Court of Travis County, Texas. Plaintiffs ask that the District Court reverse TCEQ’s approval of the Oak Grove air permit; TCEQ’s adoption and approval of the TCEQ Executive Director’s Response to Comments; and remand the matter back to TCEQ for further proceedings. In addition to this administrative appeal, two other petitions were filed in Travis County District Court by non-parties to the administrative hearing before TCEQ and the State Office of Administrative Hearings (SOAH) seeking to challenge the TCEQ’s issuance of the Oak Grove air permit and asking the District Court to remand the matter to the SOAH for further proceedings. Finally, the plaintiffs in these two additional lawsuits have filed a third, joint petition claiming insufficiencies in the Oak Grove application, permit, and process and seeking party status and remand to SOAH for further proceedings.

2.	On December 1, 2006, a lawsuit was filed in the United States District Court for the Western District of Texas against TXU Generation Company, LP, Oak Grove Management Company LLC and TXU Corp. The complaint seeks declaratory and injunctive relief, as well as the assessment of civil penalties, with respect to the permit application for the construction and operation of the Oak Grove generation plant in Robertson County, Texas. The plaintiffs allege violations of the federal Clean Air Act, Texas Health and Safety Code and Texas Administrative Code, including claims relating to various modeling and analysis requirements, and seek to temporarily and permanently enjoin the construction and operation of the Oak Grove generation plant. Plaintiffs request that the court enter an order requiring the defendants to take other appropriate actions to remedy, mitigate and offset alleged harm to the public health and environment. The plaintiffs’ complaint was dismissed by the Federal District Court on May 21, 2007 in response to TXU Corp.’s Motion to Dismiss, and the matter is now on appeal to the Court of Appeals for the Fifth Circuit.

3.

On September 6, 2005 a lawsuit was filed in the U.S. District Court for the Northern District of Texas, Dallas Division against TXU and C. John Wilder. The plaintiffs’ amended complaint asserts claims on behalf of the plaintiffs and a putative class of owners of certain TXU Corp. securities who tendered such securities in connection with a tender offer conducted by TXU Corp. in 2004. The amended complaint alleges violations of the provisions of Sections 14(e), 10(b)

Schedule 8.4 – Page 18

and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 thereunder. The allegations relate to a tender offer conducted in September and October 2004 for certain equity-linked securities in which it was expressly disclosed that TXU management was evaluating whether it should recommend to the board of directors that the board reevaluate TXU Corp.’s dividend policy. After the tender offer was closed, and consistent with the disclosure, management did make a recommendation to the board to reevaluate the dividend policy and the board elected to increase the quarterly dividend. The plaintiffs contend that such disclosure in connection with the tender offer was inadequate. TXU maintains that the disclosure provided in connection with the tender offer regarding the evaluation of the dividend policy was complete and accurate at the time the tender offer was initiated as well as when it was closed. A Motion to Dismiss was filed by the defendants, and the District Court entered an order granting the Motion to Dismiss and dismissing this litigation with prejudice on August 30, 2006. The plaintiffs filed a timely notice of appeal and, on appeal the U.S. Fifth Circuit Court of Appeals remanded the dismissal to the District Court for reconsideration in light of the decision in Tellabs, Inc. v. Makor Issues & Rights, Ltd. TXU intends to file a Motion to Dismiss the case once it has been remanded.

4.	In March 2007, the PUCT issued a Notice of Violation (“NOV”) stating that the PUCT staff is recommending an enforcement action, including the assessment of administrative penalties, against TXU and certain affiliates for alleged market power abuse by its power generation affiliates and Luminant Energy in ERCOT-administered balancing energy auctions during certain periods of the summer of 2005. The PUCT staff issued a revised NOV in September 2007, in which the proposed administrative penalty amount was reduced from $210 million to $171 million. The revised NOV was necessary, according to the PUCT staff, to correct calculation errors in the initial NOV. As revised, the NOV is premised upon the PUCT staff’s allegation that Luminant Energy’s bidding behavior was not competitive and increased market participants’ costs of balancing energy by approximately $57 million, including approximately $19 million in incremental revenues to TXU. A hearing requested by Luminant Energy to contest the alleged occurrence of a violation and the amount of the penalty in the NOV has been scheduled to start in April 2008.

5.	The air permit for the construction of Sandow 5 was issued pursuant to a Consent Decree entered by the United States District Court for the Western District of Texas, Austin Division in a consolidated case brought by three private environmental groups and the United States of America acting through the Environmental Protection Agency. Sandow Power Company LLC (“TXU Sandow”) intervened in that litigation and resolved by settlement certain issues related to the Consent Decree which might have otherwise precluded the construction of Sandow 5. That settlement was approved by the District Court over the objection of the private environmental groups. Two of the three environmental groups appealed the District Court’s approval of the settlement to the U. S. Fifth Circuit Court of Appeals. The appellants have filed their brief on appeal, however, TXU Sandow has not yet filed its brief and the case has not been set for oral argument.

Schedule 8.4 – Page 19

SCHEDULE 8.12

Subsidiaries

Schedule 8.12 – Page 20

Legal Name of Subsidiary	Jurisdiction	Record Owner	No. Shares/Interest	Material Subsidiary
Texas Competitive Electric Holdings Company LLC	DE	Energy Future Competitive Holdings Company	100% Membership Interest	Yes
TXU CG Holdings Company LP	TX	Texas Competitive Electric Holdings Company LLC	0.3%	No
		TXU Energy Retail Company LLC	28.4%
		Luminant Generation Company LLC	2.4%
		Luminant Energy Company LLC	22%
Luminant Holding Company LLC	DE	Texas Competitive Electric Holdings Company LLC	100% Membership Interest	Yes
Luminant Energy Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	Yes
TXU ET Services Company	TX	Luminant Energy Company LLC	1,000 Shares of Common Stock (100% of Issued and Outstanding Stock)	No

Schedule 8.12 – Page 21

Legal Name of Subsidiary	Jurisdiction	Record Owner	No. Shares/Interest	Material Subsidiary
TXU Energy Trading (California) Company	TX	Luminant Energy Company LLC	10 Shares of Common Stock (100% of Issued and Outstanding Stock)	No
TXU Energy Trading Canada Limited	Canada	Luminant Energy Company LLC	1,000 Shares of Outstanding Stock (100%)	No
Generation SVC Company	TX	Luminant Holding Company LLC	1,000 Shares of Common Stock (100% of Issued and Outstanding Stock)	No
Luminant Energy Services Company	DE	Luminant Holding Company LLC	1,000 Shares of Common Stock (100% of Issued and Outstanding Stock)	No
Luminant Power Services Company	DE	Luminant Holding Company LLC	1,000 Shares of Common Stock (100% of Issued and Outstanding Stock)	No
Luminant Mining Services Company	DE	Luminant Holding Company LLC	1,000 Shares of Common Stock (100% of Issued and Outstanding Stock)	No

Schedule 8.12 – Page 22

Legal Name of Subsidiary	Jurisdiction	Record Owner	No. Shares/Interest	Material Subsidiary
Collin Power Company LLC	DE	Luminant Holding Company LLC	100% Membership Interest	No
Valley Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
NCA Resources Development Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Luminant Mineral Development Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Sandow Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	Yes
Tradinghouse 3 & 4 Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Big Brown Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	Yes
Luminant Generation Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	Yes
Valley NG Power Company LLC	TX	Luminant Generation Company LLC	100% Membership Interest	No

Schedule 8.12 – Page 23

Legal Name of Subsidiary	Jurisdiction	Record Owner	No. Shares/Interest	Material Subsidiary
Fuelco LLC	DE	Luminant Generation Company LLC	92% Membership Interest	No
Luminant Renewables Company LLC	TX	Luminant Generation Company LLC	100% Membership Interest	No
Wichita/Victory Avenue LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Monticello 4 Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Big Brown Lignite Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Big Brown 3 Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Luminant Mining Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	Yes
Martin Lake 4 Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Luminant Big Brown Mining Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Lake Creek 3 Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No

Schedule 8.12 – Page 24

Legal Name of Subsidiary	Jurisdiction	Record Owner	No. Shares/Interest	Material Subsidiary
DeCordova Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Morgan Creek 7 Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Tradinghouse Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Oak Grove Management Company LLC	DE	Luminant Holding Company LLC	100% Membership Interest	Yes
Oak Grove Power Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Oak Grove Mining Company LLC	TX	Luminant Holding Company LLC	100% Membership Interest	No
Generation MT Company LLC	DE	Texas Competitive Electric Holdings Company LLC	100% Membership Interest	No
TXU Energy Retail Company LLC	TX	Texas Competitive Electric Holdings Company LLC	100% Membership Interest	Yes
TXU SESCO Company LLC	TX	TXU Energy Retail Company LLC	100% Membership Interest	No

Schedule 8.12 – Page 25

Legal Name of Subsidiary	Jurisdiction	Record Owner	No. Shares/Interest	Material Subsidiary
TXU SESCO Energy Services Company	TX	TXU SESCO Company LLC	1,000 Shares of Common Stock (100% of Issued and Outstanding Stock)	No
TXU Energy Retail Management Company LLC	DE	TXU Energy Retail Company LLC	100% Membership Interest	No
TXU Retail Services Company	DE	TXU Energy Retail Company LLC	1,000 Shares of Common Stock (100% of Issued and Outstanding Stock)	No
TXU Energy Solutions Company LLC	TX	TXU Energy Retail Company LLC	100% Membership Interest	No
TXU Chilled Water Solutions Company	TX	TXU Energy Solutions Company LLC	1,000 Shares of Common Stock (100% of Issued and Outstanding Stock)	No
TXU SEM Company	DE	TXU Energy Solutions Company LLC	1,000,000 Shares of Common Stock (100% of Issued and Outstanding Stock)	No
TCEH Finance, Inc.	DE	Texas Competitive Electric Holdings Company LLC	300 Shares of Stock (100% of Issued and Outstanding Stock)	No

Schedule 8.12 – Page 26

SCHEDULE 8.15

Property Matters

None

Schedule 8.15 – Page 27

SCHEDULE 9.9

Closing Date Affiliate Transactions

1. None

Schedule 9.9 – Page 28

SCHEDULE 10.1

Closing Date Indebtedness

1.	Existing Capital Leases[3]

a.	$84,659,433 capital lease with respect to a lease for a rail spur, coal unloading facility and various railroad related assets at the Big Brown generation plant (BLC).

b.	$5,284,016 capital lease for office furniture (LaSalle).

c.	$51,792,000 capital lease with respect to rail cars (TXU 2007-1 Railcar Leasing LLC, a subsidiary of General Electric Capital Corporation).

d.	$7,139,365 capital lease for mining equipment at Three Oaks Mine (FCC Equipment Finance).

e.	$5,076,416[4] capital lease for mining equipment (FCC Equipment Finance).

f.	$4,802,752[5] capital lease for mining equipment (CAT Finance).

2.	Other Existing Leases[5]

a.	$77,048,000 (as of June 30, 2007) leveraged lease with respect to combustion turbines at the Permian Basin and DeCordova facilities.

b.	$77,913,600 (as of June 30, 2007) leveraged lease with respect to combustion turbines at the Morgan Creek and Permian Basin facilities (a/k/a 7.460% Fixed Secured Facility Bonds with amortizing payments to 2015)

c.	$14,483,320[5] leveraged lease with respect to rail cars (Wachovia).

d.	$7,575,523[5] leveraged lease with respect to rail cars (Sojitz).

e.	$70,714,236[5] leveraged lease with respect to rail cars (Key Equipment).

f.	$6,725,812[5] lease for vacuum belt filter system and crane (GE Capital Corp.)

g.	$63,698,041 lease for mining equipment (BLC)

[3]	Unless otherwise provided, existing capital lease balances are as of 9/30/07
[4]	Original acquisition cost
[5]	Unless otherwise provided, other existing lease balances are as of 9/30/07

Schedule 10.1 – Page 29

h.	$92,500,0005 lease for railcars (AIG Rail Services, Inc.)

3.	$65,295,149 principal amount of 7.1% Promissory Note issued by TXU Mining Company LP (now known as Luminant Mining Company LLC) in favor of Alcoa Inc. due in a single installment in January 2009, as it may be adjusted pursuant to the true up mechanism contained in that certain Purchase and Sale Agreement dated August 31, 2007 with effect as of 12:01 am on September 1, 2007, by and between Luminant Mining Company LLC and Alcoa Inc.

4.	Lignite Inventory Purchase Agreement dated August 30, 2007, with effect as of September 1, 2007, among Sandow Power Company LLC, Luminant Mining Company LLC, and Alcoa Inc. ($15,509,915)

5.	Letters of Credit

a.	Letter of Credit No. SM210998 in an amount of $63,077,292.00, issued by Wachovia on 1/03/05 on the account of TXU Energy Company LLC for the benefit of Brazos River Authority; expires 12/15/09

b.	Letter of Credit No. SM211001 in an amount of $72,223,959.00, issued by Wachovia on 1/03/05 on the account of TXU Energy Company LLC for the benefit of Brazos River Authority; expires 12/15/09

c.	Letter of Credit No. SM211003 in an amount of $45,559,792.00, issued by Wachovia on 1/03/05 on the account of TXU Energy Company LLC for the benefit of Brazos River Authority; expires 12/15/09

d.	Letter of Credit No. SM211000 in an amount of $174,455,313.00, issued by Wachovia on 1/03/05 on the account of TXU Energy Company LLC for the benefit of Brazos River Authority; expires 12/15/09

e.	Letter of Credit No. SM210999 in an amount of $99,439,375.00, issued by Wachovia on 1/03/05 on the account of TXU Energy Company LLC for the benefit of Brazos River Authority; expires 12/15/09

f.	Letter of Credit No. SM224103W in an amount of $190,833.50, issued by Wachovia on 1/26/07 on the account of TXU Energy Company LLC for the benefit of Southern Co (Washington Ofc); expires 2/2/08

g.	Letter of Credit No. 10018 in an amount of $250,000.00, issued by Chittenden Bank on 10/31/03 on the account of TXU Corp./TXU Vermont Insurance Company for the benefit of State of Vermont Department of BISHCA; expires 10/31/07

Schedule 10.1 – Page 30

SCHEDULE 10.2

Closing Date Liens

1.	Liens in respect of Lessor’s interest in that certain lease described as item 2(b) on Schedule 10.1

2.	Liens in respect of Lessee’s interest in those certain leases described as items 2(a) and 2(b) on Schedule 10.1

3.	Liens relating to Pollution Control Revenue Bonds are comprised of liens on cash held in a collateral account (approximately $50 million) relating to the pollution control revenue bonds issued in 2006 for the new Oak Grove facility.

4.	Liens securing the following capital leases[6]:

a.	$84,659,433 capital lease with respect to a lease for a rail spur, coal unloading facility and various railroad related assets at the Big Brown generation plant (BLC).

b.	$5,284,016 capital lease for office furniture (LaSalle).

c.	$51,792,000 capital lease with respect to rail cars (TXU 2007-1 Railcar Leasing LLC, a subsidiary of General Electric Capital Corporation).

d.	$7,139,365 capital lease for mining equipment at Three Oaks Mine (FCC Equipment Finance).

e.	$5,076,416 capital lease for mining equipment (FCC Equipment Finance).

f.	$4,802,752 capital lease for mining equipment (CAT Finance).

5.	Liens securing the following other existing leases[7]:

a.	$14,483,320 leveraged lease with respect to rail cars (Wachovia).

b.	$7,575,523 leveraged lease with respect to rail cars (Sojitz).

c.	$70,714,236 leveraged lease with respect to rail cars (Key Equipment).

d.	$6,725,812 lease for vacuum belt filter system and crane (GE Capital Corp.)

e.	$63,698,041 lease for mining equipment (BLC)

[6]	Unless otherwise provided, existing capital lease balances are as of 9/30/07.
[7]	Unless otherwise provided, other existing lease balances are as of 9/30/07.

Schedule 10.2 – Page 31

f.	$92,500,000 lease for railcars (AIG Rail Services, Inc.)

6.	Liens covering de minimus energy assets, including but not limited to, chilled water systems and district cooling stations, electrical equipment and systems, gas equipment and systems and all other equipment and components attached to or related to a system or station, by TXU Energy Company LLC in favor of BLC Corporation.

7.

Liens securing all right title and interest in and to all Payments made under the (a) Master Services Agreement dated August 12, 1996 between TXU SEM Company and Florida Southern College; (b) the Bakersfield Memorial Hospital and ServiceMaster Management Services Agreement, dated July 20, 1995 and the Bakersfield Memorial Hospital Energy Shared Savings Agreement Schedules A-E, dated August 16, 1996, between TXU SEM Company and Bakersfield Memorial Hospital; and (c) Shared Saving Agreement, dated June 16, 1994 between TXU SEM Company and Broadmoor Hotel, Inc.[8]

8.	Liens securing $65,295,149 principal amount of 7.1% Promissory Note issued by TXU Mining Company LP (now known as Luminant Mining Company LLC) in favor of Alcoa Inc. due in a single installment in January 2009, as it may be adjusted pursuant to the true up mechanism contained in that certain Purchase and Sale Agreement dated August 31, 2007 with effect as of 12:01 am September 1, 2007, by and between Luminant Mining Company LLC and Alcoa Inc.

9.	Liens relating to the Master Netting, Setoff, Security and Collateral Agreement dated March 1, 2003, as amended or supplemented, among TXU Portfolio Management LP, BP Corporation North America, Inc., BP Energy Company, BP Canada Energy Company, BP Canada Energy Marketing Corp., and IG Resources, Inc.

10.	Liens relating to the Master Netting, Setoff, Security and Collateral Agreement dated March 1, 2003, as amended or supplemented, among TXU Fuel Company, BP Corporation North America, Inc., BP Energy Company, BP Canada Energy Company, BP Canada Energy Marketing Corp., and IG Resources, Inc. (aggregate value of this item #9 and the immediately preceding item #8 is approximately $270,000.00)

11.	Liens relating to the Master Netting, Setoff and Security Agreement, dated March 31, 2003, as amended or supplemented, by and between TXU Portfolio Management LP and Reliant Energy Services, Inc. (including the underlying master agreements and any transaction thereunder)($190,000.00)

12.

Tax liens covering the Three Oaks Mine in Lee and Bastrop Counties, Texas for past due property taxes being disputed by City Public Service Board, CPS Energy, an affiliate of the City of San Antonio, Texas. Sandow Power Company LLC acquired the Three Oaks Mine in August 2007. The Seller gave an indemnity against liability for the past due property taxes and related expenses.[9]

[8]

The Borrower intends to terminate the Liens described in this item but, due to time constraints, is unable to do so prior to Closing. To the Borrower’s knowledge, this concerns interests of de minimus value.

Schedule 10.2 – Page 32

13.	Call option of Cap Gemini America Inc. in respect of the Borrower and its Subsidiaries in TXU CG Holdings Company LP.

[9]	The Borrower is unable to obtain a precise amount but, to the Borrower’s knowledge, this item concerns an immaterial dollar amount.

Schedule 10.2 – Page 33

SCHEDULE 10.4

Scheduled Dispositions

None.

Schedule 10.4 – Page 34

SCHEDULE 10.5

Closing Date Investments

1.	Employee Appliance Purchase Plan (approximate $750K balance)

2.	Energy Conservation program (approximate $730K balance)

3.	Promissory Note in an amount of $1.5B dated December 22, 2005 of TXU Corp. in favor of TCEH

4.	CapGemini investment (2.9% limited partnership interest in CapGemini Energy LP)

5.	Skyonic Corporation (1.1% owned by Luminant Generation Company LLC)

6.	Payment Amount Letter Agreement dated October 1, 2007 by and between Luminant Generation Development Company LLC and Prairie State Generating Company LLC ($89.9MM seller-financing with respect to sale of two reference plant boilers).

Schedule 10.5 – Page 35

SCHEDULE 13.2

Notice Addresses

1.	If to US Holdings or the Borrower:

Address:	Treasurer, 1601 Bryan, Dallas, TX, 75201
Facsimile:	(214) 812-4097
Telephone:	(214) 812-4728

Kyle.Hein@luminant.com

HVo1@luminant.com

Michael.Garberding@txu.com

2.	If to Citibank, N.A., as Administrative Agent:

Annisa Partee

Citibank, N.A.

2 Penns Way, Suite 100

New Castle, DE 19720

Tel: (302) 894-6073

Fax: (212) 994-0961

annisa.d.partee@citi.com

AND

Neil Mahon

Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Tel: (212) 723-6614

Fax: (646) 291-1629

cornelius.p.mahon@citi.com

3.	If to Goldman Sachs Credit Partners, L.P., as Posting Agent:

Pedro Ramirez

Goldman Sachs Credit Partners, L.P.

30 Hudson Street, 17th Floor

Jersey City, NJ 07302

Tel: (917) 343-8319

Fax: (212) 428-1243

pedro.ramirez@gs.com

gsd.link@gs.com

AND

Schedule 13.2 – Page 36

Andrew Caditz

Tel: (212) 357-6240

Fax: (212) 428-1243

andrew.caditz@gs.com

AND

Alex Ullman

Tel: (212) 357-2895

Fax: (212) 428-1243

alexander.ullman@gs.com

AND

Wai Lee

Tel: (212) 357-4643

Fax: (212) 428-1243

wai.lee@gs.com

AND

Johnson Yang

Tel: (212) 357-9756

Fax: (212) 428-1243

johnson.yang@gs.com

COPY TO

AND

Margaret Vaden

Goldman, Sachs & Co.

One New York Plaza

New York, NY 10004

Tel: (212) 357-3204

Fax: (212) 428-1243

margaret.vaden@gs.com

4.	If to Citibank, N.A., as Collateral Agent:

Annisa Partee

Citibank, N.A.

2 Penns Way, Suite 100

New Castle, DE 19720

Tel: (302) 894-6073

Fax: (212) 994-0961

annisa.d.partee@citi.com

Schedule 13.2 – Page 37

AND

Neil Mahon

Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Tel: (212) 723-6614

Fax: (646) 291-1629

cornelius.p.mahon@citi.com

5.	If to Citibank, N.A., as Revolving Letter of Credit Issuer:

Annisa Partee

Citibank, N.A.

2 Penns Way, Suite 100

New Castle, DE 19720

Tel: (302) 894-6073

Fax: (212) 994-0961

annisa.d.partee@citi.com

AND

Neil Mahon

Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Tel: (212) 723-6614

Fax: (646) 291-1629

cornelius.p.mahon@citi.com

6.	If to Citibank, N.A., as Deposit Letter of Credit Issuer:

Annisa Partee

Citibank, N.A.

2 Penns Way, Suite 100

New Castle, DE 19720

Tel: (302) 894-6073

Fax: (212) 994-0961

annisa.d.partee@citi.com

AND

Neil Mahon

Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Tel: (212) 723-6614

Fax: (646) 291-1629

cornelius.p.mahon@citi.com

Schedule 13.2 – Page 38

7.	If to Citibank, N.A., as Swingline Lender:

Annisa Partee

Citibank, N.A.

2 Penns Way, Suite 100

New Castle, DE 19720

Tel: (302) 894-6073

Fax: (212) 994-0961

annisa.d.partee@citi.com

AND

Neil Mahon

Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Tel: (212) 723-6614

Fax: (646) 291-1629

cornelius.p.mahon@citi.com

AND

Lauren Owen

Citibank, N.A.

2 Penns Way, Suite 100

New Castle, DE 19720

Tel: (302) 894-6112

Fax: (212) 994-0847

lauren.owen@citi.com

8.	If to JPMorgan Chase Bank, N.A. as Letter of Credit Issuer:

Rose L. Salvacion

Loan and Agency Services Group

1111 Fannin, 10th Floor

Houston, TX 77002

Fax: (713) 427-6307

9.	J. Aron & Company, as Posting Calculation Agent:

Energy Operations

85 Broad Street, 5th Floor

New York, NY 10004

Tel: (212) 357-0326

Fax: (212) 493-9849

Schedule 13.2 – Page 39

EXHIBIT A

TO THE CREDIT AGREEMENT

FORM OF BORROWING REQUEST

To: CITIBANK, N.A., as Administrative Agent

390 Greenwich Street

New York, New York 10013

Attention:

[            ], 2007

Reference is hereby made to the Credit Agreement [to be] dated as of October [10], 2007 (the “Credit Agreement”), among Energy Future Competitive Holdings Company, a Texas corporation, Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties thereto (each a “Lender” and, collectively, the “Lenders”), Citibank, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, each other Agent thereto, including Goldman Sachs Credit Partners L.P., as Posting Agent, Posting Syndication Agent and Posting Documentation Agent, J. Aron & Company, as Posting Calculation Agent, and Citigroup Global Markets, Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Bookrunners. Terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

The Borrower hereby gives notice to the Administrative Agent that Loans under the Credit Agreement, and of the Class, Type and amount, set forth below are requested to be made on the date indicated below:

Class of Loans	Type of Loans	Interest Period	Aggregate Principal Amount	Date of Borrowings

[The Borrower has described on Schedule A attached hereto the categories of expenditures under the New Build Program that are to be funded with the proceeds of the Delayed Draw Term Loan(s) requested in the paragraph above.]1

The Borrower hereby requests that the proceeds of Loans described in this Borrowing Request be deposited in the account set forth below:

[                                      ]

[                                      ]

[                                      ]

[                                      ]

ABA: [                          ]

GLA #:[                        ]

A/C Name: [               ]

A/C Number [            ]

[Rest of page left intentionally blank]

[1]	Applicable only to Delayed Draw Term Loan(s) (other than the Borrowing on the Closing Date).

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

[Signature Page to Credit Agreement Borrowing Notice]

Schedule A

Development Spend by Major Component

$ millions

Program to date spend (Oct. ‘07)
Capex spend
Oak Grove	—
Sandow 5	—
3 Oaks Mine	—
Kosse Mine (Twin Oaks)[1]	—
Alcoa 3 Oaks Mine Purchase [2]	—
Emissions Reduction	—
Academy (operations training program)	—
Sandow 5 Bridge Power agreement [3]	—
Oak Grove Contributed Assets[4]	—
Capitalized Intangible Assets	—
Capitalized Interest	—
Other	—

Direct spend (including contributed assets)	—

Program to date spend (Oct. ‘07)
Other development spend
Texas Coal Strategy (SG&A)	—
Academy and integrated work force planning	—
Financing cost	—
Other	—

Total	—

Total Qualifying Balance	—

[1] Program to Date at Kosse Mine includes $5.4 million of 2005 capex.
[2] Excludes capex related to the secured notes payable of ~$70 mm due in 2009
[3] Impacts related to the bridge power agreement included in the contracts that secured the Sandow 5 Air Permit from Alcoa
[4] Based on the carrying value of legacy owned assets and real estate used in the Oak Grove plant development

EXHIBIT B

TO THE CREDIT AGREEMENT

GUARANTEE

GUARANTEE dated as of October 10, 2007, by each of the signatories listed on the signature pages hereto and each of the other entities that becomes a party hereto pursuant to Section 19 (the “Guarantors” and individually, a “Guarantor”), in favor of the Collateral Agent for the benefit of the Secured Parties.

W I T N E S S E T H:

WHEREAS, the Company (as defined herein) is party to the Credit Agreement, dated as of October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among Energy Future Competitive Holdings Company, a Texas corporation (“US Holdings”), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Company”), the lending institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and as Collateral Agent, and the other agents and entities party thereto, pursuant to which, among other things, the Lenders have severally agreed to make Loans and Posting Advances to the Company and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of Parent and its Subsidiaries (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein and Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements;

WHEREAS, each Guarantor (other than US Holdings) (each, a “Subsidiary Guarantor”)is a direct or indirect wholly-owned Domestic Subsidiary of the Company;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Company to make valuable transfers to the Guarantors in connection with the operation of their respective businesses;

WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Company under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Collateral Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Lenders and Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Company under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements, the Guarantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) The following terms have the following meanings:

“Guarantee Termination Date” has the meaning set forth in Section 2(e).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section references are to Sections of this Guarantee unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Guarantee.

(a) Subject to the provisions of Section 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Collateral Agent, for the ratable benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of anyone other than such Guarantor (including amounts that would become due but for operation of the automatic stay under 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).

(b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under the Bankruptcy Code or any applicable laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors.

(c) Each Guarantor further agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented fees, disbursements and other charges of one firm of counsel, and, if necessary, one firm of regulatory counsel and/or oen firm of local counsel in each appropriate jurisdiction, to the Administrative Agent and Collateral Agent (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Company of such conflict and thereafter, after receipt of the consent of the Company (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person) that may be paid or incurred by the Administrative Agent or the Collateral Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee.

(d) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Collateral Agent or any other Secured Party hereunder.

(e) No payment or payments made by the Company, any of the Guarantors, any other guarantor or any other Person or received or collected by the Collateral Agent or any other Secured Party from the Company, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments, other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until all Obligations (other than any contingent indemnity obligations not then due) are paid in full, the Commitments are terminated and no Letters of Credit shall be outstanding or all Letters of Credit shall have been Cash Collateralized or otherwise back stopped to the reasonable satisfaction of the applicable Letter of Credit Issuers (the “Guarantee Termination Date”), notwithstanding that from time to time during the term of the Credit Agreement and any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement the Credit Parties may be free from any Obligations.

(f) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Collateral Agent or any other Secured Party on account of its liability hereunder, it will notify the Collateral Agent in writing that such payment is made under this Guarantee for such purpose.

3. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Collateral Agent and the other Secured Parties, and each Subsidiary Guarantor shall remain liable to the Collateral Agent and the other Secured Parties up to the maximum liability of such Guarantor hereunder.

4. Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.

5. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such Guarantor hereby waives such rights to the extent permitted by applicable law) of the Collateral Agent or any other Secured Party against the Company or any other Guarantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Company or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Guarantee Termination Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Guarantee Termination Date, such amount shall be held by such Guarantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Obligations, whether due or to become due, in such order as the Collateral Agent may determine.

6. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Secured Cash Management Agreements, Secured Hedging Agreements, Secured Commodity Hedging Agreements, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreements, the party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of any of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Company or any Guarantor or any other person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Company or any Guarantor or any other person or any release of the Company or any Guarantor or any other person shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Further, each Guarantor expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the state of Texas, including without limitation, any rights pursuant to Rule 31, Texas Rules of Civil Procedure, Articles 1986 and 1987, Revised Civil Statutes of Texas and Chapter 34 of the Texas Business and Commerce Code.

7. Guarantee Absolute and Unconditional.

(a) Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Collateral Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee. All Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee, and all dealings between the Company and any of the Guarantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the fullest extent permitted by applicable law, each Guarantor waives diligence, promptness, presentment, protest and notice of protest, demand for payment or performance, notice of default or nonpayment, notice of acceptance and any other notice in respect of the Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Company or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Letter of Credit, any Secured Cash Management Agreement, Secured Commodity Hedging Agreement or Secured Hedging Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Collateral Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Company against the Collateral Agent or any other Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Company or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Company for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Collateral Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Company or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Collateral Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Company or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Collateral Agent and the other Secured Parties against such Guarantor.

(b) This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Guarantee Termination Date, notwithstanding that from time to time during the term of the Credit Agreement and any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement the Credit Parties may be free from any Obligations.

(c) A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released under the circumstances described in Section 13.1 of the Credit Agreement.

8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Company or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Collateral Agent without set-off or counterclaim in U.S. Dollars. Each Guarantor agrees that the provisions of Sections 5.4 and 13.19 of the Credit Agreement shall apply to such Guarantor’s obligations under this Guarantee.

10. Representations and Warranties; Covenants.

(a) Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor and in the other Credit Documents to which such Guarantor is a party, all of which are hereby incorporated herein by reference, are true and correct in all material respects as of the Closing Date (or where such representations and warranties expressly relate to an earlier date, as of such earlier date), and the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

(b) Each Guarantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that, from and after the date of this Guarantee until the Guarantee Termination Date, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or Section 10 of the Credit Agreement and so that no Default or Event of Default, is caused by any act or failure to act of such Guarantor or any of its Subsidiaries.

11. Authority of the Collateral Agent.

(a) The Collateral Agent enters into this Guarantee in its capacity as agent for the Secured Parties from time to time. The rights and obligations of the Collateral Agent under this Guarantee at any time are the rights and obligations of the Secured Parties at that time. Each of the Secured Parties has (subject to the terms of the Credit Documents) a several entitlement to each such right, and a several liability in respect of each such obligation, in the proportions described in the Credit Documents. The rights, remedies and discretions of the Secured Parties, or any of them, under this Guarantee may be exercised by the Collateral Agent. No party to this Guarantee is obliged to inquire whether an exercise by the Collateral Agent of any such right, remedy or discretion is within the Collateral Agent’s authority as agent for the Secured Parties.

(b) Each party to this Guarantee acknowledges and agrees that any changes (in accordance with the provisions of the Credit Documents) in the identity of the persons from time to time comprising the Secured Parties gives rise to an equivalent change in the Secured Parties, without any further act. Upon such an occurrence, the persons then comprising the Secured Parties are vested with the rights, remedies and discretions and assume the obligations of the Secured Parties under this Guarantee. Each party to this Guarantee irrevocably authorizes the Collateral Agent to give effect to the change in Lenders contemplated in this Section 11(b) by countersigning an Assignment and Acceptance.

12. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

13. Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission (e.g. a “pdf” or “tif” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Guarantee signed by all the parties shall be lodged with the Collateral Agent and the Company.

14. Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15. Integration. This Guarantee together with the other Credit Documents represent the agreement of each Guarantor and the Collateral Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

16. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantors and the Collateral Agent in accordance with Section 13.1 of the Credit Agreement.

(b) Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 16(a)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or any Secured Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17. Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and assigns except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Collateral Agent, except pursuant to a transfer expressly permitted by the Credit Agreement.

19. Additional Guarantors. Each Subsidiary of the Company that is required to become a party to this Guarantee pursuant to Section 9.11 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex A hereto or in such other form reasonably satisfactory to the Collateral Agent. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.

20. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

21. Submission to Jurisdiction; Waivers; Service of Process. Each Guarantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor in care of the Company at the Company’s address set forth in the Credit Agreement, and such Person hereby irrevocably authorizes and directs the Company to accept such service on its behalf;

(d) agrees that nothing herein shall affect the right of the Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Collateral Agent or any other Secured Party to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 21 any special, exemplary, punitive or consequential damages.

22. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

23. Oncor Seperateness. (a) The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges (i) the legal separateness of the Company and the Guarantors from Oncor Holdings and its Subsidiaries, (ii) that the lenders under the Oncor Credit Facility and the noteholders under Oncor and its Subsidiaries’ indentures have likely advanced funds thereunder in reliance upon the separateness of Oncor and its Subsidiaries (and in the case of the Oncor Credit Facility, Oncor Holdings, and its Subsidiaries) from the Company and the Guarantors, (iii) that Oncor Holdings and its Subsidiaries have assets and liabilities that are separate from those of TXU Corp. and its other Subsidiaries, (iv) that the Obligations owing under the Credit Documents are obligations and liabilities of the Company and the Guarantors only, and are not the obligations or liabilities of Oncor Holdings or any of its Subsidiaries, (v) that the Secured Parties shall look solely to the Company, the Guarantors and their assets, and not to any assets, or to the pledge of any assets, owned by Oncor Holdings or any of its Subsidiaries, for the repayment of any amounts payable pursuant to the Credit Documents or any Secured Cash Management

Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement and for satisfaction of any other Obligations owing to the Secured Parties under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement and (vi) that none of Oncor Holdings or its Subsidiaries shall be personally liable to the Secured Parties for any amounts payable, or any other liability, under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement.

(b) The Collateral Agent, on behalf of itself and the Secured Parties, shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver, or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against Oncor Holdings, Oncor, or any of their Subsidiaries, or against any of Oncor Holdings’s, Oncor’s, or any of their Subsidiaries’ assets. The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges and agrees that each of Oncor Holdings, Oncor, and their Subsidiaries is a third party beneficiary of the forgoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer or other representative as of the day and year first above written.

ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY

By:
Name:
Title:

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

ANNEX A TO

THE GUARANTEE

SUPPLEMENT NO. [ ] dated as of [            ] to the GUARANTEE dated as of October 10, 2007, among each of the Guarantors listed on the signature pages thereto (each such subsidiary individually, a “Guarantor” and, collectively, the “Guarantors”), and Citibank, N.A., as Collateral Agent for the benefit of the Secured Parties.

A. Reference is made to the Credit Agreement, dated as of October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among Energy Future Competitive Holdings Company, a Texas corporation (“US Holdings”), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Company”), the lending institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and as Collateral Agent, and the other agents and entities party thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee.

C. The Guarantors have entered into the Guarantee in order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuers make their respective Extensions of Credit to the Company under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements.

D. Section 9.11 of the Credit Agreement and Section 19 of the Guarantee provide that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit, and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements, and as consideration for Extensions of Credit previously made.

Accordingly, the Collateral Agent and each New Guarantor agree as follows:

SECTION 1. In accordance with Section 19 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof (or, where such representations and warranties expressly relate to an earlier date, as of such earlier date). Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor. The Guarantee is hereby incorporated herein by reference.

SECTION 2. Each New Guarantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and similar laws related to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Company and the Collateral Agent. This Supplement shall become effective as to each New Guarantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Collateral Agent.

SECTION 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each New Guarantor and the Collateral Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

as Guarantor

By:
Name:
Title:

CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

EXHIBIT C

TO THE CREDIT AGREEMENT

THIS DEED OF TRUST IS, AMONG OTHER THINGS, A FINANCING STATEMENT UNDER THE UNIFORM COMMERCIAL CODE COVERING MINERALS, TIMBER, AS-EXTRACTED COLLATERAL AND THE LIKE, ACCOUNTS RESULTING FROM THE SALE OF MINERALS, TIMBER, AS-EXTRACTED COLLATERAL AND THE LIKE, AND GOOD WHICH ARE, OR ARE TO BECOME, FIXTURES ON THE REAL/IMMOVABLE PROPERTY DESCRIBED IN EXHIBITS A, B AND C ATTACHED HERETO. THIS DEED OF TRUST IS TO BE RECORDED IN THE REAL ESTATE RECORDS AND AS A FIXTURES, TIMBER AND AS-EXTRACTED COLLATERAL FILING OF THE COUNTY IN WHICH IS SITUATED ANY OF THE REAL PROPERTY COLLATERAL COVERED HEREBY.

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

When Recorded Return to: Haynes Boone, LLP 112 East Pecan St. Suite 900 San Antonio, TX 78205 Attention: Steven A. Waters, Esq.	TO BE RECORDED IN ___________________ COUNTIES, TEXAS [NAME OF PLANT] Recorder’s Use

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

by

[NAME OF TXU GRANTOR], as Grantor

to

FIDELITY NATIONAL TITLE INSURANCE COMPANY, as Trustee

for the benefit of

CITIBANK, N.A., as Beneficiary

Dated as of October     , 2007

i

19.	NO WAIVERS, ETC.	16

20.	GOVERNING LAW, ETC.	16

21.	DUTY OF BENEFICIARY; AUTHORITY OF BENEFICIARY	17

22.	LAST DOLLARS SECURED; PRIORITY	17

23.	ENFORCEMENT EXPENSES; INDEMNIFICATION	18

24.	RELEASE	18

25.	SUBSTITUTE TRUSTEE	19

26.	INDEMNIFICATION OF TRUSTEE	19

27.	ACCEPTANCE BY TRUSTEE	20

28.	ENTIRE AGREEMENT	20

29.	MATURITY OF OBLIGATIONS	20

30.	EVIDENCE OF INSURANCE	20

31.	FUTURE ADVANCES	20

32.	MULTIPLE GRANTORS	20

33.	ONCOR SEPARATENESS	21

34.	MORTGAGED LEASES	21

EXHIBIT A Owned Land

EXHIBIT B Mortgaged Leases and Mortgaged Leased Land

EXHIBIT C Easements and Easement Land

EXHIBIT D Certificates of Adjudication and Other Water Rights

ii

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

This Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (this “Deed of Trust”) executed to be effective as of October 10, 2007, by [NAME OF OWNER OF PLANT AND STATE AND TYPE OF ENTITY] (“Grantor”), having an organizational identification number of                          and an office at do TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, to FIDELITY NATIONAL TITLE INSURANCE COMPANY, as Trustee (“Trustee”), whose address is do Alamo Title Insurance Company, 10010 San Pedro, Suite 440, San Antonio, Texas 78216 (Attention: Stanley Keeton), and its substitutes or successors, for the benefit of CITIBANK, NA., a national banking association, as Collateral Agent under the hereinafter described Credit Agreement, (“Beneficiary”), whose address is 390 Greenwich Street, New York, NY 10013.

RECITALS

1. TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (“Borrower”), ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY, a Texas corporation (“US Holdings”), the lending institutions from time to time parties thereto (each a “Lender” and collectively, the “Lenders”), CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer, GOLDMAN SACHS CREDIT PARTNERS L.P., as Posting Agent, Posting Syndication Agent and Posting Documentation Agent, J. ARON & COMPANY, as Posting Calculation Agent, JPMORGAN CHASE BANK, N.A., as Syndication Agent and Revolving Credit Issuer, CREDIT SUISSE, GOLDMAN SACHS CREDIT PARTNERS L.P., LEHMAN COMMERCIAL PAPER INC. and MORGAN STANLEY SENIOR FUNDING INC., as Co-Documentation Agents, CITIGROUP GLOBAL MARKETS INC., JPMORGAN SECURITIES, INC., GOLDMAN SACHS CREDIT PARTNERS L.P., LEHMAN BROTHERS INC., MORGAN STANLEY SENIOR FUNDING, INC., and CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arrangers and Bookrunners, and GOLDMAN SACHS CREDIT PARTNERS L.P., as Posting Lead Arranger and Bookrunner, have entered into the Credit Agreement dated October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”; which term shall include and refer to any increase in the amount of the Obligations under the Credit Agreement), pursuant to which (a) the Lenders have severally agreed to make Loans to Borrower and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of Borrower (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein, (b) one or more Cash Management Banks may from time to time enter into Secured Cash Management Agreements and (c) one or more Hedge Banks may from time to time enter into Secured Hedging Agreements.

2. Certain subsidiaries of Borrower, including Grantor, have agreed to guarantee all of Borrower’s obligations under the Credit Agreement pursuant to the Guarantee dated as of even date herewith in favor of the Administrative Agent for the benefit of the Agents and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the other Credit Documents (the “Guarantee”). Grantor is a Subsidiary Guarantor.

3. Grantor acknowledges that it will derive substantial direct and indirect benefit from the Extensions of Credit, the transactions under the Secured Cash Management Agreements and the transactions under the Secured Hedging Agreements and has agreed to secure its obligations with respect thereto pursuant to this Deed of Trust.

AGREEMENT

In consideration of the premises and to induce Beneficiary, the Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement, to induce the Cash Management Banks to enter into Secured Cash Management Agreements and to induce each Hedge Bank to enter into Secured Hedging Agreements, Grantor hereby agrees with Beneficiary, for the ratable benefit of the Secured Parties, as follows:

1.	DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Excluded Property” means “Excluded Property”, “Excluded Lease Rights” and other personal property to the extent (and only to the extent) excluded from the grant of the security interest pursuant to the proviso at the end of Section 2(a) of the Security Agreement or excluded in the definitions of the items constituting “Collateral” under the Security Agreement.

“Mortgaged Property” means: (1) the real property described in Exhibit A, together with any greater estate therein as hereafter may be acquired by Grantor (the “Land”); (2) the tenant’s or lessee’s interests (the “Leasehold Estate”) created by any lease or sublease (as amended to date and as amended, amended and restated, supplemented, renewed or otherwise modified from time to time in accordance with the provisions of this Deed of Trust, the “Mortgaged Leases”), described in Exhibit B, which Exhibit B describes the properties demised under each such Mortgaged Lease (the “Mortgaged Leased Land”); (3) all buildings, structures and other improvements, now or at any time situated, placed or constructed upon the Land, and all of Grantor’s interests in any buildings, structures and other improvements, now or at any time situated, placed or constructed upon the Mortgaged Leased Land or the Easement Land (but in each case excluding any portion thereof (the “Unbundled Exception Portion”) conveyed to TXU Electric Delivery Company [or TXU Mining Company] in Special Warranty Deed dated effective as of January 1, 2002 conveying the Land to TXU Generation Company LP, together with any greater estate therein as hereafter may be acquired by Grantor (the “Improvements”), (4) all goods that constitute fixtures under the UCC that are installed in or attached to the Land, the Mortgaged Leased Land, the Easement Land or the Improvements (the “Fixtures”); (5) Grantor’s interest in any and all now existing or hereafter acquired easements and rights-of-way, including, without limitation, those described in Exhibit C hereto (as amended to date and as amended, amended and restated, supplemented, renewed or otherwise modified from time to time in accordance with the provisions of this Deed of Trust, the “Easement Rights”), with the real property interest covered thereby, including, without limitation, those described in Exhibit C being herein called the “Easement Land”; (6) Grantor’s interest in, to and under all now existing or hereafter acquired certificates of adjudication, water rights permits, water rights agreements and similar agreements, including, without limitation, those described in Exhibit D (as amended to date and as amended, amended and restated, supplemented, renewed or otherwise Modified

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from time to time in accordance with the provisions of this Deed of Trust, the “Water Rights”); (7) Grantor’s interest in, to and under all, whether now existing or hereafter acquired, leases, subleases, licenses, concessions, occupancy agreements or other agreements which grant to a Person other than Grantor a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (as amended to date and as amended, amended and restated, supplemented, renewed or otherwise modified from time to time in accordance with the provisions of this Deed of Trust, the “Leases”); (8) Grantor’s interest in and to all of the rents, revenues, income, proceeds, profits, security and other types of deposits, and other benefits paid or payable by parties to the Leases other than Grantor for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (in each case whether now existing or hereafter acquired, the “Rents”); (9) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, and all right, title and interest, if any, of Grantor in and to any streets, ways, alleys, strips or gores of land adjoining the Land, the Mortgaged Leased Land, the Easement Land or any part thereof, in each case whether now or hereafter existing; (10) Grantor’s interest in and to all timber to be cut and mineral, coal, lignite, oil and gas rights now or hereafter acquired and relating to all or any part of the Mortgaged Property; (11) any awards, remunerations, reimbursements, settlements or compensation heretofore made to Grantor or hereafter to be made to Grantor by any governmental authority pertaining to the Land, Improvements or Fixtures; and (12) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof. The term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above items or any interest therein. The Mortgaged Property does not include any Excluded Property.

“Obligations” has the meaning given to it in the Credit Agreement.

“Owned Land” means the portion of the Land fee simple title to which is owned by Grantor.

“Permitted Liens” means: (1) Liens permitted by Section 10.2 of the Credit Agreement; and (2) in any event, any title exceptions shown in the mortgagee policy of title insurance issued or to be issued by Fidelity National Title Insurance Company to the Beneficiary with respect to the Mortgaged Property in accordance with the provisions of the Credit Agreement (the “Title Policy”).

“Real Estate” means the Owned Land, the Mortgaged Leased Land, the Easement Land and the Improvements and Fixtures located thereon.

“UCC” means the Uniform Commercial Code as in effect in the State of Texas, as amended from time to time.

“Warranty Property” means: (i) the Land described in Exhibit A (the “Warranty Land”); (ii) the Leasehold Estate described in Exhibit B (the “Warranty Leasehold Estate”); (iii) the Easement Rights described in Exhibit C (the “Warranty Easement Rights”); (iv) all buildings, structures and other improvements now located on the Warranty Land, excluding the Unbundling Exception Portion (the “Warranty Fee Improvements”); (v) the buildings, structures and other improvements now located on the Mortgaged Leased Land, excluding the reversionary interest

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therein of the landlord of the Mortgaged Lease or its successor in interest as owner of the Mortgaged Leased Land (the “Warranty Leasehold Improvements”); (vi) the buildings, structures and other improvements now located on the Easement Land, excluding the reversionary interest therein of the grantor of the Easement Rights or its successor in interest as owner of the Easement Land (the “Warranty Easement Improvements”); (vii) all goods that constitute fixtures under the UCC that are now installed in or attached to the Warranty Land, the Mortgaged Leased Land, the Easement Land or the Improvements, subject to the exclusions in clauses (iv), (v) and (vi) of this definition (the “Warranty Fixtures”); and (viii) the Water Rights derived from each certificate of adjudication described in Exhibit D (the “Warranty Water Rights”).

In addition:

(a) All capitalized terms used in this Deed of Trust but not defined herein shall have the meanings given to them in the Credit Agreement;

(b) The words “hereof, “herein”, “hereto” and “hereunder” and words of similar import when used in this Deed of Trust shall refer to this Deed of Trust as a whole and not to any particular provision of this Deed of Trust, and Section, subsection and Schedule references are to this Deed of Trust unless otherwise specified;

(c) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(d) Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Deed of Trust shall be used interchangeably in singular or plural form and the word “Grantor” shall mean “each Grantor or any subsequent owner or owners of the Mortgaged Property or any part thereof or interest therein,” the word “Beneficiary” shall mean “Beneficiary or any successor agent for the Lenders,” the word “Trustee” shall mean “Trustee and any successor trustee hereunder,” the word “person” shall include any individual, corporation, partnership, limited liability company, trust, unincorporated association, government, governmental authority, or other entity, and the words “Mortgaged Property” shall include any portion of the Mortgaged Property or interest therein. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. The captions in this Deed of Trust are for convenience of reference only and in no way limit or amplify the provisions hereof.

2.	GRANT

For the ratable benefit of the Secured Parties and to secure the full and timely payment and performance of the Obligations, Grantor MORTGAGES, GRANTS, BARGAINS, SELLS and CONVEYS, to Trustee, IN TRUST, WITH POWER OF SALE, the Mortgaged Property, subject, however, only to Permitted Liens; TO HAVE AND TO HOLD the Mortgaged Property together with the rights, privileges and appurtenances thereto belonging to Trustee and to its substitutes or successors, forever; and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property, subject to Permitted Liens, unto Trustee and to its substitutes or successors against the claim or claims of every person whomsoever lawfully claiming or to claim the same or any part thereof.

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TO HAVE AND TO HOLD the Mortgaged Property unto the Trustee and/or Beneficiary, their respective successors and assigns for the uses and purposes set forth, until the Obligations are fully paid and performed, provided, however, that the condition of this Deed of Trust is such that if the Obligations are fully paid and performed in accordance with the provisions of the Credit Agreement, then the estate hereby granted shall cease, terminate and become void but shall otherwise remain in full force and effect.

3.	WARRANTIES, REPRESENTATIONS AND COVENANTS

Grantor warrants, represents and covenants to Trustee as follows:

3.1 Title to Mortgaged Property and Lien of this Instrument. Grantor warrants that Grantor has good title in fee simple in and to the Warranty Land, a valid leasehold estate under the Mortgaged Leases described in Exhibit B, a valid easement estate under the Warranty Easements Rights, and good title to the Warranty Fee Improvements, the Warranty Leasehold Improvements and the Warranty Easement Improvements, the Warranty Fixtures and the Warranty Water Rights, and upon acquisition thereof by Grantor, will have good title in fee simple, lease-: hold or easement estate, as applicable, in the portion of the Mortgage Property hereafter acquired by Grantor, in each case free and clear of any Liens except for Permitted Liens, except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect. This Deed of Trust creates valid, enforceable first priority liens and security interests against the Mortgaged Property, subject to Permitted Liens, and upon recording of this Deed of Trust in the real property records of the county or counties in which the Mortgaged Property is situated and this Deed of Trust being indexed as a fixture, timber and as-extracted collateral filing in such records, this Deed of Trust will create and constitute a valid and enforceable first priority mortgage Lien on and UCC security interest in the portion of the Mortgaged Property that is fixtures, timber to be cut and as-extracted collateral, subject to Permitted Liens. Grantor shall preserve and protect the Lien (including the priority thereof) and security interest of this Deed of Trust and the other Security Documents insofar as they refer to the Mortgaged Property, subject only to Permitted Liens, to the extent necessary to avoid causing a Material Adverse Effect.

3.2 Payment of Obligations. Grantor shall pay and perform the Obligations at the times and places and in the manner specified in the Credit Documents.

3.3 Requirements. Grantor shall comply with all covenants, restrictions and conditions now or later of record which may be applicable to any of the Mortgaged Property, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of any of the Mortgaged Property, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.

3.4 Payment of Taxes and Other Impositions.

(a) Except as may be permitted by the Credit Agreement, Grantor shall, prior to the date on which any fine, penalty, interest or cost may be added thereto or imposed, pay and

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discharge all taxes, charges and assessments of every kind and nature, all charges for any easement or agreement maintained for the benefit of any of the Real Estate, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, all vault taxes and all other public charges even if unforeseen or extraordinary, imposed upon or assessed against or that may become a material lien on any of the Real Estate, or arising in respect of the occupancy, use or possession thereof, together with any penalties or interest on any of the foregoing (all of the foregoing are collectively referred to herein as the “Impositions”), except where the validity or amount thereof is being contested in good faith and by proper proceedings, so long as Grantor maintains adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect. If by law any Imposition may be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Grantor may elect to pay such Imposition in such installments and shall be responsible for the payment of such installments with interest, if any.

(b) Nothing herein shall affect any right or remedy of Trustee or Beneficiary under this Deed of Trust or otherwise, following the occurrence and during the continuance of an Event of Default, without notice or demand to Grantor, to pay any Imposition after the date such Imposition shall have become delinquent, and add to the Obligations the amount so paid, together with interest from the time of payment at the Default Rate. Any sums paid by Trustee or Beneficiary in discharge of any Impositions shall be (i) a lien on the Premises secured hereby. prior to any right or title to, interest in, or claim upon the Premises subordinate to the lien of this Deed of Trust, and (ii) payable on demand by Grantor to Trustee or Beneficiary, as the case may be, together with interest at the Default Rate.

3.5 Insurance. Mortgagor will keep or cause to be kept the Mortgaged Property insured against such risks and shall purchase such additional insurance to the extent that is required from time to time pursuant to Section 9.3 of the Credit Agreement.

3.6 Restrictions on Liens and Encumbrances. Except for the lien of this Deed of Trust and the Permitted Liens, Grantor shall not further mortgage, nor otherwise encumber the Mortgaged Property nor create or suffer to exist any lien, charge or encumbrance on the Mortgaged Property, or any part thereof, whether superior or subordinate to the lien of this Deed of Trust and whether recourse or non-recourse.

3.7 Due on Sale and Other Transfer Restrictions. Except as expressly permitted under the Credit Agreement or herein, Grantor shall not sell, transfer, convey or assign all or any portion of, or any interest in, the Mortgaged Property.

3.8 Condemnation/Eminent Domain. Promptly upon obtaining knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property, or any material portion thereof, Grantor will notify Beneficiary of the pendency of such proceedings. All awards and proceeds relating to such condemnation shall be deemed proceeds from a Recovery Prepayment Event and applied in the manner specified in the Credit Agreement.

3.9 Leases. Except as expressly permitted under the Credit Agreement, Grantor shall not (a) execute an assignment or pledge of any Lease relating to all or any portion of the

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Mortgaged Property other than in favor of Beneficiary, or (b) execute or permit to exist any Lease (other than a Lease of the type described in clause (k) of the definition of Permitted Liens) of any of the Mortgaged Property.

3.10 Further Assurances. To the extent required under the terms of the Credit Agreement, to further assure Beneficiary’s rights under this Deed of Trust, Grantor agrees promptly upon demand of Beneficiary to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Mortgaged Property and a separate assignment of each Lease in recordable form) as may be reasonably required by Beneficiary to confirm the lien of this Deed of Trust and all other rights or benefits conferred on Beneficiary by this Deed of Trust.

3.11 Beneficiary’s Right to Perform. Upon the occurrence and during the continuance of an Event of Default, Beneficiary or Trustee, may, at any time upon 5 days’ notice to Grantor (but shall be under no obligation to) pay or perform any delinquent obligations of Grantor hereunder, and the amount or cost thereof, with interest at the Default Rate, shall immediately be due from Grantor to Beneficiary or Trustee (as the case may be) and the same shall be secured by this Deed of Trust and shall be a lien on the Mortgaged Property prior to any right, title to, interest in, or claim upon the Mortgaged Property attaching subsequent to the lien of this Deed of Trust. No payment or advance of money by Beneficiary or Trustee under this Section shall be deemed or construed to cure Grantor’s default or waive any right or remedy of Beneficiary or Trustee.

4.	LIMITATION ON AMOUNT OBLIGATED; CONTRIBUTION BY OTHER PERSONS

Anything contained in this Deed of Trust to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court or competent jurisdiction to be applicable to the obligations of Grantor under this Deed of Trust, such obligations shall be limited to the maximum aggregate amount that would not render Grantor’s obligations under this Deed of Trust subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of Grantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws, and giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification, or contribution of Grantor pursuant to applicable law or pursuant to the terms of any agreement.

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5.	REMEDIES

(a) Upon the occurrence and during the continuance of any Event of Default, Beneficiary may immediately take such action, without notice or demand, as it deems advisable to protect and enforce its rights against Grantor and in and to the Mortgaged Property, including, but not limited to, the following actions, each of which may be pursued concurrently or otherwise, at such time and in such manner as Trustee or Beneficiary (as the case may be) may determine, in its sole discretion, without impairing or otherwise affecting the other rights and remedies of Beneficiary:

(i) Upon the occurrence and during the continuance of an Event of Default, Trustee is hereby authorized and empowered to sell or offer for sale at one or more sales, as an entirety or in parcels, as Trustee may elect, all or any part of the Mortgaged Property located in the State of Texas, with or without having first taken possession of same, to the highest bidder for cash at public auction. Such sale or sales shall be made at the courthouse of the county in Texas in which the Mortgaged Property or any part thereof is situated, as herein described, between the hours of 10:00 a.m. and 4:00 p.m. on the first Tuesday of any month, beginning within three (3) hours of the time provided in the notices described herein. Trustee shall post a written or printed notice or notices of the place, earliest time at which the sale will begin and the terms of said sale, and the portion of the Mortgaged Property to be sold, for at least twenty-one (21) days preceding the date of the sale, at the courthouse door of said county in which the sale is to be made; and if such Mortgaged Property lies in more than one county, one such notice of sale shall be posted at the courthouse door of each county in which such Mortgaged Property is situated and such Mortgaged Property may be sold at the area designated by the commissioners court of any one of such counties, and the notice so posted shall designate in which county such property shall be sold. In addition to such posting of notice, Beneficiary, Trustee or the other holder of the secured indebtedness (or some person or persons acting for the Trustee, Beneficiary, or other such holder) shall, at least twenty-one (21) days preceding the date of sale, file a copy of such notice(s) in the office of the county clerk in each of such counties and serve or cause to be served written notice of the proposed sale by certified mail on Grantor and on each other party, if any, obligated to pay the secured indebtedness according to the records of Beneficiary. Service of such notice shall be completed upon deposit of the notice, enclosed in a postpaid wrapper properly addressed to Grantor and such other parties at their most recent address or addresses as shown by the records of Beneficiary, in a post office or official depository under the care and custody of the United States Postal Service. The affidavit of any person having knowledge of the facts to the effect that such a service was completed shall be prima facie evidence of the fact of service. Grantor agrees that no notice of any sale, other than as set out in this paragraph, need be given by Trustee, Beneficiary, or any other person. Grantor authorizes and empowers Trustee to sell the Mortgaged Property in lots or parcels or in its entirety as Trustee shall deem expedient; and to execute and deliver to the purchaser or purchasers thereof good and sufficient deeds of conveyance thereto, with evidence of general warranty by Grantor. Trustee may postpone the sale of all or any part of the Mortgaged Property by public announcement at the time and place of such sale, and from time to time thereafter may further postpone such sale by public announcement made at the time of sale fixed by the preceding postponement. The right of sale hereunder shall not be exhausted by one or any sale, and Trustee may make other and successive sales until all of the trust estate be legally sold. The provisions hereof with respect to the posting and giving of notices of sale are intended to comply with the provisions of Section 51.002 of the Texas Property Code as in effect on the date hereof, and in the event that the requirements of Section 51.002 of the Texas Property Code shall be modified or repealed in the future, by amendment, superceding statute or otherwise, and such amendment, statute or other action applies to the enforcement of pre-existing instruments, then the terms of this Section shall be deemed to be modified accordingly, effective as of the effective date of such modification or repeal;

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(ii) Beneficiary may, to the extent permitted by applicable law, (A) institute and maintain an action of mortgage foreclosure against all or any part of the Mortgaged Property, (B) institute and maintain an action on the Credit Documents, or (C) take such other action at law or in equity for the enforcement of this Deed of Trust or any of the Credit Documents as the law may allow. Beneficiary may proceed in any such action to final judgment and execution thereon for all sums due hereunder, together with interest thereon at the Default Rate and all costs of suit, including, without limitation, reasonable attorneys’ fees and disbursements. Interest at the Default Rate, to the extent permitted by applicable law, shall be due on any judgment obtained by Beneficiary from the date of judgment until actual payment is made of the full amount of the judgment; and

(iii) Beneficiary may personally, or by its agents, attorneys and employees and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral as security for the Obligations enter into and upon the Mortgaged Property and each and every part thereof and exclude Grantor and its agents and employees therefrom without liability for trespass, damage or otherwise (Grantor hereby agreeing to surrender possession of the Mortgaged Property to Beneficiary upon demand at any such time) and use, operate, manage, maintain and control the Mortgaged Property and every part thereof. Following such entry and taking of possession, Beneficiary shall be entitled, without limitation, (x) to lease all or any part or parts of the Mortgaged Property for such periods of time and upon such conditions as Beneficiary may, in its discretion, deem proper, (y) to enforce, cancel or modify any Lease and (z) generally to execute, do and perform any other act, deed, matter or thing concerning the Mortgaged Property as Beneficiary shall deem appropriate as fully as Grantor might do.

(b) In case of a foreclosure sale, the Real Estate may be sold, at Trustee’s election, in one parcel or in more than one parcel and Trustee is specifically empowered (without being required to do so, and in its sole and absolute discretion) to cause successive sales of portions of the Mortgaged Property to be held.

(c) In the event of any breach of any of the covenants, agreements, terms or conditions contained in this Deed of Trust, Beneficiary, and to the extent permitted by applicable law and principles of equity, shall be entitled to enjoin such breach and obtain specific performance of any covenant, agreement, term or condition and Beneficiary shall have the right to invoke any equitable right or remedy as though other remedies were not provided for in this Deed of Trust.

(d) It is agreed that if an Event of Default shall occur and be continuing, any and all proceeds of the Mortgaged Property received by Trustee or Beneficiary shall be held by Trustee for the Beneficiary for the benefit of the Secured Parties or by the Beneficiary for the benefit of the Secured Parties as collateral security for the Obligations (whether matured or unmatured), and shall be applied in payment of the Obligations in the manner set forth in Section 5.4 of the Security Agreement.

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6.	RIGHT OF BENEFICIARY TO CREDIT SALE

Upon the occurrence of any sale made under this Deed of Trust, whether made under the power of sale or by virtue of judicial proceedings or of a judgment or decree of foreclosure and sale, Beneficiary may bid for and acquire the Mortgaged Property or any part thereof. In lieu of paying cash therefor, Beneficiary may make settlement for the purchase price by crediting upon the Obligations or other sums secured by this Deed of Trust, the net sales price after deducting therefrom the expenses of sale and the cost of the action and any other sums which Beneficiary is authorized to deduct under this Deed of Trust. In such event, this Deed of Trust, the Credit Agreement, the Security Agreement and all other documents evidencing expenditures secured hereby may be presented to the person or persons conducting the sale in order that the amount so used or applied may be credited upon the Obligations as having been paid.

7.	APPOINTMENT OF RECEIVER

If an Event of Default shall have occurred and be continuing, Beneficiary as a matter of right and without notice to Grantor, unless otherwise required by applicable law, and without regard to the adequacy or inadequacy of the Mortgaged Property or any other collateral or the interest of Grantor therein as security for the Obligations, shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers of the Mortgaged Property, without requiring the posting of a surety bond, and without reference to the adequacy of the value of the Mortgaged Property or the solvency or insolvency of Grantor or any other party obligated for payment of all or any part of the Obligations, and whether or not waste has occurred with respect to the Mortgaged Property, and Grantor hereby irrevocably consents to such appointment and waives notice of any application therefor (except as may be required by law). Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Beneficiary in case of entry as provided in this Deed of Trust, including, without limitation and to the extent permitted by law, the right to enter into leases of all or any part of the Mortgaged Property, and shall continue as such and exercise all such powers until the date of confirmation of sale of the Mortgaged Property unless such receivership is sooner terminated.

8.	EXTENSION, RELEASE, ETC

(a) Without affecting the lien or charge of this Deed of Trust upon any portion of the Mortgaged Property not then or theretofore released as security for the full amount of the Obligations, Beneficiary may, from time to time and without notice, agree to (i) release any person liable for the indebtedness borrowed or guaranteed under the Credit Documents, (ii) extend the maturity or alter any of the terms of the indebtedness borrowed or guaranteed under the Credit Documents or any other guaranty thereof, (iii) grant other indulgences, (iv) release or reconvey, or cause to be released or reconveyed at any time at Beneficiary’s option any parcel, portion or all of the Mortgaged Property, (v) take or release any other or additional security for any obligation herein mentioned, or (vi) make compositions or other arrangements with debtors in relation thereto.

(b) No recovery of any judgment by Beneficiary and no levy of an execution under any judgment upon the Mortgaged Property or upon any other property of Grantor shall affect the lien of this Deed of Trust or any liens, rights, powers or remedies of Beneficiary hereunder, and such liens, rights, powers and remedies shall continue unimpaired.

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(c) If Beneficiary shall have the right to foreclose this Deed of Trust or to direct the Trustee to exercise its power of sale, Grantor authorizes Beneficiary at its option to foreclose the lien of this Deed of Trust (or direct the Trustee to sell the Mortgaged Property, as the case may be) subject to the rights of any tenants of the Mortgaged Property. The failure to make any such tenants parties defendant to any such foreclosure proceeding and to foreclose their rights, or to provide notice to such tenants as required in any statutory procedure governing a sale of the Mortgaged Property, or to terminate such tenant’s rights in such sale will not be asserted by Grantor as a defense to any proceeding instituted by Beneficiary to collect the Obligations or to foreclose the lien of this Deed of Trust.

(d) Unless expressly provided otherwise, in the event that Beneficiary’s interest in this Deed of Trust and title to the Mortgaged Property or any estate therein shall become vested in the same person or entity, this Deed of Trust shall not merge in such title but shall continue as a valid lien on the Mortgaged Property for the amount secured hereby.

9.	SECURITY AGREEMENT UNDER UNIFORM COMMERCIAL CODE; FIXTURE FILING

(a) is the intention of the parties hereto that this Deed of Trust shall constitute a “security agreement” within the meaning of the UCC. To that end, Grantor hereby grants to Trustee and Beneficiary, for the ratable benefit of the Secured Parties, a security interest in the Fixtures, Leases, Rents, timber to be cut and as-extracted collateral, all to secure payment and performance of the Obligations. If an Event of Default shall occur and be continuing, then in addition to having any other right or remedy available at law or in equity, Beneficiary shall have the option of either (i) proceeding under the UCC and exercising such rights and remedies as may be provided to a secured party by the UCC with respect to all or any portion of the Mortgaged Property that is personal property (including, without limitation, taking possession of and selling such property) or (ii) treating such property as real property and proceeding with respect to both the real and personal property constituting the Mortgaged Property in accordance with Beneficiary’s rights, powers and remedies with respect to the Real Estate (in which event the default provisions of the UCC shall not apply). If Beneficiary shall elect to proceed under the UCC, then ten (10) days’ notice of sale of the personal property shall be deemed reasonable notice and the reasonable expenses of retaking, holding, preparing for sale, selling and the like incurred by Beneficiary shall include, but not be limited to, attorneys’ fees and legal expenses. At Beneficiary’s request, Grantor shall assemble the personal property and make it available to Beneficiary at a place designated by Beneficiary Which is reasonably convenient to both parties.

(b) Certain portions of the Mortgaged Property are or will become “fixtures”, “timber to be cut” or “as-extracted collateral” (as defined in the UCC) on the Owned Land, the Mortgage Leased Land, the Easement Land or the Improvements located thereon, and this Deed of Trust, upon being filed for record in the real estate records of the county wherein such fixtures, timber to be cut or as-extracted collateral are situated, shall operate also as a financing statement filed as a fixture filing in accordance with the applicable provisions of said UCC upon such portions of the Mortgaged Property that are or become fixtures. The Land, Mortgaged Leased Land and

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Easement Land to which the fixtures relate is described in Exhibit A, Exhibit B and Exhibit C respectively hereto. The record owner of (i) the Land described in Exhibit A hereto is the Grantor, (ii) the Mortgaged Leased Land described in Exhibit B hereto is the landlord under the Mortgaged Leases described in such exhibit or its successor in interest as owner of the Mortgaged Leased Land, and (iii) the Easement Land described in Exhibit C hereto is grantor of the Easement Rights described in such exhibit or its successor in interest as owner of the Easement Land. The name, type of organization and jurisdiction of organization of the debtor for purposes of this financing statement are the name, type of organization and jurisdiction of organization of the Grantor set forth in the first paragraph of this Deed of Trust, and the name of the secured party for purposes of this financing statement is the name of the Beneficiary set forth in the first paragraph of this Deed of Trust. The mailing address of the Grantor/debtor is the address of the Grantor set forth in the first paragraph of this Deed of Trust. The mailing address of the Beneficiary/secured party from which information concerning the security interest hereunder may be obtained is the address of the Beneficiary set forth in the first paragraph of this Deed of Trust. Grantor’s organizational identification number is set forth in the first paragraph of this Deed of Trust.

10.	ASSIGNMENT OF RENTS

(a) Grantor hereby assigns to Beneficiary the Rents as further security for the payment of and performance of the Obligations, and Grantor grants to Beneficiary the right to enter the Mortgaged Property for the purpose of collecting the same and to let the Mortgaged Property or any part thereof, and to apply the Rents on account of the Obligations. The foregoing assignment and grant is present and absolute and shall continue in effect until the Obligations are fully paid and performed, but Beneficiary hereby waives the right to enter the Mortgaged Property for the purpose of collecting the Rents and Grantor shall be entitled to collect, receive, use and retain the Rents unless an Event of Default has occurred and for so long as such Event of Default continues; such right of Grantor to collect, receive, use and retain the Rents may be revoked by Beneficiary upon the occurrence and during the continuance of any Event of Default by giving not less than five days’ written notice of such revocation to Grantor. In the event such notice is given, Grantor shall pay over to Beneficiary, or to any receiver appointed to collect the Rents, any lease security deposits, and shall pay monthly in advance to Beneficiary, or to any such receiver, the fair and reasonable rental value as determined by Beneficiary for the use and occupancy of such part of the Mortgaged Property as may be in the possession of Grantor or any affiliate of Grantor, and upon default in any such payment Grantor and any such affiliate will vacate and surrender the possession of the Mortgaged Property to Beneficiary or to such receiver, and in default thereof may be evicted by summary proceedings or otherwise. Grantor shall not accept prepayments of installments of Rent to become due for a period of more than one month in advance (except for security deposits and estimated payments of percentage rent, if any).

(b) Grantor has not affirmatively done any act that would prevent Beneficiary from, or limit Beneficiary in, acting under any of the provisions of the foregoing assignment.

(c) Except for any matter disclosed in the Credit Agreement, no action has been brought or, so far as is known to Grantor, is threatened, that would interfere in any way with the right of Grantor to execute the foregoing assignment and perform all of Grantor’s obligations contained in this Section and in the Leases.

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11.	ADDITIONAL RIGHTS

The holder of any subordinate lien or subordinate deed of trust on the Mortgaged Property shall have no right to terminate any Lease whether or not such Lease is subordinate to this Deed of Trust nor shall Grantor consent to any holder of any subordinate lien or subordinate deed of trust joining any tenant under any Lease in any trustee’s sale or action to foreclose such subordinate lien or modify, interfere with, disturb or terminate the rights of any tenant under any Lease. By recordation of this Deed of Trust all subordinate lienholders and the trustees and beneficiaries under subordinate mortgages are subject to and notified of this provision, and any action taken by any such lienholder or beneficiary contrary to this provision shall be null and void. Any such application shall not be construed to cure or waive any Default or Event of Default or invalidate any act taken by Beneficiary on account of such Default or Event of Default.

12.	NOTICES

All notices, requests and demands to or upon the Beneficiary or the Grantor hereunder shall be effected in the manner provided for in Section 13.2 of the Credit Agreement; provided that any such notice, request or demand to or upon Grantor shall be addressed to Grantor at its address set forth above.

13.	NO ORAL MODIFICATION

This Deed of Trust may not be amended, supplemented or otherwise modified except in accordance with the provisions of Section 13.1 of the Credit Agreement. Any agreement made by Grantor and Beneficiary after the date of this Deed of Trust relating to this Deed of Trust shall be superior to the rights of the holder of any intervening or subordinate lien or encumbrance. Trustee’s execution of any written agreement between Grantor and Beneficiary shall not be required for the effectiveness thereof as between Grantor and Beneficiary.

14.	PARTIAL INVALIDITY

In the event any one or more of the provisions contained in this Deed of Trust shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, but each shall be construed as if such invalid, illegal or unenforceable provision had never been included. Notwithstanding anything to the contrary contained in this Deed of Trust or in any provisions of any Credit Document, the obligations of Grantor and of any other obligor under any Credit Documents shall be subject to the limitation that Beneficiary shall not charge, take or receive, nor shall Grantor or any other obligor be obligated to pay to Beneficiary, any amounts constituting interest in excess of the maximum rate permitted by law to be charged by Beneficiary.

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15.	GRANTOR’S WAIVER OF RIGHTS

(a) Grantor hereby voluntarily and knowingly releases and waives any and all rights to retain possession of the Mortgaged Property upon the occurrence and during the continuance of an Event of Default and any and all rights of redemption from sale under any order or decree of foreclosure (whether full or partial), pursuant to rights, if any, therein granted, as allowed under any applicable law, on its own behalf, on behalf of all persons claiming or having an interest (direct or indirectly) by, through or under Grantor and on behalf of each and every person acquiring any interest in the Mortgaged Property subsequent to the date hereof, it being the intent hereof that any and all such rights of redemption of Grantor and all such other persons are and shall be deemed to be hereby waived to the fullest extent permitted by applicable law or replacement statute. To the fullest extent permitted by applicable law, Grantor shall not invoke or utilize any such law or laws or otherwise hinder, delay, or impede the execution of any right, power, or remedy herein or otherwise granted or delegated to Beneficiary, but shall permit the execution of every such right, power, and remedy as though no such law or laws had been made or enacted.

(b) To the fullest extent permitted by law, Grantor waives the benefit of all laws now existing or that may subsequently be enacted providing for (i) any appraisement before sale of any portion of the Mortgaged Property, (ii) any extension of the time for the enforcement of the collection of the Obligations or the creation or extension of a period of redemption from any sale made in collecting such debt and (iii) exemption of the Mortgaged Property from attachment, levy or sale under execution or exemption from civil process. To the full extent Grantor may do so, Grantor agrees that Grantor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, exemption, extension or redemption, or requiring foreclosure of this Deed of Trust before exercising any other remedy granted hereunder and Grantor, for Grantor and its successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by law, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, notice of election to mature (except as expressly provided in the Credit Agreement) or declare due the whole of the secured indebtedness and marshalling in the event of exercise by Trustee or Beneficiary of the foreclosure rights, power of sale, or other rights hereby created.

16.	REMEDIES NOT EXCLUSIVE

Beneficiary and Trustee shall be entitled to enforce payment and performance of the Obligations and to exercise all rights and powers under this Deed of Trust or under any of the other Credit Documents or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by deed of trust, mortgage, security agreement, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, shall prejudice or in any manner affect Beneficiary’s or Trustee’s right to realize upon or enforce any other security now or hereafter held by Beneficiary or Trustee, it being agreed that Beneficiary and Trustee shall be entitled to enforce this Deed of Trust and any other security now or hereafter held by Beneficiary or Trustee in such order and manner as Beneficiary or Trustee may determine in its absolute discretion. No remedy herein conferred upon or reserved to Trustee or Beneficiary is intended to

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be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Credit Documents to Beneficiary or Trustee or to which either may otherwise be entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Beneficiary or Trustee, as the case may be. In no event shall Beneficiary or Trustee, in the exercise of the remedies provided in this Deed of Trust (including, without limitation, in connection with the assignment of Rents to Beneficiary, or the appointment of a receiver and the entry of such receiver on to all or any part of the Mortgaged Property), be deemed a “mortgagee in possession,” and neither Beneficiary nor Trustee shall in any way be made liable for any act, either of commission or omission, in connection with the exercise of such remedies.

17.	MULTIPLE SECURITY

If (a) the Land shall consist of one or more parcels, whether or not contiguous and whether or not located in the same county, or (b) in addition to this Deed of Trust, Beneficiary shall now or hereafter hold or be the beneficiary of one or more additional mortgages, liens, deeds of trust or other security (directly or indirectly) for the Obligations upon other property in the State in which the Land is located (whether or not such property is owned by Grantor or by others) or (c) both the circumstances described in clauses (a) and (b) shall be true, then to the fullest extent permitted by law, and after giving all notices required by law, Beneficiary may, at its election, commence or consolidate in a single trustee’s sale or foreclosure action all trustee’s sale or foreclosure proceedings against all such collateral securing the Obligations (including the Mortgaged Property), which action may be brought or consolidated in the courts of, or sale conducted in, any county in which any of such collateral is located. Grantor acknowledges that the right to maintain a consolidated trustee’s sale or foreclosure action is a specific inducement to Beneficiary to extend the indebtedness borrowed pursuant to or guaranteed by the Credit Documents, and Grantor expressly and irrevocably waives any objections to the commencement or consolidation of the foreclosure proceedings in a single action and any objections to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have. Grantor further agrees that if Trustee or Beneficiary shall be prosecuting one or more foreclosure or other proceedings against a portion of the Mortgaged Property or against any collateral other than the Mortgaged Property, which collateral directly or indirectly secures the Obligations, or if Beneficiary shall have obtained a judgment of foreclosure and sale or similar judgment against such collateral (or, in the case of a trustee’s sale, shall have met the statutory requirements therefor with respect to such collateral), then, whether or not such proceedings are being maintained or judgments were obtained in or outside the State in which the Premises are located, Beneficiary may commence or continue any foreclosure proceedings and exercise its other remedies granted in this Deed of Trust against all or any part of the Mortgaged Property and Grantor waives any objections to the commencement or continuation of a foreclosure of this Deed of Trust or exercise of any other remedies hereunder based on such other proceedings or judgments, and waives any right to seek to dismiss, stay, remove, transfer or consolidate either any action under this Deed of Trust or such other proceedings on such basis. The commencement or continuation of proceedings to sell the Mortgaged Property in a trustee’s sale to foreclose this Deed of Trust, or the exercise of any other rights hereunder or the recovery of any judgment by Beneficiary in any such proceedings or the occurrence of any sale by the

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Trustee in any such proceedings shall not prejudice, limit or preclude Beneficiary’s right to commence or continue one or more trustee’s sales, foreclosure or other proceedings or obtain a judgment against (or, in the case of a trustee’s sale, to meet the statutory requirements for, any such sale of) any other collateral (either in or outside the State in which the Premises are located) which directly or indirectly secures the Obligations, and Grantor expressly waives any objections to the commencement of, continuation of, or entry of a judgment in such other sales or proceedings or exercise of any remedies in such sales or proceedings based upon any action or judgment connected to this Deed of Trust, and Grantor also waives any right to seek to dismiss, stay, remove, transfer or consolidate either such other sales or proceedings or any sale or action under this Deed of Trust on such basis. It is expressly understood and agreed that to the fullest extent permitted by law, Beneficiary may, at its election, cause the sale of all collateral that is the subject of a single foreclosure action at either a single sale or at multiple sales conducted simultaneously and take such other measures as are appropriate in order to effect the agreement of the parties to dispose of and administer all collateral securing the Obligations (directly or indirectly) in the most economical and least time-consuming manner.

18.	SUCCESSORS AND ASSIGNS

All covenants of Grantor contained in this Deed of Trust are imposed solely and exclusively for the benefit of Beneficiary, and its successors and assigns, and no other person or entity shall have standing to require compliance with such covenants or be deemed, under any circumstances, to be a beneficiary of such covenants, any or all of which may be freely waived in whole or in part by Beneficiary at any time if in the sole discretion of either of them such a waiver is deemed advisable. All such covenants of Grantor shall run with the land and bind Grantor, the successors and assigns of Grantor (and each of them) and all subsequent owners, encumbrances and tenants of the Mortgaged Property, and shall inure to the benefit of Trustee and Beneficiary and their respective successors and assigns. The word “Grantor” shall be construed as if it read “Grantors” whenever the sense of this Deed of Trust so requires and if there shall be more than one Grantor, the obligations of the Grantors shall be joint and several.

19.	NO WAIVERS, ETC.

Any failure by Beneficiary to insist upon the strict performance by Grantor of any of the terms and provisions of this Deed of Trust shall not be deemed to be a waiver of any of the terms and provisions hereof, and Beneficiary, notwithstanding any such failure, shall have the right thereafter to insist upon the strict performance by Grantor of any and all of the terms and provisions of this Deed of Trust to be performed by Grantor. Beneficiary may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the security held for the obligations secured by this Deed of Trust without, as to the remainder of the security, in any way impairing or affecting the lien of this Deed of Trust or the priority of such lien over any subordinate lien or deed of trust.

20.	GOVERNING LAW, ETC.

This Deed of Trust shall be governed by and construed and interpreted in accordance with the laws of the State of Texas, except that Grantor expressly acknowledges that by their respective terms the Credit Agreement and the Security Agreement shall be governed and construed in accordance with the laws of the State of New York.

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21.	DUTY OF BENEFICIARY; AUTHORITY OF BENEFICIARY

(a) The Beneficiary’s sole duty with respect to the custody, safekeeping and physical preservation of the Mortgaged Property that is in its possession, or otherwise, shall be to deal with it in the same manner as the Beneficiary deals with similar property for its own account. Neither the Beneficiary, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Mortgaged Property or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Mortgaged Property upon the request of Grantor or any other Person or to take any other action whatsoever with regard to the Mortgaged Property or any part thereof. The powers conferred on the Beneficiary and the Secured Parties hereunder are solely to protect the Beneficiary’s and the Secured Parties’ interests in the Mortgaged Property and shall not impose any duty upon the Beneficiary or any Secured Party to exercise any such powers. THE BENEFICIARY AND THE SECURED PARTIES SHALL BE ACCOUNTABLE ONLY FOR AMOUNTS THAT THEY ACTUALLY RECEIVE AS A RESULT OF THE EXERCISE OF SUCH POWERS, AND NEITHER THEY NOR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS SHALL BE RESPONSIBLE TO GRANTOR FOR ANY ACT OR FAILURE TO ACT HEREUNDER, EXCEPT FOR THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b) Grantor acknowledges that the rights and responsibilities of the Beneficiary under this Deed of Trust with respect to any action taken by the Beneficiary or the exercise or non-exercise by the Beneficiary of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Deed of Trust shall, as between the Beneficiary and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Beneficiary and Grantor, the Beneficiary shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and Grantor shall be under no obligation, or entitlement, to make any inquiry respecting such authority.

22.	LAST DOLLARS SECURED; PRIORITY

To the extent that this Deed of Trust secures only a portion of the indebtedness owing or that may be owing by Grantor to the Secured Parties, the parties agree that any payments or repayments of such indebtedness shall be and be deemed to be applied first to the portion of the indebtedness that is not secured hereby, it being the parties’ intent that the portion of the indebtedness last remaining unpaid shall be secured hereby. If at any time this Deed of Trust shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Deed of Trust until the lien amount shall equal the principal amount of the Obligations outstanding.

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23.	ENFORCEMENT EXPENSES; INDEMNIFICATION

(a) Grantor agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented fees, disbursements and other charges of one firm of counsel, and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case to the Administrative Agent and Collateral Agent (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower of such conflict and thereafter, retains its own counsel, of another firm of counsel for such affected Person)) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Deed of Trust.

(b) Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Mortgaged Property or in connection with any of the transactions contemplated by this Deed of Trust.

(c) Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Deed of Trust to the extent the Borrower would be required to do so pursuant to Section 13.5 of the Credit Agreement, AND SUBJECT TO THE PROVISO AT THE END OF SECTION 13.5 OF THE CREDIT AGREEMENT, WHETHER OR NOT CAUSED BY, OR ARISING IN WHOLE OR IN PART OUT OF, THE COMPARATIVE, CONTRIBUTORY, OR SOLE ORDINARY NEGLIGENCE OF THE COLLATERAL AGENT OR THE SECURED PARTIES.

(d) The agreements in this Section 23 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.

24.	RELEASE

If any of the Mortgaged Property shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement and the Net Cash Proceeds are applied in accordance with any applicable requirement (if any) of the Credit Agreement, then the Beneficiary, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Mortgaged Property. The Grantor shall deliver to the Beneficiary, at least five Business Days prior to the date of the proposed release, a written request for release identifying the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Grantor stating that such transaction is in compliance with, and permitted by, the Credit Agreement and the other Credit Documents. In addition, upon the execution by Grantor of an easement, right-of-way or other real property interest that constitutes a Permitted Lien pursuant to clause (f) of the definition of Permitted Liens in the Credit Agreement (a “Permitted Real Property Interest”), Beneficiary will subordinate the liens created hereby to the rights of third parties with respect to such Permitted Real Property Interest.

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25.	SUBSTITUTE TRUSTEE

In case of the resignation of the Trustee, or the inability (through death or otherwise), refusal or failure of the Trustee to act, or at the option of Beneficiary or the holder(s) of a majority of the Obligations for any other reason (which reason need not be stated), a substitute Trustee (“Substitute Trustee”) may be named, constituted and appointed by Beneficiary or the holder(s) of a majority of the Obligations, without other formality than an appointment and designation in writing, which appointment and designation shall be full evidence of the right and authority to make the same and of all facts therein recited, and this conveyance shall vest in the Substitute Trustee the title, powers and duties herein conferred on the Trustee originally named herein, and the conveyance of the Substitute Trustee to the purchaser(s) at any sale of the Mortgaged Property of any part thereof shall be equally valid and effective. The right to appoint a Substitute Trustee shall exist as often and whenever from any of said causes, the Trustee, original or Substitute Trustee, resigns or cannot, will not or does not act, or Beneficiary or the holder(s) of a majority of the Obligations desires to appoint a new Trustee. No bond shall ever be required of the Trustee, original or Substitute Trustee. The recitals in any conveyance made by the Trustee, original or Substitute, shall be accepted and construed in court and elsewhere as prima facie evidence and proof of the facts recited, and no other proof shall be required as to the request by Beneficiary or the holders(s) of a majority of Obligations to the Trustee to enforce this Deed of Trust, or as to the notice of or holding of the sale, or as to any particulars thereof, or as to the resignation of the Trustee, original or Substitute, or as to the inability, refusal or failure of the Trustee, original or Substitute Trustee, to act, or as to the election of Beneficiary or the holder(s) of a majority of the Obligations to appoint a new Trustee, or as to appointment of a Substitute Trustee, and all prerequisites of said sale shall be presumed to have been performed; and each sale made under the powers herein granted shall be a perpetual bar against Grantor and the heirs, personal representatives, successors and assigns of Grantor. Trustee, original or substitute, is hereby authorized and empowered to appoint any one or more persons as attorney-in-fact to act as Trustee under it and in its name, place and stead in order to take any actions that Trustee is authorized and empowered to do hereunder, such appointment to be evidenced by an instrument signed and acknowledged by said Trustee, original or Substitute Trustee; and all acts done by said attorney-in-fact shall be valid, lawful and binding as if done by said Trustee, original or Substitute Trustee, in person.

26.	INDEMNIFICATION OF TRUSTEE

EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, TRUSTEE SHALL NOT BE LIABLE FOR ANY ACT OR OMISSION OR ERROR OF JUDGMENT. TRUSTEE MAY RELY ON ANY DOCUMENT BELIEVED BY IT IN GOOD FAITH TO BE GENUINE. ALL MONEY RECEIVED BY TRUSTEE SHALL, UNTIL USED OR APPLIED AS HEREIN PROVIDED, BE HELD IN TRUST, AND TRUSTEE SHALL NOT BE LIABLE FOR INTEREST THEREON. GRANTOR SHALL INDEMNIFY TRUSTEE AGAINST ALL LIABILITY AND EXPENSES THAT IT MAY INCUR IN THE PERFORMANCE OF ITS DUTIES HEREUNDER EXCEPT FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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27.	ACCEPTANCE BY TRUSTEE

Trustee accepts its duties and obligations under this Deed of Trust and the Credit Documents when this Deed of Trust, duly executed and acknowledged, is made a public record as provided by law.

28.	ENTIRE AGREEMENT

THIS DEED OF TRUST AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE FINANCING TRANSACTION DESCRIBED IN THE CREDIT AGREEMENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

29.	MATURITY OF OBLIGATIONS

The maturity date of the Obligations is October 10, 2014.

30.	EVIDENCE OF INSURANCE

Notwithstanding any provision herein or in the Credit Agreement or any other Credit Document to the contrary, pursuant to Section 549.054 of the Texas Insurance Code, Grantor shall not be required to furnish evidence of insurance more than fifteen (15) days prior to the termination date of an existing insurance policy, and pursuant to Section 549.052 of the Texas Insurance Code, Grantor shall not be required to obtain an insurance policy from or through a particular agent, insurer or other person or a particular type or class of agent, insurer or other person.

31.	FUTURE ADVANCES

This Deed of Trust is given for the purpose of creating a lien on the Mortgaged Property and expressly used to secure not only the existing Obligations, but also (i) all extensions, renewals, modifications or re-amortizations of the Obligations, all increases or additions to the Obligations, all loans and future advances and re-advances made by the Lenders to the Grantor or the Borrower pursuant to the Credit Documents, and (ii) future advances, whether such advances are obligatory or to be made at the option of any of the Lenders or otherwise, to the same extent as if such future advances were made, whether under the Credit Agreement, any of the other Credit Documents or otherwise on the date of the execution of this Deed of Trust, and creates a lien for all advances regardless of who is the owner of the Mortgaged Property at the time such advances are made.

32.	MULTIPLE GRANTORS

If this Deed of Trust is executed by two or more Grantors, each Exhibit shall include a designation identifying which Grantor owns an interest in each tract of Land, each Mortgaged Lease and each Easement Right. The representations, warranties, and covenants made by a Grantor herein shall apply to each Grantor as to its respective Mortgaged Property.

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33.	ONCOR SEPARATENESS

(a) The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges (i) the legal separateness of the Borrower and the Grantor from the Subsidiaries of Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (the “Oncor Subsidiaries”), (ii) that the lenders under the Oncor Credit Facility and the noteholders under the Oncor Subsidiaries’ indentures have likely advanced funds thereunder in reliance upon the separateness of the Oncor Subsidiaries from the Borrower and the Grantors, (iii) that the Oncor Subsidiaries have assets and liabilities that are separate from those of U.S. Holdings and its Subsidiaries, (iv) that the Obligations owing under the Credit Documents are obligations and liabilities of the Borrower and the Guarantors only, and are not the obligations or liabilities of the Oncor Subsidiaries, (v) that the Secured Parties shall look solely to the Borrower, the Guarantors and their assets, and not to any assets, or to the pledge of any assets, owned by the Oncor Subsidiaries, for the repayment of any amounts payable pursuant to the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement and for satisfaction of any other Obligations owing to the Secured Parties under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement, and (vi) that none of the Oncor Subsidiaries shall be personally liable to the Secured Parties for any amounts payable, or any other liability, under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement.

(b) The Collateral Agent, on behalf of itself and the Secured Parties, shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver, or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against any of the Oncor Subsidiaries, or against any of the Oncor Subsidiaries’ assets. The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges and agrees that each of the Oncor Subsidiaries is a third party beneficiary of the forgoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity.

34.	MORTGAGED LEASES

(a) Representations, Warranties and Covenants. Grantor represents and warrants to Beneficiary that, with respect to each Mortgaged Lease, (a) the Mortgaged Lease is unmodified and in full force and effect, (b) all rent and other charges therein have been paid to the extent they are payable to the date hereof, (c) Grantor enjoys the quiet and peaceful possession of the property demised thereby, (d) Grantor is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder, and (e) the lessor thereunder is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed (but this statement is made for the benefit of and may only be relied upon by Beneficiary and Secured Parties) except in the case of each of the matters described in clauses (a) through (e) of this sentence, where the failure of such statements to be true could not reasonably be expected to have a Material Adverse Effect. Grantor shall promptly pay, when due and payable, the rent and other charges payable pursuant to the Mortgaged Lease, and will timely perform and observe all of the other terms, covenants and conditions required to be performed and observed by Grantor

21

as lessee under the Mortgaged Lease. Grantor shall notify Beneficiary in writing of any default by Grantor in the performance or observance of any terms, covenants or conditions on the part of Grantor to be performed or observed under the Mortgaged Lease within ten (10) days after Grantor knows of such default. Grantor shall, promptly following the receipt thereof, deliver a copy of any notice of default given to Grantor by the lessor pursuant to the Mortgaged Lease and promptly notify Beneficiary in writing of any default by the lessor in the performance or observance of any of the terms, covenants or conditions on the part of the lessor to be performed or observed thereunder. Unless required under the terms of the Mortgaged Lease, except as set forth in the Credit Agreement, Grantor shall not, without the prior written consent of Beneficiary (which may be granted or withheld in Beneficiary’s sole and absolute discretion) (i) terminate, or surrender the Mortgaged Lease, or (ii) enter into any modification of the Mortgaged Lease which materially impairs the practical realization of the security interests granted by this Deed of Trust, and any such attempted termination, modification or surrender without Beneficiary’s written consent shall be void. Grantor shall, within thirty (30) days after written request from Beneficiary, use commercially reasonable efforts to obtain from the lessor and deliver to Beneficiary a certificate setting forth the name of the tenant thereunder and stating that the Mortgaged Lease is in full force and effect, is unmodified or, if the Mortgaged Lease has been modified, the date of each modification (together with copies of each such modification), that no notice of termination thereof has been served on Grantor, stating that to the best of lessor’s knowledge, no default or event which with notice or lapse of time (or both) would become a default is existing under the Mortgaged Lease, stating the date to which rent has been paid, and specifying the nature of any defaults, if any, and containing such other statements and representations as may be reasonably requested by Beneficiary.

(b) No Merger; Acquisition; Power of Attorney. So long as any of the Obligations remain unpaid or unperformed, the fee title to and the leasehold estate in the premises subject to each Mortgaged Lease shall not merge but shall always be kept separate and distinct notwithstanding the union of such estates in the lessor or Grantor, or in a third party, by purchase or otherwise. If Grantor acquires the fee title or any other estate, title or interest in the property demised by the Mortgaged Lease, or any part thereof, the lien of this Deed of Trust shall attach to, cover and be a lien upon such acquired estate, title or interest and the same shall thereupon be and become a part of the Mortgaged Property with the same force and effect as if specifically encumbered herein. Grantor agrees to execute all instruments and documents that Beneficiary may reasonably require to ratify, confirm and further evidence the lien of this Deed of Trust on the acquired estate, title or interest. Furthermore, Grantor hereby appoints Beneficiary as its true and lawful attorney-in-fact to execute and deliver, following an Event of Default, all such instruments and documents in the name and on behalf of Grantor. This power, being coupled with an interest, shall be irrevocable as long as any portion of the Obligations remains unpaid.

(c) New Leases. If the Mortgaged Lease shall be terminated prior to the natural expiration of its term due to default by Grantor or any tenant thereunder, and if, pursuant to the provisions of the Mortgaged Lease, Beneficiary or its designee shall acquire from the lessor a new lease of the premises subject to the Mortgaged Lease, Grantor shall have no right, title or interest in or to such new lease or the leasehold estate created thereby, or renewal privileges therein contained.

22

(d) No Assignment. Notwithstanding anything to the contrary contained herein, this Deed of Trust shall not constitute an assignment of any Mortgaged Lease within the meaning of any provision thereof prohibiting its assignment and Beneficiary shall have no liability or obligation thereunder by reason of its acceptance of this Deed of Trust. Beneficiary shall be liable for the obligations of the tenant arising out of any Mortgaged Lease for only that period of time for which Beneficiary is in possession of the premises demised thereunder or has acquired, by foreclosure or otherwise, and is holding all of Grantor’s right, title and interest therein.

This Deed of Trust has been duly executed by Grantor as of the date first above written and is intended to be effective as of such date.

[Remainder of Page Intentionally Left Blank.

Signature Page Follows.]

23

[SAMPLE SIGNATURE PAGE]

LUMINANT GENERATION COMPANY LLC,
a Texas limited liability company

By:

Name:

Title:

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

This instrument was acknowledged before me on October     , 2007 by (name of officer), (title of officer) of [LUMINANT GENERATION COMPANY LLC, a Texas limited liability company], on behalf of said limited liability company.

Notary Public in and for
The State of Texas

My Commission Expires:

24

EXHIBIT A

Owned Land

EXHIBIT A - 1

EXHIBIT B

Mortgaged Leases and Mortgaged Leased Land

EXHIBIT B - 1

EXHIBIT C

Easements and Easement Land

EXHIBIT C - 1

EXHIBIT D

Certificates of Adjudication and Other Water Rights

EXHIBIT D - 1

EXHIBIT D

TO THE CREDIT AGREEMENT

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Security Agreement dated as of October 10, 2007 (the “Security Agreement”), between Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (“Borrower”), Energy Future Competitive Holdings Company., a Texas corporation (“Holdings”), the other Guarantors party thereto (collectively, the “Guarantors”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement dated as of October 10, 2007 (the “Credit Agreement”) among the Company, Holdings, certain other parties thereto and Citibank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Holdings, Borrower and each Guarantor.

The undersigned hereby certify to the Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise at any time in the past five years. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3. UCC Filing Offices. Attached hereto as Schedule 3 is a schedule of the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) relating to any of the transactions described in Schedule (1)(c) with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral.

4. Real Property. (a) Attached hereto as Schedule 4(a) is a list of all (i) real property with a value of at least $20,000,000 owned by each Company (all of which in the case of such property located in the United States, referred to as “Mortgaged Property”) as of the Closing Date and (ii) filing offices for mortgages relating to the Mortgaged Property as of the Closing Date.

(b) Attached hereto as Schedule 4(b) is a list of all water rights owned or used by the Companies in connection with the operation of any Mortgaged Property.

5. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 5(a) is a true and correct list of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Company and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Also set forth on Schedule 5(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made.

6. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 6 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper and other evidence of indebtedness held by each Company as of October 10, 2007 having a principal amount in excess of $10,000,000, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries.

7. Intellectual Property. Attached hereto as Schedule 7(a) is a schedule setting forth all of each Company’s Patents, Patent Licenses, Trademarks and Trademark Licenses (each as defined in the Security Agreement) registered with the United States Patent and Trademark Office. Attached hereto as Schedule 7(b) is a schedule setting forth all of each Company’s United States Copyrights and Copyright Licenses (each as defined in the Security Agreement) registered with the United States Copyright Office.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this             day of October, 2007.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[1]	Federal Taxpayer Identification Number	State of Formation

[1]	If none, so state.

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 3

Filing Offices

Entity	Filing Office

Schedule 4(a)

Real Property

Entity of Record	Common Name and Address		County		State		Filing Office for Mortgage
[ ]	[	]	[	]	[	]	[	]

Schedule 4(b)

Water Rights

Attached hereto is a true copy of the current Water Rights owned or used by any Company in Connection with the operation of any Mortgaged Property.

[ ]

Schedule 5

(a) Equity Interests of Companies and Subsidiaries

Issuer	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Schedule 6

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Entity	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper:

Schedule 7(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Schedule 7(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

LICENSEE	LICENSOR	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

EXHIBIT E

TO THE CREDIT AGREEMENT

PLEDGE AGREEMENT

PLEDGE AGREEMENT dated as of October 10, 2007, among Energy Future Competitive Holdings Company, a Texas corporation (“US Holdings”), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Company”) each of the Subsidiaries of the Company listed on the signature pages hereto or that becomes a party hereto pursuant to Section 9 hereof (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors, US Holdings, the Company are referred to collectively as the “Pledgors”) and Citibank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) under the Credit Agreement (as defined below) for the benefit of the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, US Holdings and the Company are party to the Credit Agreement, dated as of October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among US Holdings, the Company, the lending institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and as Collateral Agent and the other agents and entities party thereto;

WHEREAS, the Pledgors are party to the Security Agreement, dated as of October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified or replaced from time to time, the “Security Agreement”), among the Pledgors and the Collateral Agent;

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans and Posting Advances to the Company and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of Parent and its Subsidiaries (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein, and (b) one or more Cash Management Banks or Hedge Banks may from time to time enter into Secured Cash Management Agreements, Secured Hedging Agreements and/or Secured Commodity Hedging Agreements;

WHEREAS, pursuant to the Guarantee, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee”), each Pledgor has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

WHEREAS, each Subsidiary Pledgor is a direct or indirect wholly-owned Domestic Subsidiary of the Company;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Company to make valuable transfers to the Pledgors in connection with the operation of their respective businesses;

WHEREAS, each Pledgor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Company under the Credit Agreement that the Pledgors shall have executed and delivered this Pledge Agreement to the Collateral Agent for the benefit of the Secured Parties; and

WHEREAS, (a) the Pledgors are the legal and beneficial owners of the Equity Interests described in Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests are, together with any Equity Interests of the issuer of such Equity Interests or any other Subsidiary directly held by any Pledgor in the future (the “After-acquired Shares”), in each case subject to the terms herein, referred to collectively herein as the “Pledged Shares”) and (b) each of the Pledgors is the legal and beneficial owner of the Indebtedness described in Schedule 1 hereto (together with any other Indebtedness owed to any Pledgor hereafter and required to be pledged pursuant to Section 9.12 of the Credit Agreement, the “Pledged Debt”);

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Borrower under the Credit Agreement and to induce one or more Cash Management Banks or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements, the Pledgors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) “Proceeds” and any other term used herein without definition that is defined in the UCC has the meaning given to it in the UCC.

(c) As used herein, the term “Equity Interests” shall mean, collectively, Stock and Stock Equivalents.

(d) As used herein, the term “Required Secured Parties” shall have the meaning provided to it in the Intercreditor Agreement.

(e) As used herein, the term “Secured Obligations” shall have the meaning provided to it in the Intercreditor Agreement.

(f) As used herein, the term “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(g) References to “Lenders” in this Pledge Agreement shall be deemed to include Cash Management Banks and Hedge Banks.

(h) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement, and Section references are to Sections of this Pledge Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(i) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2. Grant of Security. As collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations, each Pledgor hereby transfers, assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties, a lien on and a security interest in (the “Security Interest”) all of such Pledgor’s right, title and interest in, to and under the following, whether now owned or existing or at any time hereafter acquired or existing (collectively, the “Collateral”):

(a) the Pledged Shares held by such Pledgor and the certificates, if any, representing such Pledged Shares and any interest of such Pledgor in the entries on the books of the issuer of the Pledged Shares or any financial intermediary pertaining to the Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares;

(b) the Pledged Debt and the instruments evidencing the Pledged Debt owed to such Pledgor, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Debt; and

(c) to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds of any or all of the foregoing Collateral. For purposes of this Pledge Agreement, the term “Proceeds” includes whatever is receivable or received when Collateral or Proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes Proceeds of any indemnity or guarantee payable to any Pledgor or the Collateral Agent from time to time with respect to any of the Collateral;

Notwithstanding the foregoing, the Collateral for the Obligations shall not include (i) any Excluded Stock and Stock Equivalents or any Excluded Property (as defined in the Security Agreement) and (ii) property or assets to the extent the grant of a Lien therein is prohibited by any contract, agreement, instrument or indenture governing such property or asset without the consent of any other party thereto (other than a Credit Party or a wholly owned subsidiary of a Credit Party) unless such consent has been expressly obtained, or would give any other party (other than a Credit Party or a wholly owned subsidiary of a Credit Party) to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder (other than to the extent that any such prohibition referred to in clause (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate any Grantor to seek or obtain any such consents referred to in clause (ii) above).

3. Security for the Obligations. This Pledge Agreement secures the payment of all the Obligations of each Credit Party. Without limiting the generality of the foregoing, this Pledge Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by any of the Credit Parties to the Secured Parties under the Credit Documents, Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.

4. Delivery of the Collateral. All certificates or instruments, if any, representing or evidencing the Collateral shall be promptly delivered to and held by or on behalf of the Collateral Agent pursuant hereto to the extent required by the Credit Agreement and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default and with notice to the relevant Pledgor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Shares. Each delivery of Collateral (including any After-acquired Shares) shall be accompanied by a notice to the Collateral Agent describing the securities theretofore and then being pledged hereunder.

5. Representations and Warranties. Each Pledgor represents and warrants as follows:

(a) Schedule 1 hereto (i) correctly represents as of the Closing Date (A) the issuer, the certificate number, if any, the Pledgor and the record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Pledged Shares and (B) the issuer, the initial principal amount, the Pledgor and holder, date of issuance and maturity date of all Pledged Debt and (ii) together with the comparable schedule to each supplement hereto, includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder. Except as set forth on Schedule 1 and except for Excluded Stock and Stock Equivalents, the Pledged Shares represent all of the issued and outstanding Equity Interests of each class of Equity Interests (or 65% of all of the issued and outstanding voting Equity Interests in the case of pledges of Equity Interests in Foreign Subsidiaries) in the issuer owned by a Pledgor on the Closing Date.

(b) Such Pledgor is the legal and beneficial owner of the Collateral pledged or assigned by such Pledgor hereunder free and clear of any Lien, except for the Lien created by this Pledge Agreement and any non-consensual Permitted Liens arising by operation of law.

(c) As of the Closing Date, the Pledged Shares pledged by such Pledgor hereunder have been duly authorized and validly issued and, in the case of Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d) The execution and delivery by such Pledgor of this Pledge Agreement and the pledge of the Collateral pledged by such Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in such Collateral (in the case of the Stock of Foreign Subsidiaries, to the extent the creation of such security interest in the Stock of Foreign Subsidiaries is governed by the UCC) and, (i) in the case of certificated securities, upon delivery of such certificated securities to the Collateral Agent in the State of New York, with necessary endorsements, and (ii) otherwise, upon the filing of a financing statement in the appropriate jurisdiction(s), shall constitute a fully perfected Lien on and security interest in the Collateral, securing the payment of the Obligations, in favor of the Collateral Agent for the benefit of the Secured Parties (in the case of the Stock of Foreign Subsidiaries, to the extent the creation and perfection of such security interest in the Stock of Foreign Subsidiaries is governed by the UCC), except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

(e) Such Pledgor has full power, authority and legal right to pledge all the Collateral pledged by such Pledgor pursuant to this Pledge Agreement and this Pledge Agreement constitutes a legal, valid and binding obligation of each Pledgor (in the case of the Stock of Foreign Subsidiaries, to the extent the creation and perfection of such security interest in the Stock of Foreign Subsidiaries is governed by the UCC), enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

6. Certification of Limited Liability Company, Limited Partnership Interests and Pledged Debt.

(a) In the event that any Equity Interests in any Domestic Subsidiary that is organized as a limited liability company or limited partnership and pledged hereunder shall be represented by a certificate, the applicable Pledgor shall cause the issuer of such interests to elect to treat such interests as a “security” within the meaning of Article 8 of the Uniform Commercial Code of its jurisdiction of organization or formation, as applicable, by including in its organizational documents language substantially similar to the following and, accordingly, such interests shall be governed by Article 8 of the Uniform Commercial Code:

“The Partnership/Company hereby irrevocably elects that all membership interests in the Partnership/Company shall be securities governed by Article 8 of the Uniform Commercial Code of [jurisdiction of organization or formation, as applicable]. Each certificate evidencing partnership/membership interests in the Partnership/Company shall bear the following legend: “This certificate evidences an interest in [name of Partnership/LLC] and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.”

(b) Each Pledgor will comply with Section 9.12 of the Credit Agreement.

(c) In the event that any Equity Interests in any Foreign Subsidiary pledged hereunder are not represented by a certificate, the Pledgors agree not to permit such Foreign Subsidiary to issue Equity Interests represented by a certificate to any other Person, unless the Equity Interests in such Foreign Subsidiary become represented by a certificate which is delivered to the Collateral Agent.

7. Further Assurances. Each Pledgor agrees that at any time and from time to time, at the expense of such Pledgor, it will execute or otherwise authorize the filing of any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any Applicable Law, or which the Collateral Agent or the Required Secured Parties may reasonably request, in order (x) to perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby (including the priority thereof) or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

8. Voting Rights; Dividends and Distributions; Etc.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not prohibited by the terms of this Pledge Agreement or the other Credit Documents.

(ii) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to each Pledgor all such proxies and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above.

(b) Subject to paragraph (c) below, each Pledgor shall be entitled to receive and retain and use, free and clear of the Lien created by this Pledge Agreement, any and all dividends, distributions, principal and interest made or paid in respect of the Collateral to the extent permitted by the Credit Agreement; provided, however, that any and all noncash dividends, interest, principal or other distributions that would constitute Pledged Shares or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Shares or received in exchange for Pledged Shares or Pledged Debt or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be, and (as applicable) shall be forthwith delivered to the Collateral Agent to hold as, Collateral and shall, if received by such Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor (as applicable) and be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

(c) Upon written notice to a Pledgor by the Collateral Agent following the occurrence and during the continuance of an Event of Default:

(i) all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a)(i) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights during the continuance of such Event of Default, provided that, unless otherwise directed by the Required Secured Parties, the Collateral Agent shall have the right from time to time following the occurrence and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived, each Pledgor will have the right to exercise the voting and consensual rights that such Pledgor would otherwise be entitled to exercise pursuant to the terms of Section 8(a)(i) (and the obligations of the Collateral Agent under Section 8(a)(ii) shall be reinstated);

(ii) all rights of such Pledgor to receive the dividends, distributions and principal and interest payments that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 8(b) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such dividends, distributions and principal and interest payments during the continuance of such Event of Default. After all Events of Default have been cured or waived, the Collateral Agent shall repay to each Pledgor (without interest) and each Pledgor shall be entitled to receive, retain and use all dividends, distributions and principal and interest payments that such Pledgor would otherwise be permitted to receive, retain and use pursuant to the terms of Section 8(b);

(iii) all dividends, distributions and principal and interest payments that are received by such Pledgor contrary to the provisions of Section 8(b) shall be received in trust for the benefit of the Collateral Agent shall be segregated from other property or funds of such Pledgor and shall forthwith be delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsements); and

(iv) in order to permit the Collateral Agent to receive all dividends, distributions and principal and interest payments to which it may be entitled under Section 8(b) above, to exercise the voting and other consensual rights that it may be entitled to exercise pursuant to Section 8(c)(i) above, and to receive all dividends, distributions and principal and interest payments that it may be entitled to under Sections 8(c)(ii) and (c)(iii) above, such Pledgor shall, if necessary, upon written notice from the Collateral Agent, from time to time execute and deliver to the Collateral Agent, appropriate proxies, dividend payment orders and other instruments as the Collateral Agent may reasonably request.

9. Transfers and Other Liens; Additional Collateral; Etc. Each Pledgor shall:

(a) not (i) except as permitted by the Credit Agreement, sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral or (ii) create or suffer to exist any consensual Lien upon or with respect to any of the Collateral, except for the Lien created by this Pledge Agreement; provided that in the event such Pledgor sells or otherwise disposes of assets as permitted by the Credit Agreement, and such assets are or include any of the Collateral, the Collateral Agent shall release such Collateral to such Pledgor free and clear of the Lien created by this Pledge Agreement concurrently with the consummation of such sale;

(b) pledge and, if applicable, cause each Domestic Subsidiary to pledge, to the Collateral Agent for the benefit of the Secured Parties, immediately upon acquisition thereof, all the Equity Interests and all evidence of Indebtedness held or received by such Pledgor or Domestic Subsidiary required to be pledged hereunder pursuant to Section 9.12 of the Credit Agreement, in each case pursuant to a supplement to this Pledge Agreement substantially in the form of Annex A hereto (it being understood that the execution and delivery of such a supplement shall not require the consent of any other Pledgor hereunder and that the rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Pledgor as a party to this Pledge Agreement); and

(c) defend its and the Collateral Agent’s title or interest in and to all the Collateral (and in the Proceeds thereof) against any and all Liens (other than Permitted Liens and the Liens created by this Pledge Agreement), however arising, and any and all Persons whomsoever.

10. Collateral Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints, which appointment is irrevocable and coupled with an interest, the Collateral Agent as such Pledgor’s attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, to take any action and to execute any instrument, in each case after the occurrence and during the continuance of an Event of Default and with notice to such Pledgor, that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Pledge Agreement, including to receive, indorse and collect all instruments made payable to such Pledgor representing any dividend, distribution or principal or interest payment in respect of the Collateral or any part thereof and to give full discharge for the same.

11. The Collateral Agent’s Duties. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Shares, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.

12. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may with notice to the relevant Pledgor, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase all or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Pledgor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b) The Collateral Agent shall apply the Proceeds of any collection or sale of the Collateral in the manner specified in Section 4.1 of the Intercreditor Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

(c) The Collateral Agent may exercise any and all rights and remedies of each Pledgor in respect of the Collateral.

(d) All payments received by any Pledgor in respect of the Collateral after the occurrence and during the continuance of an Event of Default shall be received in trust for the benefit of the Collateral Agent shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

13. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Pledgor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Pledgor and without notice to or further assent by any Pledgor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith, the Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Cash Management Agreement, Secured Hedging Agreement and Secured Commodity Hedging Agreement, the Cash Management Bank or Hedge Bank party thereto) may deem advisable from time to time and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Pledge Agreement or any property subject thereto. When making any demand hereunder against any Pledgor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Company or any Pledgor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Company or any Pledgor or any other Person or any release of the Company or any Pledgor or any other Person shall not relieve any Pledgor in respect of which a demand or collection is not made or any Pledgor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Pledgor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

14. Continuing Security Interest; Assignments Under the Credit Agreement; Release.

(a) This Pledge Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Pledgor and the successors and assigns thereof, and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, endorsees, transferees and assigns until all Secured Obligations (other than any contingent indemnity obligations not then due) shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding (or all such Letters of Credit shall have been fully Cash Collateralized or otherwise back-stopped to the reasonable satisfaction of the applicable Letter of Credit Issuer), notwithstanding that from time to time during the term of the Credit Agreement and any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement the Credit Parties may be free from any Obligations.

(b) A Pledgor shall automatically be released from its obligations hereunder and Security Interest in the Collateral of such Pledgor shall be automatically released upon the consummation of any transaction permitted under the Credit Agreement, as a result of which such Pledgor ceases to be a Guarantor.

(c) Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Credit Agreement or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.1 of the Credit Agreement, the obligations of such Pledgor with respect to such Collateral shall be automatically released and such Collateral sold free and clear of the Lien and Security Interests created hereby.

(d) In connection with any termination or release pursuant to the foregoing paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Pledgor or authorize the filing of, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 14 shall be without recourse to or warranty by the Collateral Agent.

15. Reinstatement. Each Pledgor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Pledgor, under any bankruptcy law, state, federal or foreign law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Pledgor in respect of the amount of such payment.

16. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Pledgor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

17. Counterparts. This Pledge Agreement may be executed by one or more of the parties to this Pledge Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Pledge Agreement signed by all the parties shall be lodged with the Collateral Agent and the Company.

18. Severability. Any provision of this Pledge Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

19. Integration. This Pledge Agreement together with the other Credit Documents represents the agreement of each of the Pledgors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

20. Amendments in Writing; No Waiver; Cumulative Remedies.

(a) None of the terms or provisions of this Pledge Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Pledgor and the Collateral Agent in accordance with Section 13.1 of the Credit Agreement.

(b) Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 20(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion.

(c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

21. Collateral Agent as Agent. Section 7 of the Security Agreement is incorporated herein, mutatis mutandis (to apply to this Agreement rather than to the Security Agreement).

22. Section Headings. The Section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

23. Successors and Assigns. This Pledge Agreement shall be binding upon the successors and assigns of each Pledgor and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Pledge Agreement without the prior written consent of the Collateral Agent, except pursuant to transactions expressly permitted by the Credit Agreement.

24. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

25. Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 16 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 25 any special, exemplary, punitive or consequential damages.

26. Acknowledgments. Each party hereto hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Pledge Agreement and the other Credit Documents to which it is a party;

(ii) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Pledgor arising out of or in connection with this Pledge Agreement or any of the other Credit Documents, and the relationship between the Pledgors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(iii) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Pledgors and the Lenders and any other Secured Party.

27. GOVERNING LAW. THIS PLEDGE AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

28. Oncor Separateness.

(a) The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges (i) the legal separateness of the Company and the Pledgors from Oncor Holdings and its Subsidiaries, (ii) that the lenders under the Oncor Credit Facility and the noteholders under Oncor and its Subsidiaries’ indentures have likely advanced funds thereunder in reliance upon the separateness of Oncor and its

Subsidiaries (and in the case of the Oncor Credit Facility, Oncor Holdings and its Subsidiaries) from the Company and the Grantors, (iii) that Oncor Holdings and its Subsidiaries have assets and liabilities that are separate from those of TXU Corp. and its other Subsidiaries, (iv) that the Obligations owing under the Credit Documents are obligations and liabilities of the Company and the Pledgors only, and are not the obligations or liabilities of Oncor Holdings or any of its Subsidiaries, (v) that the Secured Parties shall look solely to the Company, the Guarantors and their assets, and not to any assets, or to the pledge of any assets, owned by Oncor Holdings or any of its Subsidiaries, for the repayment of any amounts payable pursuant to the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement and for satisfaction of any other Obligations owing to the Secured Parties under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement, and (vi) that none of Oncor Holdings or its Subsidiaries shall be personally liable to the Secured Parties for any amounts payable, or any other liability, under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement.

(b) The Collateral Agent, on behalf of itself and the Secured Parties, shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver, or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against Oncor Holdings, Oncor, or any of their Subsidiaries, or against any of Oncor Holdings’s, Oncor’s, or any of their Subsidiaries’ assets. The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges and agrees that each of Oncor Holdings, Oncor, and their Subsidiaries is a third party beneficiary of the forgoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity.

29. Intercreditor Agreement. Notwithstanding any provision to the contrary in this Pledge Agreement, this Pledge Agreement is subject to the provisions of the Intercreditor Agreement, which provisions shall supercede and control any conflicting provisions in this Pledge Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has caused this Pledge Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

ENERGY FUTURE COMPETITIVE COMPANY LLC

By:
Name:
Title:

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE 1

TO THE PLEDGE AGREEMENT

Pledged Shares

Record and Beneficial Owner	Issuer	Certificate No.	Number and Class of Shares	% of Shares Owned
Pledged Debt
Payee	Issuer	Principal Amount	Date of Instrument	Maturity Date

ANNEX A

TO THE PLEDGE AGREEMENT

SUPPLEMENT NO. [        ] dated as of [            ] to the PLEDGE AGREEMENT dated as of October 10, 2007, among Energy Future Competitive Holdings Company, a Texas corporation (“US Holdings”), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Company”), each of the Subsidiaries of the Company listed on the signature pages thereto (each such Subsidiary being a “Subsidiary Pledgor” and, collectively, the “Subsidiary Pledgors”; the Subsidiary Pledgors, US Holdings and the Company are referred to collectively as the “Pledgors”) and Citibank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) under the Credit Agreement (as defined below) for the benefit of the Secured Parties (as defined below).

A. Reference is made to the Credit Agreement, dated as of October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among US Holdings, the Company, the lending institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and as Collateral Agent and the other agents and entities party thereto, and the Guarantee dated as of October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Guarantee”), among the Company, the Guarantors party thereto and the Collateral Agent.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C. The Pledgors have entered into the Pledge Agreement in order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Company under the Credit Agreement and to induce one or more Cash Management Banks and/or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements.

D. The undersigned Guarantors (each an “Additional Pledgor”) are (a) the legal and beneficial owners of the Equity Interests described under Schedule 1 hereto and issued by the entities named therein (such pledged Equity Interests, together with any Equity Interests of the issuer of such Pledged Shares or any other Subsidiary held directly by any Additional Pledgor in the future (the “After-acquired Additional Pledged Shares”), and in each case to the extent such Equity Interests are not subject to the last sentence of Section 2 of the Pledge Agreement, referred to collectively herein as the “Additional Pledged Shares”) and (b) the legal and beneficial owners of the Indebtedness described under Schedule 1 hereto (together with any other Indebtedness owed to any Additional Pledgor hereafter and required to be pledged pursuant to Section 9.12 of the Credit Agreement, the “Additional Pledged Debt”).

E. Section 9.12 of the Credit Agreement and Section 9(b) of the Pledge Agreement provide that additional Subsidiaries may become Subsidiary Pledgors under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement. Each undersigned Additional Pledgor is executing this Supplement in accordance with the requirements of Section 9(b) of the Pledge Agreement to pledge to the Collateral Agent for the benefit of the Secured Parties the Additional Pledged Shares and the Additional Pledged Debt [and to become a Subsidiary Pledgor under the Pledge Agreement] in order to induce the Lenders and the Letter of Credit Issuers to make additional Extensions of Credit and as consideration for Extensions of Credit previously made and to induce one or more Cash Management Banks and/or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements.

Accordingly, the Collateral Agent and each undersigned Additional Pledgor agree as follows:

SECTION 1. In accordance with Section 9(b) of the Pledge Agreement, each Additional Pledgor by its signature below hereby transfers, assigns and pledges to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of such Additional Pledgor’s right, title and interest in the following, whether now owned or existing or hereafter acquired or existing (collectively, the “Additional Collateral”):

(a) the Additional Pledged Shares held by such Additional Pledgor and the certificates representing such Additional Pledged Shares and any interest of such Additional Pledgor in the entries on the books of the issuer of the Additional Pledged Shares or any financial intermediary pertaining to the Additional Pledged Shares and all dividends, cash, warrants, rights, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Additional Pledged Shares;

(b) the Additional Pledged Debt and the instruments evidencing the Additional Pledged Debt owed to such Additional Pledgor, and all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Additional Pledged Debt; and

(c) to the extent not covered by clauses (a) and (b) above, respectively, all Proceeds of any or all of the foregoing Additional Collateral. For purposes of this Supplement, the term “Proceeds” includes whatever is receivable or received when Additional Collateral or Proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes Proceeds of any indemnity or guarantee payable to any Additional Pledgor or the Collateral Agent from time to time with respect to any of the Additional Collateral.

For purposes of the Pledge Agreement, the Collateral shall be deemed to include the Additional Collateral.

[SECTION 2. Each Additional Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and each Additional Pledgor hereby agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder. Each reference to a “Subsidiary Pledgor” or a “Pledgor” in the Pledge Agreement shall be deemed to include each Additional Pledgor. The Pledge Agreement is hereby incorporated herein by reference.]1

[1]	Include only for Additional Pledgors that are not already signatories to the Pledge Agreement.

SECTION [2][3]. Each Additional Pledgor represents and warrants as follows:

(a) Schedule 1 hereto correctly represents as of the date hereof (A) the issuer, the certificate number, if any, the Additional Pledgor and record and beneficial owner, the number and class and the percentage of the issued and outstanding Equity Interests of such class of all Additional Pledged Shares and (B) the issuer, the initial principal amount, the Additional Pledgor and holder, date of issuance and maturity date of all Additional Pledged Debt. Except as set forth on Schedule 1 and except for Excluded Stock and Stock Equivalents, the Pledged Shares represent all of the issued and outstanding Equity Interests of each class of Equity Interests (or 65% of all of the issued and outstanding voting Equity Interests in the case of pledges of Equity Interests in Foreign Subsidiaries) in the issuer owned by a Pledgor on the Closing Date.

(b) Such Additional Pledgor is the legal and beneficial owner of the Additional Collateral pledged or assigned by such Additional Pledgor hereunder free and clear of any Lien, except for Permitted Liens and the Lien created by this Supplement to the Pledge Agreement.

(c) As of the date of this Supplement, the Additional Pledged Shares pledged by such Additional Pledgor hereunder have been duly authorized and validly issued and, in the case of Additional Pledged Shares issued by a corporation, are fully paid and non-assessable.

(d) The execution and delivery by such Additional Pledgor of this Supplement and the pledge of the Additional Collateral pledged by such Additional Pledgor hereunder pursuant hereto create a legal, valid and enforceable security interest in the Additional Collateral and, (i) in the case of certificated securities, upon delivery of such certificated securities to the Collateral Agent in the State of New York, with necessary endorsements, and (ii) otherwise, upon the filing of a financing statement in the appropriate jurisdiction(s), shall constitute a fully perfected lien and security interest in the Additional Collateral (in the case of the Stock of Foreign Subsidiaries, to the extent the creation of such security interest in the Stock of Foreign Subsidiaries is governed by the UCC), securing the payment of the Obligations, in favor of the Collateral Agent for the benefit of the Secured Parties, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

(e) Such Additional Pledgor has full power, authority and legal right to pledge all the Additional Collateral pledged by such Additional Pledgor pursuant to this Supplement, and this Supplement constitutes a legal, valid and binding obligation of each Additional Pledgor, enforceable in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION [3][4]. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Company. This Supplement shall become effective as to each Additional Pledgor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Additional Pledgor and the Collateral Agent.

SECTION [4][5]. Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION [5][6]. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION [6][7]. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Pledge Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION [7][8]. All notices, requests and demands pursuant hereto shall be made in accordance with Section 16 of the Pledge Agreement. All communications and notices hereunder to each Additional Pledgor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

SECTION [8][9]. Each Additional Pledgor agrees to reimburse the Collateral Agent for its respective reasonable and documented out-of-pocket costs and expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of one firm of counsel, and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case to the Administrative Agent and Collateral Agent (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Company of such conflict and thereafter, after receipt of the consent of the Company (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person).

IN WITNESS WHEREOF, each Additional Pledgor and the Collateral Agent have duly executed this Supplement to the Pledge Agreement as of the day and year first above written.

, as Additional Pledgor

By:
Name:
Title:

CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE 1

TO SUPPLEMENT NO. [    ]

TO THE PLEDGE AGREEMENT

Pledged Shares

Record and Beneficial Owner	Issuer	Certificate No.	Number and Class of Shares	% of Shares Owned
Pledged Debt
Payee	Issuer	Principal Amount	Date of Instrument	Maturity Date

EXHIBIT F

TO THE CREDIT AGREEMENT

SECURITY AGREEMENT

THIS SECURITY AGREEMENT dated as of October 10, 2007, among Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Company”), each of the Subsidiaries of the Company listed on the signature pages hereto or that becomes a party hereto pursuant to Section 8.13 (each such entity being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Company are referred to collectively as the “Grantors”) and Citibank, N.A., as Collateral Agent (in such capacity, the “Collateral Agent”) under the Credit Agreement (as defined below) for the benefit of the Secured Parties (as defined below).

W I T N E S S E T H:

WHEREAS, the Company is party to the Credit Agreement, dated as of October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among US Holdings, the Company, the lending institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and as Collateral Agent, and the other agents and entities party thereto;

WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans and Posting Advances to the Company and the Letter of Credit Issuers have agreed to issue Letters of Credit for the account of the Parent and its Subsidiaries (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein, (b) one or more Cash Management Banks may from time to time enter into Secured Cash Management Agreements and (c) one or more Hedge Banks may from time to time enter into Secured Hedging Agreements and/or Secured Commodity Hedging Agreements;

WHEREAS, pursuant to the Guarantee, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Guarantee”), Energy Future Competitive Holdings Company (“US Holdings”) and each Subsidiary Grantor party thereto has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Collateral Agent for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;

WHEREAS, each Subsidiary Grantor is a Guarantor;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Company to make valuable transfers to the Subsidiary Grantors in connection with the operation of their respective businesses;

WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit;

WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Company under the Credit Agreement that the Grantors shall have executed and delivered this Security Agreement to the Collateral Agent for the benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Company under the Credit Agreement, to induce each Cash Management Bank to enter into Secured Cash Management Agreements and to induce each Hedge Bank to enter into Secured Hedging Agreements and/or Secured Commodity Hedging Agreements with US Holdings, the Company and/or its Subsidiaries, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1. Defined Terms.

(a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b) Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein): Account, As-Extracted Collateral, Certificated Securities, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Documents, Fixtures, Instruments, Inventory, Letter-of-Credit Right, Securities, Securities Account, Security Entitlement, Supporting Obligation, and Tangible Chattel Paper.

(c) The following terms shall have the following meanings:

“Accession Agreement” shall have meaning provided to it in the Intercreditor Agreement.

“Bundled Payment” shall mean an amount paid or payable by an obligor to a Grantor pursuant to a bundled bill, which amount includes both (a) Excluded Property under clauses (a) or (c) (or both such clauses) of the definition of such term, and (b) other amounts.

“Bundled Payment Amount” shall mean amounts paid or payable to any Grantor and described in clause (b) of the definition of Bundled Payment.

“Collateral” shall have the meaning provided in Section 2.

“Collateral Account” shall mean any collateral account established by the Collateral Agent as provided in Section 5.1 or Section 5.3.

“Collateral Agent” shall have the meaning provided in the preamble to this Security Agreement.

“Conduit Purchase Agreement” means the Fourth Amended and Restated Trade Receivables Purchase and Sale Agreement, dated as of August 4, 2003, as amended, among TXU Receivables Company, as Seller, TXU Business Services Company, as Collection Agent, the purchasers party thereto, the Managing Agents party thereto, and the Administrative Agent named therein.

“Copyright License” shall mean any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor (including all Copyrights) or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“copyrights” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (ii) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office.

“Copyrights” shall mean all copyrights now owned or hereafter acquired by any Grantor, including those referred to on Schedule 1.

“Deposit Agreement” shall mean the deposit agreement substantially in the form of Exhibit A hereto.

“Deposit L/C Loan Collateral Account” shall have the meaning set forth in the Deposit Agreement.

“Energy Plaza Lessee” shall have the meaning provided in Section 8.16.

“equipment” shall mean all “equipment,” as such term is defined in Article 9 of the UCC, now or hereafter owned by any Grantor or to which any Grantor has rights and, in any event, shall include all machinery, equipment, furnishings, movable trade fixtures and vehicles now or hereafter owned by any Grantor or to which any Grantor has rights and any and all Proceeds, additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto; but excluding equipment to the extent it is subject to a Lien, in each case permitted by the Credit Agreement and the terms of the Indebtedness secured by such Lien prohibit assignment of, or granting of a security interest in, such Grantor’s rights and interests therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law), provided, that immediately upon the repayment of all Indebtedness secured by such Lien, such Grantor shall be deemed to have granted a Security Interest in all the rights and interests with respect to such equipment.

“Excluded Lease Rights” shall mean any Operating Lease Rights to the extent that, pursuant to the terms of an Operating Lease, the granting of a Security Interest or Lien in such Operating Lease Rights (i) would be prohibited without the consent by any other party thereto (other than a Credit Party), unless all such consents have been obtained, or (ii) would represent a breach or default thereunder or give any other party thereto (other than a Credit Party) the right to terminate its obligations or the Grantor’s rights thereunder with or without the lapse of time, the giving of notice, or both (other than to the extent that any such prohibition, restriction or obligation referred to in clauses (i) and (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consent or comply with such obligations).

“Excluded Property” shall mean (a) Receivables Facility Assets purported to be sold, contributed or pledged by any Participating Receivables Grantor pursuant to a Permitted Receivables Financing (which shall be deemed to include “Receivable Assets” as defined in the Existing Securitization Documentation), (b) collections or proceeds of Receivables Facility Assets repurchased by a Participating Receivables Grantor pursuant to the provisions of a Permitted Receivables Financing, while such collections or proceeds are in a lockbox, collateral account or similar account established pursuant to such Permitted Receivables Financing to receive collections of Receivables Facility Assets or are in an account subject to an intercreditor agreement related to Transition Charges or Transition Property, (c) amounts payable to any Grantor that such Grantor is collecting on behalf of Persons that are not Grantors, including Transition Property and Transition Charges, and any customer deposits related to the foregoing, and (d) any Bundled Payment Amounts, while such Bundled Payment Amounts are in a lockbox, collateral account or similar account established pursuant to a Permitted Receivables Financing to receive collections of Receivables Facility Assets or are in an account subject to an intercreditor agreement related to Transition Charges or Transition Property.

“Existing Securitization Documentation” means the Conduit Purchase Agreement, the Parallel Purchase Commitment (as defined in the Conduit Purchase Agreement), the Receivables Contribution and Sale Agreement (as defined in the Conduit Purchase Agreement), and the other Transaction Documents (as defined in the Conduit Purchase Agreement), in each case as amended, and as may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Extensions of Credit” shall have the meaning assigned to such term in the recitals hereto.

“Financing Documents” shall have meaning provided to it in the Intercreditor Agreement.

“General Intangibles” shall mean all “general intangibles” as such term is defined in Article 9 of the UCC and, in any event, including with respect to any Grantor, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented or otherwise modified, including (a) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (b) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guarantee with respect thereto, (c) all claims of such Grantor for damages arising out of any breach of or default thereunder and (d) all rights of such Grantor to terminate, amend, supplement, modify or exercise rights or options thereunder, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in its right, title and interest in any such contract, agreement, instrument or indenture (i) is not prohibited by such contract, agreement, instrument or indenture without the consent of any other party thereto (other than a Credit Party), (ii) would not give any other party (other than a Credit Party) to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (iii) is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the other parties thereto (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents), provided that the foregoing limitation shall not affect, limit, restrict or impair the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any Subject Account or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture.

“Grantor” shall have the meaning assigned to such term in the recitals hereto.

“Intellectual Property” shall mean all of the following now owned or hereafter acquired by any Grantor: (A) all Copyrights, Trademarks and Patents, and (B) all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise now owned or hereafter acquired, including (a) all information used or useful arising from the business including all goodwill, trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas and all other proprietary information, and (b) rights, priorities and privileges relating to the Copyrights, the Patents, the Trademarks and the Licenses and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, in each case to the extent the grant by such Grantor of a Security Interest pursuant to this Security Agreement in any such rights, priorities and privileges relating to intellectual property (i) is not prohibited by any contract, agreement or other instrument governing such rights, priorities and privileges without the consent of any other party thereto (other than a Credit Party), (ii) would not give any other party (other than a Credit Party) to any such contract, agreement or other instrument the right to terminate its obligations thereunder or (iii) is permitted with consent if all necessary consents to such grant of a Security Interest have been obtained from the relevant parties (other than to the extent that any such prohibition referred to in clauses (i), (ii) and (iii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate such Grantor to obtain such consents).

“Investment Property” shall mean all Securities (whether certificated or uncertificated), Security Entitlements, Securities Accounts, Commodity Contracts and Commodity Accounts of any Grantor (other than (i) as pledged pursuant to the Pledge Agreement and (ii) any Excluded Stock or Stock Equivalents), whether now or hereafter acquired by any Grantor, except, in each case to the extent the grant by a Grantor of a Security Interest therein pursuant to this Security Agreement in its right, title and interest in any such Investment Property (i) is prohibited by any contract, agreement, instrument or indenture governing such Investment Property without the consent of any other party thereto (other than a Credit Party or a wholly owned subsidiary of a Credit Party) unless such consent has been expressly obtained, or (ii) would give any other party (other than a Credit Party or a wholly owned subsidiary of a Credit Party) to any such contract, agreement, instrument or indenture the right to terminate its obligations thereunder (other than to the extent that any such prohibition referred to in clauses (i) and (ii) would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (it being understood that the foregoing shall not be deemed to obligate any Grantor to seek or obtain any such consents referred to in clauses (i) or (ii) above).

“Lessor” shall have the meaning provided in Section 8.16.

“License” shall mean any Patent License, Trademark License, Copyright License or other license or sublicense to which any Grantor is a party.

“Operating Lease” shall mean any lease of any property (whether real, personal or mixed) by any Grantor as lessee that does not constitute a Capital Lease with respect to such Grantor.

“Operating Lease Rights” shall mean any property, rights or interests of an Grantor as lessee pursuant to an Operating Lease.

“Participating Receivables Grantor” means any Grantor that is or becomes a participant in a Permitted Receivables Financing.

“Patent License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor (including all Patents) or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“patents” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Patents” shall mean all patents now owned or hereafter acquired by any Grantor, including those referred to on Schedule 2.

“Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other Person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent, (b) any claim of any Grantor against any third party for (and the right to sue and recover for and the rights to damages or profits due or accrued arising out of or in connection with) (i) past, present or future infringement of any Patent now or hereafter owned by any Grantor, or licensed under a Patent License, (ii) past, present or future infringement or dilution of any Trademark now or hereafter owned by any Grantor or licensed under a Trademark License or injury to the goodwill associated with or symbolized by any Trademark now or hereafter owned by any Grantor, (iii) past, present or future breach of any License and (iv) past, present or future infringement of any Copyright now or hereafter owned by any Grantor or licensed under a Copyright License and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Properties” shall have the meaning provided in Section 8.16.

“Required Secured Parties” shall have meaning provided to it in the Intercreditor Agreement.

“Secured Obligations” shall have meaning provided to it in the Intercreditor Agreement.

“Security Agreement” shall mean this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Interest” shall have the meaning provided in Section 2.

“Subject Accounts” shall have the meaning provided in Section 5.1.

“Trademark License” shall mean any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor (including any Trademark) or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“trademarks” shall mean, with respect to any Person, all of the following now owned or hereafter acquired by such Person: (i) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, (ii) all goodwill associated therewith or symbolized thereby and (iii) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Trademarks” shall mean all trademarks now owned or hereafter acquired by any Grantor, including those referred to on Schedule 3; provided that any United States “intent to use” trademark applications for which a “statement of use” or “amendment to allege use” has not been filed and accepted in the United States Patent and Trademark Office (but only until such statement is filed and accepted), or to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable United States federal law, are excluded from this definition.

“Transition Charges” has the meaning ascribed to such term in Section 39.302(7) of the Texas Utilities Code.

“Transition Property” has the meaning ascribed to such term in Section 39.302(8) of the Texas Utilities Code.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

(d) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection, clause and Schedule references are to this Security Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(g) References to “Lenders” in this Security Agreement shall be deemed to include Cash Management Banks and Hedge Banks.

2. Grant of Security Interest.

(a) Each Grantor hereby bargains, sells, conveys, assigns, sets over, mortgages, pledges, hypothecates and transfers to the Collateral Agent, for the benefit of the Secured Parties, and grants to the Collateral Agent, for the benefit of the Secured Parties a lien on and security interest in (the “Security Interest”), all of its right, title and interest in, to and under all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all equipment and fixtures;

(v) all General Intangibles;

(vi) all Instruments;

(vii) all Intellectual Property;

(viii) all Inventory;

(ix) all Investment Property;

(x) all Supporting Obligations;

(xi) all Collateral Accounts;

(xii) the Deposit L/C Loan Collateral Account;

(xiii) all minerals, oil, gas and As-Extracted Collateral;

(xiv) all books and records pertaining to the Collateral; and

(xv) the extent not otherwise included, all Proceeds and products of any and all of the foregoing;

provided, that notwithstanding anything to the contrary in this Agreement (x) the Collateral shall exclude (A) Excluded Stock and Stock Equivalents or any other Stock or Stock Equivalents of any Person pledged (or specifically excluded from the pledge) pursuant to the Pledge Agreement, (B) Excluded Property, (C) motor vehicles and other assets subject to certificates of title, (D) Letter-of Credit Rights, (E) Commercial Tort Claims, (F) Excluded Lease Rights, (G) assets specifically requiring perfection through control agreements (other than the Deposit L/C Loan Collateral Account), (H) property or assets subject to capital leases and purchase money obligations to the extent subject to a Lien, in each case permitted by the Credit Agreement, and the terms of the Indebtedness secured by such Lien prohibit assignment of, or granting of a security interest in, such Grantor’s rights and interests therein (other than to the extent that any such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law), provided, that immediately upon the repayment of all Indebtedness secured by such Lien, such Grantor shall be deemed to have granted a Security Interest in all the rights and interests with respect to such property or assets, and (J) any assets as to which the Collateral Agent and the Company have determined that the costs or other consequences (including adverse tax consequences) of providing a security interest in is excessive in view of the benefits to be gained thereby by the Lenders and (y) none of the items included in clauses (i) through (xiv) above shall constitute Collateral to the extent (and only to the extent) that the grant of the Security Interest therein would violate any Requirement of Law applicable to such Collateral.

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements and, with notice to the Company, other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Security Agreement, and such financing statements and amendments may describe the Collateral covered thereby as “all assets”, “all personal property” or words of similar effect; provided that, with respect to As-Extracted Collateral, the Collateral Agent shall only file or record financing statements in the Secretary of State or other central filing office of the jurisdiction of organization of a Grantor except in connection with a Mortgage. Each Grantor hereby also authorizes the Collateral Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements.

Each Grantor hereby agrees to provide to the Collateral Agent, promptly upon request, any information reasonably necessary to effectuate the filings or recordings authorized by this Section 2(b).

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted hereunder by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent (for the benefit of the Secured Parties), as the case may be, as secured party.

The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

3. Representations and Warranties.

Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:

3.1. Title; No Other Liens. Except for (a) the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement, (b) the Liens permitted by the Credit Agreement and (c) any Liens securing Indebtedness which is no longer outstanding or any Liens with respect to commitments to lend which have been terminated, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as (i) have been filed in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement or (ii) are permitted by the Credit Agreement. The information set forth in the Perfection Certificate is complete and accurate in all respects as of the date hereof.

3.2. Perfected First Priority Liens.

(a) This Security Agreement is effective to create in favor of the Collateral Agent, for its benefit and for the benefit of the Secured Parties, legal, valid and enforceable Security Interests in the Collateral, subject to the effects of bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general equitable principles.

(b) Subject to the limitations set forth in clause (c) of this Section 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid and perfected Security Interests in the Collateral (as to which perfection may be obtained by the filings or other actions described in clause (A), (B), (C) or (D) of this paragraph and other than with respect to any As-Extracted Collateral that requires the filing or recording of financing statements other than in the office of the Secretary of State or other central filing office in the jurisdiction of organization of the applicable Grantor in order to perfect) in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, upon (A) the completion of the filing in the applicable filing offices of all financing statements, in each case, naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral, (B) delivery to the Collateral Agent (or its bailee) of all Instruments, Chattel Paper, Certificated Securities and negotiable Documents in each case, properly endorsed for transfer to the Collateral Agent or in blank, (C) delivery to the Collateral Agent of the fully executed Deposit Agreement and (D) completion of the filing, registration and recording of a fully executed agreement in the form hereof (or a supplement hereto) and containing a description of all Collateral constituting registered Patents and Trademarks in the United States Patent and Trademark Office (or any successor office) within a three month period (commencing as of the date hereof) or, with respect to Collateral constituting United States Patents and United States registered Trademarks acquired after the date hereof, within three months thereafter, and all Collateral constituting registered Copyrights in the United States Copyright Office (or any successor office) within a one month period (commencing as of the date hereof) or, with respect to Collateral constituting registered United States Copyrights acquired after the date hereof, within one month thereafter pursuant to 35 USC § 261, 15 USC § 1060 or 17 USC § 205 and the regulations thereunder, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction to the extent that a security interest may be perfected by such filings, registrations and recordings, and (ii) are prior to all other Liens on the Collateral other than Liens permitted pursuant to Section 10.2 of the Credit Agreement.

(c) Notwithstanding anything to the contrary herein, no Grantor shall be required to perfect the Security Interests granted by this Security Agreement by any means other than by (i) filings pursuant to the Uniform Commercial Code of the relevant State(s), (ii) filings approved by United States government offices with respect to Intellectual Property or (iii) delivery to the Collateral Agent (or its bailee) to be held in its possession of all Collateral consisting of Tangible Chattel Paper, Instruments, Certificated Securities or Negotiable Documents; provided that the Grantors shall not be required to deliver to the Collateral Agent any Tangible Chattel Paper, Instruments, Certificated Securities or Negotiable Documents with an individual fair market value of less than $10,000,000. Notwithstanding anything to the contrary herein, no Grantor shall be required to complete any filings or other actions with respect to the perfection of the security interests created hereby in any jurisdiction outside of the United States.

(d) It is understood and agreed that the Security Interests in Investment Property created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses.

3.3. Bundled Payments. As of the date hereof, it is not billing for, and has no, Bundled Payments.

4. Covenants.

Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the Obligations are paid in full, the Commitments are terminated and no Letters of Credit thereunder remains outstanding (or all such Letters of Credit shall have been cash collateralized):

4.1. Maintenance of Perfected Security Interest; Further Documentation.

(a) Such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in Section 3.1 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to Section 3.2(c).

(b) Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request. In addition, within 30 days after the end of each calendar quarter, such Grantor will deliver to the Collateral Agent a written supplement substantially in the form of Annex A hereto with respect to any additional Copyrights, Patents and Trademarks registered or applied for with the United States Patent and Trademark Office or the United States Copyright Office and acquired by such Grantor after the date hereof, all in reasonable detail.

(c) Subject to clause (d) below and Section 3.2(c), each Grantor agrees that at any time and from time to time, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents, including all applicable documents required under Section 3.2(b)(i)(C)), which may be required under any applicable law, or which the Collateral Agent or the Required Secured Parties may reasonably request, in order (i) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any

Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby and all applicable documents required under Section 3.2(b)(i)(C), all at the expense of such Grantor.

(d) Notwithstanding anything in this Section 4.1 to the contrary, (i) with respect to any assets acquired by such Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Domestic Subsidiary that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement or this Section 4.1.

(e) The Collateral Agent has a first priority security interest in the Deposit L/C Loan Collateral Account which security interest is perfected by Control (as defined in Section 9-104 of the UCC). No Pledgor shall grant Control of the Deposit L/C Loan Collateral Account to any person other than the Collateral Agent and no Pledgor shall grant Control of any other Deposit Account to any other Person, except in connection with a Permitted Lien.

4.2. Changes in Locations, Name, etc. Each Grantor will furnish to the Collateral Agent promptly (and in any event within 30 days of such change) a written notice of any change (i) in its legal name, (ii) in its jurisdiction of organization or location for purposes of the UCC, (iii) in its identity or type of organization or corporate structure or (iv) in its Federal Taxpayer Identification Number or organizational identification number. Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph. Each Grantor also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

4.3. Notices. Each Grantor will advise the Collateral Agent and the Lenders promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder

4.4. Bundled Payments. From and after the date hereof, no Grantor shall voluntary include Bundled Payment Amounts in a bundled bill.

5. Remedial Provisions.

5.1. Certain Matters Relating to Accounts.

(a) At any time after the occurrence and during the continuance of an Event of Default and after giving reasonable written notice to the Company and any other relevant Grantor, the Administrative Agent shall have the right, but not the obligation, to instruct the Collateral Agent to (and upon such instruction, the Collateral Agent shall) make test verifications of the Accounts that are Collateral (the “Subject Accounts”) in any manner and through any medium that such Agent reasonably considers advisable, and each Grantor shall furnish all such assistance and information as such Agent may require in connection with such test verifications. Such Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Subject Accounts and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Subject Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Subject Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) At the Collateral Agent’s written request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Subject Accounts, including all original orders, invoices and shipping receipts.

(d) Upon the occurrence and during the continuance of an Event of Default, a Grantor shall not grant any extension of the time of payment of any of the Subject Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon if the Collateral Agent shall have instructed the such Grantor in writing not to grant or make any such extension, credit, discount, compromise or settlement under any circumstances during the continuance of such Event of Default.

(e) At the direction of the Collateral Agent, upon the occurrence and during the continuance of an Event of Default, each Grantor shall grant to the Collateral Agent to the extent assignable, an irrevocable, non-exclusive, fully paid-up, royalty-free, worldwide license to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation of printout thereof.

5.2. Communications with Credit Parties; Grantors Remain Liable.

(a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, after giving reasonable written notice to the relevant Grantor of its intent to do so, communicate with obligors under the Subject Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Subject Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(b) Upon the written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Subject Accounts that the Subject Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Subject Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Subject Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Subject Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3. Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the Secured Parties specified in Section 5.1 with respect to payments of Subject Accounts, if an Event of Default shall occur and be continuing and the Collateral Agent so requires by notice in writing to the relevant Grantor (it being understood that the exercise of remedies by the Secured Parties pursuant to the Intercreditor Agreement in connection with an Event of Default under Section 11.5 of the Credit Agreement shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its dominion and control and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.4.

5.4. Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt in the order specified in Section 4.1 of the Intercreditor Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

5.5. Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law and also may, with notice to the relevant Grantor, sell the Collateral or any part thereof in one or more parcels at one or more public or private sales, at any exchange, broker’s board or office of the Collateral Agent or any Lender or elsewhere for cash or on credit or for future delivery at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent and any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request to assemble the Collateral and make it available to the Collateral Agent, at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.5 in accordance with the provisions of Section 5.4.

5.6. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable and documented fees, disbursements and other charges of one firm of counsel and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, to the Administrative Agent and Collateral Agent (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Company of such conflict and thereafter, after receipt of the consent of the Company (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person) to collect such deficiency.

5.7. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and any Secured Cash Management Agreements, Secured Hedging Agreements, and Secured Commodity Hedging Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, as the case may be, or, in the case of any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement, the applicable Cash Management Bank or Hedge Bank) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on the Company or any Grantor or any other Person, and any failure by the Collateral Agent or any other Secured Party to make any such demand or to collect any payments from the Company or any Grantor or any other Person or any release of the Company or any Grantor or any other Person shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

6. The Collateral Agent.

6.1. Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a) Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after the occurrence and during the continuance of an Event of Default and after written notice by the Collateral Agent of its intent to do so:

(i) take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Subject Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Subject Account or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the Secured Parties’ Security Interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;

(iv) execute, in connection with any sale provided for in Section 5.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(v) obtain and adjust insurance required to be maintained by such Grantor pursuant to Section 9.3 of the Credit Agreement;

(vi) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;

(vii) ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;

(viii) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(ix) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;

(x) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xi) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its affiliates in any manner other than with respect to its continuing rights in such Collateral);

(xii) assign any Intellectual Property (along with the goodwill of the business to which any such Intellectual Property pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable business discretion determine; and

(xiii) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1 (to the extent required to be reimbursed by the Grantors pursuant to the Credit Documents), together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.

6.2. Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

6.3. Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement, and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the applicable Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

6.4. Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional.

6.5. Continuing Security Interest; Assignments Under the Credit Agreement; Release.

(a) This Security Agreement shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until all Secured Obligations (other than any contingent indemnity obligations not then due) and the obligations of each Grantor under this Security Agreement shall have been satisfied by payment in full, the Commitments shall be terminated and no Letters of Credit shall be outstanding (or all such Letters of Credit shall have been fully Cash Collateralized or otherwise back-stopped to the reasonable satisfaction of the applicable Letter of Credit Issuers), notwithstanding that from time to time during the term of the Credit Agreement and any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement the Credit Parties may be free from any Obligations.

(b) A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Grantor shall be automatically released upon the consummation of any transaction permitted under the Credit Agreement as a result of which such Subsidiary Grantor ceases to be a Subsidiary Guarantor.

(c) Upon any sale, transfer or other disposition by any Grantor of any Collateral that is permitted under the Credit Agreement or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to Section 13.1 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released and such Collateral sold, transferred or disposed of free and clear of the Lien and Security Interests created hereby.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 6.5 shall be without recourse to or warranty by the Collateral Agent.

6.6. Reinstatement. Each Grantor further agrees that, if any payment made by any Credit Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the Proceeds of Collateral are required to be returned by any Secured Party to such Credit Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

7. Collateral Agent as Agent.

(a) Citibank, N.A. has been appointed to act as the Collateral Agent under the Credit Agreement, by the Lenders under the Credit Agreement and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement, the Credit Agreement and the Intercreditor Agreement, provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for in Section 5 in accordance with the instructions of Required Secured Parties. In furtherance of the foregoing provisions of this Section 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the applicable Secured Parties in accordance with the terms of this Section 7(a).

(b) The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent under this Security Agreement; removal of the Collateral Agent shall also constitute removal under this Security Agreement; and appointment of a Collateral Agent pursuant to Section 12.9 of the Credit Agreement shall also constitute appointment of a successor Collateral Agent under this Security Agreement. Upon the acceptance of any appointment as Collateral Agent under Section 12.9 of the Credit Agreement by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Security Agreement, and the retiring or removed Collateral Agent under this Security Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement while it was Collateral Agent hereunder.

(c) The Collateral Agent shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to a Secured Cash Management Agreement, Secured Commodity Hedging Agreement or Secured Hedging Agreement the obligations under which constitute Obligations, unless it shall have received written notice in form and substance satisfactory to the Collateral Agent from a Grantor or any such Secured Party as to the existence and terms of the applicable Secured Cash Management Agreement, Secured Commodity Hedging Agreement or Secured Hedging Agreement, it being agreed by the Collateral Agent that delivery of a duly executed Accession Agreement pursuant to the terms of the Intercreditor Agreement shall comply with the requirements of this clause (c).

8. Miscellaneous.

8.1. Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Agent in accordance with Section 13.1 of the Credit Agreement.

8.2. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

8.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4. Enforcement Expenses; Indemnification.

(a) Each Grantor agrees to pay any and all reasonable and documented out-of-pocket costs and expenses (including all reasonable and documented fees, disbursements and other charges of one firm of counsel, and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case to the Administrative Agent and Collateral Agent (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Company of such conflict and thereafter, after receipt of the consent of the Company (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person)) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement.

(b) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement, other than Excluded Taxes and any interest, penalties or expenses caused by the Collateral Agent’s or a Secured Party’s gross negligence or willful misconduct.

(c) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement to the extent the Company would be required to do so pursuant to Section 13.5 of the Credit Agreement.

(d) The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Financing Documents.

8.5. Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement without the prior written consent of the Collateral Agent except pursuant to a transaction permitted by the Credit Agreement.

8.6. Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (e.g., a “pdf” or “tif” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Collateral Agent and the Company.

8.7. Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

8.8. Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.9. Integration. This Security Agreement together with the other Credit Documents represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

8.10. GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.11. Submission to Jurisdiction Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Secured Party) to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

8.12. Acknowledgments. Each party hereto hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;

(b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Grantors and the Lenders and any other Secured Party.

8.13. Additional Grantors. Each Subsidiary of the Company that is required to become a party to this Security Agreement pursuant to Section 9.11 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Security Agreement upon execution and delivery by such Subsidiary of a written supplement substantially in the form of Annex B hereto or in such other form reasonably satisfactory to the Collateral Agent. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

8.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.15. Oncor Separateness.

(a) The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges (i) the legal separateness of the Company and the Grantors from Oncor Holdings and its Subsidiaries, (ii) that the lenders under the Oncor Credit Facility and the noteholders under Oncor and its Subsidiaries’ indentures have likely advanced funds thereunder in reliance upon the separateness of Oncor and its Subsidiaries (and in the case of the Oncor Credit Facility, Oncor Holdings and its respective Subsidiaries) from the Company and the Grantors, (iii) that Oncor Holdings and its Subsidiaries have assets and liabilities that are separate from those of TXU Corp. and its other Subsidiaries, (iv) that the Obligations owing under the Credit Documents are obligations and liabilities of the Company and the Guarantors only, and are not the obligations or liabilities of Oncor Holdings or any of its Subsidiaries, (v) that the Secured Parties shall look solely to the Company, the Guarantors and their assets, and not to any assets, or to the pledge of any assets, owned by Oncor Holdings or any of its Subsidiaries, for the repayment of any amounts payable pursuant to the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement and for satisfaction of any other Obligations owing to the Secured Parties under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement, and (vi) that none of Oncor Holdings or its Subsidiaries shall be personally liable to the Secured Parties for any amounts payable, or any other liability, under the Credit Documents or any Secured Cash Management Agreement, Secured Hedging Agreement or Secured Commodity Hedging Agreement.

(b) The Collateral Agent, on behalf of itself and the Secured Parties, shall not (i) initiate any legal proceeding to procure the appointment of an administrative receiver, or (ii) institute any bankruptcy, reorganization, insolvency, winding up, liquidation, or any like proceeding under applicable law, against Oncor Holdings, Oncor, or any of their Subsidiaries, or against any of Oncor Holdings’s, Oncor’s, or any of their Subsidiaries’ assets. The Collateral Agent, on behalf of itself and the Secured Parties, acknowledges and agrees that each of Oncor Holdings, Oncor, and their Subsidiaries is a third party beneficiary of the forgoing covenant and shall have the right to specifically enforce such covenant in any proceeding at law or in equity.

8.16. Energy Plaza Lease. To the extent no prohibited by the Credit Agreement, each Grantor (including each additional Grantor pursuant to Section 8.13 hereof) hereby irrevocably waives and releases, for the benefit of the Energy Plaza Lessee (as hereinafter defined), any direct or indirect right of reimbursement, subrogation or other claims which such Grantor may now or in the future have against the Energy Plaza Lessee with respect to any Qualified Letter of Credit (as defined in the First Amendment to Lease Agreement) dated as of June 1, 2007 between U.S. Bank, N.A. (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), as owner trustee of the ZSF/Dallas Tower Trust, a Delaware grantor trust (as trustee only, and not individually) (“Lessor”), and TXU Properties Company, a Texas corporation (“Properties”), including any amounts drawn under the Qualified Letter of Credit. “Energy Plaza Lessee” means Properties or a successor or assignee in its capacity as “Lessee” pursuant to the Lease dated as of February 14, 2002 between Lessor and Properties, as from time to time amended, modified, amended and restated or replaced, relating to the property currently or previously known as Energy Plaza in Dallas, Texas. This Section 8.16 shall be enforceable by the Energy Plaza Lessee, notwithstanding the fact that it is not a party to this Agreement. Nothing in this Section 8.16 shall be construed to modify the relative rights and obligations of the Collateral Agent, the Secured Parties and Grantors described elsewhere in this Security Agreement or any other Credit Document.

8.17. Intercreditor Agreement. Notwithstanding any provision to the contrary in this Security Agreement, this Security Agreement is subject to the provisions of the Intercreditor Agreement, which provisions shall supercede and control any conflicting provisions in this Security Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

[SIGNATURE PAGE TO SECURITY AGREEMENT]

CITIBANK, N.A., as Collateral Agent

By:
Name:
Title:

Schedule 1

Copyrights

[The copyright registrations and applications listed on Schedule 7(b) of the Perfection Certificate are incorporated by reference herein.]

Schedule 2

Patents

[The patent registrations and applications listed on Schedule 7(a) of the Perfection Certificate are incorporated by reference herein.]

Schedule 3

Trademarks

[The trademark registrations and applications listed on Schedule 7(a) of the Perfection Certificate are incorporated by reference herein.]

[ANNEX A TO

THE SECURITY AGREEMENT

SUPPLEMENT NO. [ ], dated as of [                ], to the SECURITY AGREEMENT dated as of [            ], 2007, among each of the Grantors listed on the signature pages thereto (each such subsidiary individually, a “Grantor” and, collectively, the “Grantors”), and Citibank, N.A., as Collateral Agent for the Secured Parties (as defined therein).

A. Reference is made to the Credit Agreement, dated as of October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among Energy Future Competitive Holdings Company, Texas Competitive Electric Holdings Company (the “Company”), the lending institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and as Collateral Agent, and the other agents and entities party thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Company under the Credit Agreement and to induce the Cash Management Banks and Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements.

D. Pursuant to Section 4.1(b) of the Security Agreement, within 30 days after the end of each calendar quarter, each Grantor has agreed to deliver to the Collateral Agent a written supplement substantially in the form of this Supplement with respect to any additional Copyrights, Patents and Trademarks acquired by such Grantor after the date of the Credit Agreement. The Grantors have identified on Schedule I, II and III hereto the additional Copyrights, Patents and Trademarks registered or applied for with the United States Patent and Trademark Office or the United States Copyright Office acquired by such Grantors after the date of the Credit Agreement. The undersigned Grantors are executing this Supplement in order to facilitate supplemental filings to be made by the Collateral Agent with the United States Copyright Office and the United States Patent and Trademark Office.

Accordingly, the Collateral Agent and the Grantors agree as follows:

SECTION 1. (a) Schedule 1 of the Security Agreement is hereby supplemented, as applicable, by the information (if any) set forth in the Schedule I hereto, (b) Schedule 2 of the Security Agreement is hereby supplemented, as applicable, by the information (if any) set forth in the Schedule II hereto and (c) Schedule 3 of the Security Agreement is hereby supplemented, as applicable, by the information (if any) set forth in the Schedule III hereto.

SECTION 2. Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a security interest in the Intellectual Property set forth in Schedules I, II and III hereto. Each Grantor hereby represents and warrants that the information set forth on Schedules I, II and III hereto is true and correct in all material respects as of the date hereof.

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission (e.g., a “pdf” or “tif” file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Company. This Supplement shall become effective as to each Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such Grantor and the Collateral Agent.

SECTION 4. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 8.2 of the Security Agreement.

SECTION 8. Each Grantor agrees to reimburse the Collateral Agent for its respective reasonable and documented out-of-pocket costs and expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of one firm of counsel, and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case to the Administrative Agent and Collateral Agent (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Company of such conflict and thereafter, after receipt of the consent of the Company (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person).

[Signature Pages Follow]

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

_____________________, as Grantor

By:
Name:
Title:

_________________________, as Collateral Agent

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPLEMENT NO. [    ] TO SECURITY AGREEMENT]

Schedule I

Copyrights

UNITED STATES COPYRIGHTS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	DESCRIPTION	APPLICATION NUMBER

Schedule II

Patents

UNITED STATES PATENTS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	DESCRIPTION	APPLICATION NUMBER

Schedule III

Trademarks

UNITED STATES TRADEMARKS:

Registrations:

OWNER	TRADEMARK	REGISTRATION NUMBER

Applications:

OWNER	TRADEMARK	APPLICATION NUMBER

ANNEX B TO

THE SECURITY AGREEMENT

SUPPLEMENT NO. [ ], dated as of [                ], to the SECURITY AGREEMENT dated as of [            ], 2007, among each of the Grantors listed on the signature pages thereto (each such subsidiary individually, a “Grantor” and, collectively, the “Grantors”), and Citibank, N.A., as Collateral Agent for the Secured Parties (as defined therein).

A. Reference is made to the Credit Agreement, dated as of October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”) among Energy Future Competitive Holdings Company, Texas Competitive Electric Holdings Company (the “Company”), the lending institutions from time to time parties thereto (the “Lenders”), Citibank, N.A., as Administrative Agent and as Collateral Agent, and the other agents and entities party thereto.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Letter of Credit Issuers to enter into the Credit Agreement and to induce the respective Lenders and the Letter of Credit Issuers to make their respective Extensions of Credit to the Company under the Credit Agreement and to induce the Cash Management Banks and Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements.

D. Section 9.11 of the Credit Agreement and Section 8.13 of the Security Agreement provide that additional Subsidiaries may become Grantors under the Security Agreement by execution and delivery of this Supplement. Each undersigned Domestic Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit and as consideration for Extensions of Credit previously made and to induce one or more Cash Management Banks and/or Hedge Banks to enter into Secured Cash Management Agreements, Secured Hedging Agreements and Secured Commodity Hedging Agreements.

Accordingly, the Collateral Agent and the New Grantors agree as follows:

SECTION 1. In accordance with subsection 8.13 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof (except where such representations and warranties expressly related to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date). In furtherance of the foregoing, each New Grantor, as security for the payment and performance in full of the Obligations, does hereby bargain, sell, convey, assign, set over, mortgage, pledge, hypothecate and transfer to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a Security Interest in all of the Collateral of such New Grantor, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. Each New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or law).

SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission (e.g. a “pdf” or “tif’ file)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Company. This Supplement shall become effective as to each New Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Collateral Agent.

SECTION 4. Each New Grantor hereby represents and warrants that (a) set forth on Schedule I hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the type of organization or corporate structure of such New Grantor (iv) the Federal Taxpayer Identification Number and organizational number of such New Grantor and (v) the true and correct location of the chief executive office and principal place of business and any office in which it maintains books of records relating to Collateral owned by it and (b) as of the date hereof (i) Schedule II hereto sets forth, in proper form for filing with the United States Copyright Office, all of each New Grantor’s Copyrights registered or applied for with the United States Copyright Office, (ii) Schedule III hereto sets forth, in proper form for filing with the United States Patent and Trademark Office, all of each New Grantor’s Patents registered or applied for with the United States Patent and Trademark Office, (iii) Schedule IV hereto sets forth, in proper form for filing with the United States Patent and Trademark Office, all of each New Grantor’s Trademarks (and all applications therefor).

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All notices, requests and demands pursuant hereto shall be made in accordance with Section 8.2 of the Security Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of the Company at the Company’s address set forth in Section 13.2 of the Credit Agreement.

SECTION 9. Each New Grantor agrees to reimburse the Collateral Agent for its respective reasonable and documented out-of-pocket costs and expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of one firm of counsel, and, if necessary, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, in each case to the Administrative Agent and Collateral Agent (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Company of such conflict and thereafter, after receipt of the consent of the Company (which consent shall not be unreasonably withheld or delayed), retains its own counsel, of another firm of counsel for such affected Person).

[Signature Pages Follow]

IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

_____________________, as New Grantor

By:
Name:
Title:

_________________________, as Collateral Agent

By:
Name:
Title:

[SIGNATURE PAGE TO SUPPLEMENT NO. [    ] TO SECURITY AGREEMENT]

Schedule I

COLLATERAL

Legal Name	Jurisdiction of Incorporation or Organization	Type of Organization or Corporate Structure	Federal Taxpayer Identification Number and Organizational Identification Number	Chief Executive Office and Principal Place of Business

Schedule II

Copyrights

UNITED STATES COPYRIGHTS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	DESCRIPTION	APPLICATION NUMBER

Schedule III

Patents

UNITED STATES PATENTS:

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	DESCRIPTION	APPLICATION NUMBER

Schedule IV

Trademarks

UNITED STATES TRADEMARKS:

Registrations:

OWNER	TRADEMARK	REGISTRATION NUMBER

Applications:

OWNER	TRADEMARK	APPLICATION NUMBER

EXHIBIT G

TO THE CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST [AMENDMENT]

([REVOLVING][DEPOSIT] LETTER OF CREDIT)

No. [1]	Dated [2]

To: Citibank, N.A., as Administrative Agent,

[            ], as the [Revolving][Deposit] Letter of Credit Issuer,

under the Credit Agreement, dated as of October [10],

2007 (as amended, restated, supplemented or otherwise

modified, refinanced or replaced from time to time, the

“Credit Agreement”), among Energy Future Competitive

Holdings Company, a Texas corporation, Texas Competitive

Electric Holdings Company LLC, a Delaware limited

liability company (the “Company”), the lending institutions

from time to time parties thereto, (each a “Lender”

and, collectively, the “Lenders”) and Citibank, N.A., as

Administrative Agent and as Collateral Agent.

Ladies and Gentlemen:

The undersigned hereby requests that the [Revolving][Deposit] Letter of Credit Issuer [issue] [amend]3 a [Revolving][Deposit] Letter of Credit on                     4 (the “Date of Issuance”) in the aggregate stated amount of $        .

For purposes of this [Revolving][Deposit] Letter of Credit Request, unless otherwise defined, all capitalized terms used herein that are defined in the Credit Agreement shall have the respective meanings provided therein.

[1]	Letter of Credit Request Number.
[2]

Date of standby Letter of Credit Request (at least two Business Days prior to the Date of Issuance or such lesser number of Business Days as may be agreed by the Administrative Agent and such Letter of Credit Issuer).

[3]	If an amendment, include a description of the proposed amendment.
[4]	Date of Issuance.

The beneficiary of the requested [Revolving][Deposit] Letter of Credit [will be] [is]            ,5 and such [Revolving][Deposit] Letter of Credit [will be] [is] in support of             6 and [will have] [has] a stated expiration date of                     .7

The undersigned hereby certifies that:

(a) All representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Date of Issuance (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(b) No Default or Event of Default has occurred and is continuing as of the date hereof nor, after giving effect to the issuance of the [Revolving][Deposit] Letter of Credit requested hereby, would such a Default or Event of Default occur.

(c) Attached hereto as Exhibit A is a true and correct copy of the documents to be presented by the beneficiary of the requested [Revolving][Deposit] Letter of Credit in the case of any drawing thereunder.

(d) Attached hereto as Exhibit B is the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder.

Copies of all documentation with respect to the supported transaction are attached hereto.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

[5]	Insert name and address of beneficiary.
[6]	Insert description of supported obligations and name of agreement to which it relates, if any.
[7]	Insert last date upon which drafts may be presented.

EXHIBIT H-1

TO THE CREDIT AGREEMENT

October 10, 2007

Citibank, N.A., as Administrative

Agent and Collateral Agent under the

Credit Agreement, as hereinafter

defined (the “Administrative Agent”)

and

The Agents, Lenders and counterparties to any secured commodity hedging agreements listed on Schedule I hereto

Re:	Credit Agreement dated as of October 10, 2007 (the “Credit Agreement”) among Energy Future Competitive Holdings Company, a Texas corporation (“EFC Holdings”), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Company”), the lending institutions identified in the Credit Agreement (the “Lenders”), the Administrative Agent and the other Agents and entities party thereto

Ladies and Gentlemen:

We have acted as counsel to EFC Holdings, the Company and the subsidiaries of the Company named on Schedule II attached hereto (the “Schedule II Subsidiary Guarantors”) and Schedule III attached hereto (the “Schedule III Subsidiary Guarantors”; EFC Holdings, the Company, the Schedule II Subsidiary Guarantors and the Schedule III Subsidiary Guarantors being referred to herein collectively as the “Credit Parties”) in connection with the preparation, execution and delivery of the following documents:

(i)	the Credit Agreement;

(ii)	the Guarantee;

(iii)	the Security Agreement;

(iv)	the Pledge Agreement;

(v)	the Trademark Security Agreement, dated as of October 10, 2007 among TXU Energy Retail Company LLC, Luminant Energy Services Company, Generation SVC Company, Luminant Energy Company LLC and Energy Future Competitive Holdings Company, in favor of Citibank, N.A., in its capacity as Collateral Agent (the “Trademark Security Agreement”);

(vi)	the Patent Security Agreement, dated as of October 10, 2007 among Luminant Generation Company LLC and Texas Competitive Electric Holdings Company, in favor of Citibank, N.A., in its capacity as Collateral Agent (the “Patent Security Agreement”);

(vii)	the Copyright Security Agreement, dated as of October 10, 2007 among Energy Future Competitive Holdings Company and Generation SVC Company, in favor of Citibank, N.A., in its capacity as Collateral Agent (the “Copyright Security Agreement”);

(viii)	the Intercreditor Agreement; and

(ix)	the Deposit Agreement, dated as of October 10, 2007, among Texas Competitive Electric Holdings Company LLC, Citibank, N.A., as secured party and Citibank, N.A., as deposit bank.

The documents described in the foregoing clauses (i) through (ix) are collectively referred to herein as the “Credit Documents.” The documents described in the foregoing clauses (iii) through (vii) are collectively referred to herein as the “Security Documents.” Unless otherwise indicated, capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement. This opinion is furnished to you pursuant to Section 6.3(a) of the Credit Agreement.

We have examined the following:

(i) the Credit Agreement, signed by EFC Holdings, the Company, the Administrative Agent, the other Agents party thereto and certain of the Lenders;

(ii) each other Credit Document, signed by each Credit Party that is a party thereto;

(iii) unfiled copies of the financing statements listed on Schedule IV hereto (the “Delaware Financing Statements”), naming the Credit Parties indicated on such Schedule IV as debtors and the Collateral Agent as secured party, which we understand will be filed in the Office of the Secretary of State of the State of Delaware (the “Delaware Filing Office”); and

(iv) (A) the Deed of Trust, Assignment of Leases and Rent, Security Agreement and Fixture Filing, dated as of October 10, 2007, by Collin Power Company LLC, as grantor, to Fidelity National Title Insurance Company, as trustee, for the benefit of Citibank, N.A., as beneficiary and (B) the Deed of Trust, Assignment of Leases and Rent, Security Agreement and Fixture Filing, dated as of October 10, 2007, by Oak Grove Management Company LLC, as grantor, to Fidelity National Title Insurance Company, as trustee, for the benefit of Citibank, N.A., as beneficiary (collectively, the “Mortgages”).

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In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Credit Parties, and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Credit Parties. In addition, we have relied as to certain matters of fact upon the representations made in the Credit Documents.

In addition, we have assumed that (1) the Credit Parties have rights in the Collateral existing on the date hereof and will have rights in property which becomes Collateral after the date hereof and (2) “value” (as defined in Section 1-201(44) of the Uniform Commercial Code as in effect on the date hereof in the State of New York (the “New York UCC”)) has been given by the Secured Parties to the Credit Parties for the security interests and other rights in the Collateral.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. Each of the Credit Parties (other than the Schedule III Subsidiary Guarantors and EFC Holdings (each a “Non-Delaware Credit Party” and, collectively, the “Non-Delaware Credit Parties”), as to which we express no opinion) (a) is validly existing and in good standing as a corporation or limited liability company, as the case may be, under the law of the State of Delaware, (b) has the corporate power and authority or limited liability company power and authority, as the case may be, to execute and deliver each of the Credit Documents and Mortgages to which it is a party, to perform its obligations under the Credit Documents and to grant the security interests to be granted by it pursuant to the Security Documents and (c) has duly authorized, executed and delivered each Credit Document and Mortgage to which it is a party.

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2. Assuming that each of the Non-Delaware Credit Parties (a) is validly existing and in good standing under the law of the jurisdiction in which it is organized, (b) has the power and authority to execute and deliver each of the Credit Documents to which it is a party, to perform its obligations thereunder and to grant the security interests to be granted by it pursuant to the Security Documents and (c) has duly authorized, executed and delivered each Credit Document to which it is a party in accordance with the law of the jurisdiction in which it is organized, each of the Non-Delaware Credit Parties has duly executed and delivered each Credit Document to which it is a party insofar as the law of the State of New York is concerned.

3. The execution and delivery by any Credit Party (other than the Non-Delaware Credit Parties) of the Credit Documents and Mortgages to which it is a party, performance of its payment obligations under the Credit Documents and granting of the security interests to be granted by it pursuant to the Security Documents, and the Company’s borrowings in accordance with the terms of the Credit Documents, (a) will not result in any violation of (1) the Certificate of Incorporation, By-Laws, Operating Agreement or Limited Liability Company Agreement, as applicable, of such Credit Party or (2) assuming that proceeds of borrowings will be used in accordance with the terms of the Credit Agreement, any Federal or New York statute, the Delaware General Corporation Law or the Delaware Limited Liability Company Act or any rule or regulation issued pursuant to any New York or Federal statute, the Delaware General Corporation Law or the Delaware Limited Liability Company Act or any order known to us issued by any court or governmental agency or body and (b) will not breach or result in a default under or result in the creation of any lien upon or security interest in any Credit Party’s properties pursuant to the terms of any agreement or instrument identified on Schedule V hereto.

4. The execution and delivery by any Non-Delaware Credit Party of the Credit Documents to which it is a party, performance of its payment obligations thereunder and granting of the security interests to be granted by it pursuant to the Security Documents (a) will not result in, assuming that proceeds of borrowings will be used in accordance with the terms of the Credit Agreement, any violation of any Federal or New York statute or any rule or regulation issued pursuant to any New York or Federal statute or any order known to us issued by any court or governmental agency or body and (b) will not breach or result in a default under or result in the creation of any lien upon or security interest in any Credit Party’s properties pursuant to the terms of any agreement or instrument identified on Schedule V attached hereto.

5. No consent, approval, authorization, order, filing, registration or qualification of or with any Federal or New York governmental agency or body or any Delaware governmental agency or body acting pursuant to the Delaware General Corporation Law or the Delaware Limited Liability Company Act is required for the execution and delivery by any Credit Party (other than the Non-Delaware Credit Parties) of the Credit Documents and Mortgages to which it is a party, the borrowings by the Company in accordance with the terms of the Credit Documents, the performance by the Credit Parties (other than the Non-Delaware Credit Parties) of their respective payment obligations under the Credit Documents or the granting of any security interests under the Security Documents, except filings required for the perfection of security interests granted pursuant to the Security Documents.

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6. No consent, approval, authorization, order, filing, registration or qualification of or with any Federal or New York governmental agency or body is required for the execution and delivery by any of the Non-Delaware Credit Parties of the Credit Documents to which it is a party, the performance by the Non-Delaware Credit Parties of their respective payment obligations under the Credit Documents or the granting of any security interests under the Security Documents, except filings required for the perfection of security interests granted pursuant to the Security Documents.

7. Assuming that each of the Credit Documents is a valid and legally binding obligation of each of the parties thereto other than the Credit Parties and assuming that (a) each of the Non-Delaware Credit Parties is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Credit Documents to which it is a party in accordance with its organizational documents, (b) execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not violate the law of the jurisdiction in which it is organized or any other applicable laws (excepting the law of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Federal laws of the United States) and (c) execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party do not constitute a breach or violation of any agreement or instrument which is binding upon any Credit Party (except that we do not make the assumption in this clause (c) with respect to the agreements that are the subject of opinion paragraphs 3(b) and 4(b) of this opinion letter), each Credit Document constitutes the valid and legally binding obligation of each Credit Party which is a party thereto, enforceable against such Credit Party in accordance with its terms.

8. To our knowledge having made no independent investigation and other than as identified in the Credit Agreement, there is no action, suit or proceeding now pending before or by any court, arbitrator or governmental agency, body or official to which any Credit Party is a party or to which the business, assets or property of any Credit Party is subject, and no such action, suit or proceeding is threatened to which any Credit Party would be a party or to which the business, assets or property of any Credit Party would be subject, that in either case questions the validity of the Credit Documents.

9. No Credit Party is an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended.

10. Assuming that the Company will comply with the provisions of the Credit Agreement relating to the use of proceeds, the execution and delivery of the Credit Agreement by the Company and the making of the Loans and issuing of the Letters of Credit under the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

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11. The Security Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a security interest in the Collateral described therein in which a security interest may be created under Article 9 of the New York UCC (collectively, the “Security Agreement Article 9 Collateral”).

12. The security interest of the Collateral Agent for the benefit of the Secured Parties in that portion of the Security Agreement Article 9 Collateral constituting instruments (as defined in Section 9-102 of the New York UCC) will be a perfected security interest upon delivery of such instruments to the Collateral Agent in the State of New York.

13. The Pledge Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a security interest under the New York UCC in the Collateral described therein in which a security interest may be created under Article 9 of the New York UCC (collectively, the “Pledge Agreement Article 9 Collateral” and, together with the Security Agreement Article 9 Collateral, the “Article 9 Collateral”).

14. The Collateral Agent will have a perfected security interest in the investment property (as defined in Section 9-102 of the New York UCC) identified on Schedule 1 to the Pledge Agreement (the “Pledged Securities”) for the benefit of the Secured Parties under the New York UCC upon delivery to the Collateral Agent for the benefit of the Secured Parties in the State of New York of the certificates representing the applicable Pledged Securities in registered form, indorsed in blank by an effective indorsement or accompanied by undated stock powers with respect thereto duly indorsed in blank by an effective indorsement. Assuming neither the Collateral Agent nor any of the Secured Parties has notice of any adverse claim to the Pledged Securities, the Collateral Agent will acquire the security interest in the Pledged Securities for the benefit of the Secured Parties free of any adverse claim.

15. The Collateral Agent will have a perfected security interest for the benefit of the Secured Parties in that portion of the Collateral constituting the U.S. trademark registrations of each Credit Party listed, and correctly identified, on Schedule 3 to the Security Agreement upon (a) the taking of all actions required under the law of the jurisdiction of organization of such Credit Party with respect to the perfection of a security interest in such intangible property and (b) the timely filing and recording of the Trademark Security Agreement, including Schedule I thereto, in the United States Patent and Trademark Office, in the manner specified by such office and in accordance with its rules and regulations.

16. The Collateral Agent will have a perfected security interest for the benefit of the Secured Parties in that portion of the Collateral constituting the U.S. patent registrations of each Credit Party listed, and correctly identified, on Schedule 2 to the Security Agreement upon (a) the taking of all actions required under the law of the jurisdiction of organization of such Credit Party with respect

6

to the perfection of a security interest in such intangible property and (b) the timely filing and recording of the Patent Security Agreement, including Schedule I thereto, in the United States Patent and Trademark Office, in the manner specified by such office and in accordance with its rules and regulations.

17. The Collateral Agent will have a perfected security interest for the benefit of the Secured Parties in that portion of the Collateral constituting the U.S. copyright registrations of each Credit Party listed, and correctly identified, on Schedule 2 to the Security Agreement upon (a) the taking of all actions required under the law of the jurisdiction of organization of such Credit Party with respect to the perfection of a security interest in such intangible property and (b) the timely filing and recording of the Copyright Security Agreement, including Schedule I thereto, in the United States Copyright Office, in the manner specified by such office and in accordance with its rules and regulations.

18. Upon establishment of the Deposit L/C Loan Collateral Account in accordance with Section 3.9 of the Credit Agreement on the date hereof, the Security Agreement will create in favor of the Collateral Agent for the benefit of the Secured Parties a security interest under the New York UCC in the Deposit L/C Loan Collateral Account, and the Collateral Agent will have a perfected security interest in the Deposit L/C Loan Collateral Account for the benefit of the Secured Parties under the New York UCC.

Although we express no opinion as to the law of the State of Delaware (other than the Delaware General Corporation Law and the Delaware Limited Liability Company Act), we have reviewed Article 9 of the Uniform Commercial Code in effect in the State of Delaware as set forth in the Commerce Clearing House, Inc. Secured Transactions Guide as supplemented through September 4, 2007 (the “Delaware UCC”) and, based solely on such review, we advise you that (a) the Delaware Financing Statements are in appropriate form for filing in the Delaware Filing Office and (b) upon the filing of the Delaware Financing Statements in the Delaware Filing Office, the Collateral Agent will have a perfected security interest for the benefit of the Secured Parties in that portion of the Article 9 Collateral in which a security interest is perfected by filing a financing statement in the Delaware Filing Office.

Our opinions in paragraphs 7, 11, 13 and 18 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. Our opinion in paragraph 7 above also is subject to the qualification that certain provisions of the Security Documents may not be enforceable in whole or in part, although the inclusion of such provisions does not render the Security Documents invalid, and the Security Documents and the law of the State of New York contain adequate remedial provisions for the practical realization of the rights and benefits afforded thereby.

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Our opinions in paragraphs 11 through 13, 15, 16 through 18, and our advice in the second preceding paragraph above, are limited to Article 9 of the New York UCC or the Delaware UCC, as the case may be, and our opinion in paragraph 14 is limited to Articles 8 and 9 of the New York UCC, and, therefore, those opinion and advice paragraphs do not address (i) collateral of a type not subject to Article 9 or 8, as the case may be, of the New York UCC or the Delaware UCC and (ii) what law governs perfection of the security interests granted in the collateral covered by this opinion letter.

We express no opinion and render no advice with respect to:

(i) perfection of any security interest in (1) any collateral of a type represented by a certificate of title and (2) any collateral consisting of money or cash equivalents;

(ii) the effect of § 9-315(a)(2) of the applicable Uniform Commercial Code with respect to any proceeds of Collateral that are not identifiable;

(iii) perfection of any security interest whose priority is subject to Section 9-334 of the applicable Uniform Commercial Code;

(iv) any matters subject to federal laws and regulations relating to the generation, storage, sale or transmission of electricity or the ownership or operation of generating facilities (including without limitation nuclear generating facilities) or transmission facilities (including without limitation the Atomic Energy Act of 1954, as amended, the Federal Power Act, the Energy Policy Act of 2005, the Interstate Commerce Act and the Public Utility Holding Company Act of 2005 and in each case the rules and regulations promulgated thereunder and such other rules, regulations and orders administered by the Federal Energy Regulatory Commission, the U.S. Nuclear Regulatory Commission and the U.S. Environmental Protection Agency);

(v) the priority of any security interest, except as specified in paragraph 14;

(vi) the effect of Section 552 of the Bankruptcy Code (11 U.S.C. 552) (relating to property acquired by a pledgor after the commencement of a case under the United States Bankruptcy Code with respect to such pledgor) and Section 506(c) of the Bankruptcy Code (11 U.S.C. 506(c)) (relating to certain costs and expenses of a trustee in preserving or disposing of collateral);

(vii) the effect of any provision of the Credit Documents which is intended to establish any standard other than a standard set forth in the New York UCC as the measure of the performance by any party thereto of such party’s obligations of good faith, diligence, reasonableness or care or of the fulfillment of the duties imposed on any secured party with respect to the maintenance, disposition or redemption of collateral, accounting for surplus proceeds of collateral or accepting collateral in discharge of liabilities;

8

(viii) the effect of any provision of the Credit Documents which is intended to permit modification thereof only by means of an agreement in writing signed by the parties thereto;

(ix) the effect of any provision of the Credit Documents insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(x) the effect of any provision of the Credit Documents imposing penalties or forfeitures;

(xi) the enforceability of any provision of any of the Credit Documents to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; and

(xii) the effect of any provision of the Credit Documents relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Credit Documents whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the Federal courts. In connection with the provisions of the Credit Documents which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one Federal court to another.

With respect to matters of Texas law, we understand that you are relying on the opinions of Vinson & Elkins LLP and Hunton & Williams LLP.

With respect to matters relating to the Federal Energy Regulatory Commission and the U.S. Nuclear Regulatory Commission, we understand that you are relying on the opinion of Covington & Burling LLP.

9

We do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States, the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

This opinion letter is rendered to you in connection with the above described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent; provided that this opinion letter may be furnished to, but not relied upon by, (i) any person that purchases an interest or a participation in the Commitments or Loans, (ii) any auditor or regulatory authority having jurisdiction over a Lender and (iii) any other person or otherwise pursuant to court order or judicial process.

Very truly yours,

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SCHEDULE I

AGENTS, LENDERS AND COUNTERPARTIES TO ANY SECURED COMMODITY HEDGING AGREEMENTS

Citibank, N.A.
Citigroup Energy Inc.

Citigroup Global Markets Inc.

Credit Suisse

Credit Suisse Securities (USA) LLC

Goldman Sachs Credit Partners L.P.

J. Aron & Company

JPMorgan Chase Bank, N.A.

J.P. Morgan Securities Inc.

Lehman Brothers Inc.

Lehman Brothers Commodity Services Inc.

Lehman Commercial Paper Inc.

Morgan Stanley Capital Group Inc.

Morgan Stanley Senior Funding, Inc.

SCHEDULE II

SCHEDULE II SUBSIDIARY GUARANTORS

Entity Name	Jurisdiction of Organization
Collin Power Company LLC	Delaware

Generation MT Company LLC	Delaware

Luminant Energy Services Company	Delaware

Luminant Holding Company LLC	Delaware

Luminant Mining Services Company	Delaware

Luminant Power Services Company	Delaware

Oak Grove Management Company LLC	Delaware

TCEH Finance, Inc.	Delaware

TXU Energy Retail Management Company LLC	Delaware

TXU Retail Services Company	Delaware

TXU SEM Company	Delaware

SCHEDULE III

SCHEDULE III SUBSIDIARY GUARANTORS

Entity Name	Jurisdiction of Organization
Big Brown 3 Power Company LLC	Texas

Big Brown Lignite Company LLC	Texas

Big Brown Power Company LLC	Texas

DeCordova Power Company LLC	Texas

Generation SVC Company	Texas

Lake Creek 3 Power Company LLC	Texas

Luminant Big Brown Mining Company LLC	Texas

Luminant Energy Company LLC	Texas

Luminant Generation Company LLC	Texas

Luminant Mineral Development Company LLC	Texas

Luminant Mining Company LLC	Texas

Luminant Renewables Company LLC	Texas

Martin Lake 4 Power Company LLC	Texas

Monticello 4 Power Company LLC	Texas

Morgan Creek 7 Power Company LLC	Texas

NCA Resources Development Company LLC	Texas

Oak Grove Mining Company LLC	Texas

Oak Grove Power Company LLC	Texas

Sandow Power Company LLC	Texas

Tradinghouse 3 & 4 Power Company LLC	Texas

Tradinghouse Power Company LLC	Texas

TXU Chilled Water Solutions Company	Texas

Entity Name	Jurisdiction of Organization
TXU Energy Retail Company LLC	Texas

TXU Energy Solutions Company LLC	Texas

TXU Energy Trading (California) Company	Texas

TXU ET Services Company	Texas

TXU SESCO Company LLC	Texas

TXU SESCO Energy Services Company	Texas

Valley NG Power Company LLC	Texas

Valley Power Company LLC	Texas

Wichita/Victory Ave., LLC	Texas

SCHEDULE IV

DELAWARE FINANCING STATEMENTS

The following financing statements on form UCC-1, naming the Person listed below as debtor and the Collateral Agent as secured party for the benefit of the Secured Parties, to be filed in the offices listed opposite the name of such party:

DEBTOR	FILING OFFICE
Collin Power Company LLC	Delaware SOS
Generation MT Company LLC	Delaware SOS
Luminant Energy Services Company	Delaware SOS
Luminant Holding Company LLC	Delaware SOS
Luminant Mining Services Company	Delaware SOS
Luminant Power Services Company	Delaware SOS
Oak Grove Management Company LLC	Delaware SOS
TCEH Finance, Inc.	Delaware SOS
Texas Competitive Electric Holdings Company LLC	Delaware SOS
TXU Energy Retail Management Company LLC	Delaware SOS
TXU Retail Services Company	Delaware SOS
TXU SEM Company	Delaware SOS

SCHEDULE V

1.	Acquisition Agreement

2.	Borrower Senior Interim Loan Agreement

3.	Parent Senior Interim Loan Agreement

4.	Senior Unsecured Guarantee by Energy Future Competitive Holdings Company of the Borrower Senior Unsecured Interim Loan Agreement

5.	Senior Unsecured Guarantee by Energy Future Competitive Holdings Company of the Parent Senior Interim Loan Agreement

6.	Indenture (For Unsecured Debt Securities), dated as of March 1, 2003, between TCEH (formerly known as “TXU Energy Company LLC”) and The Bank of New York

7.	Indenture (For Unsecured Debt Securities Series O), dated as of November 1, 2004, between TXU Corp. and The Bank of New York

8.	Indenture (For Unsecured Debt Securities Series P), dated as of November 1, 2004, between TXU Corp. and The Bank of New York

9.	Indenture (For Unsecured Debt Securities Series Q), dated as of November 1, 2004, between TXU Corp. and The Bank of New York

10.	Indenture (For Unsecured Debt Securities Series R), dated as of November 1, 2004, between TXU Corp. and The Bank of New York

11.	Indenture (For Unsecured Debt Securities Series C), dated as of January 1, 1998, between TXU Corp. (formerly known as “Texas Utilities Company”) and The Bank of New York

12.	Indenture (For Unsecured Debt Securities Series N), dated as of July 1, 2003, between TXU Corp. and The Bank of New York

Tel 713.758.2222    Fax 713.758.2346

EXHIBIT H-2

TO THE CREDIT AGREEMENT

October 10, 2007

Each of the Addressees Listed in

the Attached Schedule I

Re:	Credit Facility - Texas Competitive Electric Holdings Company LLC

Ladies and Gentlemen:

We have acted as Texas counsel for Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Company”), the entities listed on Schedule II hereto (the “Texas Guarantors”), and the entities listed on Part A of Schedule III hereto (the “Mortgagors”), in connection with certain aspects of the transactions contemplated by that certain Credit Agreement (the “Credit Agreement”), dated as of October 10, 2007, by and among Energy Future Competitive Holdings Company, a Texas corporation (“U.S. Holdings”); the Company; the lending institutions from time to time parties thereto (the “Lenders”); Citibank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), Collateral Agent (in such capacity, the “Collateral Agent”), Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer; Goldman Sachs Credit Partners L.P., as Posting Agent, Posting Syndication Agent and Posting Documentation Agent; JPMorgan Chase Bank, N.A., as Syndication Agent and Revolving Letter of Credit Issuer; Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Bookrunners; Goldman Sachs Credit Partners L.P., as Posting Lead Arranger and Sole Bookrunner; Credit Suisse, Goldman Sachs Credit Partners L.P., Lehman Commercial Paper Inc. and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents; and J. Aron & Company, as Posting Calculation Agent. This opinion letter is furnished to you pursuant to Section 6.3(b) of the Credit Agreement. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to such terms in the Credit Agreement. Other terms that are defined in the Uniform Commercial Code as in effect on the date hereof in the State of Texas (the “Texas UCC”) have the same meaning when used herein unless otherwise indicated by the context in which such terms are so used.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

October 10, 2007 Page 2

In rendering the opinions set forth below, we have reviewed an execution copy of the following documents and instruments:

(i) the Credit Agreement;

(ii) the Security Agreement, dates as of October 10, 2007, by and among the Company, the Texas Guarantors, the other grantors party thereto, and the Collateral Agent for the benefit of the Secured Parties (the “Security Agreement”);

(iii) the Pledge Agreement, dated as of October 10, 2007, by and among the Company, the Texas Guarantors party thereto, the other pledgors party thereto, and the Collateral Agent for the benefit of the Secured Parties (the “Pledge Agreement”);

(iv) the Guarantee, dated as of October 10, 2007, by the Texas Guarantors and the other guarantors party thereto, in favor of the Collateral Agent for the benefit of the Secured Parties;

(v) each of the documents set forth on Schedule IV hereto (the “Deeds of Trust”);

(vi) the Collateral Agency and Intercreditor Agreement, dated as of October 10, 2007, by U.S. Holdings, the Company, the Texas Guarantors and the other guarantors party thereto, the Administrative Agent, the Collateral Agent, Lehman Brothers Commodity Services Inc., J. Aron & Company, Morgan Stanley Capital Group Inc., Citigroup Energy Inc. and the other Persons party thereto from time to time in accordance with the terms thereof;

(vii) the Patent Security Agreement, dated as of October 10, 2007, by Luminant Generation Company LLC and Texas Competitive Electric Holdings Company, in favor of the Collateral Agent (the “Patent Security Agreement”);

(viii) the Trademark Security Agreement, dated as of October 10, 2007, by TXU Energy Retail Company LLC, Luminant Energy Services Company, Generation SVC Company, Luminant Energy Company LLC and Energy Future Competitive Holdings Company, in favor of the Collateral Agent (the “Trademark Security Agreement”);

(ix) the Copyright Security Agreement, dated as of October 10, 2007, by Energy Future Competitive Holdings Company and Generation SVC Company, in

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favor of the Collateral Agent (the “Copyright Security Agreement”, and, together with the Patent Security Agreement and the Trademark Security Agreement, the “Intellectual Property Security Agreements”);

(x) unfiled copies of the Texas UCC-1 Financing Statements attached as Schedule V hereto (the “Financing Statements”);

(xi) the constitutive documents of each of the Texas Guarantors as listed on Schedule VI hereto (such constitutive documents herein referred to as the “Organizational Documents”);

(xii) the authorization documents listed on Schedule VII hereto;

(xiii) the documents listed on Schedule VIII hereto (the “Existence and Good Standing Certificates”); and

(xiv) each of the Applicable Contracts (as defined below).

The documents listed in clauses (i) through (ix) above are referred to herein as the “Transaction Documents”. In rendering the opinions set forth herein, we have, with your consent, relied only upon examination of the documents described above. As to any facts material to our opinions, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon statements of public officials and officers or other representatives of the Company and the other Credit Parties (as such term is hereinafter defined) and on the representations and warranties set forth in the Transaction Documents. As used herein, the term “Credit Parties” means, collectively, the Texas Guarantors, the Mortgagors, and the other credit parties listed on Part B of Schedule III hereto. Unless otherwise indicated, the term “Collateral” means, collectively, the Collateral (as defined in the Security Agreement) and the Collateral (as defined in the Pledge Agreement) and the Pledged Collateral (as defined in each Intellectual Property Security Agreement).

In rendering the opinions expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the accuracy and completeness of all corporate, limited liability company, partnership and other entity records made available to us, which assumptions we have not independently verified. In addition, with your permission and without independent verification, we have made the following assumptions:

(i) Each party to the Transaction Documents (each, a “Transaction Party”) is a corporation, partnership, limited liability company or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except we have not made such assumption as to the Texas Guarantors with respect to the matters addressed in our opinions in paragraph 1 below.

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(ii) Each Transaction Party has full power and authority (corporate, partnership, limited liability company or otherwise) to execute, deliver and perform its obligations under the Transaction Documents to which it is a party, except we have not made such assumption as to the Texas Guarantors with respect to the matters addressed in the first sentence of our opinions in paragraph 2 below.

(iii) Each Transaction Document has been duly executed and delivered by each Transaction Party that is a party thereto, except we have not made such assumption as to the Texas Guarantors with respect to the matters addressed in our opinion in paragraph 3 below.

(iv) The execution, delivery and performance by each Transaction Party of the Transaction Documents to which it is a party have been duly authorized by all necessary entity action (corporate, partnership, limited liability company or otherwise) and do not contravene the bylaws or other constituent documents of such Transaction Party, except that we have not made such assumptions as to the Texas Guarantors with respect to the matters addressed in (A) the second sentence of our opinions in paragraph 2 below, and (B) our opinions in paragraph 4(a) below.

(v) The execution, delivery and performance by each Transaction Party of the Transaction Documents to which it is a party do not conflict with or result in the breach of any document or instrument binding on it, except that we have not made such assumption with respect to Applicable Contracts (as defined below) to which a Credit Party is a party, as to which we express our opinion in paragraph 4(b)(ii) below.

(vi) The execution, delivery and performance by each Transaction Party of the Transaction Documents to which it is a party do not contravene any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to any of them, except that we have not made such assumption with respect to Applicable Laws (as defined below) and Applicable Orders (as defined below), in each case applicable to the Credit Parties, as to which we express our opinions in paragraphs 4(b)(i) and 4(b)(iii) below.

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(vii) No authorization, approval, consent, order, license, franchise, permit or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by each Transaction Party of the Transaction Documents to which it is a party that has not been duly obtained or made and that is not in full force and effect, except that we have not made such assumption with respect to Governmental Approvals (as defined below) required to be obtained or taken by the Credit Parties as to which we express our opinion in paragraph 5 below.

(viii) Each Transaction Document constitutes a valid and binding obligation of each party thereto, enforceable against each such party under the law of the jurisdiction chosen to govern the such Transaction Document, except that we have not made such assumption as to the validity, binding effect, and enforceability of the Deeds of Trust to the extent of our opinions in paragraph 7 below.

(ix) The laws of any jurisdiction other than the laws that are the subject of this opinion letter do not affect the terms of the Transaction Documents.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, it is our opinion that:

1.	Each Texas Guarantor is validly existing, and each Texas Guarantor, other than the Texas Partnerships (as defined on Schedule II), is in good standing, under the laws of the State of Texas.

2.	Each Texas Guarantor has the corporate, limited liability company, limited partnership or partnership power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations thereunder. The execution and delivery by each Texas Guarantor of each Transaction Document to which it is a party and the performance by such Texas Guarantor of its obligations thereunder have been duly authorized by all requisite corporate, limited liability company, limited partnership or partnership action on the part of such Texas Guarantor.

3.	Each Transaction Document to which a given Texas Guarantor is a party has been duly executed and delivered by such Texas Guarantor.

4.

a.    The execution and delivery by each Texas Guarantor of each Transaction Document to which it is a party do not, and the performance by such Texas Guarantor of its obligations thereunder will not, violate such Texas Guarantor’s Organizational Documents.

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b.      The execution and delivery by each Credit Party of each Transaction Document to which it is a party do not, and the performance by such Credit Party of its obligations thereunder will not, (i) result in any violation by such Credit Party of any Applicable Law (as defined below), (ii) breach or result in a default by such Credit Party under any agreement or instrument listed in Part A of Schedule IX hereto (“Applicable Contracts”), (iii) result in any violation by such Credit Party of any order, writ, judgment or decree listed in Part B of Schedule IX hereto (“Applicable Orders”), (iv) result in the creation or imposition of any lien on any properties of any Credit Party pursuant to any Applicable Contract, other than as may be contemplated by the Transaction Documents, or (v) result in any violation by such Credit Party of any commitments made to the PUCT pursuant to that certain Joint Report and Application of Oncor Electric Delivery Company and Texas Energy Future Holdings Limited Partnership Pursuant to Public Utility Regulatory Act Section 14.101 dated as of April 25, 2007 (the “Joint Report”), including, without limitation, the No Transaction-Related Debt at Oncor Commitment and modified to include a 15% customer rate decrease and the additional $25 credit to customers receiving service from TXU Energy Retail.

“Applicable Laws” means those laws, rules and regulations of the State of Texas and the rules and regulations adopted thereunder (including ERCOT Protocols), that, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents, including, without limitation, Title 2 of the Texas Utilities Code (the “Public Utility Regulatory Act”) and the rules and regulations adopted thereunder (herein referred to collectively as the “Texas Electric Utilities Laws”). However, the term “Applicable Laws” does not include, and we express no opinion with regard to (i) any state laws, rules or regulations relating to: (A) pollution or protection of the environment; (B) zoning, land use, building or construction; (C) occupational safety and health or other similar matters; (D) labor, employee rights and benefits; (E) the regulation of utilities, except as to the Texas Electric Utilities Laws; (F) antitrust and trade regulation; (G) tax (except as expressly provided in paragraph 9 below); (H) securities, including, without limitation, Texas state securities laws, rules and regulations; (I) corrupt practices; and (J) copyrights, patents and trademarks, and (ii) any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or instrumentality thereof. For the avoidance of doubt, the term “Applicable Laws” does not include, and we express no opinion with regard to, the laws, rules and regulations of the federal government of the United States.

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5.	No Governmental Approval (as defined below) which has not been obtained or taken and is not in full force and effect, is required to be obtained or taken by any Credit Party to authorize, or is required in connection with, the execution and delivery by such Credit Party of each Transaction Document to which it is a party or the performance by such Credit Party of its obligations thereunder, except the filing of the Financing Statements and Deeds of Trust referred to in this Opinion.

“Governmental Approvals” means any consent, approval, license, permit, registration, certification, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to any Applicable Laws (as defined in paragraph 4 above).

6.	To the extent that the filing of a financing statement can be effective to perfect a security interest in the Article 9 Collateral (as defined below) under the Texas UCC, the security interest in favor of the Collateral Agent for the benefit of the Secured Parties in that portion of the Article 9 Collateral described in each Financing Statement will be perfected upon the proper filing of such Financing Statement in the office of the Secretary of State of the State of Texas. As used herein, the term “Article 9 Collateral” means that portion of the Mortgaged Property (as defined in the Deeds of Trust) and that portion of the Collateral in which a security interest may be created under Chapter 9 of the Texas UCC.

7.	Each Deed of Trust constitutes the valid and binding obligation of the Mortgagor party thereto, enforceable against such Mortgagor in accordance with its terms.

8.

Each Deed of Trust is in proper form for recording in the real property records of the county or counties in which the Mortgaged Property therein described is located (the “Applicable Counties”) in order to create, and each Deed of Trust is effective to create, valid and enforceable liens, security interests and/or assignments of the interest of the applicable Mortgagor party thereto in the portion of the Mortgaged Property described therein that constitutes interests in real property (including fixtures, timber to be cut and as-extracted collateral) in favor of the Collateral Agent to secure the payment and performance of the Obligations (as therein defined). Recording of each Deed of Trust in the real property records of the Applicable Counties will impart constructive notice to third parties of the contents of such Deed of Trust, including the liens against the portion of the Mortgaged Property therein

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described that constitutes interests in real property (including fixtures, timber to be cut and as-extracted collateral) created by such Deed of Trust. Additionally, each Deed of Trust, when recorded in the real property records of the Applicable Counties, is sufficient to serve as a financing statement under the Texas UCC as to the portions of the Mortgaged Property described therein comprising fixtures.

9.	No mortgage recording tax or similar charge will be required to be paid in connection with the recording of the Deeds of Trust, other than nominal recording fees.

10.	In a case properly argued and presented, a Texas court, or a federal court applying Texas conflict of laws principles, would give effect to the choice of New York law contained in the Transaction Documents that provide for New York law to govern.

The opinions set forth above are subject to the following qualifications and exceptions:

A. The opinions expressed herein are limited to the matters discussed above; no opinion is implied or may be inferred beyond such matters.

B. Our opinion with respect to the validity and enforceability of the Deeds of Trust may be limited by (i) any applicable Texas or federal bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws relating to or affecting creditors’ rights and remedies generally from time to time in effect; and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity), including, without limitation, concepts of good faith and fair dealing, materiality, reasonableness and also the possible unavailability of specific performance or injunctive relief; such principles of equity are of general application, and in applying such principles a court, among other things, might decline to order a party to perform covenants (other than payment of money) that are deemed immaterial.

C. Our opinions regarding the Deeds of Trust are qualified in that certain remedial provisions contained therein are or may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Deeds of Trust, taken as a whole, and each Deed of Trust, taken as a whole, together with applicable law contains adequate provisions for the practical realization of the principal rights and benefits intended to be afforded thereby except for the economic consequences of any delay that may result from any such limitation on enforceability (it being understood that we express no opinion as to the adequacy of such provisions to the extent it is necessary to seek execution or enforcement of rights or remedies under the laws of any jurisdiction outside the State of Texas).

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D. We express no opinion with respect to the legality, validity, binding nature or enforceability of any of the following provisions of the Deeds of Trust: (i) self-help remedies; (ii) provisions relating to waivers or provisions precluding a party from asserting certain claims or defenses or from obtaining rights and remedies to the extent such provisions may be violative of public policy; (iii) provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defenses or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law; (iv) provisions purporting to provide remedies inconsistent with applicable law; (v) provisions purporting to release, exculpate, hold harmless, or exempt any person or entity from, or to require indemnification of or by any person or entity for, liability for any matter to the extent that the same are inconsistent with applicable law (including case law) or with public policy or purporting to impose a duty upon any party to release, exculpate, hold harmless, or exempt any person or entity from, or to require indemnification of or by any person or entity for, any claimed damages resulting from the negligence or willful misconduct of the party seeking such release, exculpation, exemption or indemnity; (vi) provisions purporting to establish evidentiary standards for suits or proceedings to enforce the Deeds of Trust; (vii) provisions wherein any party grants the power or authority to any other party to execute documents or perform acts on behalf of the granting party; (viii) provisions purporting to prohibit the transfer of the Mortgaged Property to the extent same are unenforceable under the Texas UCC or applicable Texas real property law; (ix) provisions restricting access to courts or to legal or equitable remedies or purporting to affect the jurisdiction or venue of courts, or the waiver of any inconvenient forum; (x) provisions setting out methods or procedures for process; (xi) provisions pursuant to which a party agrees that a judgment rendered by a court or other tribunal in one jurisdiction may be enforced in any other jurisdiction; (xii) provisions relating to powers of attorney, severability or rights of setoff; (xiii) provisions providing that decisions by a party are conclusive or are based on such party’s sole or absolute discretion; (xiv) equitable remedies, including specific performance and the appointment of a receiver; (xv) provisions to the effect that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, or that election of a particular remedy or remedies does not preclude recourse to one or more other remedies; (xvi) provisions relating to delay or failure to exercise any right or remedy not operating as a waiver thereof; (xvii) provisions purporting to bind a third party unless such party or its agent is a party to the applicable document; (xviii) provisions relating to reinstatement of an obligation after discharge, subrogation and liquidated damages; (xix) provisions granting a person proceeds of insurance, except on policies in full force with loss payee clauses payable to such person; (xx) provisions purporting to be subject to agreement by the parties at a future date; (xxi) provisions providing that any purported amendment, supplement, termination, modification or other action in violation of the relevant agreement is void ab initio; (xxii) provisions relating to arbitration or mediation of disputes;

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(xxiii) provisions granting to the Collateral Agent cash proceeds of rent, income, revenues, issues or profits from the Mortgaged Property unless the Collateral Agent is in lawful possession of the Mortgaged Property or has secured by final order the appointment of a receiver therefor or has taken such action judicially deemed to be the equivalent thereof; (xxiv) provisions attempting to bind third parties by unrecorded amendments to the obligations secured by the Deeds of Trust; (xxv) other than with respect to our opinions set forth in paragraphs 6 and 8 above, provisions relating to the creation, attachment, perfection or enforceability of any security interest; (xxvi) provisions stating that a guarantee will not be affected by a modification of the obligation guaranteed in cases in which that modification materially changes the nature or amount of such obligation; (xxvii) provisions purporting to exclude all conflicts-of-law rules; and (xxviii) provisions purporting to cover any property which becomes property of any Mortgagor after the date hereof, unless such property is specifically identified in the Deeds of Trust and the parties can be shown to have anticipated, on the date of execution of the Deeds of Trust, the acquisition of such property. We express no opinion as to the enforceability of any provision of any Deed of Trust to the extent that such Deed of Trust refers to, or requires compliance with, the provisions of, any law, rule or regulation (other than Applicable Laws). Further, we express no opinion as to provisions purporting to limit or restrict the rights of any Person to file a petition seeking the voluntary bankruptcy of such Person or any other Person. We express no opinion as to the enforceability of any provisions of the Deeds of Trust relating to Certificates of Adjudication (as defined below) or the creation, perfection or enforcement of any liens, security interests or assignments in the Deeds of Trust purporting to cover Certificates of Adjudication. As used herein, the term “Certificates of Adjudication” means the water permits and certificates of adjudication purported to be included in the Mortgaged Property described in any Deed of Trust. We express no opinion with respect to the perfection of any security interests in that portion of the fixtures, timber to be cut and as-extracted collateral located on the Mortgaged Leased Land or the Easement Land, as defined in the Deeds of Trust.

E. We understand that you are satisfying yourself as to the status under Section 548 of the Bankruptcy Code and applicable state fraudulent conveyance laws of the obligations of the Credit Parties and the liens purported to be created in the Deeds of Trust, and we express no opinion thereon.

F. Except with respect to the laws of the State of Texas, we express no opinion as to the effect of the laws of any jurisdiction where any Lender may be located or where enforcement of the Deeds of Trust may be sought.

G. We call your attention to Texas Government Code Sections 83.001-83.006 prohibiting any person other than an attorney licensed in the State of Texas from charging or

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receiving any compensation for all or part of the preparation of a legal instrument affecting title to real property located in Texas, including a deed, deed of trust, note, mortgage, and transfer or release of lien, and entitling a person who pays a fee prohibited by these Sections to bring suit for recovery of the fee paid, damages equal to three times the fee paid and court costs and reasonable and necessary attorneys’ fees. A violation of these Sections constitutes the unauthorized practice of law in the State of Texas and may be enjoined by a court of competent jurisdiction. As applied to the transactions contemplated in the Transaction Documents, the obligation to pay anyone, other than an attorney licensed in the State of Texas, any compensation for the preparation of the Deeds of Trust or any portion of the other Transaction Documents affecting title to real property in the State of Texas may be unenforceable, in whole or in part, the person charging such compensation may be engaged in the unauthorized practice of law, and the person obligated to pay such compensation may be entitled to recover the portion of the legal fees and expenses paid and attributable to the prohibited activities together with damages equal to three times the fees paid, court costs and reasonable and necessary attorneys’ fees. We are not aware of any cases construing these Sections in which an out-of-state lawyer has been obligated to disgorge fees based on these Sections.

H. The obligations of the Mortgagors under the Deeds of Trust, and the obligations of the Credit Parties under the Transaction Documents may be limited by the provisions of Sections 51.003 through 51.005 of the Texas Property Code relating to limitations on deficiencies following any foreclosure. In this connection, Section 51.003 of the Texas Property Code provides that if the price at which real property is sold at a foreclosure sale is less than the unpaid balance of the indebtedness secured by the real property, resulting in a deficiency, then any action brought to recover the deficiency must be brought within two years of the foreclosure sale. Section 51.003 further provides that any person against whom recovery of the deficiency is sought may request that the court in which the deficiency action is pending determine the fair market value of the real property as of the date of the foreclosure sale. Such fair market value is to be determined by the finder of fact after the introduction by the parties of competent evidence of the value. Section 51.003 further provides that if the court determines that the fair market value is greater than the sale price of the real property at the foreclosure sale, then the persons against whom recovery of the deficiency is sought are entitled to an offset against the deficiency in the amount by which the fair market value (less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure) exceeds the sale price used to compute the deficiency.

Section 51.004 of the Texas Property Code applies if (i) real property subject to a deed of trust or other contract lien is sold at a foreclosure sale under a court judgment

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foreclosing the lien and ordering the sale; and (ii) the price at which the real property is sold is less than the unpaid balance of the indebtedness secured by the real property, resulting in a deficiency. If Section 51.004 applies, then any person obligated on the indebtedness, including a guarantor, may bring an action in the district court in the county in which the real property is located for a determination of the fair market value of the real property as of the date of the foreclosure sale. The suit must be brought not later than the 90th day after the date of the foreclosure sale unless the suit is brought by a guarantor who did not receive actual notice of the sale before the date of sale, in which case the suit must be brought by the guarantor not later than the 90th day after the date the guarantor received actual notice of the sale. Section 51.004 states that the fair market value shall be determined by the finder of fact after the introduction by the parties of competent evidence of the value. If the finder of fact determines that the fair market value is greater than the sale price of the real property at the foreclosure sale, the persons obligated on the indebtedness, including guarantors, are entitled to an offset against the deficiency in the amount by which the fair market value (less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure) exceeds the sale price. Section 51.005 of the Texas Property Code provides a similar right to file an offset action to a guarantor against whom a deficiency judgment has been rendered if a motion or suit to determine the fair market value of the real property as of the date of the foreclosure sale has not previously been filed under Section 51.003 or Section 51.004.

I. We bring to your attention that Section 16.035 of the Texas Civil Practices and Remedies Code provides a four-year statute of limitations to enforce liens created by a deed of trust; the four year statute begins to run on the maturity date of the indebtedness secured thereby. Therefore, if the maturity of the indebtedness is extended, an instrument referring to the Deeds of Trust and giving notice of such extension should be filed in the real property records of the Applicable Counties.

J. In rendering our opinions in paragraphs 4(b)(i) and 5 above, we have assumed, with your permission and without independent verification, that (i) none of the Credit Parties is an “electric utility” as such term is defined in Section 31.002(6) of the Texas Utilities Code; (ii) each entity owning in excess of a 4.5% direct or indirect equity interest in the Company either (A) owns no interest in electric generating facilities which generate electricity that is offered for sale in the State Texas or (B) is a broker or dealer registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or a bank, as defined in the Exchange Act; (iii) no entity owning any interest in electric generating facilities that generate electricity that is offered for sale in the State of Texas, which acquired any direct or indirect interest in the Company, either has the ability to take, or has taken, any action that could reasonably be perceived to exert substantial influence or control over the

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policies and actions of the Company, or any of its subsidiaries, prior to acquiring a direct or indirect equity interest in the Company; and (iv) all sales of electricity by each Credit Party will be to wholesale customers located within the Electric Reliability Council of Texas. Due to the absence of controlling judicial precedent, our opinions in paragraphs 4(b)(i) and 5 above are necessarily a reasoned application of general legal principles, rules of construction and legal precedent that we believe may be persuasive, but not necessarily controlling. Accordingly, our opinions are not intended as a guaranty as to what position the Public Utility Commission of Texas might take or as to what a particular court would actually hold; rather, our opinion is an expression of our professional judgment as to the decision a court should reach if the issue were properly presented to it and the court followed what we believe to be the applicable legal principles under existing statutory and judicial precedent.

K. We have made no examination of, and express no opinion with respect to, the accuracy or the sufficiency of the description or indication of any portion of the Mortgaged Property or the Collateral. To the contrary, we have assumed (i) the accuracy and sufficiency of the descriptions and indications of the Mortgaged Property and the Collateral intended to be covered thereby, and (ii) that each person purporting to grant liens or security interests covering the Mortgaged Property or the Collateral has good title to such Mortgaged Property or Collateral and the power to grant the liens and security interests intended to be granted therein. We express no opinion with respect to title to or the condition of the Mortgaged Property or the Collateral or whether the approval of the PUCT would be required for the Transaction if PUCT Docket 34077 were withdrawn.

L. With respect to our opinions set forth in paragraphs 6 and 8 above, we have assumed that each Texas Guarantor has rights in the properties in which it is purporting to grant a security interest sufficient for attachment of such security interest within the meaning of Section 9.203 of the Texas UCC.

M. With respect to our opinions set forth in paragraphs 6 and 8 above, we have assumed that the Collateral Agent has acquired its interests in the Mortgaged Property and the Collateral for value within the meaning of Section 9.203 of the Texas UCC.

N. With respect to our opinions set forth in paragraph 6 above, we have relied solely on the Texas Guarantors’ Organizational Documents and the Existence and Good Standing Certificates as the basis for determining that (i) the correct name of each Texas Guarantor is as set forth on Schedule II hereto, (ii) the correct organizational identification number of each Texas Guarantor is as set forth on the applicable Financing Statements and (iii) each Texas Guarantor is solely organized under the laws of the State of Texas.

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O. We express no opinion as to the perfection of a security interest in any items of Mortgaged Property or Collateral that are or are to become fixtures, as-extracted collateral or timber to be cut except as set forth in our opinion in paragraph 8 above.

P. With respect to our opinions in paragraph 6 above, we assume that the provisions of the Security Agreement, the Pledge Agreement and each Intellectual Property Security Agreement are effective to create a valid security interest in the Article 9 Collateral.

Q. We express no opinion as to the priority of any liens or security interest.

R. With respect to our opinions set forth in paragraph 6 and in the last sentence of paragraph 8 above, the attachment and perfection of the Collateral Agent’s security interests in proceeds is limited to the extent set forth in Section 9.315 of the Texas UCC.

S. Insofar as our opinion set forth in paragraph 10 above relates to the enforceability under Texas law of the provisions of the Transaction Documents choosing New York law as the governing law thereof, such opinion is rendered in reliance upon Section 35.51 of the Texas Business and Commerce Code, which applies to transactions in which a party pays or receives, or is obligated to pay or entitled to receive, consideration in excess of $1,000,000, and is subject to the qualifications that such enforceability, as specified in Section 35.51, does not apply to an issue that another Texas statute (such as Section 1.301(b) of the Texas UCC), or a federal statute, provides is governed by the law of a particular jurisdiction. In rendering our opinion in paragraph 10 as to enforceability under Texas law of the provisions of the Transaction Documents choosing New York law as the governing law thereof, we have assumed, with your permission and without independent verification, that the Administrative Agent under the Credit Agreement and at least one of the Lenders under the Credit Agreement has its place of business or, if such Lender has more than one place of business, its chief executive office or an office from which it conducted a substantial part of the negotiations relating to the transactions evidenced by the Transaction Documents, in the State of New York.

Our opinion in paragraph 4(b)(i) above states that the execution and delivery by each Credit Party of each Transaction Document to which it is a party do not, and the performance by such Credit Party of its obligations thereunder will not, result in any violation by such Credit Party of any Applicable Law, which Applicable Law includes certain laws, rules and regulations of the State of Texas. We note that such opinion in paragraph 4(b)(i) as to Applicable Laws is based, in part, upon Section 35.51 of the Texas Business and Commerce Code, which is discussed in the preceding paragraph. To the extent that, in rendering such opinion in paragraph 4(b)(i) as to the Applicable Laws, we have relied upon Section 35.51, such opinion in paragraph 4(b)(i) is also subject to the qualifications set forth in the immediately preceding paragraph.

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T. With respect to our opinion set forth in paragraph 1 above, we have relied solely on the certificates set forth on Schedule VIII hereto.

U. In rendering the opinion expressed in paragraphs 4(b)(ii) and 4(b)(iv) above: (i) we have not reviewed, and express no opinion with respect to, documents other than the Applicable Contracts, irrespective of whether they secure, support or otherwise relate to or are referred to in the Applicable Contracts or might under certain circumstances result in an event of default or require early payment under any of the Applicable Contracts; (ii) we have made no examination of, and express no opinion with respect to, any financial, accounting or similar covenant or provision contained in the Applicable Contracts to the extent that any such covenant or provision would require a determination as to any financial or accounting matters; (iii) we express no opinion as to any breach of any confidentiality provision contained in any Applicable Contract caused by any Transaction Document or any Credit Party’s actions pursuant thereto or in contemplation thereof; and (iv) our opinions in paragraphs 4(b)(ii) and 4(b)(iv) are limited to the laws of the State of Texas. Some of the Applicable Contracts provide that they are governed by other governing law. In every case, we have assumed that a court would enforce the Applicable Contracts as written and we have limited our opinion to matters readily ascertainable from the face of the Applicable Contracts.

V. We express no opinion as to Article 9 Collateral that is subject to a state statute or a statute, regulation or treaty of the United States referred to in Section 9.311(a) of the Texas UCC.

W. We express no opinion as to any actions that may be required to be taken periodically under the Texas UCC, Texas real property law or under any other applicable law in order for the effectiveness of the Financing Statements, perfection of any security interest or rights to enforce any security interest to be maintained.

This opinion has been prepared in accordance with the customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind.

We express no opinion as to the laws of any jurisdiction other than Applicable Laws. We express no opinion as to the federal laws of the United States. We call to your attention that certain of the Transaction Documents are governed by laws of jurisdictions other than those described above and we express no opinion as to the effect of any such other laws on the opinions expressed herein.

October 10, 2007 Page 16

This opinion letter is rendered as of the date set forth above. We expressly disclaim any obligation to update this letter after such date.

This opinion letter is given solely for your benefit in connection with the transactions contemplated by the Transaction Documents and may not be furnished to, or relied upon by, any other person or for any other purpose without our prior written consent. Notwithstanding the foregoing, at your request, we hereby consent to reliance hereon by any future assignee of the Lenders’ interests in the loans under the Credit Agreement pursuant to an assignment that is made and consented to in accordance with the express provisions of Section 13.6 of the Credit Agreement, on the condition and understanding that (a) this letter speaks only as of the date hereof, (b) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to any person other than its addressee(s), or to take into account changes in law, facts or any other developments of which we may later become aware, and (c) any such reliance by a future assignee must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the assignee at such time.

Very truly yours,

SCHEDULE I

Addressees

1. Each Agent (as such term is defined in the Credit Agreement referred to above) that is a party to such Credit Agreement as of October 10, 2007 (“Closing Date”);

2. Each Lender (as such term is defined in the Credit Agreement referred to above) that is a party to such Credit Agreement as of the Closing Date; and

3. Each of the following in its capacity as a Secured Commodity Hedge Counterparty: (a) Lehman Brothers Commodity Services Inc; (b) J. Aron & Company; (c) Morgan Stanley Capital Group Inc.; and (d) Citigroup Energy Inc.

SCHEDULE I

SCHEDULE II

Texas Guarantors

Texas Partnerships

NONE

Other Texas Guarantors

Name of Entity	Type of Entity

Big Brown 3 Power Company LLC	LLC

Big Brown Lignite Company LLC	LLC

Big Brown Power Company LLC	LLC

DeCordova Power Company LLC	LLC

Energy Future Competitive Holdings Company	Corporation

Generation SVC Company	Corporation

Lake Creek 3 Power Company LLC	LLC

Luminant Big Brown Mining Company LLC	LLC

Luminant Energy Company LLC	LLC

Luminant Generation Company LLC	LLC

Luminant Mineral Development Company LLC	LLC

Luminant Mining Company LLC	LLC

Luminant Renewables Company LLC	LLC

Martin Lake 4 Power Company LLC	LLC

Monticello 4 Power Company LLC	LLC

Morgan Creek 7 Power Company LLC	LLC

NCA Resources Development Company LLC	LLC

Oak Grove Mining Company LLC	LLC

SCHEDULE II-1

Name of Entity	Type of Entity

Oak Grove Power Company LLC	LLC

Sandow Power Company LLC	LLC

Tradinghouse 3 & 4 Power Company LLC	LLC

Tradinghouse Power Company LLC	LLC

TXU Chilled Water Solutions Company	Corporation

TXU Energy Retail Company LLC	LLC

TXU Energy Solutions Company LLC	LLC

TXU Energy Trading (California) Company	Corporation

TXU ET Services Company	Corporation

TXU SESCO Company LLC	LLC

TXU SESCO Energy Services Company	Corporation

Valley NG Power Company LLC	LLC

Valley Power Company LLC	LLC

Wichita/Victory Ave., LLC	LLC

SCHEDULE II-2

SCHEDULE III

Mortgagors and Other Credit Parties

Part A. Mortgagors

Name of Entity	Mortgaged Property

Big Brown 3 Power Company LLC (TX)	Big Brown coal fired facility, Freestone County, Texas, excluding mining properties
Big Brown Power Company LLC (TX)	Big Brown coal fired facility, Freestone County, Texas, excluding mining properties
DeCordova Power Company LLC (TX)

DeCordova gas fired facility, Hood County, Texas, excluding mining properties, excluding the combustion turbines, the rights of the lessee under the combustion turbine leveraged leases and a portion of the land as to which the leveraged leases prohibit the granting of a lien

Lake Creek 3 Power Company LLC (TX)	Lake Creek gas fired facility, McLennan County, Texas
Luminant Generation Company LLC (TX)

Comanche Peak nuclear facility, Somervell County and Hood County, Texas

Martin Lake coal fired facility, Panola County and Rusk County, Texas, excluding mining properties

Monticello coal fired facility, Titus County and Camp County, Texas, excluding mining properties

Sandow 4 coal fired facility, Milam County, Texas, excluding mining properties

DeCordova gas fired facility, Hood County, Texas, excluding mining properties, excluding the combustion turbines, the rights of the lessee under the combustion turbine leveraged leases and a portion of the land as to which the leveraged leases prohibit the granting of a lien

Graham gas fired facility, Young County, Texas

SCHEDULE III-1

Name of Entity	Mortgaged Property

Lake Creek gas fired facility, McLennan County, Texas

Lake Hubbard gas fired facility, Dallas County, Texas, excluding mining properties

Northlake gas fired facility, Dallas County, Texas

Permian Basin gas fired facility, Ward County, Texas, excluding the combustion turbines, the rights of the lessee under the combustion turbine leveraged leases and a portion of the land as to which the leveraged leases prohibit the granting of a lien

Stryker Creek gas fired facility, Cherokee County, Texas

Sweetwater gas fired facility, Nolan County, Texas (leasehold mortgage, not a fee mortgage)

Trinidad gas fired facility, Henderson County, Texas

Martin Lake 4 Power Company LLC (TX)	Martin Lake coal fired facility, Panola County and Rusk County, Texas, excluding mining properties
Monticello 4 Power Company LLC (TX)	Monticello coal fired facility, Titus County, Franklin County and Hopkins County, Texas, excluding mining properties
Oak Grove Management Company LLC (DE)	Oak Grove coal fired facility, Robertson County and Limestone County, Texas, excluding mining properties
Oak Grove Mining Company LLC (TX)	Oak Grove coal fired facility, Robertson County and Limestone County, Texas, excluding mining properties
Tradinghouse 3 & 4 Power Company LLC (TX)	Tradinghouse gas fired facility, McLennan County, Texas

SCHEDULE III-2

Name of Entity	Mortgaged Property

Tradinghouse Power Company LLC (TX)	Tradinghouse gas fired facility, McLennan County, Texas
Valley NG Power Company LLC (TX)	Valley gas fired facility, Grayson County and Fannin County, Texas
Valley Power Company LLC (TX)	Valley gas fired facility, Grayson County and Fannin County, Texas

Part B. Other Credit Parties

Name of Entity	Type of Entity / Jurisdiction

Texas Competitive Electric Holdings LLC	LLC / DE
Luminant Holding Company LLC	LLC / DE
Luminant Energy Services Company	Corporation / DE
Luminant Power Services Company	Corporation / DE
Luminant Mining Services Company	Corporation / DE
Collin Power Company LLC	LLC / DE
Oak Grove Management Company LLC	LLC / DE
TXU Energy Retail Management Company LLC	LLC / DE
TXU Retail Services Company	Corporation / DE
TXU SEM Company	Corporation / DE

SCHEDULE III-3

SCHEDULE IV

Deeds of Trust

1.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Somervell County and Hood County, Texas.

2.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Big Brown Power Company LLC and Big Brown 3 Power Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Freestone County, Texas.

3.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC and Martin Lake 4 Power Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Panola County and Rusk County, Texas.

4.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC and Monticello 4 Power Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Titus County and Camp County, Texas.

5.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Oak Grove Management Company LLC and Oak Grove Mining LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Robertson County and Limestone County, Texas.

6.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Milam County, Texas.

7.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC and DeCordova Power Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Hood County, Texas.

8.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Young County, Texas.

SCHEDULE IV-1

9.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC and Lake Creek 3 Power Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in McLennan County, Texas.

10.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Dallas County, Texas.

11.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Dallas County, Texas.

12.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Ward County, Texas.

13.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Cherokee County, Texas.

14.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Nolan County, Texas.

15.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Tradinghouse Power Company LLC and Tradinghouse 3 & 4 Power Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in McLennan County, Texas.

16.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Luminant Generation Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Henderson County, Texas.

17.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of October 10, 2007 executed by Valley NG Power Company LLC and Valley Power Company LLC in favor of Fidelity National Title Insurance Company, as Trustee for the benefit of the Collateral Agent, covering real property and fixtures located in Grayson County and Fannin County, Texas.

SCHEDULE IV-2

SCHEDULE V

Financing Statements

[The Financing Statements are attached.]

SCHEDULE V

SCHEDULE VI

Organizational Documents

1.	Certificate of Formation for Big Brown 3 Power Company LLC dated as of November 29, 2006.

2.	Limited Liability Company Agreement of Big Brown 3 Power Company LLC dated as of November 29, 2006 executed by TXU Big Brown Management Company LLC and TXU Energy Investment Company LLC.

3.	Certificate of Formation for Big Brown Lignite Company LLC dated as of October 1, 2007.

4.	Limited Liability Company Agreement of Big Brown Lignite Company LLC dated as of October 1, 2007 executed by Luminant Holding Company LLC.

5.	Certificate of Formation for Big Brown Power Company LLC dated as of October 1, 2007.

6.	Limited Liability Company Agreement of Big Brown Power Company LLC dated as of October 1, 2007 executed by Luminant Holding Company LLC.

7.	Certificate of Formation for DeCordova Power Company LLC dated as of October 1, 2007.

8.	Limited Liability Company Agreement of DeCordova Power Company LLC dated as of October 1, 2007 executed by Luminant Holding Company LLC.

9.	Articles of Incorporation of TXU Generation Services Company dated as of January 30, 2002.

10.	Bylaws of TXU Generation Services Company dated as of January 30, 2002.

11.	TXU Generation Services unanimous written consent of the Directors in Lieu of meeting to change entity name to Generation SVC Company dated as of October 4, 2007.

12.	Certificate of Formation for Lake Creek 3 Power Company LLC dated as of November 29, 2006.

13.	Limited Liability Company Agreement of Lake Creek 3 Power Company LLC dated as of November 29, 2006 executed by TXU Generation Management Company LLC and TXU Energy Investment Company LLC.

14.	Certificate of Formation for Luminant Big Brown Mining Company LLC dated as of October 1, 2007.

15.	Limited Liability Company Agreement of Luminant Big Brown Mining Company LLC dated as of October 1, 2007 executed by Luminant Holding Company LLC.

16.	Certificate of Formation for Luminant Energy Company LLC dated as of October 1, 2007.

SCHEDULE VI-1

17.	Limited Liability Company Agreement of Luminant Energy Company LLC dated as of October 1, 2007 executed by Luminant Holding Company LLC.

18.	Amended and Restated Articles of Incorporation of TXU US Holdings dated as of August 28, 2003.

19.	Restated Bylaws of TXU US Holdings Company dated as of January 1, 2002.

20.	Second Amended and Restated Articles of Incorporation of TXU US Holdings changing the entity name to Energy Future Competitive Holdings Company dated as of October 5, 2007.

21.	Certificate of Formation for Luminant Generation Company LLC dated as of October 9, 2007.

22.	Limited Liability Company Agreement of Luminant Generation Company LLC dated as of October 9, 2007 executed by Luminant Holding Company LLC.

23.	Certificate of Formation for Luminant Mineral Development Company LLC dated as of October 1, 2007.

24.	Limited Liability Company Agreement of Luminant Mineral Development Company LLC dated as of October 1, 2007 executed by Luminant Enterprise Holdings Company LLC.

25.	Certificate of Formation for Luminant Mining Company LLC dated as of October 1, 2007.

26.	Limited Liability Company Agreement of Luminant Mining Company LLC dated as of October 1, 2007 executed by Luminant Holding Company LLC.

27.	Certificate of Formation for Luminant Renewables Company LLC dated as of October 1, 2007.

28.	Limited Liability Company Agreement of Luminant Renewables Company LLC dated as of October 1, 2007 executed by Luminant Generation Company LLC.

29.	Certificate of Formation for Martin Lake 4 Power Company LLC dated as of November 29, 2006.

30.	Limited Liability Company Agreement of Martin Lake 4 Power Company LLC dated as of November 29, 2006 executed by TXU Generation Management Company LLC and TXU Energy Investment Company LLC.

31.	Certificate of Formation for Monticello 4 Power Company LLC dated as of November 29, 2006.

32.	Limited Liability Company Agreement of Monticello 4 Power Company LLC dated as of November 29, 2006 executed by TXU Generation Management Company LLC and TXU Energy Investment Company LLC.

33.	Certificate of Formation for Morgan Creek 7 Power Company LLC dated as of November 29, 2006.

SCHEDULE VI-2

34.	Limited Liability Company Agreement of Morgan Creek 7 Power Company LLC dated as of November 29, 2006 executed by TXU Generation Management Company LLC and TXU Energy Investment Company LLC.

35.	Certificate of Formation for NCA Resources Development Company LLC dated as of October 1, 2007.

36.	Limited Liability Company Agreement of NCA Resources Development Company LLC dated as of October 1, 2007 executed by Luminant Enterprise Holdings Company LLC.

37.	Certificate of Merger merging TXU Mining Company LP and creating Oak Grove Mining Company LLC dated as of November 29, 2006.

38.	Certificate of Formation for Oak Grove Mining Company LLC dated as of November 29, 2006.

39.	Limited Liability Company Agreement of Oak Grove Mining Company LLC dated as of November 29, 2006 executed by TXU Mining Management Company LLC and TXU Energy Investment Company LLC.

40.	Certificate of Formation for Oak Grove Power Company LLC dated as of November 29, 2006.

41.	Limited Liability Company Agreement of Oak Grove Power Company LLC dated as of November 29, 2006 executed by TXU Generation Management Company LLC and TXU Energy Investment Company LLC.

42.	Certificate of Formation for Sandow Power Company LLC dated as of October 4, 2007.

43.	Limited Liability Company Agreement of Sandow Power Company LLC dated as of October 4, 2007 executed by Luminant Holding Company LLC.

44.	Certificate of Formation for Tradinghouse 3 & 4 Power Company LLC dated as of November 29, 2006.

45.	Limited Liability Company Agreement of Tradinghouse 3 & 4 Power Company LLC dated as of November 29, 2006 executed by TXU Tradinghouse Management Company LLC and TXU Energy Investment Company LLC.

46.	Certificate of Formation for Tradinghouse Power Company LLC dated as of October 1, 2007.

47.	Limited Liability Company Agreement of Tradinghouse Power Company LLC dated as of October 1, 2007 executed by Luminant Holding Company LLC.

48.	Articles of Incorporation of Texas Utilities Chilled Water Solutions, Inc. dated as of January 29, 1999.

49.	Bylaws of Texas Utilities Chilled Water Solutions, Inc. dated as of January 20, 1999.

50.	Articles of Amendment to the Articles of Incorporation of Texas Utilities Chilled Water Solutions, Inc. changing the entity name to TXU Chilled Water Solutions Company dated as of June 1, 1999.

SCHEDULE VI-3

51.	Certificate of Formation for TXU Energy Retail Company LLC dated as of June 28, 2007.

52.	Limited Liability Company Agreement of TXU Energy Retail Company LLC dated as of June 29, 2007 executed by TXU Energy Company LLC.

53.	Certificate of Formation for TXU Energy Solutions Company LLC dated as of October 1, 2007.

54.	Limited Liability Company Agreement of TXU Energy Solutions Company LLC dated as of October 1, 2007 executed by TXU Energy Solutions Management Company LLC.

55.	Articles of Incorporation of Enserch Energy Services Trading Company dated as of August 4, 1997.

56.	Articles of Amendment to the Articles of Incorporation of Enserch Energy Services Trading Company changing the entity name to TXU Energy Trading (California) Company dated as of June 14, 1999.

57.	Restated Bylaws of TXU Energy Trading (California) Company dated as of August 1, 1999.

58.	Articles of Incorporation of TXU ET Services Company dated as of November 6, 2001.

59.	Bylaws of TXU ET Services Company dated as of November, 2001.

60.	Certificate of Organization for TXU SESCO Company LLC dated as of December 19, 2001.

61.	Restated Bylaws of TXU SESCO Company dated as of June 14, 1999.

62.	Articles of Conversion of TXU SESCO Company into TXU SESCO Company LLC dated as of December 19, 2001.

63.	Articles of Incorporation of TXU SESCO Energy Services Company dated as of September 27, 2001.

64.	Bylaws of TXU SESCO Energy Services Company dated as of September, 2001.

65.	Certificate of Formation for TXU Valley Company LLC dated as of November 29, 2006.

66.	Limited Liability Company Agreement of TXU Valley Company LLC dated as of June 29, 2005 executed by TXU Generation Company LP and TXU Valley Company LLC.

67.	Certificate of Merger merging TXU Valley Company LLC and creating Valley Power Company LLC dated as of November 29, 2006.

68.	Certificate of Amendment changing the name of Valley Power Company LLC to Valley NG Power Company LLC dated as of July 31, 2007.

69.	Certificate of Formation for Valley Power Company LLC dated as of November 29, 2006.

SCHEDULE VI-4

70.	Limited Liability Company Agreement of Valley Power Company LLC dated as of November 29, 2006 executed by TXU Enterprise Holdings Company LLC.

71.	Articles of Organization of Wichita/Victory Ave., LLC dated as of January 30, 2003.

72.	Articles of Correction to the Articles of Organization of Wichita/Victory Ave., LLC dated as of January 30, 2003.

73.	Limited Liability Company Agreement of Wichita/Victory Ave., LLC dated as of February 3, 2003 executed by Anland 16 LP.

SCHEDULE VI-5

SCHEDULE VII

Authorization Documents

1.	Action by Written Consent of the Authorized Representatives of the Transaction Parties dated October 10, 2007.

Transaction Parties means the following:

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

Energy Future Competitive Holdings Company (“EFCHC”)

Energy Future Intermediate Holding Company LLC (“EFIHC”)

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Mining Services Company

Luminant Power Services Company

Luminant Renewables Company LLC

SCHEDULE VII-1

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Oncor Communications Holdings Company LLC

Oncor Electric Delivery Company, a Texas corporation (“Oncor TX”)

Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”)

Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”)

Oncor Electric Delivery Transition Bond Company LLC

Oncor License Holdings Company LLC

Sandow Power Company LLC

TCEH Finance, Inc.

Texas Competitive Electric Holdings Company LLC (“TCEH”)

Texas Energy Future Merger Sub Corp (“Merger Sub”)

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Business Services Company (“TXUBS”)

TXU Chilled Water Solutions Company

TXU Corp.

TXU Energy Retail Company LLC

TXU Energy Retail Management Company LLC

TXU Energy Solutions Company LLC

SCHEDULE VII-2

TXU Energy Trading (California) Company

TXU ET Services Company

TXU Receivables Company (“TXU Receivables”)

TXU Retail Services Company

TXU SEM Company

TXU SESCO Company LLC

TXU SESCO Energy Services Company

Valley NG Power Company LLC

Valley Power Company LLC

Wichita/Victory Ave., LLC

SCHEDULE VII-3

SCHEDULE VIII

Existence and Good Standing Certificates

Name of Entity	Texas Secretary of State Certificate of Fact	Texas Comptroller of Public Accounts Certificate of Account Status

Big Brown 3 Power Company LLC	October 9, 2007	October 9, 2007

Big Brown Lignite Company LLC	October 9, 2007	October 9, 2007

Big Brown Power Company LLC	October 9, 2007	October 9, 2007

DeCordova Power Company LLC	October 9, 2007	October 9, 2007

Energy Future Competitive Holdings Company	October 9, 2007	October 9, 2007

Generation SVC Company	October 9, 2007	October 9, 2007

Lake Creek 3 Power Company LLC	October 9, 2007	October 9, 2007

Luminant Big Brown Mining Company LLC	October 9, 2007	October 9, 2007

Luminant Energy Company LLC	October 9, 2007	October 9, 2007

Luminant Generation Company LLC	October 9, 2007	October 9, 2007

Luminant Mineral Development Company LLC	October 9, 2007	October 9, 2007

Luminant Mining Company LLC	October 9, 2007	October 9, 2007

Luminant Renewables Company LLC	October 9, 2007	October 9, 2007

Martin Lake 4 Power Company LLC	October 9, 2007	October 9, 2007

Monticello 4 Power Company LLC	October 9, 2007	October 9, 2007

Morgan Creek 7 Power Company LLC	October 9, 2007	October 9, 2007

NCA Resources Development Company LLC	October 9, 2007	October 9, 2007

Oak Grove Mining Company LLC	October 9, 2007	October 9, 2007

Oak Grove Power Company LLC	October 9, 2007	October 9, 2007

Sandow Power Company LLC	October 9, 2007	October 9, 2007

SCHEDULE VIII-1

Name of Entity	Texas Secretary of State Certificate of Fact	Texas Comptroller of Public Accounts Certificate of Account Status

Tradinghouse 3 & 4 Power Company LLC	October 9, 2007	October 9, 2007

Tradinghouse Power Company LLC	October 9, 2007	October 9, 2007

TXU Chilled Water Solutions Company	October 9, 2007	October 9, 2007

TXU Energy Retail Company LLC	October 9, 2007	October 9, 2007

TXU Energy Solutions Company LLC	October 9, 2007	October 9, 2007

TXU Energy Trading (California) Company	October 9, 2007	October 9, 2007

TXU ET Services Company	October 9, 2007	October 9, 2007

TXU SESCO Company LLC	October 9, 2007	October 9, 2007

TXU SESCO Energy Services Company	October 9, 2007	October 9, 2007

Valley NG Power Company LLC	October 9, 2007	October 9, 2007

Valley Power Company LLC	October 9, 2007	October 9, 2007

Wichita/Victory Ave., LLC	October 9, 2007	October 9, 2007

SCHEDULE VIII-2

SCHEDULE IX

Part A

Applicable Contracts

1.	Receivables Facility

a.	Eighth Omnibus Amendment dated as of October 10, 2007 (the “Eighth Omnibus Amendment”), among TXU Receivables Company, a Delaware corporation, in the capacities therein stated (“TXU Receivables”), TXU Business Services Company, a Texas corporation, in the capacities therein stated (“TXUBS”), TXU Energy Retail Company LLC, a Texas limited liability company, as an Originator (“TXU Energy Retail”), TXU SESCO Energy Services Company, a Texas corporation, as an Originator (“TXU SESCO” and together with TXU Energy Retail, the “Originators”), TXU Corp., a Texas corporation (“TXU”), Citibank, N.A., and Citicorp North America, Inc., in the capacities therein stated, including as Administrative Agent (the “Agent”).

b.	Second Amended and Restated Contribution and Sale Agreement by and among TXU Energy Retail Company LP, TXU SESCO Energy Services Company, each as an Originator, and TXU Receivables Company, as Buyer, and TXU Business Services Company, as Buyer’s Collection Agent and TXU Corp., dated as of August 4, 2003, as amended by the Omnibus Amendment Agreement dated as of September 25, 2003, the Second Omnibus Amendment Agreement, dated as of September 30, 2003, the Third Omnibus Amendment Agreement, dated as of October 1, 2003, the Fourth Omnibus Amendment Agreement, dated as of November 5, 2003, the Fifth Omnibus Amendment Agreement, dated as of June 30, 2004, the Sixth Omnibus Amendment Agreement, dated as of April 29, 2005, the Seventh Omnibus Amendment Agreement, dated as of June 17, 2005, and the Eighth Omnibus Amendment Agreement (the “Contribution and Sale Agreement”).

c.	Amended and Restated Trade Receivables Purchase and Sale Agreement by and among TXU Receivables Company, as Seller, TXU Business Services Company, as Collection Agent, JPMorgan Chase Bank, N.A., ABN AMRO Bank N.V., Calyon, New York Branch and Citicorp North America, Inc., as Administrative Agent, dated as of August 4, 2003, as amended by the Omnibus Amendment Agreement dated as of September 25, 2003, the Second Omnibus Amendment Agreement, dated as of September 30, 2003, the Third Omnibus Amendment Agreement, dated as of October 1, 2003, the Fourth Omnibus Amendment Agreement, dated as of November 5, 2003, the Fifth Omnibus Amendment Agreement, dated as of June 30, 2004, the Sixth Omnibus Amendment Agreement, dated as of April 29, 2005, the Seventh Omnibus Amendment Agreement, dated as of June 17, 2005, and the Eighth Omnibus Amendment Agreement (the “Parallel Purchase Commitment”).

SCHEDULE IX-1

d.	Fourth Amended and Restated Trade Receivables Purchase and Sale Agreement by and among TXU Receivables Company, as Seller, TXU Business Services Company, as Collection Agent, and Chariot Funding LLC (as assignee of Jupiter Securitization Corporation), Windmill Funding Corporation, Ciesco LLC and Atlantic Asset Securitization LLC (as successor to Atlantic Asset Securitization Corp.) as Purchasers, and JPMorgan Chase Bank, N.A., ABN AMRO Bank N.V., Citicorp North America, Calyon, New York Branch, and Citicorp North America, Inc, as Administrative Agent, dated as of August 4, 2003, as amended by the Omnibus Amendment Agreement dated as of September 25, 2003, the Second Omnibus Amendment Agreement, dated as of September 30, 2003, the Third Omnibus Amendment Agreement, dated as of October 1, 2003, the Fourth Omnibus Amendment Agreement, dated as of November 5, 2003, the Fifth Omnibus Amendment Agreement, dated as of June 30, 2004, the Sixth Omnibus Amendment Agreement, dated as of April 29, 2005, the Seventh Omnibus Amendment Agreement, dated as of June 17, 2005, and the Eighth Omnibus Amendment Agreement (the “Fourth Amended Agreement” and together with the Parallel Purchase Agreement, the “Receivables Purchase Agreements”).

e.	Subordinated Note dated October 10, 2007 by TXU Receivables Company in favor of TXU SESCO.

f.	Subordinated Note dated October 10, 2007 by TXU Receivables Company in favor of TXU Energy Retail Company LLC.

g.	Second Amended and Restated Parent Undertaking Agreement, dated as of October 10, 2007, made by Texas Competitive Electric Holdings Company LLC in favor of TXU Receivables Company, CAFCO, LLC, CHARTA, LLC, CRC Funding, LLC, Citibank, N.A., the other Purchasers and Banks that from time to time become party to either of the Purchase Agreements referred to below, Citicorp North America, Inc., and the other Managing Agents, Group Managing Agents and Indemnified Parties under the Receivables Agreements as defined and referred to therein.

2.	Pollution Control Bonds

a.	Brazos River Authority

i.	Pollution Control Revenue Refunding Bonds (Texas Utilities Electric Company Project) Series 1994A

1.	Trust Indenture amended and restated as of April 1, 2001, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement amended and restated as of April 1, 2001, between Brazos River Authority and TXU Energy Company LLC.

SCHEDULE IX-2

ii.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 1999A:

1.	Trust Indenture amended and restated as of April 1, 2001, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement amended and restated as of April 1, 2001, between the Brazos River Authority and TXU Electric Company.

iii.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 1999B:

1.	Trust Indenture amended and restated as of December 1, 2001, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement amended and restated as of December 1, 2001, between the Brazos River Authority and TXU Energy Company LLC.

iv.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 1999C:

1.	Trust Indenture amended and restated as of December 1, 2001, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement amended and restated as of December 1, 2001, between the Brazos River Authority and TXU Energy Company LLC.

v.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 2001A:

1.	Trust Indenture dated as of April 1, 2001, and amended and restated as of November 1, 2003, between Brazos River Authority and The Bank of New York, as Trustee

2.	Installment Payment and Bond Amortization Agreement dated as of April 1, 2001, between the Brazos River Authority and the Company.

3.	Credit Agreement dated as of November 4, among TXU Energy Company LLC, the Lenders named therein and Wachovia Bank, National Association, as Agent.

SCHEDULE IX-3

vi.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 2001C:

1.	Trust Indenture dated as of November 1, 2001, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of November 1, 2001, between Brazos River Authority and TXU Energy Company LLC.

vii.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 2001D 1 and Series 2001D 2:

1.	Trust Indenture dated as of November 1, 2001, and amended and restated November 1, 2003, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of November 1, 2001, between Brazos River Authority and TXU Energy Company LLC.

3.	Same Credit Agreement as 2001A bonds.

viii.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Taxable Series 2001I:

1.	Trust Indenture dated as of December 1, 2001, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of December 1, 2001, between Brazos River Authority and TXU Energy Company LLC.

3.	Same Credit Agreement as 2001A bonds.

ix.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 2002A:

1.	Trust Indenture dated as of May 1, 2002, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of May 1, 2002, between Brazos River Authority and TXU Energy Company LLC.

3.	Same credit agreement as 2001A bonds.

SCHEDULE IX-4

x.	Pollution Control Revenue Refunding Bonds (TXU Energy Company LLC Project) Series 2003A:

1.	Trust Indenture dated as of March 1, 2003, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of March 1, 2003, between Brazos River Authority and TXU Energy Company LLC.

xi.	Pollution Control Revenue Refunding Bonds (TXU Energy Company LLC Project) Series 2003B:

1.	Trust Indenture dated as of June 1, 2003, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of June 1, 2003, between Brazos River Authority and TXU Energy Company LLC.

xii.	Pollution Control Revenue Refunding Bonds (TXU Energy Company LLC Project) Series 2003C:

1.	Trust Indenture dated as of October 1, 2003, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of October 1, 2003, between Brazos River Authority and TXU Energy Company LLC.

xiii.	Pollution Control Revenue Refunding Bonds (TXU Energy Company LLC Project) Series 2003D:

1.	Trust Indenture dated as of October 1, 2003, between Brazos River Authority and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of October 1, 2003, between Brazos River Authority and TXU Energy Company LLC.

xiv.	Pollution Control Revenue Bonds (TXU Energy Company LLC Project) Series 2006:

1.	Trust Indenture dated as of March 1, 2006, between Brazos River Authority and The Bank of New York, as Trustee.

SCHEDULE IX-5

2.	Installment Sale and Bond Amortization Agreement dated as of March 1, 2006, between Brazos River Authority and TXU Energy Company LLC.

b.	Sabine River Authority of Texas

i.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 2000A:

1.	Trust Indenture dated as of August 1, 2000, between the Sabine River Authority of Texas and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of August 1, 2000, between the Sabine River Authority of Texas and TXU Electric Company.

ii.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 2001A:

1.	Trust Indenture dated as of November 1, 2001, between the Sabine River Authority of Texas and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of November 1, 2001, between the Sabine River Authority of Texas and TXU Electric Company.

iii.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 2001B:

1.	Trust Indenture dated as of November 1, 2001, between the Sabine River Authority of Texas and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of November 1, 2001, between the Sabine River Authority of Texas and TXU Electric Company.

iv.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 2001C:

1.	Trust Indenture dated as of November 1, 2001, between the Sabine River Authority of Texas and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of November 1, 2001, between the Sabine River Authority of Texas and TXU Electric Company.

SCHEDULE IX-6

v.	Pollution Control Revenue Refunding Bonds (TXU Energy Company LLC Project) Series 2003A:

1.	Trust Indenture dated as of June 1, 2003, between the Sabine River Authority of Texas and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of June 1, 2003, between the Sabine River Authority of Texas and TXU Energy Company LLC.

vi.	Pollution Control Revenue Refunding Bonds (TXU Energy Company LLC Project) Series 2003B:

1.	Trust Indenture dated as of October 1, 2003, between the Sabine River Authority of Texas and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of October 1, 2003, between the Sabine River Authority of Texas and TXU Energy Company LLC.

c.	Trinity River Authority of Texas

i.	Pollution Control Revenue Refunding Bonds (TXU Electric Company Project) Series 2000A

1.	Trust Indenture dated as of May 1, 2000, and amended and restated as of April 1, 2001, between the Trinity River Authority of Texas and The Bank of New York, as Trustee.

2.	Installment Payment and Bond Amortization Agreement dated as of May 1, 2000, and amended and restated as of April 1, 2001, between the Trinity River Authority of Texas and TXU Energy Company LLC.

3.	Energy Plaza Lease

a.	Lease Agreement dated as of February 14, 2002 between U.S. Bank, N.A. (as successor-in-interest to State Street Bank and Trust Company of Connecticut, National Association), as owner trustee of the ZSF/Dallas Tower Trust, as Lessor, and TXU Properties Company, as Lessee

b.	First Amendment to Lease Agreement dated as of June 1, 2007

c.	Master Letter Agreement dated as of June 1, 2007 among TXU Properties Company, the Lessor, various lenders and others.

SCHEDULE IX-7

4.	U.S. Holdings – Comanche Peak Debt

a.	Deed of Trust and Security Agreement to Secure Assumption made by and between Texas Utilities Electric Company, Don T. Collins, Trustee, for the benefit of The United States of America, Acting by and Through the Administrator of the Rural Electrification Administration, and TEX-LA Electric Cooperative of Texas, Inc., dated as of February 1, 1990

b.	Amended Agreement between TEX-LA Electric Cooperative of Texas, Inc., Tex-La, and Texas Utilities Electric Company, TU Electric, dated as of January 30, 1990

c.	Guaranty Agreement pursuant to which Texas Utilities Company Guarantees the full and prompt payment of all sums when due pursuant to the Assumption Agreement. Dated February 1, 1990

d.	Assumption Agreement entered into February 1, 1990 by and between Texas Utilities Electric Company, Tex-La Electric Cooperative of Texas, and the United State of America acting by and through the Administrator of the Rural Electrification Administration.

5.	7.460% U.S. Holdings Combustion Turbine Leveraged Lease

a.	Permian Basin – Morgan Creek

i.	Lease Agreement dated as of December 1, 1987, between The Connecticut National Bank as Owner Trustee, as Lessor, and Texas Utilities Electric Company (New York governing law)

ii.	Lease Agreement Supplement No. 1 dated as of May 20, 1988, between The Connecticut National Bank as Owner Trustee, as Lessor, and Texas Utilities Electric Company dated as of May 20, 1988

iii.	Lease Agreement Supplement No. 2 dated as of August 18, 1988, between The Connecticut National Bank as Owner Trustee, as Lessor, and Texas Utilities Electric Company

iv.	Lease Agreement Supplement No. 3 dated as of August 25, 1988, between The Connecticut National Bank as Owner Trustee, as Lessor, and Teas Utilities Electric Company

v.	Lease Agreement Supplement No. 4 dated as of December 1, 1988, between The Connecticut National Bank as Owner Trustee, as Lessor, and Texas Utilities Electric Company

vi.	Lease Agreement Supplement No. 5 dated as of June 1, 1989, between The Connecticut National Bank as Owner Trustee, as Lessor, and Texas Utilities Electric Company

SCHEDULE IX-8

vii.	Lease Agreement Supplement No. 6 dated as of July 1, 1993, between Shawmut Bank Connecticut, National Association, as Owner Trustee, as Lessor, and Texas Utilities Electric Company

viii.	Participation Agreement dated December 1, 1987, among The Connecticut National Bank, Owner Trustee, The First National Bank of Chicago, Indenture Trustee, U.S. West Financial Services, Inc., Owner Participant, Certain Institutions, Initial Loan Participants, CAPCORP, Inc., Seller, and Texas Utilities Electric Company (New York governing law)

ix.	Supplement No. 2 to the Participation Agreement among The Connecticut National Bank, The First National Bank of Chicago, Nynex Credit Company, The Initial Loan Participants, and Texas Utilities Electric Company, dated as of August 18, 1988

x.	Supplement No. 3 to the Participation Agreement among The Connecticut National Bank, The First National Bank of Chicago, Nynex Credit Company, and Texas Utilities Electric Company, dated as of December 1, 1988

xi.	Supplement No. 4 to the Participation Agreement among Shawmut Bank Connecticut, National Association, First National Bank of Chicago, Nynex Credit Company and Texas Utilities Electric Company dated as of June 17, 1993

xii.	Assumption and Assignment Agreement dated December 28, 2001, between TXU Energy Company, LLC and TXU Electric Company relating to Lease Agreement between State Street Bank, successor to Fleet National Bank, formerly The Connecticut National Bank, and Texas Utilities Electric Company, dated as of December 1, 1987

xiii.	Trust Indenture, Security Agreement and Mortgage dated as of December 1, 1987, among The Connecticut National Bank, Texas Utilities Electric Company and The First National Bank of Chicago, as Indenture Trustee (New York governing law)

xiv.	Trust Indenture, Security Agreement and Mortgage Supplement No. 1 dated as of May 1, 1988, among The Connecticut National Bank, Texas Utilities Electric Company, and The First National Bank of Chicago, as Indenture Trustee (New York Governing law)

xv.	Trust Indenture, Security Agreement and Mortgage Supplement No. 3 dated as of August 1, 1988, among The Connecticut National Bank, Texas Utilities Electric Company, and The First National Bank of Chicago, as Indenture Trustee

xvi.	Trust Indenture, Security Agreement and Mortgage Supplement No. 4 dated as of July 1, 1993, among Shawmut Bank Connecticut, National Association, Texas Utilities Electric Company and The First National Bank of Chicago

SCHEDULE IX-9

6.	7.480% U.S. Holdings Combustion Turbine Leveraged Lease

a.	Permian Basin – DeCordova

i.	Lease Agreement dated as of December 1, 1989, between The Connecticut National Bank, as Owner Trustee, as Lessor, and Texas Utilities Company, as Lessor (New York governing law)

ii.	Lease Supplement No. 2 dated as of October 25, 1995, between Shawmut Bank Connecticut, National Association, and Texas Utilities Electric Company

iii.	Trust Indenture, Security Agreement and Mortgage dated as of December 1, 1989, among The Connecticut National Bank, Texas Utilities Electric Company and American National Bank and Trust Company of Chicago, as Indenture Trustee (New York governing law)

iv.	Trust Indenture, Security Agreement and Mortgage Supplement No. 1 dated as of October 25, 1995, among Shawmut Bank Connecticut, National Association, Texas Utilities Electric Company and American National Bank and Trust Company of Chicago (New York governing law)

v.	Amended and Restated Participation Agreement among The Connecticut National Bank, The First National Bank of Chicago, American National Bank and Trust Company of Chicago, Philip Morris Credit Corporation, Mesquite Power Corporation and Texas Utilities Electric Company, dated as of November 28, 1989 (New York governing law)

vi.	Supplement No. 1 to the Amended and Restated Participation Agreement among Shawmut Bank Connecticut, National Association (formerly The Connecticut National Bank), Owner Trustee, The First National Bank of Chicago, Original Indenture Trustee, American National Bank and Trust Company of Chicago, Indenture Trustee, HNB Investment Corp. (as Transferee from Philip Morris Credit Corporation), Owner Participant, and Texas Utilities Electric Company, dated as of October 19, 1995 (New York governing law)

Part B

Applicable Orders

None.

SCHEDULE IX-10

EXHIBIT H-3

TO THE CREDIT AGREEMENT

HUNTON & WILLIAMS	HUNTON & WILLIAMS LLP FOUNIAJN PLACE 37TH FLOOR 1445 ROSS AVENUE DALLAS, TEXAS 75202

	TEL	214-979-3000
	FAX	214-880-0011

October 10, 2007	FILE NO.: 84378.000002

Each of the Addressees Listed

on the Attached Schedule I

Re:	Credit Facility — Texas Competitive Electric Holding Company LLC

Ladies and Gentlemen:

This opinion is being delivered to you pursuant to Section 6.3 of the Credit Agreement, dated as of October 10, 2007, among Energy Future Competitive Holdings Company, a Texas corporation (“US Holdings”); Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (“Company”); the lending institutions from time to time parties thereto (each, a “Lender” and collectively, the “Lenders”); Citibank, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer; Goldman Sachs Credit Partners L.P., as Posting Agent, Posting Syndication Agent and Posting Documentation Agent; JPMorgan Chase Bank, N.A., as Syndication Agent, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer; Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners, L.P., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Bookrunners; Goldman Sachs Credit Partners L.P., as Posting Facility Lead Arranger and Sole Bookrunner, Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners, LP., Lehman Brothers Commercial Bank, Lehman Brothers Holdings Inc., Lehman Brothers Commercial Paper Inc. and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents; and J. Aron & Company, as Posting Calculation Agent (“Credit Agreement”). Capitalized terms that are defined in the Credit Agreement and that are used but not otherwise defined herein shall have the meanings given them in the Credit Agreement.

We have acted as special Texas utility regulatory counsel, in connection with certain aspects of the transactions provided for in the Credit Agreement, for US Holdings and the Company and the entities listed in Schedule II hereto (the “Texas Guarantors” and collectively with US Holdings and the Company, each a “Transaction Party” and together the “Transaction Parties”).

Each of the Addressees Listed

On the Attached Schedule I

October 10, 2007

We have examined the (a) Credit Agreement, (b) the Security Agreement, dated as of October 10, 2007, by and among the Company, the Texas Guarantors, the other guarantors party thereto, and the Collateral Agent for the benefit of the Secured Parties; (c) the Pledge Agreement, dated as of October 10, 2007, by and among the Company, the Texas Guarantors party thereto, the other pledgors party thereto, and the Collateral Agent for the benefit of the Security Parties, and (d) the Guarantee, dated as of October 10, 2007, by the Texas Guarantors and the other guarantors party thereto, in favor of the Collateral Agent for the benefit of the Secured Parties (collectively, the “Transaction Documents”).

We have discussed the matters addressed in this opinion with officers and representatives of Holdings and the Company to the extent we have deemed appropriate to enable us to render this opinion.

In preparing this opinion, we have also examined (except in instances in which we have expressly limited the basis of our opinion or assurance by qualifying the opinion or assurance as “to our knowledge” or otherwise) original counterparts or photostatic or certified copies of all instruments, agreements, certificates, records and other documents (whether of the Borrower, or its officers, directors, members, managers and representatives, public officials, or other persons) which we have considered relevant to the opinions hereinafter expressed; and certificates end statements of public officials in relevant jurisdictions. In making this examination we have assumed, with respect to all documents that we have examined and to the extent relevant to the opinions hereinafter expressed: (i) the genuineness of all signatures thereon, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies, (iv) the due authorization, execution and delivery and the legality, validity and binding effect of the Transaction Documents as to all parties, and (v) the legal capacity of all individuals who have executed any of the documents examined by us.

Based upon the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

1.	The execution and delivery by each Transaction Party of each Transaction Document to which it is a party do not, and the performance by such Transaction Party of its obligations thereunder will not, result in any violation by any such Transaction Party of the Public Utility Regulatory Act and the rules and regulations adopted by the Public Utility Commission of Texas (“PUCT”) thereunder (including ERCOT Protocols), or the commitments made to the PUCT in the Joint Report and Application of Oncor Electric Delivery Company and Texas Energy Future Holdings Limited Partnership Pursuant to Public Utility Regulatory Act Section 14.101, dated April 25, 2007, including without limitation the No Transaction-Related Debt at Oncor Commitment, and modified to include a 15% rate decrease and an additional 525 credit to customers receiving service from TXU Energy Retail (collectively, “Applicable Texas Electric Utility Laws”).

Each of the Addressees Listed

On the Attached Schedule I

October 10, 2007

2.	No consent approval, license, permit, registration, certification, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to any Applicable Texas Utility Laws that has not been obtained or taken and is not in full force and effect, is required to be obtained or taken by any Transaction Party to authorize, or is required in connection with, the execution and delivery by such Transaction Party of each Transaction Document to which it is a party or the performance by such Transaction Party of its obligations thereunder.

This opinion is limited by, subject to, and based on the following:

(a)	We express no opinion with regard to any laws other than the Applicable Texas Electric Utility Laws, and our opinions are limited to state statutes and regulations (including regulations of the PUCT) and do not extend to laws, regulations, orders and ordinances issued by political subdivisions of the State of Texas or any other jurisdiction. This opinion is issued only with respect to the present status of the Applicable Texas Electric Utility Laws, and we undertake no obligation to update or supplement this opinion in response to subsequent changes in law or future events affecting the transactions contemplated by the Transaction Documents.

(b)	We have made no independent investigation as to the accuracy or completeness of any representation, warranty, data or other factual information, written or oral, made or furnished in or in connection with the Transaction Documents or otherwise, and we have assumed that neither the Transaction Documents, nor any other information furnished to us, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading.

(c)	We have assumed that each entity owning in excess of a 45% direct or indirect equity interest in any Transaction Party either (A) owns no interest in electric generating facilities which generate electricity that is offered for sale in the State of Texas or (B) is a broker or dealer registered under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or a bank, as defined in the Exchange Act. We have further assumed that no entity owning any interest in electric generating facilities that generate electricity that is offered for sale in the State of Texas, which acquired any direct or indirect equity interest in any Transaction Party, either has the ability to take, or has taken, any action that could reasonably be perceived to exert substantial influence or control over the policies and actions of any Transaction Party, or any of their respective subsidiaries, prior to acquiring an equity interest in any such Transaction Party.

(d)

Due to the absence of controlling judicial precedent. our opinions are necessarily a reasoned application of general legal principles, rules of construction, and legal precedent that we believe may be persuasive, but not necessarily controlling. Accordingly, our opinions are not intended as a guaranty as to what position the

Each of the Addressees Listed

On the Attached Schedule I

October 10, 2007

Public Utility Commission of Texas might take or as to what a particular court would actually hold; rather, our opinion is an expression of oar professional judgment as to the decision a court should reach if the issue were properly prepared and presented to it and the court followed what we believe to be the applicable legal principles under existing statutory and judicial precedent.

(e)	We express no opinion as to whether PUCT approval would be required for the Transactions if PUCT Docket No. 34077 were withdrawn.

The opinions herein expressed are for the benefit of the Administrative Agent and each Lender and may be relied upon only by the Administrative Agent, each Lender and their respective successors and assigns. This letter may not be quoted or referred to in any other document or filing with any public authority without our prior written consent. The opinions expressed herein speak only as of the date hereof, and we assume no obligation to update any of these opinions with respect to matters occurring subsequent to the date hereof. Therefore, these opinions should not be relied upon by any Person as being accurate as of any subsequent date.

Very truly yours,

SCHEDULE

Addressees

1. Each Agent (as such term is defined in the Credit Agreement referred to above) that is a party to such Credit Agreement as of October 10, 2007 (“Closing Date”);

2. Each Lender (as such term is defined in the Credit Agreement referred to above) that is a party to such Credit Agreement as of the Closing Date; and

3. Each of the following in its capacity as a Secured Commodity Hedge Counterparty: (a) Lehman Brothers Commodity Services Inc; (b) J. Aron & Company; (c) Morgan Stanley Capital Group Inc.; and (d) Citigroup Energy Inc.

SCHEDULE II

Texas Guarantors

Name of Entity

Big Brown 3 Power Company LLC

Big Brown Lignite Company LW

Big Brown Power Company LLC

DeCordova Power Company LLC

Energy Future Competitive Holdings Company

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Generation Company LLC

Luminant Mineral Development Company LW

Luminant Mining Company LLC

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LW

Sandow Power Company LLC

Tradinghouse 3 & 4 Power Company LLC

Name of Entity

Tradinghouse Power Company LLC

TXU Chilled Water Solutions Company

TXU Energy Retail Company LLC

TXU Energy Solutions Company LLC

TXU Energy Trading (California) Company

TXU ET Services Company

TXU SESCO Company LLC

TXU SESCO Energy Services Company

Valley NG Power Company LLC

Valley Power Company LLC

Wichita/Victory Ave., LLC

EXHIBIT H-4

TO THE CREDIT AGREEMENT

Covington & Burling LLP
1201 Pennsylvania Avenue NW	Washington
Washington, DC 20004-2401	New York
Tel 202.662.8391	San Francisco
Fax 202.662.8491	London
www.COV.com	Brussels

October 10, 2007

The Lenders party to the Credit Agreement

referenced below and

Citibank, N.A.

as Administrative Agent for the Lenders

The Agents, Lenders and counterparties to

secured commodity hedging agreements

listed on Schedule I hereto

Re:	Credit Agreement (the “Credit Agreement”) dated as of the date hereof, among TXU US Holdings Company, TCEH Merger Sub LLC, Citibank, N.A., as administrative agent, collateral agent, swingline lender, revolving letter of credit issuer, and deposit letter of credit issuer, and the agents, arrangers, and bookrunners party thereto

Ladies and Gentlemen:

We have acted in the limited role of special Federal Energy Regulatory Commission (“FERC”) and Nuclear Regulatory Commission (“NRC”) regulatory counsel to: (i) Texas Energy Future Capital Holdings LLC, a Delaware limited liability company (“Texas Energy Capital”), Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership (“Texas Energy Future”), and Texas Energy Future Merger Sub Corp., a Texas corporation (“Merger Sub”), in connection with the Agreement and Plan of Merger, dated as of February 25, 2007 (the “Merger Agreement”), among TXU Corp., a Texas corporation (“the Company”), Texas Energy Future, and Merger Sub; and (ii) TXU US Holdings Company, a Texas corporation (“US Holdings”), and TCEH Merger Sub LLC, a Delaware limited liability company (“TCEH”), in connection with the Credit Agreement. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and becoming a subsidiary of Texas Energy Future. This opinion is delivered to you pursuant to Section 6.3 of the Credit Agreement. Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings set forth in the Credit Agreement unless otherwise defined herein.

Covington & Burling LLP

October 10, 2007

In rendering this opinion, we have reviewed the following (collectively, the “Documents”; the Merger Agreement; the Credit Agreement (without attachments); the FERC Order issued September 6, 2007 identified in paragraph three of this letter (the “FERC Order”); the NRC Order issued September 10, 2007 identified in paragraph three of this letter (the “NRC Order”); the electronic databases accessible on the FERC and NRC official websites on October 9, 2007; and the public files of the FERC and NRC made available for our review by the FERC and NRC on October 9, 2007 (such databases and public files collectively, the “FERC and NRC Public Files”).

We have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to originals of all documents submitted to us as certified, conformed, or photocopies; (iii) that the copies of the Documents are true, correct and complete and include all amendments and modifications thereto; (iv) the authenticity of all signatures; (v) the legal capacity of all natural persons; (vi) the correctness and completeness of the FERC and NRC Public Files as made available to us on the date specified above; and (vii) the truth and accuracy as to matters of fact of the records and certificates received from the FERC, NRC, Texas Energy Capital, Texas Energy Future, Merger Sub, the Company, US Holdings, and TCEH. As to matters of fact relevant to the opinions expressed herein, we have relied on (and assumed the accuracy of) the representations and warranties of the parties and other statements of fact made in the Documents, and on our review of the FERC and NRC Public Files on the date specified above; we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents and our review of the FERC and NRC Public Files. We have not, except as specifically identified herein, made any independent review or investigation of the organization, existence, good standing, assets, operations, business or affairs of Texas Energy Future, Texas Energy Capital, Merger Sub, the Company, US Holdings, or TCEH nor have we acted as corporate counsel to any of Texas Energy Future, Texas Energy Capital, Merger Sub, the Company, US Holdings or TCEH in connection with the Merger or the Credit Agreement. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

You should be aware that certain records of the FERC and NRC that are public as a mailer of law (including, without limitation, under the federal Freedom of Information Act) may not have been included in the FERC or NRC Public Files at the time that we examined those files in connection with rendering this opinion. Furthermore, there may be records of matters pending at the FERC and NRC that, as a matter of law, were not available for inspection by the public at the time we examined the FERC and NRC Public Files. Our review did not extend to any such records.

Where statements in this opinion are qualified by expressions such as “known to us,” “to our knowledge,” “of which we are aware” or words of similar effect, such expressions refer to the actual knowledge, but not constructive or imputed knowledge, of the attorneys in our firm who have given substantive attention to the transaction that is the subject of this opinion, without any representation or implication that any inquiry has been made with respect to such statements.

Covington & Burling LLP

October 10, 2007

This opinion is limited strictly to matters specifically discussed herein arising under the Federal Power Act of 1935, as amended (the “EPA”), the published rules, regulations, decisions, orders, and policies promulgated thereunder by the FERC (collectively the “Electricity Laws”), and the Atomic Energy Act of 1954, as amended (the “AEA”), and the published rules, regulations, decisions, orders, and policies promulgated thereunder by the NRC (collectively the “Nuclear Laws”), as in effect as of the date of this letter, and we express no opinion on any other matter whatsoever. Furthermore, this opinion is limited to the opinions expressly stated herein. This opinion addresses matters only as of the date of this opinion, and we specifically disclaim all responsibility whatsoever for advising you of changes in matters addressed herein occurring after such date. Our opinion does not address the effect, if any, of pending legislation, of proposed rules, regulations or policies not yet promulgated and in effect, or of proceedings before the FERC, NRC or the courts to which Texas Energy Future, Texas Energy Capital, Merger Sub, the Company, US Holdings, or TCEH is not a party.

For purposes of the opinion expressed in this letter, we have made the following further assumptions: (i) upon consummation of the transactions contemplated by the Merger Agreement and the Credit Agreement and thereafter, no Passive LLC Owners (or affiliate), as defined in the FERC Order and the Safety Evaluation dated September 10, 2007 (the “NRC Safety Evaluation”) supporting the NRC Order, will own five percent or more of the total membership interests of Texas Energy Capital (referred to in the FERC Order as Texas Capital and in the NRC Safety Evaluation as Texas Energy GP) and no Passive LLC Owner or Passive LP Owner (or group of affiliated passive owners), as defined in the FERC Order and the NRC Safety Evaluation, will hold ownership interests that would amount to ten percent or more of the total direct or indirect economic interests in Texas Energy Future (referred to as Texas Holdings in the FERC Order and Texas Energy LP in the NRC Order and NRC Safety Evaluation); and (ii) the Merger does not provide for new pledges or encumbrances of the assets of Oncor Electric Delivery Company for the benefit of the Company and its subsidiaries (other than the Ring-Fenced Entities, as defined in the Fhtte Order); Oncor Electric Delivery Company will not incur, guarantee, or pledge assets in respect of any incremental new debt related to financing the Merger or relating to the Merger, at closing or thereafter; there will be neither new debt issued nor borrowing at Oncor Electric Delivery Company to finance the Merger at closing or thereafter; and none of the Ring-Fenced Entities, as defined in the FERC Order, will guarantee or otherwise hold out its credit as being available to support the obligations of any member of the TXU Group, as defined in the FERC Order.

We express no opinion as to regulatory approvals which may be needed for any transfer of ownership or control of equity interests or property upon a default or realization upon collateral securing the Credit Agreement.

Covington & Burling LLP

October 10, 2007

Based upon the foregoing, subject to and limited by the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, we are of the opinion that:

1. No consent, approval, authorization or order of the FERC or NRC is required under the Electricity Laws or Nuclear Laws for the execution or delivery on the date hereof by US Holdings or TCEH of the Credit Agreement or the consummation of the transactions contemplated thereby in accordance with the terms thereof, except the FERC Order and the NRC Order.

2. The execution and delivery on the date hereof of the Credit Agreement by US Holdings and TCEH and the consummation of the transactions contemplated thereby in accordance with the terms of the Credit Agreement on the date hereof do not violate any provisions of the Electricity Laws or Nuclear Laws ]mown to US to which US Holdings or TCEH is subject.

3. The FERC granted its consent to the Merger (the “Merger Consent”) under section 203 of the FPA and its regulations thereunder by order issued September 6, 2007, based upon the facts, commitments and undertakings stated therein (Oncor Electric Delivery Company, TXU Poryrolio Management LP, and Texas Holdings Limited Partnership, Order Authorizing Disposition of Jurisdictional Facilities, Docket No. EC07-87 (F.E.RC. Sept. 6, 2007)), and its Merger Consent has become effective under 18 C.F.R. § 385.2007(c). The period for a timely petition to the FERC for reconsideration or rehearing of that order has expired. The NRC granted its Merger Consent under the AEA and its regulations thereunder by order issued September 10, 2007, based upon the facts, commitments and undertakings stated therein (In re 7XU Generation Co. LP (Comanche Peak Steam Eke. Sta., Units 1 & 2), Order Approving Indirect Transfer of Facility Operating Licenses and Conforming Amendments, Docket Nos. 50-445 and 50-446, 72 Fed. Reg. 52,584 (NRC. Sept. 10, 2007)). According to its terms, the NRC’s Merger Consent has become effective under 10 C.F.R. § 50.80 and will remain so until July 10, 2008. The period for a timely petition to the NRC for reconsideration of that order has expired. To our knowledge, (i) no stay of the effectiveness of these Merger Consents has been issued by either the FERC or NRC, and (ii) the Merger Consents have not been invalidated by any subsequently published FERC or NRC action. The times provided by the Electricity Laws and the Nuclear Laws for the filing of applications for judicial review of the FERC and NRC Merger Consents or for the FERC or NRC to undertake review thereof on its own respective motion have not expired. Based solely on our examination of the FERC and NRC Public Files on the date specified above, to our knowledge, no petition for rehearing or notice of application for judicial review of either of the Merger Consents has been filed with the FERC or the NRC and neither the FERC nor the NRC has given public notice of review of its Merger Consent on its own respective motion.

*    *    *    *    *

Covington & Burling LLP

October 10, 2007

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the opinions expressed herein). We express no opinion in this letter as to federal or state securities or Blue Sky, antitrust, unfair competition, banking, or tax laws or regulations, or laws or regulations of any state or of any political subdivision below the state level.

This opinion letter is given solely for your benefit and may not be relied upon by any other person (other than permitted successors and assigns of any Lender or Agent, who may rely upon this opinion as of its date) without our prior written consent This letter may not be quoted in whole or in part or otherwise be referred to, nor may copies of this opinion be furnished, to any other person or entity without the prior written consent of this firm and, except as required by applicable law, may not be filed with any governmental entity, except that you may provide copies of this opinion letter to permitted successors and assigns of any Lender or Agent and their attorneys or as required by any bank regulatory authorities.

Very truly yours,

Covington & Burling LLP
1201 Pennsylvania Avenue NW	Washington
Washington, DC 20004-2401	New York
Tel 202.662.8391	San Francisco
Fax 202.662.8491	London
www.COV.com	Brussels

SCHEDULE 1

Agents, Lenders and Counterparties to

Secured Commodity Hedging Agreements

Citibank, N.A.

Citigroup Energy Inc.

Citigroup Global Markets Inc.

Credit Suisse

Credit Suisse Securities (USA) LLC

Goldman Sachs Credit Partners, L.P.

J. Aron & Company

JPMorgan Chase Bank, N.A.

Morgan Securities Inc.

Lehman Brothers Inc.

Lehman Brothers Commodity Services, Inc.

Lehman Commercial Paper Inc.

Morgan Stanley Capital Group Inc.

Morgan Stanley Senior Funding, Inc.

EXHIBIT I

TO THE CREDIT AGREEMENT

CLOSING CERTIFICATE

OF THE COMPANIES LISTED ON SCHEDULE I HERETO

October 10, 2007

Reference is made to (i) the Credit Agreement, dated as of October 10, 2007 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Energy Future Competitive Holdings Company, a Texas corporation (“EFCH”), Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Borrower”), the lenders or other financial institutions or entities from time to time party thereto, Citibank, N.A., as Administrative Agent and as Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer, Goldman Sachs Credit Partners L.P., as Posting Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA) LLC, as Joint Lead Arrangers and Bookrunners and the other agents named therein, (ii) the Senior Unsecured Interim Loan Agreement, dated as of October 10, 2007 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Corp Interim Loan Agreement”), among TXU Corp., a Texas corporation (the “Parent”), the lenders or other financial institutions or entities from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Goldman Sachs Credit Partners L.P., as Syndication Agent, Morgan Stanley Senior Funding, Inc., Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as Joint Lead Arrangers and Bookrunners and the other agents named therein and (iii) the Senior Unsecured Interim Loan Agreement, dated as of October 10, 2007 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “TCEH Interim Loan Agreement”), among the Borrower, EFCH, TCEH Finance, Inc., a Delaware corporation (“TCEH Finance” and, together with the Borrower, the “TCEH Interim Loan Borrower”), the lenders or other financial institutions or entities from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent, Goldman Sachs Credit Partners L.P., as Syndication Agent, Morgan Stanley Senior Funding, Inc., Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., as Joint Lead Arrangers and Bookrunners and the other agents named therein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

1. The undersigned individual, in his capacity as an authorized signatory (the “Authorized Signatory”) of the applicable entities listed on Schedule I hereto (each, a “Company”), solely in his capacity as such and not individually, hereby certifies as follows:

(a) (i) the representations and warranties made by EFCH and the Borrower in Section 8.1(a), Section 8.2, Section 8.5 and Section 8.7 of the Credit Agreement as they relate to each applicable Company on the date hereof, are true and correct in all material respects on and as of the date hereof, (ii) the representations and warranties made by EFCH and the TCEH Interim Loan Borrower in Section 8.1(a), Section 8.2, Section 8.5 and Section 8.7 in the TCEH Interim Loan Agreement, as they relate to each applicable Company on the date hereof, are true and correct in all material respects on and as of the date hereof and (iii) the representations and warranties made by the Parent in Section 8.1(a), Section 8.2, Section 8.5 and Section 8.7 in the Corp Interim Loan Agreement, as they relate to each applicable Company on the date hereof, are true and correct in all material respects on and as of the date hereof;

(b) Each Authorized Secretary (as defined below) is duly elected and qualified to serve in the official capacity indicated on the respective signature pages hereto of each applicable Company, and the signatures set forth on the signature lines for such Authorized Secretary below is such Authorized Secretary’s true and genuine signature, and such Authorized Secretary is duly authorized to execute and deliver on behalf of each applicable Company each Credit Document, the Loan Documents (as defined in the TCEH Interim Loan Agreement) and the Loan Documents (as defined in the Corp Interim Loan Agreement) to which such Company is a party and any certificate or other document to be delivered by each applicable Company pursuant to each Credit Document, the Loan Documents (as defined in the TCEH Interim Loan Agreement) and the Loan Documents (as defined in the Corp Interim Loan Agreement).

2. The undersigned secretary or assistant secretary of each applicable Company, solely in their respective capacity as secretary or assistant secretary of each applicable Company and not individually (each, an “Authorized Secretary”), hereby certify as follows:

(a) attached hereto as Exhibit A is a complete and correct copy of the resolutions duly adopted by the board of directors, sole member, managing member, manager, general partner or equivalent body, as applicable, (or a duly authorized committee thereof), respectively, of each Company authorizing the execution, delivery and performance of each of the Credit Documents, the Loan Documents (as defined in the TCEH Interim Loan Agreement) and the Loan Documents (as defined in the Corp Interim Loan Agreement) (and any agreements relating thereto) to which such Company is a party; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of each such Company now in force relating to or affecting the matters referred to therein;

(b) attached hereto as Exhibit B is a true and complete copy of the organizational documents, respectively, of each Company, certified by the Secretary of the state of its formation as of a recent date, as in effect at all times since the date shown on the applicable attached certificate;

(c) attached hereto as Exhibit C is a true and complete copy of the by-laws, operating agreement, limited liability company agreement, partnership agreement or equivalent document, as applicable, respectively, for each Company as in effect at all times since the adoption thereof to and including the date hereof;

(d) attached hereto as Exhibit D is a certificate of good standing (and certificate of existence, as applicable) for each Company from each such Company’s jurisdiction of incorporation or formation, dated a recent date prior to the Closing Date;

(e) the persons listed on Schedule II are now duly elected and qualified Authorized Signatories of the Companies indicated on such Schedule, holding the offices indicated on such Schedule, and the signatures appearing opposite their respective names are the true and genuine signatures of such Authorized Signatories, and each of such officers is duly authorized to execute and deliver on behalf of each applicable Company each Credit Document, the Loan Documents (as defined in the TCEH Interim Loan Agreement) and the Loan Documents (as defined in the Corp Interim Loan Agreement) to which it is a party and any certificate or other document to be delivered by each applicable Company pursuant to each Credit Document, the Loan Documents (as defined in the TCEH Interim Loan Agreement) and the Loan Documents (as defined in the Corp Interim Loan Agreement); and

(f) for the avoidance of doubt, it is understood that the Authorized Signatory and Authorized Secretaries executing this Closing Certificate are acting in their capacities as such for each of the applicable Companies, and each of the Companies may be acting in its capacity as a shareholder, member, managing member, manager, general partner, trustee, beneficiary, or other controlling or significant interest owner, or other type of representative, of another Company, as may be required or permitted by applicable law or the Companies’ organizational documents.

IN WITNESS WHEREOF, the undersigned have hereto set our names as of the date set forth above.

(Counterpart Signature Sheet No. 1)
Name: Safal K. Joshi, as Authorized Signatory

(Counterpart Signature Sheet No. 2)
Name: Anthony R. Horton, as Authorized Secretary for the applicable Companies

(Counterpart Signature Sheet No. 3)
Name: Jeffrey Liaw as Authorized Secretary for TCEH Finance, Inc.

(Counterpart Signature Sheet No. 4)
Name: Jared S. Richardson as Authorized Secretary for the applicable Companies

[Closing Certificate of the Companies listed on Schedule I hereto]

COUNTERPART SIGNATURE SHEET NO. 1

Attached to and forming a part of the Closing Certificate of the Authorized Signatory of the entities listed on Schedule I.

Name: Safal K. Joshi
Title: Authorized Signatory

[Closing Certificate-Counterpart Signature Page]

COUNTERPART SIGNATURE SHEET NO. 2

Attached to and forming a part of the Closing Certificate of the Authorized Secretary of the following entities:

Energy Future Competitive Holdings Company

Generation MT Company LLC

Luminant Energy Company LLC

Luminant Energy Services Company

Luminant Generation Company LLC

Luminant Power Services Company

Texas Competitive Electric Holdings Company LLC

TXU Corp.

TXU Energy Retail Management Company LLC

TXU Retail Services Company

Name: Anthony R. Horton
Title: Authorized Secretary

[Closing Certificate-Counterpart Signature Page]

COUNTERPART SIGNATURE SHEET NO. 3

Attached to and forming a part of the Closing Certificate of the Authorized Secretary of TCEH Finance, Inc.

Name: Jeffrey Liaw
Title: Authorized Secretary

[Closing Certificate-Counterpart Signature Page]

COUNTERPART SIGNATURE SHEET NO. 4

Attached to and forming a part of the Closing Certificate of the Authorized Secretary of the following entities:

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

Energy Future Intermediate Holding Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Mining Services Company

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Chilled Water Solutions Company

TXU Energy Retail Company LLC

TXU Energy Solutions Company LLC

TXU Energy Trading (California) Company

TXU ET Services Company

TXU SEM Company

TXU SESCO Company LLC

TXU SESCO Energy Services Company

Valley NG Power Company LLC

Valley Power Company LLC

Wichita/Victory Ave., LLC

Name: Jared S. Richardson
Title: Authorized Secretary

[Closing Certificate-Counterpart Signature Page]

450

SCHEDULE I

COMPANIES

Big Brown 3 Power Company LLC
Big Brown Lignite Company LLC
Big Brown Power Company LLC
Collin Power Company LLC
DeCordova Power Company LLC
Energy Future Competitive Holdings Company
Energy Future Intermediate Holding Company LLC
Generation MT Company LLC
Generation SVC Company
Lake Creek 3 Power Company LLC
Luminant Big Brown Mining Company LLC
Luminant Energy Company LLC
Luminant Energy Services Company
Luminant Generation Company LLC
Luminant Holding Company LLC
Luminant Mineral Development Company LLC
Luminant Mining Company LLC
Luminant Mining Services Company
Luminant Power Services Company
Luminant Renewables Company LLC
Martin Lake 4 Power Company LLC
Monticello 4 Power Company LLC
Morgan Creek 7 Power Company LLC
NCA Resources Development Company LLC
Oak Grove Management Company LLC
Oak Grove Mining Company LLC
Oak Grove Power Company LLC
Sandow Power Company LLC
TCEH Finance, Inc.
Texas Competitive Electric Holdings Company LLC
Tradinghouse 3 & 4 Power Company LLC
Tradinghouse Power Company LLC
TXU Chilled Water Solutions Company
TXU Corp.
TXU Energy Retail Company LLC
TXU Energy Retail Management Company LLC
TXU Energy Solutions Company LLC
TXU Energy Trading (California) Company
TXU ET Services Company
TXU Retail Services Company
TXU SEM Company
TXU SESCO Company LLC
TXU SESCO Energy Services Company
Valley NG Power Company LLC
Valley Power Company LLC
Wichita/Victory Ave., LLC

SCHEDULE II

AUTHORIZED SIGNATORIES

David A. Campbell

Entity Name

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

Energy Future Competitive Holdings Company

Energy Future Intermediate Holding Company LLC

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Mining Services Company

Luminant Power Services Company

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

TCEH Finance, Inc.

Texas Competitive Electric Holdings Company LLC

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Chilled Water Solutions Company

TXU Corp.

TXU Energy Retail Company LLC

TXU Energy Retail Management Company LLC

TXU Energy Solutions Company LLC

TXU Energy Trading (California) Company

TXU ET Services Company

TXU Retail Services Company

TXU SEM Company

TXU SESCO Company LLC

TXU SESCO Energy Services Company

Valley NG Power Company LLC

Valley Power Company LLC

Wichita/Victory Ave., LLC

Signature

[Closing Certificate-Counterpart Signature Page]

Safal K. Joshi

Entity Name

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

Energy Future Competitive Holdings Company

Energy Future Intermediate Holding Company LLC

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Mining Services Company

Luminant Power Services Company

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

TCEH Finance, Inc.

Texas Competitive Electric Holdings Company LLC

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Chilled Water Solutions Company

TXU Corp.

TXU Energy Retail Company LLC

TXU Energy Retail Management Company LLC

TXU Energy Solutions Company LLC

TXU Energy Trading (California) Company

TXU ET Services Company

TXU Retail Services Company

TXU SEM Company

TXU SESCO Company LLC

TXU SESCO Energy Services Company

Valley NG Power Company LLC

Valley Power Company LLC

Wichita/Victory Ave., LLC

Signature

[Closing Certificate-Counterpart Signature Page]

Anthony R. Horton

Entity Name

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

Energy Future Competitive Holdings Company

Energy Future Intermediate Holding Company LLC

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Mining Services Company

Luminant Power Services Company

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

TCEH Finance, Inc.

Texas Competitive Electric Holdings Company LLC

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Chilled Water Solutions Company

TXU Corp.

TXU Energy Retail Company LLC

TXU Energy Retail Management Company LLC

TXU Energy Solutions Company LLC

TXU Energy Trading (California) Company

TXU ET Services Company

TXU Retail Services Company

TXU SEM Company

TXU SESCO Company LLC

TXU SESCO Energy Services Company

Valley NG Power Company LLC

Valley Power Company LLC

Wichita/Victory Ave., LLC

Signature

[Closing Certificate-Counterpart Signature Page]

Jeffrey Liaw

Entity Name

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

Energy Future Competitive Holdings Company

Energy Future Intermediate Holding Company LLC

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Mining Services Company

Luminant Power Services Company

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

TCEH Finance, Inc.

Texas Competitive Electric Holdings Company LLC

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Chilled Water Solutions Company

TXU Corp.

TXU Energy Retail Company LLC

TXU Energy Retail Management Company LLC

TXU Energy Solutions Company LLC

TXU Energy Trading (California) Company

TXU ET Services Company

TXU Retail Services Company

TXU SEM Company

TXU SESCO Company LLC

TXU SESCO Energy Services Company

Valley NG Power Company LLC

Valley Power Company LLC

Wichita/Victory Ave., LLC

Signature

[Closing Certificate-Counterpart Signature Page]

David P. Poole

Entity Name

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

Energy Future Competitive Holdings Company

Energy Future Intermediate Holding Company LLC

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Mining Services Company

Luminant Power Services Company

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

TCEH Finance, Inc.

Texas Competitive Electric Holdings Company LLC

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Chilled Water Solutions Company

TXU Corp.

TXU Energy Retail Company LLC

TXU Energy Retail Management Company LLC

TXU Energy Solutions Company LLC

TXU Energy Trading (California) Company

TXU ET Services Company

TXU Retail Services Company

TXU SEM Company

TXU SESCO Company LLC

TXU SESCO Energy Services Company

Valley NG Power Company LLC

Valley Power Company LLC

Wichita/Victory Ave., LLC

Signature

[Closing Certificate-Counterpart Signature Page]

Jonathan D. Smidt

Entity Name

Big Brown 3 Power Company LLC

Big Brown Lignite Company LLC

Big Brown Power Company LLC

Collin Power Company LLC

DeCordova Power Company LLC

Energy Future Competitive Holdings Company

Energy Future Intermediate Holding Company LLC

Generation MT Company LLC

Generation SVC Company

Lake Creek 3 Power Company LLC

Luminant Big Brown Mining Company LLC

Luminant Energy Company LLC

Luminant Energy Services Company

Luminant Generation Company LLC

Luminant Holding Company LLC

Luminant Mineral Development Company LLC

Luminant Mining Company LLC

Luminant Mining Services Company

Luminant Power Services Company

Luminant Renewables Company LLC

Martin Lake 4 Power Company LLC

Monticello 4 Power Company LLC

Morgan Creek 7 Power Company LLC

NCA Resources Development Company LLC

Oak Grove Management Company LLC

Oak Grove Mining Company LLC

Oak Grove Power Company LLC

Sandow Power Company LLC

TCEH Finance, Inc.

Texas Competitive Electric Holdings Company LLC

Tradinghouse 3 & 4 Power Company LLC

Tradinghouse Power Company LLC

TXU Chilled Water Solutions Company

TXU Corp.

TXU Energy Retail Company LLC

TXU Energy Retail Management Company LLC

TXU Energy Solutions Company LLC

TXU Energy Trading (California) Company

TXU ET Services Company

TXU Retail Services Company

TXU SEM Company

TXU SESCO Company LLC

TXU SESCO Energy Services Company

Valley NG Power Company LLC

Valley Power Company LLC

Wichita/Victory Ave., LLC

Signature

[Closing Certificate-Counterpart Signature Page]

EXHIBIT A

[Resolutions]

EXHIBIT B

[Organization Documents]

EXHIBIT C

[Operating Agreements]

EXHIBIT D

[Good Standings]

EXHIBIT J

TO THE CREDIT AGREEMENT

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities5 identified below [(including, without limitation, the Deposit Letters of Credit included in such facilities)]6 [(including, without limitation, the Revolving Letters of Credit and the Swingline Loans included in such facilities, as applicable)]7 and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[5]	Include all applicable subfacilities.
[6]	Include only in assignment includes a Deposit L/C Loan Commitment.
[7]	Include only if assignment involves a Revolving Credit Commitment.

as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower(s):

4. Administrative Agent: Citibank, N.A., as the Administrative Agent under the Credit Agreement

5.      Credit Agreement: Credit Agreement, dated as of October [10], 2007, among Texas Competitive Electric Holdings Company LLC, the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent, Collateral Agent, Revolving Letter of Credit Issuer, Deposit Letter of Credit Issuer and Swing Line Lender

6. Assigned Interest:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment/Loans for all Lenders[11]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[12]		CUSIP Number
$
			$	$		%
			$	$		%

[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Initial Tranche B-1 Term Loan Commitment”, “Deposit L/C Loan Commitment”, “Delayed Draw Term Loan Commitment”, etc.).

[11]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7.	Trade Date: ][13]

Effective Date:                                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted: CITIBANK, N.A., as Administrative Agent

By:
Title:

Consented to:[14]

By:
Title:

[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[14]	Insert for the Borrower or any other entity whose consent is required under the credit agreement.

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.6(b)(ii) and (iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 13.6(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase [the][such] Assigned Interest, and (vii) if it is a Euro Tranche Term Loan Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT K-1

TO THE CREDIT AGREEMENT

FORM OF PROMISSORY NOTE

(REVOLVING CREDIT LOANS AND SWINGLINE LOANS)

$	New York, New York [ , 200 ]

FOR VALUE RECEIVED, TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to the order of [Revolving Credit] [Swingline] Lender or its registered assign (the “[Revolving Credit] [Swingline] Lender”), at the Administrative Agent’s office or such other place as CITIBANK, N.A., (the “Administrative Agent”) shall have specified, in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the [Revolving Credit] [Swingline] Maturity Date (a) [AMOUNT] ($][            ])], or, if less, (b) the aggregate unpaid principal amount, if any, of all advances made by the Lender to the Borrower in respect of [Revolving Credit] [Swingline] Loans pursuant to the Credit Agreement. The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Credit Agreement, dated as of October [10], 2007 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Energy Future Competitive Holdings Company, the Borrower, the Lenders party thereto from time to time, CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer, and the other parties named therein. This Promissory Note is subject to, and the [Revolving Credit] [Swingline] Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the [Revolving Credit] [Swingline] Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The [Revolving Credit] [Swingline] Loans evidenced hereby are subject to prepayment prior to the [Revolving Credit] [Swingline] Maturity Date, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(e) of the Credit Agreement, and such Person shall be treated as the [Revolving Credit] [Swingline] Lender hereunder for all purposes of the Credit Agreement.

K -1- 1

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(signature page follows)

K-3-2

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

K-3-3

TRANSACTIONS ON

[REVOLVING CREDIT] [SWINGLINE] LOAN NOTE

Date	Amount of [Revolving Credit][Swingline] Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

K-3-4

EXHIBIT K-2-A

TO THE CREDIT AGREEMENT

FORM OF INITIAL TRANCHE B-1 TERM NOTE

            ,

FOR VALUE RECEIVED, the undersigned, TEXAS COMPETITIVE ELECTRIC DELIVERY HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[            ])], or, if less, (b) the aggregate unpaid principal amount, if any, of the Initial Tranche B-1 Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of October [10], 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Energy Future Competitive Holdings Company, the Borrower, the Lenders party thereto from time to time, CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer, and the other parties named therein.

The Borrower promises to pay interest on the unpaid principal amount of the Initial Tranche B-1 Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Initial Tranche B-1 Term Loan evidenced hereby is guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Initial Tranche B-1 Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

Form of Initial Tranche B-1 Term Note

K-2-A-1

EXHIBIT K-2-A

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

Form of Initial Tranche B-1 Term Note

K-2-A-2

EXHIBIT K-2-A

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Initial Tranche B-1 Term Note

K-2-A-3

EXHIBIT K-2-B

TO THE CREDIT AGREEMENT

FORM OF INITIAL TRANCHE B-2 TERM NOTE

                         ,

FOR VALUE RECEIVED, the undersigned, TEXAS COMPETITIVE ELECTRIC DELIVERY HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[            ])], or, if less, (b) the aggregate unpaid principal amount, if any, of the Initial Tranche B-2 Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of October [10], 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Energy Future Competitive Holdings Company, the Borrower, the Lenders party thereto from time to time, CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer, and the other parties named therein.

The Borrower promises to pay interest on the unpaid principal amount of the Initial Tranche B-2 Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Initial Tranche B-2 Term Loan evidenced hereby is guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Initial Tranche B-2 Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

Form of Initial Tranche B-2 Term Note

K-2-B-1

EXHIBIT K-2-B

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

Form of Initial Tranche B-2 Term Note

K-2-B-2

EXHIBIT K-2-B

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Initial Tranche B-2 Term Note

K-2-B-3

EXHIBIT K-2-C

TO THE CREDIT AGREEMENT

FORM OF INITIAL TRANCHE B-3 TERM NOTE

                         ,

FOR VALUE RECEIVED, the undersigned, TEXAS COMPETITIVE ELECTRIC DELIVERY HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                              or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[            ])], or, if less, (b) the aggregate unpaid principal amount, if any, of the Initial Tranche B-3 Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of October [10], 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Energy Future Competitive Holdings Company, the Borrower, the Lenders party thereto from time to time, CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer, and the other parties named therein.

The Borrower promises to pay interest on the unpaid principal amount of the Initial Tranche B-3 Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Initial Tranche B-3 Term Loan evidenced hereby is guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Initial Tranche B-3 Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

Form of Initial Tranche B-3 Term Note

K-2-C-1

EXHIBIT K-2-C

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

Form of Initial Tranche B-3 Term Note

K-2-C-2

EXHIBIT K-2-C

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Initial Tranche B-3 Term Note

K-2-C-3

EXHIBIT K-3

TO THE CREDIT AGREEMENT

FORM OF DELAYED DRAW TERM NOTE

                         ,

FOR VALUE RECEIVED, the undersigned, TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[            ])], or, if less, (b) the aggregate unpaid principal amount, if any, of the Delayed Draw Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of October [10], 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Energy Future Competitive Holdings Company, the Borrower, the Lenders party thereto from time to time, CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer, and the other parties named therein.

The Borrower promises to pay interest on the unpaid principal amount of the Delayed Draw Term Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Delayed Draw Term Loan evidenced hereby is guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Delayed Draw Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

Form of Delayed Draw Term Note

K-3-1

EXHIBIT K-3

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY, LLC

By:
Name:
Title:

Form of Delayed Draw Term Note

K-3-2

EXHIBIT K-3

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Delayed Draw Term Note

K-3-3

EXHIBIT K-4

TO THE CREDIT AGREEMENT

FORM OF DEPOSIT L/C NOTE

                             ,

FOR VALUE RECEIVED, the undersigned, TEXAS COMPETITIVE ELECTRIC DELIVERY HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to                                  or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of (a) [AMOUNT] [($[            ])], or, if less, (b) the aggregate unpaid principal amount, if any, of the Deposit L/C Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of October [10], 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Energy Future Competative Holdings Company, the Borrower, the Lenders party thereto from time to time, CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer, and the other parties named therein.

The Borrower promises to pay interest on the unpaid principal amount of the Deposit L/C Loan made by the Lender from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office or such other place as the Administrative Agent shall have specified. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This promissory note (this “Promissory Note”) is one of the promissory notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Deposit L/C Loan evidenced hereby is guaranteed and secured as provided therein and in the other Credit Documents. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Promissory Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Deposit L/C Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Promissory Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Promissory Note.

Form of Deposit L/C Note

K-4-1

EXHIBIT K-4

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

Form of Deposit L/C Note

K-4-2

EXHIBIT K-4

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Deposit L/C Note

K-4-3

EXHIBIT L

TO THE CREDIT AGREEMENT

FORM OF INCREMENTAL AMENDMENT

INCREMENTAL AMENDMENT, dated as of [                    , 200        ] (this “Agreement”), by and among [NEW LOAN LENDERS] (each, a “New Loan Lender” and, collectively, the “New Loan Lenders”), TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY, a limited liability company (the “Company”) and CITIBANK, N.A., as Administrative Agent and as Collateral Agent.

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of October [10], 2007 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Energy Future Competitive Holdings Company, the Company, the Lenders party thereto, Citibank, N.A., as Administrative Agent and Collateral Agent and the other parties named therein (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish Incremental Term Loans, Incremental Deposit L/C Loans, Incremental Revolving Commitment Increase and/or Incremental Commodity Collateral Posting Facility by, among other things, entering into one or more Incremental Amendments with Additional Lenders and/or Incremental Revolving Commitment Increase Lenders (each a “New Loan Lender”), as applicable;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each New Loan Lender party hereto hereby agrees to commit to provide its respective Incremental Revolving Commitment Increase (in the case of each New Loan Lender that is a Incremental Revolving Commitment Increase Lender), Incremental Term Loans (in the case of each Additional Lender that is lending Incremental Terms Loans), Incremental Deposit L/C Loans (in the case of each Additional Lender that is lending Incremental Deposit L/C Loans) and/or Posting Advances (in the case of each Additional Lender that is lending in the Incremental Commodity Collateral Posting Facility), as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below.

Each New Loan Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents and the exhibits thereto, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other New Loan Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Additional Lender and/or Incremental Revolving Commitment Increase Lender, as the case may be.

Each New Loan Lender hereby agrees to make its respective Commitment on the following terms and conditions:1

1.

Applicable Margin. The Applicable ABR Margin or Applicable LIBOR Margin, as applicable, for each Tranche [    ] Incremental Term Loan, Incremental Deposit L/C Loans and/or Posting Advances under an Incremental Commodity Collateral Posting Facility shall mean, as of any date of determination, the applicable percentage per annum as set forth below based on the Consolidated Total Debt to Consolidated EBITDA Ratio in effect on such date:[2]

[Tranche [ ] Incremental Term Loans] [Incremental Deposit L/C Loans] [Posting Advance under an Incremental Commodity Collateral Posting Facility]
Consolidated Secured Debt to Consolidated EBITDA Ratio	LIBOR Loans	ABR Loans
___:___	%	%

2.	Principal Payments. The Borrower shall make principal payments on the Tranche [ ] Incremental Term Loans, Incremental Deposit L/C Loans and/or Posting Advances under an Incremental Commodity Collateral Facility in installments on the dates and in the amounts set forth below:

[1]

Insert completed items 1-7 as applicable, with respect to Incremental Term Loans, Incremental Deposit L/C Loans and/or Posting Advances under an Incremental Commodity Collateral Posting Facility with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

[2]	Include reserve amount if applicable.

(B)
(A) Payment Date	Scheduled Repayment of [Tranche [ ] Incremental Term Loans] [Incremental Deposit L/C Loans] [Posting Advances under an Incremental Commodity Collateral Posting Facility]

$

$

$

$

$

$

$

$

$

$

$

$

$

$

$

3.	Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Tranche [ ] Incremental Term Loans, Incremental Deposit L/C Loans and/or Posting Advances under an Incremental Commodity Collateral Posting Facility set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche [ ] Incremental Term Loans, Incremental Deposit L/C Loans and/or Posting Advances under an Incremental Commodity Collateral Posting Facility in accordance with Sections 5.1 and 5.2 of the Credit Agreement respectively.

4.	Prepayment Fees. Borrower agrees to pay to each Additional Lender the following prepayment fees, if any: [ ].

[Insert other additional prepayment provisions with respect to Tranche [    ] Incremental Term Loans , Incremental Deposit L/C Loans and/or Posting Advances under an Incremental Commodity Collateral Posting Facility]

5.	Other Fees. Borrower agrees to pay each [Additional Lender] [Incremental Revolving Commitment Increase Lender] its pro rata share (determined based upon each [Additional Lender’s] [Incremental Revolving Commitment Increase Lender’s] share of the [Incremental Term Loans][Incremental Deposit L/C Loans][Incremental Revolving Commitment Increase][and the][Incremental Commodity Collateral Posting Facility]) of an aggregate fee equal to [ ] on [ , ].

6.	Proposed Borrowing. This Agreement represents Borrower’s request to borrow Tranche [ ] Incremental Term Loans, Incremental Deposit L/C Loans and/or Posting Advances under an Incremental Commodity Collateral Posting Facility from the Additional Lenders as follows (the “Proposed Borrowing”):

(a)	Business Day of Proposed Borrowing: ,

(b)	Amount of Proposed Borrowing: $

(c)	Interest rate option:

(i)	ABR Loan(s)

(ii)	LIBOR Loans with an initial Interest Period of month(s)

7.

[New Loan Lenders. Each New Loan Lender acknowledges and agrees that upon its execution of this Agreement and the making of [Tranche [            ] Incremental Term Loans][Incremental Deposit L/C Loans][Revolving Credit Loans pursuant to an Incremental Revolving Commitment Increase] and/or [Posting Advances under an Incremental Commodity Collateral Posting Facility], as the case may be, that such New Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][3]

8.	Credit Agreement Governs. Except as set forth in this Agreement, the [Tranche [ ] Incremental Term Loans][Incremental Deposit L/C Loans][Revolving Credit Loans pursuant to an Incremental Revolving Commitment Increase][Posting Advances under an Incremental Commodity Collateral Posting Facility] shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

9.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and the Borrower hereby certifies that:

(i)	The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and

[3]	Insert bracketed language if the lending institution is not already a Lender.

(ii)	No event has occurred and is continuing or would result from the consummation of the proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default.

10.	Borrower Covenants. By its execution of this Agreement, the Borrower hereby covenants that:

(i)	[The Borrower shall make any payments required pursuant to Section 2.11 of the Credit Agreement in connection with the Incremental Revolving Commitment Increase;][4]

(ii)	The Borrower shall deliver or cause to be delivered the following legal opinions and documents: [ ], together with all other legal opinions and other documents reasonably requested by the Administrative Agent in connection with this Agreement; and

(iii)	Set forth on the attached Officers’ Certificate are the calculations (in reasonable detail) demonstrating compliance with the financial test described in Section 10.9 of the Credit Agreement.

11.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Loan Lender shall be as set forth below its signature below.

12.	Tax Forms. For each relevant New Loan Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Loan Lender may be required to deliver to the Administrative Agent pursuant to Section 5.4(c) and/or Section 5.4(e) of the Credit Agreement.

13.	Recordation of the New Loans. Upon execution and delivery hereof, the Administrative Agent will record the Tranche [ ] Incremental Term Loans, Incremental Deposit L/C Loans, Revolving Credit Loans pursuant to an Incremental Revolving Commitment Increase and/or Posting Advances under an Incremental Commodity Collateral Posting Facility, as the case may be, made by each New Loan Lender in the Register.

[4]	Select this provision in the circumstance where the Lender is a Incremental Revolving Commitment Increase Lender.

14.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

15.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

16.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

17.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

18.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Incremental Amendment as of [                        ,         ].

[NAME OF NEW LOAN LENDER]

By:
Name:
Title:

Notice Address:
Attention:
Telephone:
Facsimile:

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name:
Title:

Consented to by:

CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE A

TO INCREMENTAL AMENDMENT

Name of New Loan Lender	Type of Commitment	Amount

[ ]

[Incremental Term Loans]

[Incremental Deposit L/C Loans]

[Revolving Credit Loans pursuant to Incremental Revolving Commitment Increase]

[Posting Advances under an Incremental Commodity Collateral Posting Facility]

$

[ ]

[Incremental Term Loans]

[Incremental Deposit L/C Loans]

[Revolving Credit Loans pursuant to Incremental Revolving Commitment Increase]

[Posting Advances under an Incremental Commodity Collateral Posting Facility]

$

	Total:	$

EXHIBIT M

TO THE CREDIT AGREEMENT

COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT

Dated as of October 10, 2007

Among

ENERGY FUTURE COMPETITIVE HOLDING COMPANY,

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC,

THE SUBSIDIARY GUARANTORS

CITIBANK, N.A.,

as Administrative Agent

and Collateral Agent,

LEHMAN BROTHERS COMMODITY SERVICES INC.,

J. ARON & COMPANY,

MORGAN STANLEY CAPITAL GROUP INC.,

CITIGROUP ENERGY INC., and

each other Secured Commodity Hedge Counterparty

from time to time party hereto

and

any other Person that becomes a Secured Party pursuant hereto

7.4	Notice of Event of Default	32
7.5	Non-Reliance on Collateral Agent and Other Secured Parties	32
7.6	Collateral Agent in Individual Capacity	33
7.7	Successor Collateral Agents	33
7.8	Security Documents	34
7.9	Indemnification	34

SECTION 8.	Reliance; Waivers; Etc.	35
8.1	Reliance	35
8.2	No Warranties or Liability	36
8.3	Obligations Unconditional	36

SECTION 9.	Miscellaneous	36
9.1	Conflicts	36
9.2	Effectiveness; Continuing Nature of this Agreement; Severability	36
9.3	Amendments; Waivers	37
9.4	Voting	38
9.5	Information Concerning Financial Condition of the Borrower and its Subsidiaries	38
9.6	Submission to Jurisdiction	38
9.7	WAIVER OF JURY TRIAL	39
9.8	Notices	39
9.9	Further Assurances	39
9.10	APPLICABLE LAW	39
9.11	Binding on Successors and Assigns	39
9.12	Specific Performance	40
9.13	Headings	40
9.14	Counterparts	40
9.15	Authorization	40
9.16	No Third Party Beneficiaries	40
9.17	Provisions Solely to Define Relative Rights	40
9.18	Additional Guarantors	40
9.19	Permitted Secured Commodity Hedge and Power Sales Agreement	40
9.20	No Applicability to Instruments Not Secured by Collateral	40

EXHIBITS

Exhibit A	–	Form of Accession Agreement

COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT

This COLLATERAL AGENCY AND INTERCREDITOR AGREEMENT, dated as of October 10, 2007, is entered into by and among TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), ENERGY FUTURE COMPETITIVE HOLDING* COMPANY, a Texas corporation (“US Holdings”), the Subsidiary Guarantors (as defined below), CITIBANK, N.A. (“Citibank”), in its capacity as collateral agent for the Secured Parties (as defined below) (in such capacity, and including its successors and assigns from time to time, the “Collateral Agent”), CITIBANK, N.A., as Administrative Agent (as defined below), LEHMAN BROTHERS COMMODITY SERVICES INC. (“Lehman Brothers Commodity Services”) in its capacity as a Secured Commodity Hedge Counterparty, J. ARON & COMPANY (“J. Aron”) in its capacity as a Secured Commodity Hedge Counterparty, MORGAN STANLEY CAPITAL GROUP INC. (“MS Capital”) in its capacity as a Secured Commodity Hedge Counterparty, CITIGROUP ENERGY INC. (“Citi Energy”) in its capacity as a Secured Commodity Hedge Counterparty, and the other Persons party hereto from time to time in accordance with the terms hereof.

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of February 25, 2007 (the “Acquisition Agreement”), among TXU Corp., a Texas corporation, Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership, and Texas Energy Future Merger Sub Corp., a Texas corporation, Texas Energy Future Merger Sub Corp. will merge with and into TXU Corp. (the “Merger”), with TXU Corp. surviving the Merger as a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership;

WHEREAS, in order to finance, in part, the Merger, US Holdings, the Borrower, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Citibank, N.A., as administrative agent (in such capacity, and including its successors and assigns from time to time, the “Administrative Agent”) and as Collateral Agent, and the other agents and entities party thereto, are entering into a Credit Agreement, dated as of the date hereof (the “Credit Agreement”), which provides, among other things, for the borrowing of Loans and Posting Advances and the issuance of Letters of Credit, in each case for uses as contemplated by the Credit Agreement;

WHEREAS, the Borrower (as assignee of TXU Generation Development Company LLC) has entered into (i) an amended and restated Confirmation dated October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time), each transaction confirmed pursuant to the foregoing, the ISDA Master Agreement incorporated by reference in such Confirmation and each related schedule, exhibit or annex attached to any of the foregoing, in each case with Lehman Brothers Commodity Services, Inc., in its capacity as a Secured Commodity Hedge Counterparty (the “Lehman Commodity Hedge Agreement”); (ii) an amended and restated Confirmation dated October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time), each transaction confirmed pursuant to the foregoing, the ISDA Master Agreement incorporated by reference in such Confirmation and each related schedule, exhibit or annex attached to any of the foregoing, in each case with Citi Energy, in its capacity as a Secured Commodity Hedge Counterparty (the “Citi Commodity Hedge Agreement”); (iii) an amended and restated Confirmation dated October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time), each transaction confirmed pursuant to the foregoing, an amended and restated ISDA Master Agreement dated as of August 28, 2006, the Amended and Restated MS ISDA Schedule dated as of February 23, 2007 thereto (as the same may be amended, restated, supplemented or otherwise modified from time to time), and each related schedule, exhibit or annex attached to any of the foregoing, in each case with MS Capital, in its capacity as a Secured Commodity Hedge Counterparty (the “MS Commodity Hedge Agreement”); and (iv) an amended and restated Confirmation dated October 10, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time), each confirmation confirmed pursuant to the foregoing, the ISDA Master Agreement incorporated by reference in such Confirmation and each related schedule, exhibit or annex attached to any of the foregoing, in each case with J. Aron, in its capacity as a Secured Commodity Hedge Counterparty (the “J. Aron Commodity Hedge Agreement”, and collectively with the Lehman Commodity Hedge Agreement, the MS Commodity Hedge Agreement, and the Citi Commodity Hedge Agreement, the “Initial Secured Commodity Hedge and Power Sales Agreements”);

WHEREAS, US Holdings, the Borrower and the Subsidiary Guarantors may from time to time after the date hereof enter into additional Secured Commodity Hedge and Power Sales Agreements to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the Credit Agreement and the other applicable Financing Documents, in each case which may be secured on a first priority basis by the First Lien on all or a portion of the Collateral (as defined herein) pursuant to the terms of the Security Documents;

WHEREAS, US Holdings, the Borrower and the Subsidiary Guarantors may from time to time after the date hereof enter into additional agreements evidencing Indebtedness or other obligations to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the Credit Agreement and under the other applicable Financing Documents, in each case which may be secured on a first priority basis by the First Lien on all or a portion of the Collateral pursuant to the terms of the Security Documents;

WHEREAS, pursuant to the Guarantee, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Guarantee”), US Holdings and each Subsidiary Guarantor party thereto has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Collateral Agent for the ratable benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations;

WHEREAS, pursuant to (a) the Security Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Security Agreement”), (b) the Pledge Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Pledge Agreement”) and (c) the other Security Documents, US Holdings (in the case of the Pledge Agreement), the Borrower and each Subsidiary Guarantor party thereto has granted a security interest on a first priority basis in the Collateral to secure the Secured Obligations;

WHEREAS, the Credit Agreement and the Initial Secured Commodity Hedge and Power Sales Agreements provide, among other things, that the parties thereto shall enter into this Agreement to, among other things, define the rights, duties, authorities and responsibilities of the Collateral Agent and the respective rights and remedies among the Secured Parties with respect to the Collateral; and

WHEREAS, in order to induce the Secured Parties to enter into the transactions contemplated by the Financing Documents, each of the parties hereto has agreed to the agency, intercreditor and other provisions set forth in this Agreement.

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AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accession Agreement”: an Accession Agreement substantially in the form attached hereto as Exhibit A.

“Acquisition Agreement”: as defined in the recitals to this Agreement.

“Additional Obligations”: any Indebtedness or other obligations incurred by US Holdings, the Borrower or any Subsidiary Guarantor after the Closing Date and secured by a First Lien on all or a portion of the Collateral, in each case to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the Credit Agreement and the other applicable Financing Documents; provided that the holder of such Indebtedness or other obligations shall either be a party hereto or shall have executed and delivered to the Collateral Agent an Accession Agreement in accordance with Section 5.6 pursuant to which such holder has become a party to this Agreement and has agreed to be bound by the obligations of a “Secured Party” under the terms hereof.

“Administrative Agent”: as defined in the recitals to this Agreement.

“Affiliate”: shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” shall have meanings correlative thereto.

“Agent”: the Collateral Agent or the Administrative Agent, as the context may require.

“Agreement”: this Collateral Agency and Intercreditor Agreement.

“Applicable Laws”: as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, permit, registration, license, certification, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Available Amount”: with respect to any Letter of Credit, at any time, the maximum amount (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

6

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Law”: the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Big Brown Collateral”: the coal or lignite-fired electric generation facility located in Freestone Country, Texas, and owned by TXU Big Brown Company LP, a Texas limited partnership, and all associated fixtures, contracts, inventory, general intangibles, appurtenances and easements that are reasonably necessary to operate such facilities, and all proceeds therefrom, on which a Lien has been granted by the Borrower (or any affiliate thereof) to Secured Commodity Hedge Counterparties party to the Initial Secured Commodity Hedge and Power Sales Agreements to secure the obligations of the Borrower (or any affiliate thereof) thereunder.

“Borrower”: as defined in the preamble to this Agreement.

“Breakage Costs”: with respect to any Loan, any amount payable with respect to such Loan pursuant to Section 2.11 of the Credit Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Citi Commodity Hedge Agreement”: as defined in the preamble to this Agreement.

“Citi Pre-Closing Commodity Hedge Agreement” means that certain Confirmation, dated as of April 26, 2007 (as the same was amended, restated, supplemented or otherwise modified on or before October 10, 2007), each transaction confirmed pursuant to the foregoing, an ISDA Master Agreement incorporated by reference in such Confirmation, and each related schedule, exhibit or annex attached to any of the foregoing, in each case between Generation Development Company LLC (f/k/a TXU Generation Development Company LLC) and Citi Energy.

“Citibank”: as defined in the preamble to this Agreement.

“Citi Energy”: as defined in the preamble to this Agreement.

“Collateral Agent”: as defined in the preamble to this Agreement.

“Commitments”: the commitment of any Lender Party to make Loans or Posting Advances or issue Letters of Credit under the Loan Documents.

“Commodity Hedge and Power Sales Secured Obligations”: with respect to any Secured Commodity Hedge and Power Sales Agreement and any related guaranty (but without duplication), as of any date of determination, the sum of (a) the outstanding amount (including Ordinary Course Settlement Payments and any Termination Payments) then due and owing by the Loan Parties to the relevant Secured Commodity Hedge Counterparty under such Secured Commodity Hedge and Power Sales Agreement plus (b) without duplication, any and all other obligations of any Loan Party of any kind thereunder, whether fixed or contingent, matured or unmatured as of such date of determination.

7

“Commodity Hedge Counterparty”: any Person (other than any Loan Party) that is a party to a Permitted Commodity Hedge and Power Sales Agreement.

“Commodity Hedge Covenants”: any covenant or similar term in any Secured Commodity Hedging and Power Sales Agreement that is identical to, or incorporates, is intended to incorporate or calls for incorporating by reference, a covenant or similar term in the Credit Agreement (but in the case of an identical covenant, only if such identical covenant was in the Credit Agreement on the Closing Date).

“Contractual Obligations”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement”: as defined in the recitals to this Agreement, including as Refinanced pursuant to Section 5.3.

“DIP Financing”: as defined in Section 6.1.

“Discharge of Secured Obligations”: except to the extent otherwise expressly provided for in Section 5.3 and Section 6.2:

(a) payment in full in cash of (i) the outstanding principal amount of Loans and Posting Advances, (ii) Reimbursement Obligations with respect to amounts drawn under any Letter of Credit issued under the Loan Documents, (iii) interest (including, without limitation, interest accruing at the then applicable rate provided in the applicable Loan Document after the maturity of the Loans and Posting Advances or other relevant Secured Obligations and Post-Petition Interest) on all Indebtedness outstanding under the Loan Documents and (iv) commitment fees, letter of credit fees, participation fees, maintenance fees and breakage costs, due and payable or otherwise accrued under the Loan Documents;

(b) the termination or expiration of all (i) Commitments, if any, to extend credit (including the issuance of any Letter of Credit) that would constitute Secured Obligations, (ii) Secured Commodity Hedge and Power Sales Agreements, (iii) Secured Hedging Agreements, and (iv) Secured Cash Management Agreements;

(c) cancellation, termination or Cash Collateralization of all Letters of Credit issued and outstanding under the Loan Documents; and

(d) payment in full in cash of all other Secured Obligations that are then due and payable or otherwise accrued, including, without limitation, all Interest Expenses, outstanding Commodity Hedge and Power Sales Secured Obligations and all obligations outstanding under Secured Hedging Agreements and Secured Cash Managements Agreements and full and final payment and discharge of all other outstanding Secured Obligations, whether or not then due and payable (other than any inchoate indemnity obligations that expressly survive the termination of the underlying Financing Documents).

“Early Termination Event”: with respect to any Secured Commodity Hedge and Power Sales Agreement, the designation or occurrence of an “Early Termination Date” (as defined in such Secured Commodity Hedge and Power Sales Agreement) or the occurrence of any event of default (howsoever defined) under any Secured Commodity Hedge and Power Sales Agreement which results in the termination of such Secured Commodity Hedge and Power Sales Agreement.

8

“Eligible Hedge Voting Amount”: as of any date of determination with respect to any Secured Commodity Hedge and Power Sales Agreement: the greater of (i) the Floor Amount (if any) applicable to such Secured Commodity Hedge and Power Sales Agreement and (ii) an amount equal to (A) the Permitted Secured Hedge Amount (if any) applicable to such Secured Commodity Hedge and Power Sales Agreement at such time less (B) (to the extent no Other Credit Support Exception has occurred with respect to all or a portion thereof) the aggregate amount of Other Credit Support Amounts under any Other Credit Support issued or pledged in favor of the applicable Secured Commodity Hedge Counterparty to support the obligations of US Holdings, the Borrower and/or the Subsidiary Guarantors under such Secured Commodity Hedge and Power Sales Agreement.

“Event of Default”: (x) an “Event of Default” under and as defined in the Credit Agreement or (y) any Early Termination Event under any Secured Commodity Hedge and Power Sales Agreement with respect to which the Borrower or any other Loan Party is the “defaulting party” or “affected party”, as the case may be.

“Financing Documents”: shall mean, collectively (without duplication), each Loan Document, each Secured Commodity Hedge and Power Sales Agreement and any other agreement, document or instrument providing for or evidencing any Secured Obligations.

“First Lien”: a first priority Lien granted pursuant to the Security Documents to the Collateral Agent (for the benefit of the Secured Parties) on the Collateral to secure the Secured Obligations.

“Floor Amount”: shall mean (a) with respect to Citi Energy in respect of the Citi Commodity Hedge Agreement, an amount equal to $0, (b) with respect to Lehman Brothers Commodity Services in respect of the Lehman Commodity Hedge Agreement, an amount equal to $65,000,000, (c) with respect to J. Aron in respect of the J. Aron Commodity Hedge Agreement, an amount equal to $235,000,000, (d) with respect to MS Capital in respect of the MS Commodity Hedge Agreement, an amount equal to $320,000,000, and (e) with respect to any Secured Commodity Hedge and Power Sales Agreement entered into or modified after the date hereof (including, without limitation, any such agreement to which Citi Energy, Lehman Brothers Commodity Services, J. Aron or MS Capital is a party), the amount identified (if any) as the “Floor Amount” for such Secured Commodity Hedge and Power Sales Agreement in the Accession Agreement pursuant to which the Secured Commodity Hedge Counterparty party thereto shall become (or confirm its continuing status as) a party hereto, which Floor Amount shall be based on the potential exposure of the relevant Secured Commodity Hedge and Power Sales Agreement as determined by the parties thereto on an arms-length, good faith basis as reasonably calculated in a manner consistent with market practice or in the ordinary course of the counterparty’s business.

“General Commodity Hedge and Power Sales Agreement”: shall mean a “Commodity Hedging Agreement” as defined in the Credit Agreement as in effect on the Closing Date (without reference to any subsequent amendment, restatement, modification or Refinance).

“Guarantee”: as defined in the recitals to this Agreement.

“Initial Secured Commodity Hedge and Power Sales Agreements”: as defined in the recitals to this Agreement.

9

“Insolvency or Liquidation Proceeding”:

(a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Loan Party;

(b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets;

(c) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Interest Expense”: for any period, all interest, commitment fees, letter of credit fees, participation fees, maintenance fees and Breakage Costs in respect of outstanding Secured Obligations accrued, capitalized or payable during such period (whether or not actually paid during such period).

“Issuing Lender”: a “Letter of Credit Issuer” under and as defined in the Credit Agreement as in effect on the Closing Date (without reference to any subsequent amendment, restatement, modification or Refinance).

“J. Aron”: as defined in the preamble to this Agreement.

“J. Aron Commodity Hedge Agreement”: as defined in the preamble to this Agreement.

“J. Aron Pre-Closing Commodity Hedge Agreement” means that certain Confirmation, dated as of February 23, 2007 (as the same was amended, restated, supplemented or otherwise modified on or before October 10, 2007), each transaction confirmed pursuant to the foregoing, an ISDA Master Agreement incorporated by reference in such Confirmation, and each related schedule, exhibit or annex attached to any of the foregoing, in each case between Generation Development Company LLC (f/k/a TXU Generation Development Company LLC) and J. Aron.

“Lehman Brothers Commodity Services”: as defined in the preamble to this Agreement.

“Lehman Commodity Hedge Agreement”: as defined in the preamble to this Agreement.

“Lehman Pre-Closing Commodity Hedge Agreement” means that certain Confirmation, dated as of June 1, 2007 (as the same was amended, restated, supplemented or otherwise modified on or before October 10, 2007), each transaction confirmed pursuant to the foregoing, an ISDA Master Agreement dated as of June 1, 2007 (as the same was amended, restated, supplemented or otherwise modified on or before October 10, 2007), and each related schedule, exhibit or annex attached to any of the foregoing, in each case between Generation Development Company LLC (f/k/a TXU Generation Development Company LLC) and Lehman Brothers Commodity Services.

“Lender Party”: means each Lender, each Issuing Lender or the Swingline Lender, as the context may require.

“Lenders”: as defined in the recitals to this Agreement.

10

“Letter of Credit”: means a “Letter of Credit” as defined in and issued under the Credit Agreement.

“Lien”: any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease or license in the nature thereof); provided that in no event (a) shall an operating lease be deemed to be a Lien or (b) shall any netting or set-off arrangements under any Contractual Obligation otherwise permitted under the terms of this Agreement be deemed to be a Lien.

“Loan Documents”: means the “Credit Documents” as defined in the Credit Agreement as in effect on the Closing Date (without reference to any subsequent amendment, restatement, modification or Refinance).

“Loan Party”: means the Borrower, US Holdings and each Subsidiary Guarantor.

“Merger”: as defined in the recitals to this Agreement.

“Mortgages”: a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Loan Party is granted by a Loan Party to secure any Secured Obligations or under which rights or remedies with respect to any such Liens are governed, including, without limitation, the Mortgages (as defined in the Credit Agreement).

“MS Capital: as defined in the recitals to this Agreement.

“MS Commodity Hedge Agreement”: as defined in the recitals to this Agreement.

“MS Pre-Closing Commodity Hedge Agreement” means (i) that certain amended and restated Confirmation, dated as of February 23, 2007 (as the same was amended, restated, supplemented or otherwise modified on or before October 10, 2007) (the “February 23, 2007 Confirmation”), each transaction confirmed pursuant to the foregoing, an amended and restated ISDA Master Agreement dated as of August 28, 2006, the Amended and Restated MS ISDA Schedule dated as of February 23, 2007 (as the same was amended, restated, supplemented or otherwise modified on or before October 10, 2007), and each related schedule, exhibit or annex attached to any of the foregoing, in each case between Generation Development Company LLC (f/k/a TXU Generation Development Company LLC) and MS Capital and (ii) the transactions between Luminant Energy Company LLC (f/k/a TXU Portfolio Management Company LP) and MS Capital listed in Schedule X to the February 23, 2007 Confirmation.

“New Administrative Agent”: as defined in Section 5.3.

“New Collateral Agent”: as defined in Section 5.3.

“New Debt Notice”: has the meaning set forth in Section 5.3.

“Ordinary Course Settlement Payments”: all regularly scheduled payments due under any Secured Commodity Hedge and Power Sales Agreement calculated in accordance with the terms of such Secured Commodity Hedge and Power Sales Agreement, including any “Settlement Amounts” under any Secured Commodity Hedge and Power Sales Agreement and any liquidated damages payments under any Secured Commodity Hedge and Power Sales Agreement which settle physically and including any Interest Expense due and payable by any of the Loan Parties in connection with any such regularly scheduled or liquidated damage payments, but excluding, for the avoidance of doubt any “Termination Payments” due and payable under any Secured Commodity Hedge and Power Sales Agreement.

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“Other Credit Support”: with respect to any Secured Commodity Hedge and Power Sales Agreement, any (a) Letter of Credit or other letter of credit, (b) guaranty or (c) cash collateral issued or pledged, as applicable, in favor of any Secured Commodity Hedge Counterparty to the extent not shared among all Secured Parties and in each case to the extent permitted under the Credit Agreement and permitted (if addressed herein, or, otherwise, not prohibited) under all of the other applicable Financing Documents, to support the obligations of US Holdings, the Borrower or any Subsidiary Guarantor under such Secured Commodity Hedge and Power Sales Agreement (other than any such guaranty issued by a Loan Party, including the Guarantee) which in any case satisfies the requirements of such Secured Commodity Hedge and Power Sales Agreement with respect to Letters of Credit and other letters of credit, guaranties or cash, as applicable. For the avoidance of doubt, it is expressly understood and agreed that any separate insurance, credit default swap protection or other protection against loss arranged by any Secured Commodity Hedge Counterparty for its own account in respect of any Secured Obligations owed to it shall not be considered “Other Credit Support” hereunder.

“Other Credit Support Amount”: at any time, with respect to any Secured Commodity Hedge and Power Sales Agreement, the sum of the following, in each case to the extent constituting Other Credit Support: (a) the Available Amount of any Letter of Credit or other letter of credit issued in favor of the relevant Secured Commodity Hedge Counterparty to support the Obligations of the Loan Parties under such Secured Commodity Hedge and Power Sales Agreement (with such Available Amount being calculated at the amount then available to be drawn under the applicable Letter of Credit, notwithstanding anything to the contrary contained in the definition of Available Amount) plus (b) the undrawn amount of any guaranty issued in favor of the relevant Secured Commodity Hedge Counterparty to support the Obligations of the Loan Parties under such Secured Commodity Hedge and Power Sales Agreement (other than any such guaranty issued by a Loan Party, including the Guarantee) plus (c) the amount of any cash collateral pledged to the benefit of the relevant Secured Commodity Hedge Counterparty to support the Obligations of the Loan Parties under such Secured Commodity Hedge and Power Sales Agreement, and which, in each case, satisfies the requirements of such Secured Commodity Hedge and Power Sales Agreement with respect to Letters of Credit or other letters of credit, guaranties or cash, as applicable.

“Other Credit Support Exception”: (a) with respect to any Other Credit Support constituting a guaranty, the guarantor thereunder fails to make payment after receipt of a demand for payment thereunder made in accordance with the terms of such guaranty, within three Business Days of its receipt of such demand (or such longer period permitted for payment under such guarantee) and (b) with respect to any Other Credit Support constituting a Letter of Credit or other letter of credit, the occurrence and continuance of any of the following: (i) a restraint or injunction shall be threatened or pending against the issuer of such Letter of Credit or other letter of credit or the Secured Commodity Hedge Counterparty that is the beneficiary thereof that restrains or limits or seek to restrain or limit a draw upon, or the application of proceeds from, such Letter of Credit or such other letter of credit prior to, concurrent with, or following such draw or application, (ii) the issuing bank of such Letter of Credit or such other letter of credit shall be subject to an Insolvency Proceeding, or (iii) the issuing bank shall have disavowed, repudiated or dishonored its obligations under such Letter of Credit or such other letter of credit after, if applicable, delivery to such issuing bank of a conforming draw request thereunder.

“Outstanding Amount”: means, with respect to any Financing Document, at any time, an amount equal to the sum of, without duplication, (a) the aggregate principal amount of the Loans outstanding under such Financing Document at such time plus (b) the Applicable Posting Facility Amount at such time plus (c) the excess of (x) the aggregate Available Amount of all Letters of Credit (other than Deposit Letters of Credit) issued under such Financing Document and outstanding at such

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time over (y) any cash collateral referred to in Section 5.5(b) then held in respect of any Letters of Credit plus (d) the aggregate amount of all outstanding unexpired Commitments to extend credit that which, when funded or issued, would constitute Loans, Posting Advances or Letters of Credit, at such time; provided, however, that if any Lender shall be a “Defaulting Lender” howsoever defined in the relevant Financing Document at such time, there shall be excluded from the determination of the “Outstanding Amount” under such Financing Document: (i) the aggregate principal amount of Loans and Posting Advances owing to such Lender, (ii) such Lender’s pro rata share of the aggregate Available Amount of all Letters of Credit issued under such Financing Document and (iii) such Lender’s pro rata share of the outstanding Commitments to extend credit that which, when funded would constitute Loans, Posting Advances or Letters of Credit, at such time.

“Permitted Commodity Hedge and Power Sales Agreement”: (a) each Initial Secured Commodity Hedge and Power Sales Agreement and (b) any other General Commodity Hedge and Power Sales Agreement entered into from time to time by the Borrower or any of its Restricted Subsidiaries to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the Credit Agreement and the other applicable Financing Documents at the time it is entered into.

“Permitted Secured Hedge Amount”: with respect to any Secured Commodity Hedge and Power Sales Agreement and any related guaranty (but without duplication), as of any date of determination, the full amount of all obligations of every nature outstanding and then owed to the Secured Commodity Hedge Counterparty under such Secured Commodity Hedge and Power Sales Agreement as of such date of determination (including any outstanding Ordinary Course Settlement Payments and Termination Payments), together with (without duplication) any and all other obligations of any Loan Party of any kind thereunder, whether fixed or contingent, matured or unmatured as of such date of determination; provided, that for purposes of calculating the “Eligible Hedge Voting Amount” or “Permitted Secured Hedge Amount” in respect of any Secured Commodity Hedge and Power Sales Agreement, the “Termination Payment” shall be calculated as the amount that would be payable by the relevant Loan Party under any such Secured Commodity Hedge and Power Sales Agreement if such Secured Commodity Hedge and Power Sales Agreement were terminated as the result of an event of default with respect to such Loan Party under such Secured Commodity Hedge and Power Sales Agreement on the Business Day immediately preceding the applicable date of determination or, if such Commodity Hedge and Power and Sale Agreement was previously terminated, the Termination Payment which remains unpaid as of the applicable date of determination.

“Pledge Agreement”: as defined in the recitals to this Agreement.

“Pledged Collateral”: as the context may require, (a) any Collateral, to the extent that possession or control thereof is necessary to perfect a Lien thereon under the UCC, including any deposit account or securities account (as such terms are defined in the UCC), (b) any rights to receive payments under any insurance policy that constitute Collateral and with respect to which a secured party is required to be named as an additional insured or a loss payee in order to perfect a Lien thereon and/or (c) any other Collateral with respect to which a secured party must be listed on a certificate of title in order to perfect a Lien thereon.

“Post-Petition Interest”: any interest or entitlement to fees or expenses or other charges that accrues after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable in any such Insolvency or Liquidation Proceeding.

“Pre-Closing Secured Commodity Hedge and Power Sales Agreement” means the Cit Pre-Closing Commodity Hedge Agreement, the J. Aron Pre-Closing Commodity Hedge Agreement, the Lehman Pre-Closing Commodity Hedge Agreement and the MS Pre-Closing Commodity Hedge Agreement.

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“Recovery”: as defined in Section 6.2.

“Refinance”: in respect of any Indebtedness, (a) such Indebtedness (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid and (b) any other Indebtedness issued in exchange or replacement for or to refinance such Indebtedness, in whole or in part, whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted (if addressed therein, or, otherwise, not prohibited) under the terms of the Credit Agreement and under the terms of the other applicable Financing Documents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Reimbursement Obligations”: with respect to any Letter of Credit then outstanding, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of such Letter of Credit and (b) the aggregate amount of drawings under such Letter of Credit that have not then been reimbursed pursuant to the Credit Agreement.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Remedy Event”: has the meaning set forth in Section 4.2.

“Replacement Credit Agreement”: as defined in Section 5.3.

“Required Alternative Commodity Hedge Counterparties”: at any time, Secured Commodity Hedge Counterparties owed or holding more than 50% of the sum of the Eligible Hedge Voting Amounts (disregarding clause (i) of the definition thereof) under all Secured Commodity Hedge and Power Sales Agreement outstanding at such time.

“Required Commodity Hedge Counterparties”: at any time, Secured Commodity Hedge Counterparties owed or holding more than 50% of the sum of the Eligible Hedge Voting Amounts under all Secured Commodity Hedge and Power Sales Agreement outstanding at such time.

“Required Secured Parties”: at any time, Secured Parties owed or holding more than 50% of the sum of (without duplication):

(a) the Outstanding Amount under the Credit Agreement at such time; and

(b) in the case of each Secured Commodity Hedge and Power Sales Agreement, the Eligible Hedge Voting Amount thereunder at such time.

For purposes of this definition, Secured Obligations registered in the name of, or beneficially owned by, the Borrower or any Affiliate of the Borrower (other than investors in the Borrower’s Affiliates that are investment funds, provided that such investors are not themselves Affiliates of the Borrower or any other Loan Party) will be deemed not to be outstanding and neither the Borrower nor any Affiliate of the Borrower (other than investors in the Borrower’s Affiliates that are investment funds, provided that such investors are not themselves Affiliates of the Borrower or any other Loan Party) will be entitled to vote to direct the Collateral Agent or relevant Secured Debt Representative.

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“Responsible Officer”: as to any Person, any individual holding the position of chairman of the board (if an officer), president, chief executive officer or one of its vice presidents and such Person’s treasurer or chief financial officer.

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Secured Cash Management Agreement”: any agreement relating to Cash Management Services that is entered into by and between the Borrower or any Restricted Subsidiary and any Cash Management Bank.

“Secured Commodity Hedge Counterparty”: any Commodity Hedge Counterparty (other than any Loan Party) that is a party to a Secured Commodity Hedge and Power Sales Agreement.

“Secured Commodity Hedge and Power Sales Agreement”: (i) each Initial Secured Commodity Hedge and Power Sales Agreement and (ii) any Permitted Commodity Hedge and Power Sales Agreement entered into by the Borrower or any Subsidiary Guarantor with a Secured Commodity Hedge Counterparty after the date hereof which requires that the obligations of the Borrower or the Subsidiary Guarantor party thereto be secured by the First Lien, to the extent such Permitted Commodity Hedge and Power Sales Agreement is permitted (if addressed therein, or, otherwise, not prohibited) to be entered into by the Borrower or such Subsidiary Guarantor and secured by the First Lien under the Credit Agreement and the other applicable Financing Documents at the time it is entered into; provided that the Secured Commodity Hedge Counterparty party thereto shall either be a party hereto or shall have executed and delivered to the Collateral Agent an Accession Agreement in accordance with Section 5.6 pursuant to which such Secured Commodity Hedge Counterparty has become a party to this Agreement and has agreed to be bound by the obligations of a Secured Party under the terms hereof.

“Secured Debt Representative”: (a) with respect to the Lenders Parties, the Administrative Agent and (b) with respect to any Secured Commodity Hedge and Power Sales Agreement, the Secured Commodity Hedge Counterparty party thereto.

“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Obligations”: collectively, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Posting Advance or Letter of Credit or under any Secured Cash Management Agreement, Secured Commodity Hedge and Power Sales Agreement or Secured Hedging Agreement, in each case, entered into with US Holdings, the Borrower or any other Restricted Subsidiary of the Borrower, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Secured Obligations of the Loan Parties under the Loan Documents include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) all obligations of every nature outstanding under any Additional Obligations, whether fixed or contingent, matured or unmatured, in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding. “Secured Obligations” shall include, without limitation, interest accruing at the then applicable rate provided in the applicable Financing Document after the maturity of the relevant Secured Obligations and any Post-Petition Interest.

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“Secured Parties”: shall have the meaning ascribed to it in the Credit Agreement as in effect on the Closing Date (without reference to any subsequent amendment, restatement, modification or Refinance); provided that, in the case of any Secured Commodity Hedge Counterparty or holder of Additional Obligations that is not a party hereto as of the date hereof, such Secured Commodity Hedge Counterparty or holder of Additional Obligations, as applicable, shall have executed and delivered to the Collateral Agent an Accession Agreement in accordance with Section 5.6 pursuant to which it has become a party to this Agreement and has agreed to be bound by the obligations of a Secured Party under the terms hereof.

“Security Agreement”: as defined in the recitals to this Agreement.

“Specified Collateral Permitted Commodity Hedge and Power Sales Agreement”: any Secured Commodity Hedge and Power Sales Agreement that by its terms provides that it is to be secured by specific properties of the Loan Parties constituting Collateral but is not required to be secured by all of the Collateral (excluding for this purpose and for the avoidance of doubt, any Collateral that is solely for the benefit of certain Secured Parties pursuant to Section 5.5(b)). As of the date hereof, none of the Initial Secured Commodity Hedge and Power Sales Agreements is a Specified Collateral Permitted Commodity Hedge and Power Sales Agreement.

“Specified Hedge Collateral”: with respect to any Specified Collateral Permitted Commodity Hedge and Power Sales Agreement, those properties of the Loan Parties constituting the portion (but not all) of the Collateral required under the terms of such Specified Collateral Permitted Commodity Hedge and Power Sales Agreement to be pledged in favor of the Secured Commodity Hedge Counterparty party thereto.

“Supplemental Collateral Agent”: as defined in Section 7.2(b).

“Termination Payment”: any amount payable to or by US Holdings, the Borrower or any of the Subsidiary Guarantors in connection with a termination (whether as a result of the occurrence of an event of default or other termination event) of any Secured Commodity Hedge and Power Sales Agreement or any Secured Hedging Agreement, including any “Settlement Amount” or “Termination Payment”, together with any Interest Expense due and payable by any of the Loan Parties in connection with such amounts; provided that for the avoidance of doubt, “Termination Payments” shall not include any Ordinary Course Settlement Payments due under any such Secured Commodity Hedge and Power Sales Agreement or Secured Hedging Agreement that have been paid prior to such date of determination.

“UCC”: the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“US Holdings”: as defined in the preamble hereto.

1.2 Credit Agreement Definitions . The following terms shall have the meanings assigned to them in the Credit Agreement as it is in effect on the Closing Date (without reference to any subsequent amendment, restatement, modification or Refinance): Applicable Posting Facility Amount, Business Day, Cash Collateral Account, Cash Collateralize, Cash Management Agreement, Cash Management Bank, Cash Management Services, Closing Date, Collateral, Commitments, Default, Deposit L/C Collateral, Deposit L/C Obligations, Deposit Letter of Credit, Deposit Letter of Credit Issuer, Disposition, Existing Oncor Notes, GAAP, Governmental Authority, Guarantee Obligations, Hedge Bank, Hedging Agreements, Indebtedness, Loan, Oncor Credit Facility, Oncor Subsidiaries, Permitted Liens, Person, Posting Advance, Required Deposit L/C Loan Lenders, Replacement Facility, Required Lenders, Revolving Letter of Credit, Security Documents, Subsidiary, Subsidiary Guarantor, Swingline Lender, Unpaid Drawings, and Unrestricted Subsidiary.

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1.3 Other Definitional Provisions. With reference to this Agreement, unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision thereof.

(c) The term “including” is by way of example and not limitation.

(d) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(f) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Security Document.

1.4 Certifications, Etc. All certifications, notices, declarations, representations, warrants and statements made by any officer, director or employee or a Loan Party pursuant to or in connection with this Agreement or any other Security Document shall be made in such person’s capacity as officer, director or employee on behalf of the Loan Party and not in such Person’s individual capacity.

SECTION 2. Lien Priorities.

2.1 Pari Passu. As among the Secured Parties, all Liens on the Collateral shall rank pari passu, no Secured Party shall be entitled to any preferences or priority over any other Secured Party with respect to the Collateral (except as otherwise provided in Section 4.1) and the Secured Parties shall share in the Collateral and all Proceeds thereof in accordance with the terms of this Agreement.

2.2 Prohibition on Contesting Liens. Each Secured Party agrees that it will not (and hereby waives any right to) object to or contest or support any other Person in objecting to or contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), (a) the priority, validity, extent, perfection or enforceability of a Lien held by the Collateral Agent on behalf of any of the Secured Parties in the Collateral in accordance with the terms of this Agreement or (b) any or all of the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of Collateral Agent or any other Secured Party to enforce this Agreement.

2.3 No New Liens (a). The parties hereto agree that neither US Holdings, the Borrower nor any Subsidiary Guarantor shall grant or permit any additional Liens on any property or assets to secure any Secured Obligation unless it has granted or concurrently grants a Lien on such property or assets to secure all Secured Obligations on a pari passu basis.

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2.4 Acknowledgement of Releases. Each of the Secured Commodity Hedge Counterparties party to an Initial Secured Commodity Hedge and Power Sales Agreement hereby acknowledges the termination and release of all Liens on the Big Brown Collateral granted pursuant to the Pre-Closing Secured Commodity Hedge and Power Sales Agreements, and any related intercreditor agreements, if any, entered into in connection therewith.

SECTION 3. Enforcement.

3.1 Enforcement of Liens . (a) The Required Secured Parties will have, subject to the terms of this Agreement, the right to authorize and direct the Collateral Agent with respect to the Security Documents and the Collateral, including, without limitation, the exclusive right to authorize or direct the Collateral Agent to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral. Such exercise and enforcement shall include the rights of Collateral Agent to sell or otherwise dispose of Collateral upon foreclosure, to incur reasonable expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and the Security Documents and of a secured creditor under the Bankruptcy Code and other applicable law; provided that unless and until the Collateral Agent shall have received such direction, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, in order to preserve or protect its Liens on and the value of the Collateral as it shall deem advisable in the best interests of the Secured Parties.

(b) Until the date of Discharge of Secured Obligations, except to the extent otherwise directed or consented to by the Required Secured Parties, none of the Collateral Agent, any Secured Debt Representative or any other Secured Party will:

(i) request judicial relief, in any Insolvency or Liquidation Proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the Secured Parties in respect of the Liens granted to the Collateral Agent, for the benefit of the Secured Parties;

(ii) oppose or otherwise contest any motion for relief from the automatic stay or for foreclosure or enforcement of Liens granted to the Collateral Agent, for the benefit of the Secured Parties, made by the Collateral Agent, acting at the direction of, or as consented to by, the Required Secured Parties, in any Insolvency or Liquidation Proceeding;

(iii) oppose or otherwise contest any lawful exercise by the Collateral Agent, acting at the direction of, or as consented to by, the Required Secured Parties, of the right to credit bid the Secured Obligations at any sale in foreclosure of the Liens granted to the Collateral Agent, for the benefit of the Secured Parties; or

(iv) oppose or otherwise contest any other request for judicial relief made in any court by the Collateral Agent, acting at the direction of, or as consented to by, the Required Secured Parties, relating to the lawful enforcement of any First Lien;

provided, however, that the Collateral Agent may take such actions as it deems desirable to create, prove, preserve or protect the Liens upon any Collateral. Notwithstanding the foregoing, both before and during an Insolvency and Liquidation Proceeding, any Secured Party and any Secured Debt Representative may take any actions and exercise any and all rights that they would have as an unsecured creditor, including, without limitation, the commencement of an Insolvency or Liquidation Proceeding against any Loan Party in accordance with applicable law and the termination of any Financing Document in accordance with the terms thereof; provided that the Secured Parties and the Secured Debt Representatives may not take any of the actions prohibited by clauses (i) through (iv) above or oppose or contest any other claim

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that it has agreed not to oppose or contest under Section 6; and provided, further, that, in the event that any Secured Party becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Secured Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes as the other Liens securing the Secured Obligations are subject to this Agreement.

(c) In exercising rights and remedies with respect to the Collateral after the occurrence and during the continuance of any Event of Default, the Secured Debt Representatives may, at the direction of the Required Secured Parties, instruct the Collateral Agent to enforce (or to refrain from enforcing) the provisions of the Security Documents in respect of the Secured Obligations and exercise (or refrain from exercising) remedies thereunder or any such rights and remedies, all in such order and in such manner as the Collateral Agent may determine, unless otherwise directed by the Required Secured Parties, including:

(i) the exercise or forbearance from exercise of all rights and remedies in respect of the Collateral;

(ii) the enforcement or forbearance from enforcement of any Lien in respect of the Collateral;

(iii) the exercise or forbearance from exercise of rights and powers of a holder of Capital Stock or any other form of securities included in the Collateral to the extent provided in the Security Documents;

(iv) the acceptance of the Collateral in full or partial satisfaction of the Secured Obligations; and

(v) the exercise or forbearance from exercise in respect of the Collateral of all rights and remedies of a secured lender under the UCC or any similar law of any applicable jurisdiction or in equity.

(d) Without in any way limiting the generality of clause (c) above (but subject to the rights of the Borrower and the other Loan Parties under the Financing Documents and the provisions of Section 5.2(a)), the Collateral Agent, the Administrative Agent, each Secured Commodity Hedge Counterparty and each other Secured Party and any of them may, at any time and from time to time in accordance with the Financing Documents and/or applicable law, without the consent of or notice to any other Secured Party (to the extent no such consent or notice is otherwise required hereunder), without incurring responsibility to any other Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any other Secured Party is affected, impaired or extinguished thereby), do one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Secured Obligations or any Lien on any Collateral or guaranty thereof or any liability of the Borrower or any other Loan Party, or any liability incurred directly or indirectly in respect thereof (including any increase in (pursuant to any incremental facilities under the Credit Agreement or otherwise) or extension of the Secured Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Collateral Agent or any of the Secured Parties, the Secured Obligations or any of the Financing Documents, including pursuant to Section 5.3;

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(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral or any liability of the Borrower or any other Loan Party to the Secured Parties or the Collateral, or any liability incurred directly or indirectly in respect thereof, to the extent, in all such cases, that such Person has the right to take and is not prohibited from taking such actions under any or all of the Financing Documents;

(iii) settle or compromise any Secured Obligation or any other liability of the Borrower or any other Loan Party or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Secured Obligations) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against the Borrower or any security or any other Loan Party or any other Person, elect any remedy and otherwise deal freely with the Borrower, any other Loan Party or any Collateral and any security and any guarantor or any liability of the borrower or any other Loan Party to the Secured Parties or any liability incurred directly or indirectly in respect thereof.

(e) Following notice of any Event of Default received pursuant to Section 5.4, any Secured Debt Representative may request in writing that the Collateral Agent pursue any lawful action in respect of the Collateral in accordance with the terms of the Security Documents. Upon any such written request, the Collateral Agent shall seek the consent of the Required Secured Parties to pursue such action (it being understood that the Collateral Agent shall not be required to advise the Required Secured Parties to pursue any such action). Following receipt of any notice that a Event of Default has occurred, the Collateral Agent may await direction from the Required Secured Parties and will act, or decline to act, as directed by the Required Secured Parties, in the exercise and enforcement of the Collateral Agent’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the Collateral Agent will act, or decline to act, with respect to the manner of such exercise of remedies as directed by the Required Secured Parties. Subsequent to the Collateral Agent receiving written notice that any Event of Default has occurred entitling the Collateral Agent to foreclose upon, collect or otherwise enforce the First Liens then, unless it has been directed to the contrary by the Required Secured Parties, the Collateral Agent in any event may (but will not be obligated to) take all lawful and commercially reasonable actions permitted under the Security Documents that it may deem necessary or advisable in its reasonable judgment to protect or preserve its interest in the Collateral and the interests, rights, powers and remedies granted or available to the Collateral Agent under, pursuant to or in connection with the Security Documents.

Notwithstanding anything to the contrary contained herein, nothing contained herein shall be construed to impair the rights of any of the Collateral Agent or the Deposit Letter of Credit Issuer to exercise their rights and remedies in respect of Deposit L/C Collateral, and each of the parties hereto acknowledges and agrees that the Lien and rights of any of the Collateral Agent or the Deposit Letter of Credit Issuer, to and under Deposit L/C Collateral shall be solely for the benefit of the specific beneficiaries thereof. With respect to the Deposit L/C Loan Collateral, references in this Agreement to Required Secured Parties shall be deemed references to the Required Deposit L/C Loan Lenders until proceeds from the Deposit L/C Loan Collateral have been applied pursuant to Section 4.1(b) to satisfaction of all priorities except “last”.

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SECTION 4. Payments.

4.1 Application of Proceeds. Regardless of any Insolvency or Liquidation Proceeding which has been commenced by or against the Borrower or any other Loan Party, Collateral or any proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies under the Security Documents by the Collateral Agent shall be applied in the following order (it being agreed that the Collateral Agent shall apply such amounts in the following order as promptly as is reasonably practicable after the receipt thereof; provided that such amounts shall not be so applied until such time as the amount of the Secured Obligations has been determined in accordance with the terms hereof and under the terms of the relevant Financing Document, including and subject to Sections 4.3 and 4.4 below)

(a) with respect to all Collateral other than Deposit L/C Collateral:

first, on a pro rata basis, to the payment of all amounts due to the Collateral Agent, the Administrative Agent, and the Issuing Lenders (in such capacities) (other than amounts constituting Interest Expenses) under any of the Financing Documents, excluding in the case of the Issuing Lenders, amounts payable in connection with any unreimbursed amount under any Letter of Credit;

second, on a pro rata basis to any Secured Party which has theretofore advanced or paid any fees to any Agent or Issuing Lender, other than any amounts covered by priority first, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been previously reimbursed;

third, on a pro rata basis, to the payment of, without duplication, (a) all principal and other amounts then due and payable in respect of the Secured Obligations (including Cash Collateralization of all outstanding Revolving Letters of Credit as required under the Credit Agreement) and (b) the payment of Permitted Secured Hedge Amounts then due and payable to any Secured Commodity Hedge Counterparty under any Secured Commodity Hedge and Power Sales Agreement; and

last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full in cash, to the Loan Parties or as otherwise required by applicable law.

(b) with respect to Deposit L/C Collateral:

first, on a pro rata basis, to the payment of all amounts due to the Deposit Letter of Credit Issuer under any of the Financing Documents, excluding amounts payable in connection with any unreimbursed amount under any Letter of Credit;

second, on a pro rata basis, to the payment of all amounts due to the Deposit Letter of Credit Issuer in an amount equal to 100% of the Unpaid Drawings under any Deposit Letter of Credit;

third, on a pro rata basis, to any Secured Party which has theretofore advanced or paid any fees to the Deposit Letter of Credit Issuer, other than any amounts covered by priority second, an amount equal to the amount thereof so advanced or paid by such Secured Party and for which such Secured Party has not been previously reimbursed;

fourth, on a pro rata basis, to the payment of all other Deposit L/C Obligations; and

last, the balance, if any, after all of the Deposit L/C Obligations have been indefeasibly paid in full in cash, as set forth above in Section 4.1(a).

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4.2 Limitations on Payment Post Default. After (a) the commencement of any Insolvency or Liquidation Proceeding in respect of any Loan Party or (b) (i) any of the Secured Obligations outstanding under any of the Financing Documents has become due and payable in full (whether at maturity, upon acceleration or otherwise) or any Secured Obligations outstanding under any of the Financing Documents has not been paid when due and (ii) the Required Secured Parties have instructed the Collateral Agent to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral (in the case of either clause (a) or clause (b), a “Remedy Event”), no payment of cash (or the equivalent of cash) shall be made from the proceeds of Collateral by any Loan Party to the Collateral Agent for the benefit of any Secured Party, except as provided for in Section 4.1.

4.3 Secured Obligation Balances. (a) Upon the written request of the Collateral Agent, each Secured Debt Representative shall promptly (and, in any event, within five Business Days) give the Collateral Agent written notice of the aggregate amount of the Secured Obligations then outstanding and owed by the Borrower or any other Loan Party to the Secured Parties represented by such Secured Debt Representative under the applicable Financing Documents and any other information that the Collateral Agent may reasonably request.

(b) Without limiting the foregoing, upon receipt of any of the monies referred to in Section 4.1 above, the Collateral Agent shall promptly provide notice to each Secured Debt Representative of the receipt of such monies. Within 10 Business Days of the receipt of such notice, each Secured Debt Representative shall give the Collateral Agent written certification by an authorized officer or representative thereof of the aggregate amount of the Secured Obligations then outstanding owed by the Borrower or any other Loan Party to the Secured Parties represented by such Secured Debt Representative under the applicable Financing Documents to be certified to as presently due and owing and, as applicable, after giving effect to the application of any Other Credit Support in respect of such Secured Obligations as contemplated by Section 4.4 (and, promptly upon receipt thereof, the Collateral Agent shall provide a copy of each such certification to each other Secured Debt Representative). Unless otherwise directed by a court of competent jurisdiction or each Secured Debt Representative, the Collateral Agent shall use the information provided for in such notices as the basis for applying such monies in accordance with Section 4.1 above. Notwithstanding anything herein to the contrary, (i) the proceeds of any Collateral shall not be applied to the Secured Obligations until each Secured Commodity Hedge Counterparty shall have applied any Other Credit Support to the Secured Obligations owing to such Secured Commodity Hedge Counterparty, as contemplated by Section 4.4, and (ii) the proceeds of any Collateral (other than Deposit L/C Collateral) shall not be applied to the Deposit L/C Obligations until the full amount of the Deposit L/C Collateral shall have been applied to the outstanding Deposit L/C Obligations.

(c) In calculating the amount of Secured Obligations owed to any Secured Commodity Hedge Counterparty, Hedge Bank or Cash Management Bank, the applicable Permitted Secured Hedge Amount and/or Termination Payment owed under any Secured Commodity Hedge and Power Sales Agreement, Secured Hedging Agreement or Secured Cash Management Agreement shall be determined by the relevant Secured Commodity Hedge Counterparty, Hedge Bank or Cash Management Bank in accordance with the terms of the relevant Secured Commodity Hedge and Power Sales Agreement, Secured Hedging Agreement or Secured Cash Management Agreement, as applicable. In the event that such Secured Commodity Hedge and Power Sales Agreement includes a confirmed transaction that constitutes a Specified Collateral Permitted Commodity Hedge and Power Sales Agreement, the relevant Secured Commodity Hedge Counterparty shall determine the amount of the Termination Payment that is either then due and payable or would be due and payable under such Specified Collateral Permitted Commodity Hedge and Power Sales Agreement and shall only setoff and net all Termination Payments that are entitled to the relevant Specified Hedge Collateral, and such Termination Payments shall be distinct from any other Termination Payment owed to the

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relevant Secured Commodity Hedge Counterparty under any Secured Commodity Hedge and Power Sales Agreement that does not constitute a Specified Collateral Permitted Commodity Hedge and Power Sales Agreement or a Specified Collateral Permitted Commodity Hedge and Power Sales Agreement that is secured by different Specified Hedge Collateral.

4.4 Application of Other Credit Support . If following the occurrence of an Early Termination Event under any Secured Commodity Hedge and Power Sales Agreement any Loan Party shall fail to pay any of the Secured Obligations owing under such Secured Commodity Hedge and Power Sales Agreement as and when required thereunder, then each applicable Secured Commodity Hedge Counterparty agrees that it shall, to the extent permitted under such Secured Commodity Hedge and Power Sales Agreement and the terms of the applicable Other Credit Support, but subject to the occurrence of any Other Credit Support Exception, promptly (i) make a demand for payment under any Other Credit Support consisting of a Letter of Credit or other letter of credit, cash collateral or a guarantee issued in favor of such Secured Commodity Hedge Counterparty to support the Secured Obligations of the Loan Parties under such Secured Commodity Hedge and Power Sales Agreement and (ii) apply the proceeds received under any Other Credit Support consisting of a Letter of Credit or other letters of credit, cash collateral or guarantee and any cash consisting of Other Credit Support pledged in favor of such Secured Commodity Hedge Counterparty to reduce the outstanding amount of such Secured Obligations or enforcement action in connection therewith.

4.5 Limitations on Obligations under Secured Commodity Hedge and Power Sales Agreements With Respect to Specified Hedge Collateral. Notwithstanding anything herein to the contrary in connection with any exercise of remedies, each Secured Commodity Hedge Counterparty that is party to any Specified Collateral Permitted Commodity Hedge and Power Sales Agreement shall only be entitled to amounts in respect of its Secured Obligations arising thereunder to the extent that proceeds from Collateral being applied pursuant to Section 4.1 constitute the proceeds of Specified Hedge Collateral in respect of such Specified Collateral Permitted Commodity Hedge and Power Sales Agreement.

SECTION 5. Other Agreements.

5.1 Releases. (a) Upon the request of any Loan Party in connection with any Disposition of Collateral or any other transaction involving a proposed release of Collateral or any guarantee (other than in connection with the exercise of any Collateral Agent’s rights and remedies in respect of the Collateral provided for herein) by any Loan Party, in each case to the extent permitted (if addressed therein, or, otherwise, not prohibited) by the terms of the Credit Agreement and by the terms of the other applicable Financing Documents (including pursuant to Section 10.4 of the Credit Agreement) and in accordance with the requirements (if any) of the relevant Security Documents, the Collateral Agent will, at the Borrower’s request and sole cost and expense, execute and deliver to such Loan Party such releases and other documents (including UCC termination statements, reconveyances, customary pay off letters and return of Collateral) as such Loan Party may reasonably request to evidence and effectuate the concurrent release of (A) with respect to any Disposition, any Lien granted under any of the Security Documents in any Collateral being disposed of in connection with such Disposition, (B) with respect to any Disposition in respect of all of the Capital Stock in, or assets of, such Loan Party, such Loan Party from its Secured Obligations under the Financing Documents and/or such assets from the Lien granted under any of the Security Documents, or (C) with respect to any Subsidiary Guarantor that is designated as an Unrestricted Subsidiary or where it is otherwise expressly provided that such Subsidiary is no longer required to be a Guarantor under the Credit Agreement and the other applicable Financing Documents, such Subsidiary from its Secured Obligations under the Financing Documents and/or the assets of such Subsidiary from the Lien granted under any of the Security Documents.

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(b) Upon the Discharge of Secured Obligations, all rights to the Collateral shall revert to the applicable Loan Party, and, upon the written request of the Borrower, the Collateral Agent will, at the Borrower’s expense, (x) promptly cause to be transferred and delivered, without any recourse, warranty or representation whatsoever, any Collateral and any proceeds received in respect thereof, (y) execute and deliver to the Borrower and the other Loan Parties such UCC termination statements and other documentation as the Borrower or any other Loan Party may reasonably request to effect the termination and release of the Liens on the Collateral and (z) execute and deliver to the Borrower and the other Loan Parties such other documentation as the Borrower or any other Loan Party may reasonably request to affect the termination of such Loan Party’s obligations under the Security Documents to which it is a party (other than any such obligation which is intended by its terms to survive the Discharge of Secured Obligations).

(c) Notwithstanding anything herein to the contrary, the Collateral Agent, on behalf of the Secured Parties, will have the exclusive right (but subject to the provisions of the Financing Documents) to make determinations regarding the release or disposition of any of the Collateral, without any consultation with, consent of, or notice to, with respect to any of the Collateral that does not constitute Specified Hedge Collateral under any applicable Specified Collateral Permitted Commodity Hedge and Power Sales Agreement, the Secured Commodity Hedge Counterparty party thereto.

(d) Each of the Secured Commodity Hedge Counterparties party to a Specified Collateral Permitted Commodity Hedge and Power Sales Agreement agrees that it shall promptly, upon the written request of the Borrower, at the Borrower’s expense, execute and deliver to the Borrower and other Loan Parties such documentation as the Borrower may request from time to time to release any Lien for their benefit in such capacity on any of the Collateral that does not constitute Specified Hedge Collateral under the terms of Specified Collateral Permitted Commodity Hedge and Power Sales Agreement to which it is a party.

(e) Subject to any requirements of the Financing Documents, including, without limitation, Section 13.1 of the Credit Agreement, without further written consent or authorization from any Secured Party, the Collateral Agent shall execute any documents or instruments necessary to release any Collateral or guarantee to the extent the relevant Secured Parties have consented to such release in accordance with the terms of the Financing Documents.

5.2 Amendments to Financing Documents. (a) Terms of the Secured Obligations and the Financing Documents may be amended, modified, supplemented or extended from time to time, and the aggregate amount of the Secured Obligations may be increased or Refinanced, in each event, without notice to or consent by any Secured Party that is not a party to such Financing Document and without affecting the provisions hereof, and the Lien priorities provided herein shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, increase or Refinancing of the Secured Obligations, or any portion thereof; provided, however, that (1) the holders of any such Indebtedness that has been Refinanced under the Loan Documents (or any agent or trustee therefor) execute and deliver an Accession Agreement to the Collateral Agent in accordance with Section 5.3, and (2) any amendments to any Secured Commodity Hedge and Power Sales Agreements shall be subject to Section 5.2(c).

(b) Notwithstanding anything herein to the contrary, during the continuance of any Event of Default, to the extent permitted by the applicable Financing Documents, any Secured Party shall be entitled in its reasonable discretion to make payments or advances to the Collateral Agent, any Loan Party or any third party for the purpose of protecting, preserving or defending the value of the Collateral.

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(c) Notwithstanding anything to the contrary in the Financing Documents but subject to Sections 13.1 of the Credit Agreement and Section 5.2(e) below, if the Lenders whose consent is required under Section 13.1 of the Credit Agreement consent to any amendment, modification, termination or waiver of any provision of the Financing Documents (other than any Secured Commodity Hedge and Power Sales Agreement), or consent to any departure by any Loan Party therefrom, then such amendment, modification, termination, waiver or consent shall apply automatically to the comparable (if any) provision in any other Financing Document (other than any Secured Commodity Hedge and Power Sales Agreement) without the consent of any other Secured Party; provided that that (A) with respect to any Secured Commodity Hedge and Power Sales Agreement, any such amendment, modification, termination or waiver shall apply automatically to any Commodity Hedge Covenant under such Secured Commodity Hedge and Power Sales Agreement (except to the extent that such Secured Commodity Hedge and Power Sales Agreement specifically provides otherwise), and (B) no amendment, modification, termination or waiver shall be made to any provision of any Letter of Credit issued as Other Credit Support in favor of any Secured Commodity Hedge Counterparty without the prior written consent of such Secured Commodity Hedge Counterparty.

(d) Notwithstanding anything to the contrary in this Agreement, and subject to Section 5.2(e) below, in addition the consent of the Borrower, US Holdings and the Subsidiary Guarantors required by Section 9.3(a), the consent of the Required Secured Parties shall be required for all amendments, modifications, waivers or terminations of this Agreement, other than as permitted pursuant to Section 9.3(b) and (c) hereof.

(e) Notwithstanding anything to the contrary in this Agreement or in any of the Security Documents, in any case where the Secured Commodity Hedge Counterparties would be materially and adversely affected thereby, without the written consent of the Required Commodity Hedge Counterparties and the Required Alternative Commodity Hedge Counterparties (or, if less than all of the Secured Commodity Hedge Counterparties are so disadvantaged or otherwise discriminated against, the prior written consent of each such Secured Commodity Hedge Counterparty that would be materially and adversely affected thereby), no amendment, modification, termination or consent in respect of this Agreement or the Security Documents shall be effective if the effect thereof would (directly or indirectly, including through definitional terms used in any of the following): (A) amend the definition of “Commodity Hedge and Power Sales Secured Obligations”, “Early Termination Event”, “Eligible Hedge Voting Amount”, “Secured Commodity Hedge and Power Sales Agreement”, “Obligations”, “Secured Parties”, “Floor Amount” (as it applies to such Secured Commodity Hedge Counterparty), “Ordinary Course Settlement Payments”, “Other Credit Support”, “Other Credit Support Amount”, “Other Credit Support Exception”, “Permitted Secured Hedge Amount”, “Required Secured Parties”, “Required Commodity Hedge Counterparties”, “Required Alternative Commodity Hedge Counterparties”, “Secured Hedging Agreement” or “Termination Payment”; (B) change the order of application of proceeds of Collateral and other payments set forth in Section 4.1 or any other provision setting forth a priority of payment in respect of the Secured Obligations (to the extent such provisions relate to a Secured Commodity Hedge and Power Sales Agreement); or (C) in the case of any Secured Commodity Hedge and Power Sales Agreement, cause the Secured Obligations owed under any such Secured Commodity Hedge and Power Sales Agreement to cease to be secured on a First Lien, pari passu basis with all other Secured Obligations with respect to Collateral. Notwithstanding the foregoing or anything to the contrary contained herein, no amendment, modification, waiver, supplement, termination or consent shall be made or given with respect to this Agreement or any Security Document which has the effect of disproportionately disadvantaging, or otherwise discriminating against, the Secured Commodity Hedge Counterparties without the prior written consent of the Required Commodity Hedge Counterparties and the Required Alternative Commodity Hedge Counterparties, or, if less than all of the Secured Commodity Hedge Counterparties are so disadvantaged or otherwise discriminated against, the prior written consent of each such Secured Commodity Hedge Counterparty that would be materially and adversely affected thereby.

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5.3 Refinancings of Credit Agreement. (a) Subject to the limitations set forth in the applicable Financing Documents (if any), each Loan Party and each Secured Party acknowledges and agrees that the Credit Agreement may be Refinanced in accordance with this Section 5.3. At any time concurrently with or after the Discharge of Secured Obligations, the Borrower thereafter enters into a Refinancing of the Credit Agreement (a “Replacement Credit Agreement”) and any related Loan Documents (as defined in the Replacement Credit Agreement), then such Discharge of Secured Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of Secured Obligations) and, the Replacement Credit Agreement and related Loan Documents (as defined in the Replacement Credit Agreement) and the obligations under such Replacement Credit Agreement and related Loan Documents (as defined in the Replacement Credit Agreement) shall automatically be treated as “Secured Obligations”, “Loans”, “Posting Advances”, a “Credit Agreement”, and “Loan Documents”, as applicable, and the parties and agents thereto “Lenders”, “Lender Parties” and “Secured Parties”, as applicable, for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the new administrative agent or trustee thereunder, if any (the “New Administrative Agent”) shall automatically be treated as the “Administrative Agent” hereunder and the New Collateral Agent (as defined below) shall be appointed hereunder as the “Collateral Agent” for all purposes of this Agreement. Upon receipt of a notice (the “New Debt Notice”) stating that the Borrower has entered into a new Financing Document, which notice shall include the identify of the new collateral agent (such agent, the “New Collateral Agent”), the Secured Commodity Hedge Counterparties and all other Secured Parties party hereto at such time shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrower or such New Collateral Agent shall reasonably request in order to provide to the New Collateral Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Collateral Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Collateral Agent to obtain control of such Pledged Collateral).

(b) Upon termination of the Credit Agreement, including in connection any amendment and restatement or Refinancing, the Liens securing the Secured Commodity Hedge Counterparties shall survive.

5.4 Notices; Certain Actions. So long as any Secured Obligations remain outstanding in respect of more than one class of Secured Parties, the following provisions shall apply:

(a) Each Secured Debt Representative hereby agrees to give, pursuant to the terms set forth in the Financing Documents, the Collateral Agent and each other Secured Debt Representative prompt written notice of the occurrence of (i) any Event of Default under such Person’s Financing Documents, as applicable, of which such Person has written notice, and (ii) acceleration of the maturity of any Secured Obligations under any of the Financing Documents for which it acts as a Secured Debt Representative wherein such Secured Obligations have been declared to be or have automatically become due and payable prior to the scheduled maturity thereof or termination date thereunder (or similar remedial actions including demands for cash collateral, have been taken) and setting forth the aggregate amount of Secured Obligations that have been so accelerated under such Financing Documents, in each case, as soon as practicable after the occurrence thereof (and, in any event, within five Business Days after the occurrence thereof); provided, however, that the failure to provide such notice shall not limit or impair the rights of the Secured Parties, or the obligations of the Borrower or any other Loan Party, hereunder or under the other

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Financing Documents. No Agent shall be deemed to have knowledge or notice of the occurrence of an Event of Default under the Financing Documents to which it is a party until such Agent has received a written notice of such Event of Default from any other Agent, the Borrower, the other Loan Parties or any other Secured Party for whom such Agent is acting as agent or trustee.

(b) The Collateral Agent hereby agrees to give each Secured Debt Representative written notice of the occurrence of an Event of Default following receipt thereof of written notice to it and provide a copy of all other information provided to it by the Borrower or any other Loan Party under the Security Documents upon request.

(c) Each Loan Party hereby agrees that, at any time and from time to time, at its sole cost and expense, it shall promptly execute and deliver all further agreements, instruments, documents and certificates and take all further action that may be necessary in order to fully effect the purposes of this Agreement and the Security Documents (including, to the extent required by any Security Document, the delivery of possession of any Collateral represented by certificated securities that hereafter comes into existence or is acquired in the future to the Collateral Agent as pledgee for the benefit of the Secured Parties) and to enable the Collateral Agent to exercise and enforce their rights and remedies under the Security Documents with respect to the Collateral or any part thereof.

(d) Each of the Secured Commodity Hedge Counterparties agrees that if, at any time and from time to time, any or all of the Credit Agreement is Refinanced in whole or in part, and in connection with any such Refinancing it is necessary (as reasonably determined by the Borrower) for the parties to enter into one or more new agreement(s) setting forth the agreements of the parties with respect to certain intercreditor arrangements, guarantees or new collateral or security documents, it shall execute such agreements and documents as the Borrower may reasonably request in respect thereof to the extent that such agreements and documents are otherwise in accordance with the terms of the Secured Commodity Hedge and Power Sales Agreement to which it is a party (it being acknowledged and agreed that any intercreditor arrangements, guarantees or new collateral or security documents which contain materially the same provisions as the then existing comparable agreements and that do not have the effect of disproportionately disadvantaging, or otherwise discriminating against, such Secured Commodity Hedge Counterparty to any greater extent than in the existing comparable agreements, shall be deemed to be acceptable to such Secured Commodity Hedge Counterparty); provided, that, notwithstanding any provision in this clause to the contrary, no Secured Commodity Hedge Counterparty shall be obligated to execute any intercreditor, collateral, security, guarantee or other document unless any applicable Security Documents secure the Loan Parties’ obligations to such Secured Commodity Hedge Counterparty on a first lien pari passu basis with the other Secured Obligations as contemplated by this Agreement as in effect on the date hereof.

5.5 Letters of Credit; Cash Collateral Accounts; Acknowledgment of Security Interest. (a) Subject to the terms of this Section 5.5(a), nothing contained in this Agreement shall be construed (i) to impair the rights of any Secured Commodity Hedge Counterparty to exercise its rights and remedies with respect to any cash collateral pledged for its sole benefit or as a beneficiary under and pursuant to any Other Credit Support issued or pledged in its favor in accordance with the terms of all of the Financing Documents, (ii) to impair the rights of any Commodity Hedging Counterparty to exercise any of its rights and remedies as an unsecured creditor under any or all Secured Hedging Agreements, subject to Section 3.1(b), or (iii) to impair the rights of any Secured Commodity Hedge Counterparty to exercise its rights to setoff and net amounts under and among any Secured Hedging Agreement to which it is a party in accordance with the terms thereof; provided that each Secured Commodity Hedge Counterparty agrees that it shall only exercise such rights of setoff and netting, in the case of any Secured Commodity Hedge Counterparty, among amounts owing by or to such Secured Commodity Hedge Counterparty under any Secured Hedging Agreements to which it is a party.

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(b) Notwithstanding anything to the contrary, in the event any Cash Collateral Accounts are established in connection with cash collateralizing Letters of Credit as contemplated by the definition of Discharge of Secured Obligations or as otherwise contemplated by the Financing Documents, such collateral account shall only be for the benefit of the particular Secured Party or Secured Parties who issued or have participation interests in such Letters of Credit being cash collateralized.

(c) Each of the Secured Commodity Hedge Counterparties hereby acknowledges and consents to the applicable Loan Party’s collateral assignment (subject to Section 5.5(a)) for the benefit of the Secured Parties of such Loan Party’s rights, title and interest, in, to and under each of the Secured Commodity Hedge and Power Sales Agreements to which it is a party.

5.6 Additional Obligations. (a) Subject to the limitations set forth in the Financing Documents, each Loan Party and each Secured Party acknowledges and agrees that the Collateral may secure additional obligations of the Borrower and the other Loan Parties in respect of (i) the Refinancing of the Credit Agreement, which shall be subject to Section 5.3, (ii) additional Secured Commodity Hedge and Power Sales Agreements, and (iii) Additional Obligations, in each case subject to compliance with this Section 5.6. Upon (x) execution and delivery to the Collateral Agent of an Accession Agreement by the Persons to whom the obligations referred to in the immediately precedent sentence are owed (or by the agent or trustee representing such Person), (y) compliance with the procedures set forth in clause (b) below, and (z) upon satisfaction of all requirements set forth in this Agreement and the Security Documents as to the confirmation, grant or perfection of the Collateral Agent’s Lien to secure such obligations, such Persons shall become “Secured Parties” hereunder, and the Loan Parties’ obligations to such Persons shall become “Secured Obligations” hereunder, and the agreements representing such obligations shall become “Financing Documents” hereunder. Each Loan Party and each Secured Party agrees that this Agreement and the applicable Security Documents may be amended by the Loan Parties and the Collateral Agent without the consent of any Secured Party to the extent necessary or desirable to (i) effectuate the intent of this Section 5.6, (ii) cause the Liens granted thereby to be in favor of such Persons (to the extent Liens in favor of such Persons are permitted (if addressed therein, or, otherwise, not prohibited) by the terms of the Credit Agreement and by the terms of all of the other applicable Financing Documents) and (iii) cause such Persons to be treated in the same manner as the other Secured Parties under this Agreement and the other Security Documents.

(b) With respect to any additional obligations referred to in Section 5.6(a) above to be secured hereunder after the date hereof, the Borrower will be permitted to designate as an additional holder of Secured Obligations hereunder each Person who is, or who becomes, the holder of Secured Obligations incurred by the Borrower or a Subsidiary Guarantor in accordance with and as permitted (if addressed therein, or, otherwise, not prohibited) by the terms of the Credit Agreement and by the terms of the other applicable Financing Documents. The Borrower may effect such designation by delivering to the Collateral Agent, with copies to each Secured Debt Representative, each of the following:

(1) a certificate of a Responsible Officer of the Borrower stating that the Borrower or the relevant Subsidiary Guarantor intends, as applicable,

(A) to enter into an additional Secured Commodity Hedge and Power Sales Agreement, and that such additional obligations will be Secured Obligations and are permitted (if addressed therein, or, otherwise, not prohibited) by the terms of the Credit Agreement and by the terms of the other applicable Financing Documents to be incurred by the relevant Loan Party and secured by a First Lien equally and ratably with all previously existing and future Security Obligations, or

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(B) to incur Additional Obligations, which obligations will be Secured Obligations, and are permitted (if addressed therein, or, otherwise, not prohibited) by the terms of the Credit Agreement and by the terms of the other applicable Financing Documents to be incurred by the relevant Loan Party and secured with a First Lien equally and ratably with all previously existing and future Secured Obligations; and

(2) a written notice specifying the name and address of the Secured Debt Representative for such additional obligations for purposes of this Agreement.

(c) Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Loan Party to incur additional Indebtedness or grant additional Liens unless in each case otherwise permitted (if addressed therein, or, otherwise, not prohibited) by the terms of the Credit Agreement and by the terms of all other applicable Finance Documents.

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Finance and Sale Issues. If the Borrower or any other Loan Party shall be subject to any Insolvency or Liquidation Proceeding and the Collateral Agent (acting at the direction of the Required Lenders) shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code), on which the Collateral Agent or any other creditor has a Lien (other than Deposit L/C Collateral) or to permit the Borrower or any other Loan Party to obtain financing, whether from the Secured Parties or any other Person under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Administrative Agent (on behalf of itself and the Lender Parties), each Secured Commodity Hedge Counterparty, and each other Secured Party agrees that such Secured Party (a) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such Cash Collateral or such DIP Financing so long as (i) each Secured Party retains the right to object to such use of Cash Collateral or to the granting of any priming liens over any Collateral if the terms thereof, including the terms of adequate protection (if any) granted to the Secured Parties in connection therewith, do not provide for materially equal treatment to all Secured Parties, (ii) the DIP Financing does not expressly require the liquidation of any Collateral prior to a default under the DIP Financing documentation and (iii) if any Cash Collateral order contemplates the liquidation of Collateral, such order provides that the Liens of the Secured Parties will attach to the proceeds of such liquidation equally and ratably, (b) will not request or accept adequate protection or any other relief in connection with the use of such Cash Collateral or such DIP Financing, and (c) agrees that notice received two calendar days prior to the entry of an order approving such usage of Cash Collateral or approving such DIP Financing shall be adequate notice.

6.2 Avoidance Issues. If any Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Loan Party for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount paid in respect of the Secured Obligations (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then such Secured Party shall be entitled to a reinstatement of Secured Obligations with respect to all such recovered amounts. In such event (a) the Discharge of Secured Obligations shall be deemed not to have occurred and (b) if this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. To the extent that such recovered amount had previously reduced the Eligible Hedge Voting Amount of any Secured Commodity Hedge Counterparty, then upon reinstatement pursuant to this Section 6.2, such amount shall be added back to such Secured Party’s Eligible Hedge Voting Amount.

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6.3 Certain Bankruptcy Rights of Secured Commodity Hedge Counterparties . Notwithstanding anything to the contrary contained herein, but without prejudice to any requirement to distribute Collateral or the proceeds of Collateral among the parties in accordance with the terms hereof, nothing in this Agreement shall constitute a waiver of, or otherwise impair the exercise of, any rights which the Secured Commodity Hedge Counterparties may have under the following provisions of the Bankruptcy Code: Section 362(b)(6), (17) and (27), Section 546(e), (g) and (j), Section 556, Section 560 and/or Section 561.

SECTION 7. Collateral Agent.

7.1 Appointment. (a) Citibank is hereby appointed Collateral Agent hereunder and under the other Financing Documents and each of the Administrative Agent (for itself and on behalf of each Lender Party), each Secured Commodity Hedge Counterparty and each other Secured Party hereby authorizes Citibank to act as Collateral Agent in accordance with the terms hereof and the other Security Documents. The Collateral Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Security Documents, as applicable. In performing its functions and duties hereunder, the Collateral Agent shall act solely as an agent of the Secured Parties and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Loan Party or any of its Subsidiaries. Each of the Administrative Agent (for itself and on behalf of each Lender Party), each Secured Commodity Hedge Counterparty and each other Secured Party irrevocably authorizes the Collateral Agent to take such action on their behalf and to exercise such powers, rights and remedies hereunder and under the other Security Documents as are specifically delegated or granted to the Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and the other Financing Documents. The Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Collateral Agent shall not have, by reason hereof or any of the other Financing Documents, a fiduciary relationship in respect of any Secured Party, and nothing herein or in any of the other Financing Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect hereof or any of the other Financing Documents except as expressly set forth herein or in the other Security Documents.

(b) Except as expressly set forth in this Section 7, the provisions of this Section 7 are solely for the benefit of the Collateral Agent and the Secured Parties, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof.

7.2 Delegation of Duties. (a) The Collateral Agent may execute any of its duties under this Agreement and the Financing Documents (including for purposes of holding or enforcing any Lien on the Collateral or any portion thereof granted under the Security Documents or of exercising any rights or remedies thereunder) by or through agents or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts of its choice concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact selected by it with reasonable care.

(b) The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by such Collateral Agent. Should any instrument in writing from US Holdings, the Borrower or any other Loan Party be required by any Supplemental Collateral Agent so appointed

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by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, US Holdings or the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent. If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.2(b) in the absence of such Agent’s gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction).

(c) Any notice, request or other writing given to the Collateral Agent shall be deemed to have been given to each Supplemental Collateral Agent. Every instrument appointing any Supplemental Collateral Agent shall refer to this Agreement and the conditions of this Section 7.2.

(d) Any Supplemental Collateral Agent may at any time appoint the Collateral Agent as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf or in its name.

7.3 Exculpatory Provisions. (a) The Neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Secured Parties for any recitals, statements, representations or warranties made by any of US Holdings, the Borrower, any other Guarantor, any other Loan Party or any officer thereof contained in this Agreement or any other Financing Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Financing Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Document, or the perfection or priority of any Lien or security interest created or purported to be created under any of the Financing Documents, or for any failure of US Holdings, the Borrower, any other Guarantor or any other Loan Party to perform its obligations hereunder or thereunder. The Collateral Agent shall not be under any obligation to any Lender Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Collateral Agent shall not be under any obligation to the Administrative Agent, Secured Commodity Hedge Counterparty or any other Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Document, or to inspect the properties, books or records of any Loan Party.

(b) The Collateral Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Security Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Collateral Agent shall have received a direction of the Required Secured Parties and, upon receipt of such direction the Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such directions. Without prejudice to the generality of the foregoing; (i) the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any

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communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for a Loan Party), accounts, experts and other professional advisors selected by it; (ii) no Secured Party shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or (where so instructed) refraining from acting hereunder or any of the other Security Documents in accordance with a direction of the Required Secured Parties; and (iii) the Collateral Agent shall be fully protected in performing (and is hereby authorized by the Secured Parties to perform) the ministerial and administrative acts contemplated by or expressly provided in the Collateral Documents. Whenever in the administration of this Agreement the Collateral Agent shall deem it necessary or desirable that a factual or legal matter be proved or established in connection with the Collateral Agent taking, suffering or omitting to take any action hereunder, such matter (unless other evidence in respect thereof is herein specifically prescribed) may be deemed to be conclusively proved or established by a certificate of a Responsible Officer of the Borrower or, if appropriate, from a legal opinion from counsel to the Borrower.

(c) Beyond the exercise of reasonable care in the custody thereof and is otherwise specifically set forth herein, the Collateral Agent shall not have any duty as to any of the Collateral in its possession or control or in the possession or control of any agent or a bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at an time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Collateral Agent shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(d) The Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any other Security Document (i) if such action would, in the reasonable opinion of the Collateral Agent, be contrary to applicable law or the terms of this Agreement or (ii) if such action is not specifically provided for in this Agreement or under any other Collateral Document, it shall not have received a direction of the Required Secured Parties to take such action.

7.4 Notice of Event of Default. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Collateral Agent has received notice from a Secured Party or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Collateral Agent receives such a notice, it shall give notice thereof to the other Secured Parties.

7.5 Non-Reliance on Collateral Agent and Other Secured Parties. Each of the Administrative Agent (on behalf of itself and each Lender Party), each Secured Commodity Hedge Counterparty and each other Secured Party expressly acknowledges that neither the Collateral Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Collateral Agent hereinafter taken, including any review of the affairs of US Holdings, the Borrower, any other Guarantor or any other Loan Party, shall be deemed to constitute any representation or warranty by the Collateral Agent to such Person. Each of the Administrative Agent (on behalf of itself and each Lender Party), each Secured Commodity Hedge Counterparty and each other Secured Party represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent or any other Secured Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the

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business, operations, property, financial and other condition and creditworthiness of US Holdings, the Borrower, each other Guarantor and each other Loan Party and made its own decision to make its extensions of credit under the Financing Documents and enter into this Agreement. Each of the Administrative Agent (on behalf of itself and each Lender Party), each Secured Commodity Hedge Counterparty and each other Secured Party also represents that it will, independently and without reliance upon the Collateral Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of US Holdings, the Borrower, each other Guarantor and each other Loan Party. The Collateral Agent shall have no duty or responsibility to provide any Secured Party with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of US Holdings, the Borrower, any other Guarantor or any other Loan Party that may come into the possession of the Collateral Agent any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

7.6 Collateral Agent in Individual Capacity. The Collateral Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with US Holdings, the Borrower, any other Guarantor, and any other Loan Party as though the Collateral Agent were not a Collateral Agent hereunder and under the other Financing Documents. With respect to the loans made by it, the Collateral Agent shall have the same rights and powers under the Credit Agreement and the other Financing Documents as any Secured Party and may exercise the same as though it were not a Collateral Agent, and the terms “Lender Party” and “Lender Parties” shall include the Collateral Agent in its individual capacity and under the Loan Documents.

7.7 Successor Collateral Agents. The Collateral Agent may at any time give notice of its resignation to the Secured Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Secured Parties shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 11.1 or 11.5 of the Credit Agreement is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Secured Parties and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of its resignation, then the retiring Collateral Agent may on behalf of the Secured Parties, appoint a successor Collateral Agent meeting the qualifications set forth above; provided that if the Collateral Agent shall notify the Secured Parties and the Borrower that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security, until such time as a successor Collateral Agent is appointed and (y) all payments, communications and determinations provided to be made by, to or through such Collateral Agent shall instead be made by or to each Secured Party under any of the Loan Documents directly, until such time as the Required Secured Parties with (except after the occurrence and during the continuation of a Default or Event of Default) the consent of the Borrower (not to be unreasonably withheld) appoint a successor Collateral Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as the Collateral Agent hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Secured Parties may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring

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(or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Financing Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Collateral Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Section 7 shall continue in effect for the benefit of such retiring Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Collateral Agent was acting as an Collateral Agent.

7.8 Security Documents. (a) Agents under Security Documents and Guarantee. Each of the Administrative Agent (on behalf of itself and each Lender Party), each Secured Commodity Hedge Counterparty and each other Secured Party hereby further authorizes the Collateral Agent, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 5.1, without further written consent or authorization from any Secured Party, the Collateral Agent may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted the Credit Agreement and an other applicable Financing Document, (i) release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or with respect to which Required Secured Parties (or such other Secured Parties as may be required to give such consent) have otherwise consented or (ii) release any Guarantor from the Guarantee, or with respect to which Required Secured Parties (or such other Secured Parties as may be required to give such consent) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Financing Documents to the contrary notwithstanding, US Holdings, the Borrower, the Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents and Guarantee may be exercised solely by the Collateral Agent, on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless Required Secured Parties shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

7.9 Indemnification. Each Lender Party (through the Administrative Agent), each Secured Commodity Hedge Counterparty and each other Secured Party agrees to indemnify the Collateral Agent, in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably according to their respective portions of the Secured Obligations in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, be imposed on, incurred by or asserted against the Collateral Agent in any way relating to or arising out of this Agreement, any of the other Financing Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Collateral Agent under

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or in connection with any of the foregoing; provided that no Secured Party shall be liable to the Collateral Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Collateral Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction (SUBJECT TO THE PROVISO BELOW, WHETHER OR NOT CAUSED BY OR ARISING IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE ORDINARY NEGLIGENCE OF THE INDEMNIFIED PARTY); provided, further, that no action taken in accordance with the directions of the Required Secured Parties (or such other number or percentage of the Secured Parties as shall be required) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 7.9. In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur, this Section 7.9 applies whether any such investigation, litigation or proceeding is brought by any Secured Party or any other Person. Without limitation of the foregoing, each Secured Party shall reimburse the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Financing Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Secured Party shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to the Collateral Agent for any purpose shall, in the opinion of the Collateral Agent, be insufficient or become impaired, the Collateral Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Secured Party to indemnify the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Secured Party’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Secured Party to indemnify the Collateral Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Collateral Agent’s gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). The agreements in this Section 7.9 shall survive the termination of this Agreement.

SECTION 8. Reliance; Waivers; Etc.

8.1 Reliance. Other than any reliance on the terms of this Agreement, the Administrative Agent (on behalf of itself and each Lender Party) acknowledges that it has, independently and without reliance on any Secured Commodity Hedge Counterparty and based on documents and information deemed by it appropriate, made its own credit analysis and decision to enter into such Financing Documents and be bound by the terms of this Agreement and it will continue to make its own credit decision in taking or not taking any action under the Financing Document or this Agreement. Each Secured Commodity Hedge Counterparty acknowledges that it has independently and without reliance on the Administrative Agent or any other Secured Party, and based on documents and information deemed by it appropriate, made its own credit analysis and decision to enter into each of the Financing Documents and be bound by the terms of this Agreement and it will continue to make its own credit decision in taking or not taking any action under the Financing Documents.

8.2 No Warranties or Liability. (a) The Administrative Agent (on behalf of itself and each Lender Party) acknowledges and agrees that no Secured Commodity Hedge Counterparty has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of any Secured Commodity Hedge and

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Power Sales Agreement, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, the Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Financing Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(b) Except as otherwise provided herein, each Secured Commodity Hedge Counterparty acknowledges and agrees that none of the Administrative Agent nor any Lender Party has made express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise expressly provided herein, the Secured Commodity Hedge Counterparty will be entitled to manage and supervise their respective transactions under their respective Secured Commodity Hedge and Power Sales Agreement in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

8.3 Obligations Unconditional. All rights, interests, agreements and obligations of each of the Collateral Agent, the Administrative Agent and the Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Financing Documents;

(b) except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Secured Obligations or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Financing Document;

(c) except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Secured Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Loan Party; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, US Holdings, the Borrower or any other Loan Party in respect of the Collateral Agent, the Secured Obligations, or any Secured Party.

SECTION 9. Miscellaneous.

9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any other Financing Document, the provisions of this Agreement shall govern and control.

9.2 Effectiveness; Continuing Nature of this Agreement; Severability. (a) This Agreement shall become effective when executed and delivered by each of the parties hereto. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding.

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(b) Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Loan Party shall include such Loan Party as debtor and debtor-in-possession and any receiver or trustee for such Loan Party (as the case may be) in any Insolvency or Liquidation Proceeding.

(c) This Agreement shall terminate and be of no further force and effect on the date of Discharge of Secured Obligations, subject to the rights of the Collateral Agent, the Administrative Agent and the Secured Parties under Sections 5.3 and 6.2.

9.3 Amendments; Waivers. (a) Subject to Section 9.3(b), Section 9.3(c), Section 9.3(d) and Section 5.6, no amendment, modification or waiver of any of the provisions of this Agreement shall be deemed to be made unless the same shall be in writing signed on behalf of each party required to consent thereto or their authorized agents and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver in any other respect or at any other time.

(b) Notwithstanding the other provisions of this Section 9.3 or any other provision of the Security Documents, the Borrower, US Holdings, the Subsidiary Guarantors and the Collateral Agent may (but shall have no obligation to) amend or supplement this Agreement or the Security Documents without the consent of any other Secured Party: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Secured Parties; (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Security Documents or any release of any Collateral or guarantee that is otherwise permitted under the terms of this Agreement and the Credit Agreement and permitted (if addressed therein, or, otherwise, not prohibited) by the terms of the other applicable Financing Documents; (iv) to correct any typographical errors, drafting mistakes or other similar mistakes that do not modify the intended rights and obligations of the parties hereto; (v) to provide for additional obligations of the Loan Parties or Liens securing such obligations to the extent permitted (if addressed therein, or, otherwise, not prohibited) by the terms of the Credit Agreement and by the terms of the other applicable Financing Documents (including with respect to Liens on only a portion of the Collateral), including to reflect such obligations and Liens in the definitions in Section 1.1, the relative priority of Liens and payments and the provisions herein regarding voting, consents, amendments and waivers; (vi) to modify any provisions relating to the Deposit L/C Collateral to account for the incurrence of a Replacement Facility; and (vii) to provide for, evidence or effectuate other actions that are permitted by the Credit Agreement and not otherwise prohibited by this Agreement and the other applicable Financing Documents.

(c) Notwithstanding the other provisions of this Section 9.3 or any other provision of the Security Documents, the Borrower, US Holdings, the Subsidiary Guarantors and the Collateral Agent (at the direction of the Administrative Agent) may (but shall have no obligation to) amend or amend and restate this Agreement without the consent of any other Secured Party in order to provide for additional obligations of the Borrower or any Restricted Subsidiary and liens securing such obligations on all or any portion of the Collateral with a priority junior to that of the Secured Parties hereunder, so long as the incurrence of such obligations and liens is not prohibited by the terms of any Financing Document.

(d) Notwithstanding the other provisions of this Section 9.3 or any other provision of the Security Documents, but subject to the provisions of Section 5.2 hereof, this Agreement may be amended by a writing executed by the Borrower and the Collateral Agent (at the direction of the Required Secured Parties).

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9.4 Voting. (a) Without limiting anything contained herein and other than ministerial and administrative acts contemplated by the Security Documents to which it is a party, until the Discharge of Secured Obligations, the Collateral Agent shall not take any other action (including the exercise of remedies, the amendment of Security Documents, the granting of waivers under such Security Documents), or grant its consent under any Security Documents, unless and to the extent directed to do so by the Required Secured Parties. If the Collateral Agent determines that direction is needed in the taking of any action, it may refrain from taking such action until such directions or instructions are received and shall have no liability to the Secured Parties for so refraining.

(b) In connection with any act or decision by the Required Secured Parties, or Required Lenders or Required Commodity Hedge Counterparties under this Agreement or any of the Security Documents, (i) the vote of each Lender Party shall be calculated based on the amount of the Outstanding Amount owed to such Lender Party, as applicable at the time the applicable matter is presented for a vote, and (ii) the vote of each Secured Commodity Hedge Counterparty shall be calculated based on the amount of the Eligible Hedge Voting Amount under the relevant Secured Commodity Hedge and Power Sales Agreement at the time the applicable matter is presented for a vote.

9.5 Information Concerning Financial Condition of the Borrower and its Subsidiaries. The Collateral Agent, the Administrative Agent and the other Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of US Holdings, the Borrower and its Subsidiaries and all endorsers and/or guarantors of the Secured Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Secured Obligations. No Agent or Secured Party shall have any duty to advise any other Agent or Secured Party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Agent or Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other Agent or Secured Party, it or they shall be under no obligation:

(a) to make, and the Agents and the Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b) to provide any additional information or to provide any such information on any subsequent occasion;

(c) to undertake any investigation; or

(d) to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

9.6 Submission to Jurisdiction. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

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(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Annex I at such other address of which the Collateral Agent shall have been notified pursuant to Section 9.8;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by Applicable Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.6 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

9.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.8 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed to the parties hereto at the addresses set forth on Annex I hereto or, in the case of any Loan Party, at the Borrower’s address set forth in on Annex I hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Each party hereto may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.9 Further Assurances. The Collateral Agent, on behalf of the Secured Parties, and the Borrower, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Collateral Agent may reasonably request to effectuate the terms contemplated by this Agreement.

9.10 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK.

9.11 Binding on Successors and Assigns. This Agreement shall be binding upon the Collateral Agent, the Secured Parties, and their respective successors and assigns.

9.12 Specific Performance. Each Secured Party may demand specific performance of this Agreement. Each party hereto hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by any other Secured Party.

39

9.13 Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.14 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

9.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

9.16 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Secured Parties.

9.17 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended for the purpose of defining the relative rights of Secured Parties. None of the Borrower, any Guarantor or any other creditor thereof shall have any rights hereunder and neither the Borrower nor any Guarantor may rely on the terms hereof. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any Guarantor, which are absolute and unconditional, to pay the Secured Obligations as and when the same shall become due and payable in accordance with their terms.

9.18 Additional Guarantors. US Holdings, the Borrower and each Subsidiary Guarantor shall cause each direct or indirect Subsidiary of the Borrower that becomes a Subsidiary Guarantor at the election of the Borrower or is required by the terms of any Financing Document to become a Subsidiary Guarantor to become a party to this Agreement by causing such Subsidiary to execute and deliver to the parties hereto an Accession Agreement, whereupon such Subsidiary shall be bound by the terms hereof to the same extent as if it had executed and delivered this Agreement as of the date hereof. US Holdings, the Borrower and each Subsidiary Guarantor shall promptly provide the Collateral Agent and each Secured Debt Representative with a copy of each Accession Agreement executed and delivered pursuant to this Section.

9.19 Permitted Secured Commodity Hedge and Power Sales Agreement. Each of the parties acknowledges that nothing in this Agreement limits the Borrower’s or any Subsidiary Guarantor’s rights under any Secured Commodity Hedge and Power Sales Agreement.

9.20 No Applicability to Instruments Not Secured by Collateral. If the Borrower or any Restricted Subsidiary secures its obligations under any General Commodity Hedge and Power Sales Agreement by granting a Lien on assets not constituting Collateral, then this Agreement shall not apply to such General Commodity Hedge and Power Sales Agreement and the rights and remedies of the counterparty thereto (including rights of foreclosure, setoff and netting) shall not in any way be limited by this Agreement.

[rest of page intentionally left blank]

40

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ENERGY FUTURE COMPETIVE HOLDINGS COMPANY, as US Holdings

By:
Name: Title:

TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY, as Borrower

By:
Name: Title:

[Subsidiary Guarantors]

By:
Name: Title:

CITIBANK, N.A., as Administrative Agent and Collateral Agent

By:
Name: Title:

LEHMAN BROTHERS COMMODITY SERVICES INC., as Secured Commodity Hedge Counterparty

By:
Name: Title:

J. ARON & COMPANY, as Secured Commodity Hedge Counterparty

By:
Name: Title:

CITIGROUP ENERGY INC., as Secured Commodity Hedge Counterparty

By:
Name: Title:

MORGAN STANLEY CAPITAL GROUP, as Secured Commodity Hedge Counterparty

By:
Name: Title:

ANNEX I

ADDRESSES OF PARTIES

Texas Competitive Electric Holdings Company LLC

[address]

Energy Future Competitive Holding Company

[address]

Subsidiary Guarantors:

[address]

Citibank, N.A.

[address]

Lehman Brothers Commodity Services, Inc.

[address]

J. Aron & Company

[address]

Citigroup Energy Inc.

[address]

Morgan Stanley Capital Group

[address]

EXHIBIT A

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT (this “Agreement”), dated as of                         , 20    , is entered into by                         , a                         , as an [Additional Secured Party][Additional Loan Party] (as defined below), and acknowledged by TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), and CITIBANK, N.A. (“Citibank”), in its capacity as Collateral Agent for the Secured Parties, under the Intercreditor Agreement (as defined below).

Reference is made to that certain Collateral Agency and Intercreditor Agreement (as amended, modified, restated or supplemented from time to time, the “Intercreditor Agreement”), dated as of October 10, 2007, by and among the Borrower, Energy Future Competitive Holding Company, a Texas Corporation (“US Holdings”), the Subsidiary Guarantors party thereto from time to time, the Collateral Agent, the Secured Commodity Hedge Counterparties, and certain other Persons party thereto from time to time. Capitalized terms used herein without definition shall have the meaning assigned to them in the Intercreditor Agreement.

OPTION #1:1

Pursuant to Section 5.6 of the Intercreditor Agreement, the Borrower may designate under the Intercreditor Agreement additional obligations as Secured Obligations on the terms and conditions set forth therein. The Intercreditor Agreement requires that any holder of additional obligations that are designated as Secured Obligations must become a party to the Intercreditor Agreement by executing and delivering this Accession Agreement.

The undersigned is entering into this Accession Agreement pursuant to Section 5.6 of the Intercreditor Agreement in order to become a Secured Party under the Intercreditor Agreement and the Security Documents, and to benefit from the Collateral under and in accordance with the terms of the Intercreditor Agreement and the Security Documents (an “Additional Secured Party”).

The undersigned is [acting as trustee/agent/Administrative Agent/Collateral Agent for] [[a] Lender(s)] [an additional Secured Party] [a Secured Commodity Hedge Counterparty] under the [describe Replacement Credit Agreement, other agreement(s) evidencing Refinanced Indebtedness, Additional Obligations, Secured Commodity Hedge and Power Sales Agreement, as applicable] (the “Additional Document”).

Pursuant to Section 5.6, attached hereto as Annex 1 is a copy of the certificate to be delivered by a Responsible Officer of the Borrower in accordance with Section 5.6(b)(1) of the Intercreditor Agreement.

[1]	Use Option #1 if party acceding to the Intercreditor Agreement is a Secured Party.

The Additional Secured Party hereby becomes a Secured Party as [Administrative Agent/Collateral Agent] [Secured Debt Representative] [a holder of Additional Obligations] [a Secured Commodity Hedge Counterparty].

The Additional Secured Party hereby agrees for the benefit of the Collateral Agent and the Secured Parties as follows:

The Additional Secured Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Additional Secured Party will be deemed to be a party to the Intercreditor Agreement, and, from and after the date hereof, shall have all of the obligations of [a Administrative Agent/Collateral Agent] [Secured Debt Representative] [an additional Secured Party] [a Secured Commodity Hedge Counterparty] thereunder as if it had executed the Intercreditor Agreement. The Additional Secured Party hereby ratifies, as of the date hereof, and accedes to and agrees to be bound by, all of the terms, provisions and conditions applicable to a Secured Party and [an Administrative Agent/Collateral Agent] [Secured Debt Representative] [a holder of Additional Obligations] [a Secured Commodity Hedge Counterparty] contained in the Intercreditor Agreement and the other Security Documents.

To the extent the Additional Secured Party is an agent or trustee for one or more Secured Parties, the Additional Secured Party acknowledges that it has the authority to bind such Secured Parties to the Intercreditor Agreement and such Secured Parties are hereby bound by the terms and conditions of the Intercreditor Agreement. The Additional Secured Party hereby agrees (on behalf of itself and any Secured Party claiming through it) to comply with the terms of the Intercreditor Agreement.

[As of the date hereof, Schedule I hereto sets forth the “Floor Amount” of the Additional Secured Party.]2

The address of the Additional Secured Party (and any Secured Debt Representative for such Additional Secured Party) for purposes of all notices and other communications is                     ,                     , Attention of                              (Facsimile No.                             , electronic mail address:                         ).

The amount of credit to be extended to the Borrower or the applicable Subsidiary Guarantor under Additional Document will be $[            ].3

[In accordance with Sections 5.6 and 9.3(b(v) of the Intercreditor Agreement, the Intercreditor Agreement is hereby amended as follows: [            ].]4

OPTION #2:5

Pursuant to Section 9.18 of the Intercreditor Agreement, each direct or indirect Subsidiary of the Borrower that becomes a Subsidiary Guarantor at the election of the Borrower or is required to become a Subsidiary Guarantor (an “Additional Loan Party”) is required to become a party to the Intercreditor Agreement.

[2]	Include this provision as applicable with respect to any Secured Commodity Hedge and Power Sales Agreement.
[3]	Applicable to Additional Obligations only
[4]	Insert if necessary
[5]	Use Option #2 if party acceding to the Intercreditor Agreement is a Subsidiary Guarantor.

The Additional Loan Party has agreed to execute and deliver this Agreement in order to become a party to the Intercreditor Agreement and hereby becomes a Subsidiary Guarantor and a Loan Party thereunder.

The Additional Loan Party hereby agrees for the benefit of the Collateral Agent and the Secured Parties as follows:

1. The Additional Loan Party hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Additional Loan Party will be deemed to be a party to the Intercreditor Agreement and, from and after the date hereof, shall have all of the obligations of a Subsidiary Guarantor and a Loan Party thereunder as if it had executed the Intercreditor Agreement. The Additional Loan Party hereby ratifies, as of the date hereof, and accedes to and agrees to be bound by, all of the terms, provisions and conditions applicable to, and assumes all obligations of, the Subsidiary Guarantors and the Loan Parties contained in the Intercreditor Agreement.

2. The address of the Additional Loan Party for purposes of all notices and other communications is                         ,                         , Attention of                              (Facsimile No.                             , electronic mail address:                                     ).

[3][7]. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

[4][8]. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

IN WITNESS WHEREOF, the [Additional Secured Party][Additional Loan Party] has caused this Accession Agreement to be duly executed by its authorized representative, and each of the Borrower and the Collateral Agent have caused the same to be accepted by its authorized representative, as of the day and year first above written.

[ADDITIONAL SECURED PARTY][ADDITIONAL LOAN PARTY]

By:
Name: Title:

Acknowledged: TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC

By:
Name: Title:

Acknowledged and accepted: CITIBANK, N.A., as Collateral Agent

By:
Name: Title:

ANNEX 1

Borrower’s Certificate/New Debt Notice

SCHEDULE I

Floor Amount

EXHIBIT N

TO THE CREDIT AGREEMENT

October 10, 2007

Texas Competitive Electric Holdings Company LLC

1601 Bryan Street

Dallas, TX 75201

Attention: Treasurer

Ladies and Gentlemen:

For value received, The Goldman Sachs Group, Inc. (the “Guarantor”), a corporation duly organized under the laws of the State of Delaware, hereby unconditionally guarantees the prompt and complete payment when due, whether by acceleration or otherwise, of all obligations and liabilities, whether now in existence or hereafter arising, of Goldman Sachs Credit Partners L.P., a subsidiary of the Guarantor and a partnership duly organized under the laws of Bermuda (the “Company”), to Texas Competitive Electric Holdings Company LLC, a Delaware limited liability company (the “Counterparty”), arising solely with respect to the Posting Facility provided for in the Credit Agreement (the “Agreement”), dated as of October 10, 2007, among Energy Future Competitive Holdings Company, the Counterparty, as the borrower, the lending institutions from time to time parties thereto, Citibank, N.A., as administrative agent, collateral agent, swingline lender, revolving letter of credit issuer and deposit letter of credit issuer, JPMorgan Chase Bank, N.A., as syndication agent, revolving letter of credit issuer and deposit letter of credit issuer, the Company, in its capacity as a lender, the posting agent, the posting syndication agent, the posting documentation agent, a co-documentation agent, a joint lead arranger and bookrunner and the posting lead arranger and bookrunner, Credit Suisse, Lehman Commercial Paper Inc. and Morgan Stanley Senior Funding, Inc., as co-documentation agents, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA) LLC, as joint lead arrangers and bookrunners and J. Aron & Company, as posting calculation agent (the “Guaranteed Obligations”). This Guaranty is one of payment and not of collection.

The Guarantor hereby waives notice of acceptance of this Guaranty and notice of any Guaranteed Obligation to which it may apply, and waives presentment, demand for payment, protest, notice of dishonor or non-payment of any such Guaranteed Obligation or liability, suit or the taking of other action by Counterparty against, and any other notice to, the Company, the Guarantor or others with respect to such Guaranteed Obligation.

Counterparty may at any time and from time to time without notice to or consent of the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder: (1) agree with the Company to make any change in the terms of any Guaranteed Obligation, (2) take or fail to take any action of any kind in respect of any security for any Guaranteed Obligation, (3) exercise or refrain from exercising any rights against the Company or others with respect to any Guaranteed Obligation, or (4) compromise or subordinate any Guaranteed Obligation including any security therefor. Any other suretyship defenses are hereby waived by the Guarantor.

This Guaranty shall continue in full force and effect until the earlier of the termination of the entire Posting Facility (as defined in the Agreement) and the opening of business on the fifth business day after Counterparty receives written notice of termination from the Guarantor. It is understood and agreed, however, that notwithstanding any such termination this Guaranty shall continue in full force and effect with respect to the Guaranteed Obligations which shall have been incurred prior to such termination.

The Guarantor may not assign its rights nor delegate its obligations under this Guaranty, in whole or in part, without prior written consent of the Counterparty, and any purported assignment or delegation absent such consent is void, except for an assignment and delegation of all of the Guarantor’s rights and obligations hereunder in whatever form the Guarantor determines may be appropriate to a partnership, corporation, trust or other organization in whatever form that succeeds to all or substantially all of the Guarantor’s assets and business and that assumes such obligations by contract, operation of law or otherwise. Upon any such delegation and assumption of obligations, the Guarantor shall be relieved of and fully discharged from all obligations hereunder, whether such obligations arose before or after such delegation and assumption.

THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. GUARANTOR AGREES TO THE EXCLUSIVE JURISDICTION OF COURTS LOCATED IN THE STATE OF NEW YORK, UNITED STATES OF AMERICA, OVER ANY DISPUTES ARISING UNDER OR RELATING TO THIS GUARANTY.

Very truly yours,

THE GOLDMAN SACHS GROUP, INC.

By:
Authorized Officer

EXHIBIT O

TO THE CREDIT AGREEMENT

Disclaimer for Mark-to-Market Calculations

The attached information represents [insert appropriate wording:] [the “MTM Exposure” as of the indicated Business Day that is being provided pursuant to Section 14.2(a)] [the “Estimated MTM Exposure” as of the indicated Business Day that is being provided pursuant to Section 14.2(b)] of the Credit Agreement, dated as of October 10, 2007, among Energy Future Competitive Holdings Company, Texas Competitive Electric Holdings Company LLC, as the borrower, the lending institutions from time to time parties thereto, Citibank, N.A., as administrative agent, collateral agent, swingline lender, revolving letter of credit issuer and deposit letter of credit issuer, Goldman Sachs Credit Partners L.P., as a lender, posting agent, posting syndication agent, posting documentation agent, posting lead arranger and bookrunner, a co-documentation agent and a joint lead arranger and bookrunner, JPMorgan Chase Bank, N. A., as syndication agent, revolving letter of credit issuer and deposit letter of credit issuer, Credit Suisse, Lehman Commercial Paper Inc. and Morgan Stanley Senior Funding, Inc., as co-documentation agents, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA) LLC, as joint lead arrangers and bookrunners and J. Aron & Company, as posting calculation agent. This information is being provided for your consideration and not for the purpose of soliciting or recommending any action by you. You should carefully review the explanations that are included with the attached information and ensure that you understand the information that is being provided. Any questions regarding the nature of this information should be raised promptly with your Goldman Sachs contact person.

If a valuation listed in the attached information is designated as an “unwind” price, then it represents the price at which Goldman Sachs or one of its affiliates (“Goldman Sachs”) is prepared to unwind the position. If a valuation is designated as a “mid-market” valuation, then it represents either (1) Goldman Sachs’ good faith estimate of the mid-market value of the position, based on estimated or actual bids and offers for the positions, or (2) a “mid-market” price generated by proprietary valuation models utilized by Goldman Sachs or its affiliates. If designated as an “approximate mid-current rate,” then a valuation represents Goldman Sachs’ good faith estimate of the mid-market fixed rate of a new transaction with the same terms and conditions and the same remaining term to maturity. If a valuation is not designated as an “unwind” or “mid-market” price or an “approximate mid-current rate,” then it has been derived through the use of another methodology selected by Goldman Sachs at its discretion. Any valuation that is not designated as an “unwind” does not reflect actual trading prices at any time and should not be relied upon as the value at which a position may be unwound or terminated. In determining the valuation of positions through the use of any of the foregoing methodologies, Goldman Sachs might not take into account certain factors, including, without limitation, the creditworthiness of the parties, funding costs, portfolio level adjustments and liquidity adjustments based on size. These factors, taken together with the size of the position and any leverage embedded in the position, may affect the valuation. For example, if a valuation is designated as “without delta,” the bid/offer spread on the relevant position is likely to be wider than would be the case if the valuation was provided “with delta.”

Any valuations presented in the attached information represent Goldman Sachs’ assessment of the value of the particular position only as of the relevant market close on the date indicated, unless otherwise specified, and any such valuation is not applicable at any other time. If other times are specified, they are approximate only.

If a valuation listed in the attached information is expressed in terms of a position of a specified size, then the valuation is applicable only with respect to that size. The valuation does not indicate a price at which Goldman Sachs would be willing to enter into a transaction with respect to any other size, nor does it reflect a valuation that relates to a position or transaction of any other size. If no size is specified with respect to an unwind valuation for a position, then the valuation indicated refers to the full amount of the position. The valuations listed in the attached information do not necessarily reflect your entire portfolio.

The information presented in this document is based on assumptions, historical information and pricing data that Goldman Sachs in its discretion considers appropriate. Goldman Sachs does not represent that this information is accurate, complete or current, and Goldman Sachs has no liability with respect thereto. This information and the valuation methodologies used are subject to change without notice and Goldman Sachs has no obligation to update you as to any such changes. This information may not reflect valuations you would receive from other dealers, or even from affiliates or other business units of Goldman Sachs, and does not necessarily reflect valuations you would obtain by using pricing models available from Goldman Sachs or valuations included in the books and records of Goldman Sachs. This information is intended only as a reference and should not be relied upon without further evaluation by you, in consultation with your professional advisors, for the maintenance of your books and records or for tax, accounting, financial reporting, disclosure or other purposes.

Exhibit P (Form of Daily Notice)

TO THE CREDIT AGREEMENT

Official Notification

Market Data Date		[Date]
Computation Date		[Date]
Posting Date		[Date]

Beginning MTM Exposure			Current MTM Exposure
Dealer Swaps	$	____________	Dealer Swaps	$	____________
Non-Dealer Swaps	$	____________	Non-Dealer Swaps	$	____________
NYMEX Positions	$	____________	NYMEX Positions	$	____________
Total	$	____________	Total	$	____________

Beginning Aggregate Outstanding Advances			Ending Aggregate Outstanding Advances
Dealer Swaps	$	____________	Dealer Swaps	$	____________
Non-Dealer Swaps	$	____________	Non-Dealer Swaps	$	____________
NYMEX Positions	$	____________	NYMEX Positions	$	____________
Deferred	$	____________	Total	$	____________
Total	$	____________

MTM Drawdown Amount
Dealer Swaps	$	____________
Non-Dealer Swaps	$	____________
NYMEX Positions	$	____________
Total	$	____________

Dealer / Luminax Energy			GS/Dealer (Luminant Energy account)
Borrowing / Repayment			Borrowing / (Repayment)
Non-Dealer Swaps	$	____________	Dealer Swaps	$	____________
NYMEX Positions	$	____________
Deferred	$	____________
Total	$	____________

1 Week LIBOR		______%
Drawn Spread		$_____ bps
Fixing Date		[Date]
Next Weekly Computation Date [Date]

Accrued Interest	$	____________
Estimated Accrued Interest Payment $____________
Interest Due Date		[Date]

Historical Drawn Amount
[Date]:	$	____________
[Date]:	$	____________
[Date]:	$	____________

[INSERT DISCLAIMER FOR MARK-TO-MARKET CALCULATIONS]

EXHIBIT Q

TO THE CREDIT AGREEMENT

FORM OF

NON-U.S. LENDER CERTIFICATION

Reference is hereby made to the Credit Agreement dated as of October [10], 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ENERGY FUTURE COMPETITIVE HOLDINGS COMPANY, a Texas corporation (“US Holdings”), TEXAS COMPETITIVE ELECTRIC HOLDINGS COMPANY LLC, a Delaware limited liability company (the “Borrower”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), CITIBANK, N.A., as Administrative Agent, Collateral Agent, Swingline Lender, Revolving Letter of Credit Issuer and Deposit Letter of Credit Issuer. Pursuant to the provisions of Section 5.4(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no interest payments in connection with the Loan Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the two calendar years preceding such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:                                  , 20[    ]